   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 3, 1997


                                                      REGISTRATION NO. 333-31931

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

      ISSUER OF SENIOR NOTES AND SENIOR PREFERRED STOCK REGISTERED HEREBY

                      NORTH ATLANTIC TRADING COMPANY, INC.
             (Exact Name of Registrant as Specified in its Charter)


                DELAWARE                                    2131                                   13-3961898
                                                            5113
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                   Identification No.)
 NORTH ATLANTIC OPERATING COMPANY, INC.                   DELAWARE                                APPLIED FOR
  NATIONAL TOBACCO FINANCE CORPORATION                    DELAWARE                                 13-3888034
     NATIONAL TOBACCO COMPANY, L.P.                       DELAWARE                                 61-1133037
      (Exact Name of Registrant as            (State or Other Jurisdiction of                   (I.R.S. Employer
       specified in its charter)               Incorporation or Organization)                 Identification No.)


                             257 PARK AVENUE SOUTH
                                   7TH FLOOR

                         NEW YORK, NEW YORK 10010-7304
                                 (212) 253-8185
              (Address, Including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principal Executive Offices)

                                DAVID I. BRUNSON
             EXECUTIVE VICE PRESIDENT--FINANCE AND ADMINISTRATION,
                      CHIEF FINANCIAL OFFICER AND DIRECTOR
                             257 PARK AVENUE SOUTH
                                   7TH FLOOR
                         NEW YORK, NEW YORK 10010-7304
                                  (212) 253-8185

                     (Name and Address, Including Zip Code,
        and Telephone Number, Including Area Code, of Agent For Service)

                          Copies of communications to:

                             DAVID E. ZELTNER, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 1997

PRELIMINARY PROSPECTUS

                      NORTH ATLANTIC TRADING COMPANY, INC.
 OFFER TO EXCHANGE 11% SENIOR NOTES DUE 2004, SERIES B FOR 11% SENIOR NOTES DUE
                               2004, SERIES A AND
       12% SENIOR EXCHANGE PAYMENT-IN-KIND PREFERRED STOCK FOR 12% SENIOR
                        PAYMENT-IN-KIND PREFERRED STOCK.

                         ------------------------------

The Exchange Offer will expire at 5:00 P.M., New York City time, on            ,
                             1997, unless extended.

                         ------------------------------


    North Atlantic Trading Company, Inc., a Delaware corporation (the 'Company'), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the 'Exchange Offer'), to exchange (i) its 11% Senior Notes due 2004, Series B (the 'New Notes') for an equal principal amount of its outstanding 11% Senior Notes due 2004, Series A (the 'Old Notes'), of which an aggregate principal amount of $155,000,000 is outstanding as of the date hereof, and (ii) one share of its 12% Senior Exchange Payment-In-Kind Preferred Stock (the 'New Preferred Stock') for each outstanding share of its 12% Senior Payment-In-Kind Preferred Stock (the 'Old Preferred Stock'), of which 1,360,000 shares are outstanding as of the date hereof. The form and the terms of each of the New Notes and the New Preferred Stock will be the same in all material respects as the form and terms of each of the Old Notes and the Old Preferred Stock, respectively, except that (i) each of the New Notes and the New Preferred Stock will be registered under the Securities Act of 1933, as amended (the 'Securities Act'), and hence will not bear legends restricting the transfer thereof and (ii) holders of each of the New Notes and the New Preferred Stock will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement dated as of June 25, 1997 (the 'Registration Rights Agreement') and Old Preferred Stock under the Preferred Stock Registration Rights Agreement dated as of June 25, 1997 (the 'Preferred Stock Registration Rights Agreement,' and together with the Registration Rights Agreement, the 'Registration Rights Agreements'), respectively, both of which will terminate upon consummation of the Exchange Offer. See 'The Exchange Offer--Purpose and Effect of the Exchange Offer.' Each

of the New Notes and the New Preferred Stock will be initially issued as a single, permanent global certificate. See 'Book-Entry; Delivery and Form' and 'Descriptions of Notes.'



    The Old Notes and the Old Preferred Stock were issued and sold in a transaction exempt from the registration requirements of the Securities Act and may not be offered or sold in the United States unless so registered or pursuant to an applicable exemption under the Securities Act. The New Notes and the New Preferred Stock are being offered herewith in order to satisfy certain obligations of the Company contained in the Registration Rights Agreements. Based on no-action letters issued by the staff of the Securities and Exchange Commission (the 'Commission') to third parties, the Company believes that the New Notes and the New Preferred Stock to be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such Exchange Securities (as defined herein) from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Securities are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Securities. However, the Company has not sought a no-action letter with respect to the Exchange Offer and there can be no assurance the staff of the Commission would make a similar determination with respect to the Exchange Offer. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives Exchange Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. The Letters of Transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. A broker-dealer may nonetheless be deemed to be an 'underwriter' under the Securities Act notwithstanding such disclaimer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Unregistered Securities (as defined herein) where such Unregistered Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.'


                                                        (continued on next page)

                         ------------------------------


    SEE 'RISK FACTORS' ON PAGE 24 FOR A DESCRIPTION OF CERTAIN RISKS. FOR A DESCRIPTION OF TAX RELATED RISKS, INCLUDING THE POSSIBILITY OF UNPLANNED DIVIDEND INCOME, ORIGINAL ISSUE DISCOUNT AND THE APPLICATION OF THE MARKET

DISCOUNT RULES OF THE INTERNAL REVENUE CODE, THAT SHOULD BE CONSIDERED BY HOLDERS BEFORE DECIDING TO TENDER THEIR UNREGISTERED SECURITIES IN THE EXCHANGE OFFER. SEE ALSO 'RISK FACTORS-- TAX CONSEQUENCES OF DISTRIBUTIONS WITH RESPECT TO THE NEW PREFERRED STOCK; POTENTIAL FOR UNPLANNED DEEMED DIVIDENT INCOME' ON PAGE 24 AND 'CERTAIN U.S. FEDERAL TAX CONSIDERATIONS' ON PAGE 127.


                         ------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
      THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------


The date of this Prospectus September   , 1997.

(continued from previous page)

     Holders of Old Notes and Old Preferred Stock whose Old Notes and Old Preferred Stock are not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and Old Preferred Stock and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the indenture governing the Old Notes and the New Notes and the certificate of designation governing the Old Preferred Stock, respectively. Following consummation of the Exchange Offer, the holders of Old Notes and Old Preferred Stock will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes and Old Preferred Stock held by them. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the indenture (the 'Indenture'), dated as of June 25, 1997, governing the Old Notes and the New Notes. The Old Notes and the New Notes are sometimes referred to herein collectively as the 'Notes.' The Old Preferred Stock and the New Preferred Stock are sometimes referred to herein collectively as the 'Senior Preferred Stock.' The Old Notes and the Old Preferred Stock are sometimes referred to herein collectively as the 'Unregistered Securities.' The New Notes and the New Preferred Stock are sometimes referred to herein collectively as the 'Exchange Securities.'


     The Notes will bear interest at the rate of 11% per annum, payable semi-annually on June 15 and December 15, commencing December 15, 1997. The Notes will mature on June 15, 2004. Except as described below, the Company may not redeem the Notes prior to June 15, 2001. On or after such date, the Company may redeem the Notes, in whole or in part, at any time, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time on or prior to June 15, 2000, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Notes with the cash proceeds of one or more public Equity Offerings (as defined) at a redemption price equal to 111.0% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided, that at least $100.0 million of the aggregate principal amount of the Notes remain outstanding immediately after each such redemption. The Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that the Company will have funds available to repurchase the Notes upon the occurence of a Change of Control. See 'Description of Notes--Redemption--Optional Redemption,' '--Repurchase at the Option of Holders--Change of Control' and 'Risk Factors--Limitation on Change of Control.' Other than change of control provisions and other restrictive covenants, including limitations on indebtedness and restricted payments, as applicable, the Indenture and the Certificate of Designation do not contain any provisions that afford holders of the Notes and Senior Preferred Stock protection in the event of a highly leveraged or other transaction that may adversely affect such holders. See 'Description of Notes,' 'Description of New Preferred Stock,' and

'Risk Factors--Substantial Leverage and Ability to Service Debt,'
'--Restrictions Imposed by the Terms of the Company's Indebtedness and Preferred Stock,' and '--Limitation on Change of Control.'



     The Old Notes are and the New Notes will be senior unsecured obligations of the Company. The Old Notes rank and the New Notes will rank pari passu in right of payment with all existing and future senior indebtedness of the Company and will rank senior in right of payment to any future subordinated indebtedness of the Company. The Old Notes are and the New Notes will be unconditionally guaranteed (the 'Guarantees'), jointly and severally, by each of the Company's subsidiaries on the issue date of such Notes and by each subsidiary (excluding Unrestricted Subsidiaries (as defined)) of the Company acquired thereafter (collectively, the 'Guarantors'). The Guarantees are senior unsecured obligations of the Guarantors and will rank pari passu in right of payment with all other existing and future senior indebtedness of the respective Guarantors and senior in right of payment to all existing and future subordinated indebtedness of the respective Guarantors and may be released upon the occurrence of certain events. The Notes and the Guarantees will be effectively subordinated to any secured debt of the Company and the Guarantors, to the extent of the assets serving as security therefor. As of June 30, 1997 on a pro forma basis after giving effect to the Old Notes Offering and the Acquisition (each, as defined), the aggregate principal amount of the Company's outstanding senior indebtedness to which the Notes would have been effectively subordinated is approximately $86 million. See 'Description of Notes' and 'Description of Other Indebtedness.'



     Dividends on the Senior Preferred Stock will be payable quarterly on each March 15, June 15, September 15 and December 15, beginning the earlier of September 15, 1997 or such dividend payment date first occuring subsequent to the consummation of the Exchange Offer and accumulating from the most recent date on which dividends have been paid on the Old Preferred Stock, or if no dividends have been paid on the Old Preferred Stock, from June 25, 1997, at a rate per annum of 12% of the liquidation preference per share. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to June 15, 2002 either in cash or by the issuance of additional shares of Senior Preferred Stock with a liquidation preference equal to the amount of such dividends; thereafter, dividends shall be paid in cash. The liquidation preference of the Senior Preferred Stock is $25 per share. At any time and from time to time on or prior to June 15, 2000 the Company may, subject to certain requirements, redeem up to 35% of the aggregate liquidation value of the Senior Preferred Stock with cash proceeds from one or more Equity Offerings (as defined) at a redemption price equal to 112% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. After

June 15, 2000 and prior to June 15, 2002, the Senior Preferred Stock is not redeemable. On or after June 15, 2002, the Senior Preferred Stock is redeemable, at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accumulated and unpaid dividends to the date of redemption. The Company is required, subject to certain limitations, to redeem all of the Senior Preferred Stock outstanding on June 15, 2007 at a redemption price equal to 100% of the liquidation preference thereof plus accumulated and unpaid dividends to the date of redemption. Upon the occurrence of a Change of Control (as defined), the Company will, subject to certain conditions, be required to make an offer to purchase all of the outstanding shares of Senior Preferred Stock at a price equal to 101% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of purchase. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds are available, the terms of the New Senior Secured Facilities (as defined) prohibit the Company's repurchase of the Senior Preferred Stock following a Change of Control.



     The Exchange Offer is not conditioned on any minimum aggregate principal amount of Series A Notes or any minimum number of shares of Senior Payment-In-Kind Preferred Stock being tendered for exchange. The Company will accept for exchange any and all validly tendered Unregistered Securities not
withdrawn prior to 5:00 p.m., New York City time, on            , 1997 unless
extended by the Company, (the 'Expiration Date'). Tenders of Unregistered Securities may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See 'The Exchange Offer--Conditions.' The Company has agreed to pay all expenses incident to the Exchange Offer. The Company will not receive any proceeds from the Exchange Offer.


     The Unregistered Securities consitute securities for which there is no established trading market. Any Unregistered Securities not tendered and accepted in the Exchange Offer will remain outstanding. The Company does not currently intend to list the Exchange Securities on any securities exchange. To the extent that any Unregistered Securities are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Unregistered Securities could be adversely affected. No assurances can be given as to the liquidity of the trading market for either the Unregistered Securities or the Exchange Securities.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES OR OLD PREFERRED STOCK IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the public reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information can also be reviewed through the Commission's Electronic Data Gathering, Analysis and Retrieval System which is publicly available through the Commission's Web Site (http:www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference.



     Pursuant to the Indenture and the Certificate of Designation (as defined) relating to the Notes and Senior Preferred Stock, respectively, the Company has agreed to furnish to United States Trust Company of New York, as trustee (the 'Trustee'), and to registered holders of the Notes and Senior Preferred Stock, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), whether or not the Company is then required to file reports with the Commission.

                           FORWARD-LOOKING STATEMENTS


     This Prospectus contains certain forward-looking statements with respect to the Company's business, financial condition and results of operations. The words 'estimate,' 'project,' 'intend,' 'expect,' 'anticipate' and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see 'Risk Factors.' Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Following the consummation of the Exchange Offer, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                           CERTAIN MARKET INFORMATION


     Information provided herein regarding the sizes and growth rates of the markets for smokeless tobacco and its moist snuff and loose leaf chewing tobacco categories was compiled by an independent third party for the Smokeless Tobacco Council, a Washington, D.C. based trade organization. The Smokeless Tobacco Council aggregates and reports manufacturers' sales, as reported to it by the manufacturers. Market share information provided herein for National Tobacco (as defined) was compiled by Information Resources Inc. Information Resources Inc. measures and reports retail unit sales in food, mass merchandising and drug stores. Loose leaf chewing tobacco industry volume is expressed in pounds; such volume information included herein is taken from reports issued by the United States Department of Agriculture. Manufacturers' price per pound information provided herein is derived from the Company's and other major competitors' price lists. All references herein to market size and market share for roll-your-own ('RYO') cigarette paper are estimates derived from reports of 1995 import data, by weight, released by the United States Department of Commerce.


                                   TRADEMARKS


     National Tobacco has registered trademarks on the following brand names:
BEECH-NUT(REGISTERED), TROPHY(REGISTERED) AND HAVANA BLOSSOM(REGISTERED). NAOC (as defined) licenses from Bollore Technologies, S.A., a corporation organized under the laws of the Republic of France ('Bollore'), the ZIG-ZAG(REGISTERED) trade name and trademark for use in RYO cigarette paper and owns the ZIG-ZAG(REGISTERED) trademark with respect to certain tobacco products.

                                   IMPORTANT

     To properly tender Unregistered Securities, the following procedures must be followed:

o Each beneficial owner owning interests in Unregistered Securities ('Beneficial Owner') through a DTC Participant (as defined) must instruct such DTC Participant to cause Unregistered Securities to be tendered in accordance with the procedures set forth in this Prospectus and in the applicable Letter of Transmittal.



o Each participant (a 'DTC Participant') in the Depository Trust Company ('DTC') holding Unregistered Securities through DTC must (i) electronically transmit its acceptance to DTC through the DTC Automated Tender Offer Program ('ATOP'), for which the transaction will be eligible, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the account of United States Trust Company of New York (the 'Exchange Agent') at DTC and send an Agent's Message (as defined) to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth under 'Exchange Offer--Guaranteed Delivery Procedures.' By tendering through ATOP, DTC Participants will expressly acknowledge receipt of the accompanying Letter of Transmittal and agree to be bound by its terms and the Company will be able to enforce such agreement against such DTC participants.



o Each registered owner of certificated Unregistered Securities (a 'Holder') must (i) complete and sign the accompanying Letter of Transmittal, and mail or deliver such Letter of Transmittal, and all other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Unregistered Securities, to the Exchange Agent at its address set forth under 'Exchange Offer-- Exchange Agent,' or (ii) comply with the guaranteed delivery procedures set forth under 'Exchange Offer--Guaranteed Delivery Procedures.'


     For purposes of this Prospectus, 'Tendering Holder' shall mean (i) each DTC Participant that has properly transmitted (and not properly withdrawn) its acceptance through ATOP and in respect of which DTC has sent an Agent's Message,
(ii) each Holder that has timely delivered to the Exchange Agent (and not properly withdrawn) a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Unregistered Securities, or (iii) each DTC Participant or Holder that has complied with the guaranteed delivery procedures set forth herein.


     The information in this Prospectus concerning DTC and their book-entry systems has been obtained by the Company from sources that the Company believes to be reliable, and the Company takes no responsibility for the accuracy thereof.

                               PROSPECTUS SUMMARY


     The following is a summary of certain information contained elsewhere in this Prospectus and is qualified in its entirety by the more detailed information and financial statements and the related notes thereto appearing elsewhere in this Prospectus. Prospective investors are urged to read this

Prospectus in its entirety before investing in the Exchange Securities. Unless otherwise stated in this Prospectus, references to (a) the 'Company' shall mean North Atlantic Trading Company, Inc. and its wholly owned National Tobacco, National Tobacco Finance Corporation and NAOC subsidiaries; (b) 'National Tobacco' shall mean National Tobacco Company, L.P. and its predecessors, a Delaware limited partnership that manufactures and markets loose leaf chewing tobacco, primarily under the BEECH-NUT brand name; and (c) 'NAOC' shall mean North Atlantic Operating Company, Inc., a subsidiary of the Company into which NATC Holdings USA, Inc., a holding company ('NATC'), and its wholly owned subsidiary, an importer and distributor of roll-your-own ('RYO') cigarette papers under the ZIG-ZAG brand name, were merged, and each of their respective predecessors. NATC was acquired by NAOC on June 25, 1997 (the 'Acquisition'). Unless otherwise indicated, financial information presented herein for the fiscal year ended December 31, 1996 for National Tobacco reflects pro forma financial information adjusted to give effect to the May 17, 1996 recapitalization as if it had occurred on January 1, 1996. See 'Unaudited Pro Forma Condensed Consolidated Financial Statements.'


                                  THE COMPANY


     Through its subsidiaries, the Company is a leading marketer of high-quality loose leaf chewing tobacco, RYO cigarette papers and other tobacco-related products. National Tobacco is the third largest manufacturer and marketer of loose leaf chewing tobacco in the United States, selling its products under the brand names BEECH-NUT REGULAR, BEECH-NUT WINTERGREEN, BEECH-NUT SPEARMINT, TROPHY and HAVANA BLOSSOM. NAOC is the largest importer and distributor in the United States of RYO cigarette papers, which are sold under the ZIG-ZAG brand name pursuant to an exclusive distribution agreement. The BEECH-NUT and ZIG-ZAG brands date back approximately 100 years and 130 years, respectively, and are well established among the Company's extensive base of wholesale and retail customers and loyal consumers. The Company estimates that its domestic shares (by unit volume) in the loose leaf chewing tobacco and RYO cigarette paper markets were approximately 21% and 49%, respectively, ranking the Company third and first, respectively, in these markets. For the year ended December 31, 1996 ('fiscal 1996'), the Company's pro forma net sales, net income, and EBITDA (as defined) were $102.1 million, $3.7 million, and $41.3 million, respectively. See 'Unaudited Pro Forma Condensed Consolidated Financial Statements.'



     National Tobacco produces all of its loose leaf chewing tobacco products in its manufacturing facilities in Louisville, Kentucky. National Tobacco's net sales, net income, and EBITDA were $55.9 million, $1.5 million, and $15.5 million, respectively, in fiscal 1996.



     NAOC imports and distributes RYO cigarette paper and related products which are manufactured pursuant to a long-term, formula-priced agreement with Bollore Technologies, S.A. ('Bollore'). NAOC reported net sales, net income, and EBITDA of $46.1 million, $9.3 million, and $25.8 million, respectively, in fiscal 1996.



     The Company was formed in 1997 to effect the acquisition of NATC and its ZIG-ZAG RYO cigarette paper business. The Company believes the combination of the ZIG-ZAG RYO cigarette paper business with National Tobacco's BEECH-NUT loose leaf chewing tobacco business will produce substantial benefits and synergies, as summarized below:

     o  Greater product line diversification with leading brand names;

     o  Improved product mix due to higher-margin RYO cigarette papers;

     o  Sales growth opportunities through:

        --Complementary distribution channels,


        -- Strengthened regional market penetration for the ZIG-ZAG brand,

        --Continued aggressive promotional strategies; and

     o  Management team with extensive industry experience.


     The Company's near-term strategy is to cultivate these sales, marketing and distribution synergies through the combination of its loose leaf chewing tobacco and RYO cigarette paper businesses. The Company believes that National Tobacco's long-term investment in its 105-person sales force will be instrumental in realizing this near-term strategy. Prior to the Acquisition, the predecessor which was ultimately merged into the recently formed NAOC marketed its products without the benefit of a sales organization that calls on individual retail outlets. The Company's sales organization will merchandise the ZIG-ZAG brand in thousands of key retail locations, especially in the Southeast which has historically been an underdeveloped market for NAOC. The Company believes that National Tobacco's sales force will be able to enhance the distribution and increase the sales of its ZIG-ZAG RYO cigarette papers.


     Over the long term, the Company's primary strategy for building equity value is to reduce debt. The Company also intends to continue to identify and pursue opportunities for profitable growth through new product introductions and strategic acquisitions.

     The Company's principal executive offices are located at 257 Park Avenue South, New York, New York 10010-7304 and its telephone number is (212) 253-8185.

     The following chart illustrates the complementary aspects of its two primary business segments and summarizes the Company's structure following the Acquisition. See 'The Transactions' for a structural organization chart.

                                    [CHART]
                    [PASTE UP CHART OVER TWO RIGHT COLUMNS]


1996 NET SALES:                   $55.9 million                     $46.1 million

1996 NET INCOME:                  $1.5 million                      $9.3 million

1996 EBITDA:                      $15.5 million                     $25.8 million

KEY PRODUCTS:                     Loose leaf chewing tobacco        RYO cigarette papers

SELECTED BRANDS:                  BEECH-NUT REGULAR                 ZIG-ZAG WHITE
                                  BEECH-NUT WINTERGREEN             ZIG-ZAG FRENCH ORANGE
                                  BEECH-NUT SPEARMINT               ZIG-ZAG KUTCORNERS
                                  TROPHY

U.S. MARKET SHARE / RANK:         21% / #3                          49% / #1

PRIMARY DISTRIBUTION CHANNELS:    Food stores                       Convenience stores
                                  Mass merchandisers                Chain and independent drug
                                  Convenience stores                stores
                                  Discount tobacco stores           Mass merchandisers
                                  Chain and independent drug        Food stores
                                  stores                            Discount tobacco stores

CORE U.S. MARKETS:                Southeast                         West
                                  Southwest                         Southwest
                                  Rural Northeast                   North Central
                                  Rural North Central

PRE-ACQUISITION SALESFORCE:       105 sales representatives         6 sales representatives
                                  and managers                      and managers

CUSTOMER FOCUS:                   Retailers                         Wholesalers

PRIMARY MARKETING STRATEGY:       'Pull' strategy through           'Push' strategy through
                                  point-of-sale promotions to       volume promotions to
                                  consumers at the retail           wholesalers
                                  level

                               BUSINESS STRENGTHS


LEADING BRAND NAMES


     BEECH-NUT and ZIG-ZAG are among the most widely recognized brand names in the loose leaf chewing tobacco and RYO cigarette paper industries, respectively. The Company believes that the strength of these brand names has created a loyal consumer base and significant barriers to competition. The Company believes BEECH-NUT has been one of the leading loose leaf chewing tobacco brands in the United States since its inception in 1897. Similarly, the Company believes ZIG-ZAG has been the number-one selling domestic RYO cigarette paper brand since UST, Inc.'s ('UST') introduction of the brand in the United States in 1938.


HIGH-QUALITY PRODUCTS

     Management seeks to ensure the quality of the Company's products through its focus on quality control, research and development and its use of its highly efficient, well maintained loose leaf chewing tobacco manufacturing facilities. The Company imports all of its ZIG-ZAG RYO cigarette papers under its strict quality requirements from Bollore, a major French manufacturer of high-quality and fine papers.

EXPERIENCED SALES ORGANIZATION

     National Tobacco has made a substantial long-term investment in its 105-person sales organization. The Company believes it can successfully merchandise ZIG-ZAG RYO cigarette papers through thousands of key retail outlets, especially in the Southeast which has historically been an underdeveloped market for NAOC, by selling the ZIG-ZAG product line through National Tobacco's sales force and complementary distribution channels.


CONSISTENT CASH FLOWS



     The Company and its predecessors have had a long history of consistent cash flows from operations. Although there can be no assurance, the Company believes that this trend will continue, enabling the Company to promptly and significantly reduce its debt.


MINIMAL CAPITAL EXPENDITURE REQUIREMENTS

     The Company's subsidiaries require minimal capital expenditures. National Tobacco maintains a highly efficient loose leaf chewing tobacco manufacturing facility. NAOC contracts for the manufacturing of all of its RYO cigarette paper and related products. The Company's combined capital expenditures averaged $377,000 annually for the fiscal years 1994 through 1996.

SUCCESSFUL HISTORY OF MANAGEMENT BUYOUTS



     The Company's management team has a long and successful history in profitably operating a business with a leveraged balance sheet. Led by Mr. Thomas F. Helms, Jr., Chairman, President and Chief Executive Officer of the Company, substantially all of the Company's current management team have been with National Tobacco or its predecessors since the initial buyout with Shearson Lehman Hutton Inc. ('Lehman Brothers') of the interest of Lorillard, Inc. ('Lorillard') in 1988. This same management team participated in two subsequent management buyouts in April 1992 and in May 1996. Since the initial Lorillard buyout, National Tobacco has cumulatively repaid approximately $60 million of National Tobacco's indebtedness. As part of these buyouts, management has reinvested its equity to increase its ownership from approximately 13% in 1988 to 25% in 1992 to 48% in 1996. After giving effect to the Transactions, management beneficially owns approximately 72.9% of the Company's Common Stock (assuming the exercise in full of certain outstanding warrants).


EXPERIENCED AND COMMITTED MANAGEMENT TEAM

     The Company's management team is highly experienced in the tobacco industry. The Company has experienced little management turnover and continues to be strengthened through the recruitment of additional talented professionals. The Company's seven senior executives have an average of approximately 25 years of experience in the tobacco industry. Mr. Helms, Chief Executive Officer of the Company, has 14 years of tobacco industry experience. In addition, Mr. Jack Africk, one of the Company's consultants, has 49 years of tobacco industry experience. The Company's management team is highly motivated to build value over the long term because of its beneficial equity ownership of approximately 72.9% of the Company's Common Stock (assuming the exercise in full of certain warrants).


HIGHLY EFFICIENT INFRASTRUCTURE

     The Company's infrastructure is highly efficient. National Tobacco has consistently sought to improve its manufacturing processes as well as its product formulation and raw material procurement. National Tobacco's gross margins have improved from 48.5% in fiscal 1993 to 58.4% in fiscal 1996. The Company believes it is the low-cost manufacturer of loose leaf chewing tobacco. NAOC had a fiscal 1996 gross margin of 64.3%, complementing National Tobacco's high gross margins.


ATTRACTIVE MARKET DYNAMICS


     The Company believes that the smokeless tobacco market, including loose leaf chewing tobacco, and the RYO cigarette paper industry are each characterized by non-cyclical demand, brand loyalty, significant barriers to entry, minimal capital expenditure requirements, high profit margins, consistent price increases at the wholesale level as well as the ability to generate strong and consistent free cash flows.

STRONG CUSTOMER RELATIONSHIPS

     Historically, both National Tobacco and NAOC have enjoyed strong relationships with their respective customers by virtue of their leading brands, significant market shares and experienced sales and marketing organizations. By combining these two businesses' leading brands, management teams and sales organizations, the Company expects to strengthen its customer relationships and become a more important source of product supply to major distributors and retailers. The combination of the National Tobacco and NAOC sales forces will enable the Company to develop a valuable retail-oriented focus for the ZIG-ZAG brand.

                                USE OF PROCEEDS


     The Company will not receive any proceeds from the Exchange Offer. The Company was formed in connection with the Acquisition, a corporate reorganization and the related financings (collectively, the 'Transactions'). The financings consisted principally of (i) the offering of the Old Notes (the 'Old Notes Offering'), (ii) the establishment of the New Senior Secured Facilities including an $85 million senior secured term loan (the 'Term Facility') and a $25 million senior secured revolving credit facility (the 'Revolver') and (iii) a concurrent offering of 1,360 Units (the 'Units'), for aggregate gross proceeds of $34.0 million, consisting of an aggregate of 1,360,000 shares of 12% senior preferred stock of the Company with a liquidation preference of $25 per share (the Old Preferred Stock, as defined) and warrants to purchase an aggregate of 44,440 shares of Common Stock (the 'Warrants'), representing 7.0% of the Company's Common Stock on a fully diluted basis.



     The Company used the $155.0 million of gross proceeds from the Old Notes Offering, together with $85.0 million of floating rate borrowings and $0.8 million of revolver borrowings under the New Senior Secured Facilities, $34.0 million of aggregate gross proceeds from the concurrent offering of the Units, $0.7 million from equity investments from certain employees and a consultant of the Company, to (i) finance the $159.4 million cash portion of the aggregate purchase price of $162.6 million for the Acquisition, (ii) refinance $56.5 million principal amount outstanding senior indebtedness and accrued interest (net of deposits) of National Tobacco, (iii) repurchase all of the outstanding subordinated indebtedness and preferred interests of NTC Holding LLC, a Delaware limited liability company and former parent of National Tobacco ('LLC'), together with warrants to purchase membership interests in LLC, for an aggregate purchase price of approximately $47.5 million, (iv) pay $12.1 million of estimated fees and expenses associated with the Transactions.

                               THE EXCHANGE OFFER


Old Notes.....................  The Old Notes were sold by the Company on
                                June 25, 1997, to NatWest Capital Markets
                                Limited ('NatWest') and CIBC Wood Gundy
                                Securities Corp. (collectively, the 'Initial
                                Purchasers') pursuant to a Purchase
                                Agreement, dated June 18, 1997 (the 'Note
                                Purchase Agreement'). The Initial Purchasers
                                subsequently resold the Notes to qualified
                                institutional buyers pursuant to Rule 144A
                                under the Securities Act or institutional
                                'accredited investors' (as defined in Rule
                                501 (a)(1), (2), (3) or (7) of Regulation D
                                under the Securities Act) or outside the
                                United States in compliance with Regulation S
                                under the Securities Act.

Registration Rights
  Agreement...................  Pursuant to the Note Purchase Agreement, the
                                Company and the Initial Purchasers entered
                                into the Registration Rights Agreement, which
                                grants the holders of the Old Notes certain
                                exchange and registration rights. The
                                Exchange Offer is intended to satisfy such
                                exchange and registration rights which
                                terminate upon the consummation of the
                                Exchange Offer.

Old Preferred Stock...........  Units, which were comprised in part of the
                                Old Preferred Stock, were sold by the Company
                                on June 25, 1997, to NatWest pursuant to a
                                Purchase Agreement dated June 18, 1997 (the
                                'Units Purchase Agreement', and together with
                                the Note Purchase Agreement, the 'Purchase
                                Agreements'). NatWest subsequently resold the
                                Units to qualified institutional buyers
                                pursuant to Rule 144A under the Securities
                                Act or institutional 'accredited investors'
                                (as defined in the Rule 501 (a)(1), (2), (3)
                                or (7) of Regulation D under the Securities
                                Act) or outside the United States in
                                compliance with Regulation S under the
                                Securities Act.

Preferred Stock
  Registration Rights
  Agreement...................  Pursuant to the Units Purchase Agreement, the
                                Company and NatWest entered into the

                                Preferred Stock Registration Rights
                                Agreement, which grants the holders of the Old Preferred Stock certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights which terminate upon the consummation of the Exchange Offer.

Securities Offered............  $155,000,000 aggregate principal amount of
                                11% Senior Notes due 2004, Series B (the 'New
                                Notes') and 1,360,000 shares of 12% Senior
                                Exchange Payment-In-Kind Preferred Stock (the
                                'New Preferred Stock').

The Exchange Offer............  The Company is offering to exchange (i)
                                $1,000 principal amount of New Notes for each
                                $1,000 principal amount of Old Notes that are
                                properly tendered and accepted and (ii) one
                                share of New Preferred Stock for each share
                                of Old Preferred Stock properly tendered and
                                accepted. The Company will issue Exchange
                                Securities on or promptly after the
                                Expiration Date. As of the date hereof, there
                                is $155,000,000 aggregate principal amount of
                                Old Notes outstanding and 1,360,000 shares of
                                Old Preferred Stock outstanding. The terms of
                                the Exchange Securities are identical in all
                                material respects to the terms of the

                                Unregistered Securities for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Securities are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant restricting transfer absent registration under the Securities Act. See
                                'The Exchange Offer.' The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes or any minimum number of shares of Old Senior Preferred
                                Stock being tendered for exchange.

                                Based on no-action letters issued by the staff of the Commission to third parties with respect to similar transactions, the Company believes that the Exchange Securities issued pursuant to the Exchange Offer in exchange for Unregistered Securities may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such Exchange
                                Securities from the Company to resell
                                pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an 'affiliate' of the Company within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Securities are acquired in the ordinary course of such holders' business and such holders are not engaged in, have no arrangement or understanding with any person to participate in, and do not intend to engage in, any distribution of the Exchange
                                Securities. However, the Company has not sought a no-action letter with respect to the Exchange Offer and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each holder of Exchange
                                Securities, other than a broker-dealer, must represent that such conditions have been met.
                                In addition, each broker-dealer that receives
                                Exchange Securities for its own account
                                pursuant to the Exchange Offer must
                                acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. The Letter of
                                Transmittal accompanying this Prospec-tus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. A broker-dealer may nonetheless be deemed to be an 'underwriter' under the Securities Act notwithstanding such disclaimer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Unregistered Securities where such Unregistered Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. Pursuant to the Registration
                                Rights Agreements, the Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'The
                                Exchange Offer-- Purpose and Effect of the
                                Exchange Offer' and 'Plan of Distribution.'

                                Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Securities could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
                                Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date...............  5:00 p.m., New York City time, on
                                                 , 1997, unless the Exchange
                                Offer is extended, in which case the term
                                'Expiration Date' means the latest date and
                                time to which the Exchange Offer is extended.
                                See 'The Exchange Offer-- Expiration Date;
                                Extensions; Amendments'.

Accrued Interest or
  Accumulated Dividends on the
  Exchange Securities.........  Each Exchange Security will bear interest or be entitled to dividends from the most recent
                                date to which interest or dividends have been
                                paid on the Unregistered Securities or, if no
                                interest or dividends have been paid on such
                                Unregistered Securities, from June 25, 1997.

Exchange Date.................  As soon as practicable after the close of the
                                Exchange Offer, the Issuer will accept for
                                exchange all Unregistered Securities properly
                                tendered and not validly withdrawn prior to
                                5:00 p.m., New York City time, on the
                                Expiration Date. See 'The Exchange
                                Offer--Withdrawal of Tenders.'

Conditions to the Exchange

  Offer.......................  The Exchange Offer is subject to customary conditions, certain of which may be waived by
                                the Issuer. The Issuer reserves the right to
                                terminate or amend the Exchange Offer at any
                                time prior to the Expiration Date upon the
                                occurrence of any such condition. The
                                Exchange Offer is not conditioned on any
                                minimum aggregate principal amount of
                                Existing Notes being tendered for exchange.
                                See 'The Exchange Offer-- Conditions.'

Consequences of Failure to
  Exchange....................  Any Unregistered Securities not tendered pursuant to the Exchange Offer will remain
                                outstanding and continue to accrue interest
                                or accumulate dividends. Such Unregistered
                                Securities will remain 'restricted
                                securities' under the Securities Act, subject
                                to the transfer restrictions described
                                herein. As a result, the liquidity of the
                                market for such Unregistered Securities could
                                be adversely affected upon completion of the
                                Exchange Offer. See 'Risk
                                Factors--Consequences of Failure to Exchange'
                                and 'The Exchange Offer--Consequences of
                                Failure to Exchange.'

Certain Federal Income Tax
  Considerations..............  The exchange pursuant to the Exchange Offer should not be a taxable event for federal
                                income tax purposes. See 'Certain U.S.
                                Federal Income Tax Considerations.'

Use of Proceeds...............  There will be no cash proceeds to the Company from the Exchange Offer. See 'Use of
                                Proceeds.'

                PROCEDURES FOR TENDERING UNREGISTERED SECURITIES


Tendering Unregistered
  Securities..................  Each beneficial owner owning interests in
                                Unregistered Securities ('Beneficial Owner')
                                through a DTC Participant (as defined) must
                                instruct such DTC Participant to cause
                                Unregistered Securities to be tendered in
                                accordance with the procedures set forth in

                                this Prospectus and in the applicable Letter of Transmittal. See 'The Exchange
                                Offer--Procedures for Tendering--Unregistered
                                Securities held by DTC.'

                                Each participant (a 'DTC Participant') in the
                                Depository Trust Company ('DTC') holding
                                Unregistered Securities through DTC must (i) electronically transmit its acceptance to DTC through the DTC Automated Tender Offer
                                Program ('ATOP'), for which the transaction will be eligible, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC and send an Agent's Message (as defined herein) to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth in this Prospectus and in the Letter of Transmittal. By tendering through ATOP, DTC
                                Participants will expressly acknowledge
                                receipt of the accompanying Letter of
                                Transmittal and agree to be bound by its terms and the Company will be able to enforce such agreement against such DTC participants.
                                See 'The Exchange Offer--Procedures for
                                Tendering--Unregistered Securities held by
                                DTC,' and '--Guaranteed Delivery Procedures--
                                Unregistered Securities held by DTC.'

                                Each Holder must (i) complete and sign a Letter of Transmittal, and mail or deliver such Letter of Transmittal, and all other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Unregistered
                                Securities, to the Exchange Agent at its address set forth in this Prospectus and in the Letter of Transmittal, or (ii) comply with the guaranteed delivery procedures set forth in this Prospectus. See 'The Exchange
                                Offer--Procedures for Tendering,' '--Exchange
                                Agent,' and '--Guaranteed Delivery
                                Procedures--Unregistered Securities held by
                                Holders.'

                                By tendering, each holder will represent to the Company that, among other things, (i) it is not an affiliate of the Company, (ii) it is not a broker-dealer tendering Unregistered
                                Securities acquired directly from the Company for its own account, (iii) the Exchange
                                Securities acquired pursuant to the Exchange
                                Offer are being obtained in the ordinary

                                course of business of such holder and (iv) it has no arrangements or understandings with any person to participate in the Exchange
                                Offer for the purpose of distributing the Exchange Securities. See 'The Exchange
                                Offer--Procedures for Tendering.'

Guaranteed Delivery
  Procedures..................  DTC Participants holding Unregistered
                                Securities through DTC who wish to cause
                                their Unregistered Securities to be tendered,
                                but who cannot transmit their acceptances
                                through ATOP prior to the Expiration Date,
                                may effect a tender in accordance with the
                                procedures set forth in this Prospectus and
                                in the Letter of Transmittal. See 'Exchange
                                Offer--Guaranteed Delivery

                                Procedures.' Holders who wish to tender their Unregistered Securities but (i) whose
                                Unregistered Securities are not immediately available and will not be available for tendering prior to the Expiration Date, or
                                (ii) who cannot deliver their Unregistered
                                Securities, the Letter of Transmittal, or any other required documents to the Exchange
                                Agent prior to the Expiration Date, may
                                effect a tender in accordance with the
                                procedures set forth in this Prospectus. See
                                'The Exchange Offer--Guaranteed Delivery
                                Procedures.'

Withdrawal Rights.............  The tender of Unregistered Securities pursuant to the Exchange Offer may be
                                withdrawn at any time prior to 5:00 p.m., New
                                York City time, on the Expiration Date, in
                                accordance with the procedures set forth in
                                this Prospectus. See 'The Exchange
                                Offer--Withdrawal of Tenders.'

Exchange Agent................  United States Trust Company of New York is
                                serving as Exchange Agent in connection with
                                the Exchange Offer. See 'The Exchange
                                Offer--Exchange Agent.'

Shelf Registration

  Statement...................  Under certain circumstances described in the
                                Registration Rights Agreements, certain
                                holders of Unregistered Securities (including
                                holders who are not permitted to participate
                                in the Exchange Offer or who may not freely
                                resell Exchange Securities received in the
                                Exchange Offer) may require the Company to
                                file and use best efforts to cause to become
                                effective, a shelf registration statement
                                under the Securities Act, which would cover
                                resales of Unregistered Securities by such
                                holders. See 'Exchange Offer--Purpose and
                                Effect of the Exchange Offer.'

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions relating to the Old Notes. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from June 25, 1997. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from June 25, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

MATURITY......................  June 15, 2004. The New Notes will bear interest at the rate of 11% per annum.

INTEREST PAYMENT DATES........  June 15 and December 15 of each year, commencing on December 15, 1997 (the
                                'Interest Payment Dates').

OPTIONAL REDEMPTION...........  Except as described below and under 'Change of Control', the Company may not redeem the
                                Notes prior to June 15, 2001. On or after
                                such date, the Company may redeem the Notes,
                                in whole or in part, at any time at the
                                redemption prices set forth herein, together
                                with accrued and unpaid interest, if any, to
                                the date of redemption. In addition, at any
                                time and from time to time on or prior to
                                June 15, 2000, the Company may, subject to
                                certain requirements, redeem up to 35% of the
                                aggregate principal amount of the Notes with
                                the cash proceeds received from one or more
                                Equity Offerings at a redemption price equal
                                to 111.0% of the principal amount to be
                                redeemed, together with accrued and unpaid
                                interest, if any, to the date of redemption,
                                provided that at least $100.0 million of the
                                aggregate principal amount of the Notes
                                remain outstanding immediately after each
                                such redemption. See 'Description of
                                Notes--Redemption.'

CHANGE OF CONTROL.............  Upon the occurrence of a Change of Control, the Company will be required to make an offer
                                to repurchase the Notes at a price equal to

                                101% of the principal amount thereof,
                                together with accrued and unpaid interest, if any, to the date of repurchase. See
                                'Description of Notes--Repurchase at the
                                Option of the Holders--Change of Control.'

RANKING.......................  The Old Notes are and the New Notes will be senior unsecured obligations of the Company
                                and will rank pari passu in right of payment
                                with all existing and future senior
                                indebtedness of the Company and senior in
                                right of payment to all existing and future
                                subordinated indebtedness of the Company.
                                Holders of secured indebtedness of the
                                Company will, however, have claims that are
                                prior to the claims of the holders of Notes
                                to the extent of the assets securing such
                                other indebtedness. See 'Description of
                                Notes--Ranking.'

GUARANTEES....................  The Old Notes are and the New Notes will be unconditionally guaranteed, jointly and
                                severally, by each of the Guarantors. The
                                Guarantees will be senior unsecured
                                obligations of the Guarantors and will rank
                                pari passu in right of payment with all other
                                existing and future senior indebtedness of
                                the respective Guarantors and senior in right
                                of payment to all existing and future
                                subordinated indebtedness of the respective
                                Guarantors and may be released upon the
                                occurrence of certain events. The Guarantees
                                will be effectively subordinated to the
                                obligations under the New Senior Secured
                                Facilities and to any other secured debt of
                                the Guarantors to the extent of the assets
                                serving as security therefor. See
                                'Description of Notes--Ranking' and
                                '--Guarantees.'

RESTRICTIVE COVENANTS.........  The indenture under which the Old Notes have been, and the New Notes will be, issued (the
                                'Indenture') contains certain covenants that,
                                among other things, limit (i) the incurrence
                                of additional indebtedness by the Company and
                                its subsidiaries, (ii) the payment of

                                dividends on, and redemption of, capital stock of the Company and the redemption of certain subordinated obligations of the
                                Company, (iii) investments, (iv) sales of assets and subsidiary stock, (v) transactions with affiliates and (vi) consolidations, mergers and transfers of all or substantially all the assets of the Company. The Indenture also prohibits certain restrictions on distributions from subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See
                                'Description of Notes--Certain Covenants.'

EXCHANGE OFFER AND
  REGISTRATION RIGHTS.........  Pursuant to the Registration Rights
                                Agreement, the Company agreed to (i) file,
                                within 30 days after the date of original
                                issuance of the Old Notes (the 'Issue Date')
                                (the 'Filing Date'), a registration statement
                                with respect to the Exchange Offer for the
                                New Notes, (ii) use its best efforts to cause
                                such registration statement to be declared
                                effective within 90 days after the Filing
                                Date and (iii) use its best efforts to
                                consummate the Exchange Offer within 120 days
                                after the Filing Date. In the event that the
                                Company does not comply with certain
                                covenants set forth in the Registration
                                Rights Agreement, as the sole remedy
                                therefor, the Company will be obligated to
                                pay certain liquidated damages to the holders
                                of the Old Notes under certain circumstances.
                                See 'The Exchange Offer.'

                                For a more complete description of the New
                                Notes, see 'Description of Notes.'

                 SUMMARY DESCRIPTION OF THE NEW PREFERRED STOCK

     The terms of the New Preferred Stock and the Old Preferred Stock are identical in all material respects, except for certain transfer restrictions relating to the Old Preferred Stock. The New Preferred Stock will be entitled to dividends from the most recent date to which dividends have been paid on the Old Preferred Stock or, if no dividends have been paid on the Old Preferred Stock, from June 25, 1997. Accordingly, registered holders of New Preferred Stock on the relevant record date for the first dividend payment date following the consummation of the Exchange Offer will receive dividends accumulating from the most recent date to which dividends have been paid on the Old Preferred Stock or, if no dividends have been paid, from June 25, 1997. Old Preferred Stock accepted for exchange will cease to accumulate dividends from and after the date of consummation of the Exchange Offer. Holders whose Old Preferred Stock is accepted for exchange will not receive any payment in respect of dividends on such Old Preferred Stock otherwise payable on any dividend payment date the record date for which occurs on or after consummation of the Exchange Offer.

LIQUIDATION PREFERENCE........  $25.00 per share, plus accumulated and unpaid dividends.

OPTIONAL REDEMPTION...........  At any time and from time to time on or prior to June 15, 2000, the Company may, subject to
                                certain requirements, redeem up to 35% of the
                                Senior Preferred Stock with cash proceeds
                                from one or more Equity Offerings at a
                                redemption price equal to 112.0% of the
                                liquidation preference thereof, plus
                                accumulated and unpaid dividends to the date
                                of redemption. After June 15, 2000 and prior
                                to June 15, 2002, the Senior Preferred Stock
                                is not redeemable. On or after June 15, 2002,
                                the Senior Preferred Stock will be
                                redeemable, at the option of the Company, in
                                whole or in part at any time, at the
                                following redemption prices (expressed as a
                                percentage of liquidation preference) if
                                redeemed during the twelve month period
                                commencing on June 15, of the applicable year
                                set forth below plus, without duplication, an
                                amount in cash equal to all accumulated and
                                unpaid dividends to the redemption date:

                                             YEAR                  PERCENTAGE
                                             ----                  ----------

                                2002.............................    106.00%

                                2003.............................    104.00%


                                2004.............................    102.00%

                                2005 and thereafter..............    100.00%

                                (See 'Description of New Preferred
                                Stock--Redemption-- Optional Redemption'.)

MANDATORY REDEMPTION..........  The Company is required, subject to certain conditions,
                                to redeem all of the Senior Preferred Stock
                                outstanding on June 15, 2007 at a redemption
                                price equal to 100% of the liquidation
                                preference thereof, plus accumulated and
                                unpaid dividends to the date of redemption.
                                (See 'Description of New Preferred Stock--
                                Redemption--Mandatory Redemption'.)

DIVIDENDS.....................  At a rate equal to 12% per annum of the liquidation preference per share, payable
                                quarterly beginning the earlier of September
                                15, 1997 or such dividend payment date first
                                occuring subsequent to the consummation of
                                the Exchange Offer and

                                accumulating from the most recent date to which dividends have been paid on the Old
                                Preferred Stock, or if no dividends have been paid on the Old Preferred Stock, from June
                                25, 1997. See 'Description of New Preferred
                                Stock--Dividends.'

DIVIDEND PAYMENT DATES........  March 15, June 15, September 15 and December
                                15, commencing on the earlier of September
                                15, 1997 or such dividend payment date first
                                occuring subsequent to the consummation of
                                the Exchange Offer. See 'Description of New
                                Preferred Stock--Dividends.'

VOTING........................  The New Preferred Stock will be non-voting, except as otherwise required by law and
                                except in certain circumstances described
                                herein, including (i) amending certain rights
                                of the holders of the New Preferred Stock and
                                (ii) the issuance of any class of equity
                                securities that ranks on a parity with or
                                senior to the New Preferred Stock. In
                                addition, if the Company (i) after June 15,

                                2002 fails to pay cash dividends in any
                                dividend period, (ii) fails to make a
                                mandatory redemption or an offer to purchase upon a Change of Control, or (iii) fails to comply with certain covenants or make certain payments on its Indebtedness, holders of a majority of the shares of the Senior
                                Preferred Stock, voting as a class, will be entitled to elect two directors to the Company's Board of Directors. See
                                'Description of New Preferred Stock-- Voting
                                Rights.'

RANKING.......................  The Old Preferred Stock ranks, and the New
                                Preferred Stock will rank, with respect to
                                dividend rights and rights on liquidation,
                                winding-up and dissolution of the Company,
                                senior to all classes of common stock and to
                                all other classes of preferred stock of the
                                Company subject to certain exceptions. See
                                'Description of New Preferred
                                Stock--Ranking.'

CHANGE OF CONTROL.............  In the event of a Change of Control, the
                                Company will, subject to certain conditions,
                                be required to make an offer to purchase all
                                outstanding shares of Senior Preferred Stock
                                at a purchase price equal to 101% of the
                                liquidation preference thereof, plus
                                accumulated and unpaid dividends to the date
                                of purchase. There can be no assurance that
                                the Company will have sufficient funds to
                                purchase all of the Senior Preferred Stock in
                                the event of a Change of Control or that the
                                Company would be able to obtain financing for
                                such purpose on favorable terms, if at all.
                                See 'Description of New Preferred
                                Stock--Change of Control Offer.'

CERTAIN RESTRICTIVE
  PROVISIONS..................  The certificate of designation with respect to the Old Preferred or the New Preferred, as
                                applicable (the 'Certificate of
                                Designation'), contains certain restrictive
                                provisions that, among other things, limit
                                the ability of the Company and its
                                subsidiaries to: (i) incur additional
                                Indebtedness; (ii) issue preferred stock of
                                subsidiaries; (iii) pay dividends or make
                                certain other restricted payments; (iv) enter
                                into transactions with affiliates; or (v)
                                merge or consolidate with or sell all or
                                substantially all of their assets to any
                                other person. See 'Description of New

                                Preferred Stock-- Certain Covenants.'

EXCHANGE OFFER AND
  REGISTRATION RIGHTS.........  Pursuant to the Preferred Stock Registration
                                Rights Agreement the Company agreed to (i)
                                file, within 30 days after the Filing Date, a
                                registration statement with respect to the
                                Exchange Offer for the New Preferred Stock,
                                (ii) use its best efforts to cause such
                                registration statement to be declared
                                effective within 90 days after the Filing
                                Date and (iii) use its best efforts to
                                consummate the Exchange Offer for the New
                                Preferred Stock within 120 days after the
                                Filing Date. In the event that the Company
                                does not comply with certain covenants set
                                forth in the Preferred Stock Registration
                                Rights Agreement, as the sole remedy
                                therefor, the Company will be obligated to
                                pay certain liquidated damages to the holders
                                of the Old Preferred Stock under certain
                                circumstances. See 'Exchange Offer--Purpose
                                and Effect of the Exchange Offer.'

For a more complete description of the New Preferred Stock, see 'Description of New Preferred Stock.'

                                  RISK FACTORS

     Prospective purchasers of the New Notes and the New Preferred Stock should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under 'Risk Factors' for risks involved with an investment in the New Notes and the New Preferred Stock.

          SUMMARY OF HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA


     The following table presents summary financial data of National Tobacco and NAOC on a historical and unaudited pro forma basis for the periods indicated. The financial data used in the preparation of the summary historical financial data has been derived from the audited financial statements for the year ended December 31, 1996 and from the unaudited condensed financial statements for the six-month period ended June 30, 1997. The pro forma financial data has been derived from the Unaudited Pro Forma Condensed Consolidated Financial Statements. This financial data is qualified by and should be read in conjunction with the historical financial statements and the related notes thereto and the other financial information contained in this Prospectus.



                                                                 YEAR ENDED DECEMBER 31, 1996               SIX MONTHS ENDED
                                                           -----------------------------------------          JUNE 30, 1997
                                                             NATIONAL                                   -------------------------
                                                              TOBACCO                   THE COMPANY       THE        THE COMPANY
                                                           PRO FORMA (1)     NAOC      PRO FORMA (2)    COMPANY     PRO FORMA (2)
                                                           -------------    -------    -------------    --------    -------------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Net sales.............................................      $55,936       $46,139      $ 102,075      $ 25,938      $  43,444
  Cost of sales.........................................       23,254        16,453         39,707         9,300         15,585
                                                           -------------    -------    -------------    --------    -------------
  Gross profit..........................................       32,682        29,686         62,368        16,638         27,859
  Selling, general and administrative expense...........       21,455         3,980         25,435        11,591         14,682
  Amortization of intangible assets.....................          870         5,078          5,633           468          2,848
                                                           -------------    -------    -------------    --------    -------------
  Operating income......................................       10,357        20,628         31,300         4,579         10,329
  Interest expense......................................       11,813         4,976         26,171         5,194         13,245
  Financial advisory fee expense (3)....................           --         1,178             --            --             --
  Other expense (income)................................         (122)           --           (122)          (44)          (250)
                                                           -------------    -------    -------------    --------    -------------
  Income (loss) from continuing operations before income
    taxes and extraordinary loss........................       (1,334)       14,474          5,251          (571)        (2,666)
  Provision for income taxes............................           --         5,130          1,556         5,017         (1,338)
                                                           -------------    -------    -------------    --------    -------------
  Income (loss) from continuing operations before
    extraordinary loss..................................       (1,334)        9,344          3,695        (5,588)        (1,328)
Extraordinary loss (net of income tax of $3,224)........           --            --             --        (8,262)            --
                                                           -------------    -------    -------------    --------    -------------
Net income (loss).......................................       (1,334)       (9,344)         3,695       (13,850)        (1,328)
  Preferred stock dividends.............................           --            --          4,325            58          2,468
                                                           -------------    -------    -------------    --------    -------------
  Income (loss) applicable to common stock..............      $(1,334)      $ 9,344      $    (630)     $(13,908)     $  (3,796)
                                                           -------------    -------    -------------    --------    -------------

                                                           -------------    -------    -------------    --------    -------------
  Net income (loss) per common share....................           --       $698.25      $   (1.19)     $ (26.33)     $   (7.19)
                                                           -------------    -------    -------------    --------    -------------
                                                           -------------    -------    -------------    --------    -------------
  Weighted average number of common shares outstanding
    (000) (4)...........................................           --          13.4          528.2         528.2          528.2
                                                           -------------    -------    -------------    --------    -------------
                                                           -------------    -------    -------------    --------    -------------
OTHER DATA:
  Ratio of earnings to combined fixed charges and preferred stock dividends (7)....           1.03                           --
  Ratio of earnings to fixed charges (8)...........................................           1.20                           --
  Cash flows from operating activities..................      $ 8,145       $18,268                     $(25,862)
  Cash flows from investing activities..................      (72,445)       (8,053)                    (157,260)
  Cash flows from financing activities..................       66,561        (5,142)                     184,460
  EBITDA (5)............................................       15,521        25,768         41,289         5,947         14,077
  EBITDA margin.........................................         27.7%         55.8%          40.4%         22.9%          32.4%
  Depreciation and amortization of intangible assets....      $ 2,358       $ 5,140      $   7,183      $  1,366      $   3,748
  LIFO adjustment.......................................        2,806            --          2,806            --             --
  Capital expenditures..................................          300            55            442           442            442
  Ratio of EBITDA to interest expense (6)..........................................           1.72x                        1.16x
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital...................................................................................    $ 49,199
  Total assets......................................................................................     274,527
  Total debt, including current maturities..........................................................     240,750
  Preferred stock...................................................................................      32,371
  Stockholders' Equity (deficit)....................................................................     (24,715)


------------------------

(1) Pro forma to reflect the May 17, 1996 recapitalization as if it had occurred on January 1, 1996.


(2) Pro forma to reflect the Transactions as if they had occurred on January 1, 1996.


(3) Represents salaries, expenses and financial advisory fees paid to previous owners.

(4) Net income (loss) per common share is based on weighted average number of shares of common stock outstanding during the period. Stock options and warrants have not been included in the calculation due to their antidilutive effect.


(5) 'EBITDA' represents operating income plus depreciation and amortization of intangible assets plus the recurring non-cash LIFO adjustment, where applicable. Information regarding EBITDA is presented because management believes that EBITDA is useful as an indicator of an issuer's historical cash flow available to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income

    (as determined in accordance with GAAP) as a measure of the Company's operating results or cash flows (as determined in accordance with GAAP) as a measure of the Company's liquidity.


     Following is a reconciliation of net income to EBITDA:



                                                                                                   SIX MONTHS ENDED
                                                             YEAR ENDING DECEMBER 31, 1996          JUNE 30, 1997
                                                           ---------------------------------    ----------------------
                                                                                      THE                       THE
                                                           NATIONAL                 COMPANY                   COMPANY
                                                            TOBACCO                   PRO          THE          PRO
                                                           PRO FORMA     NAOC      FORMA(2)      COMPANY     FORMA(2)
                                                           ---------    -------    ---------    ---------    ---------
Net income..............................................   $  (1,334)   $ 9,344     $  3,695    $ (13,850)   $  (1,328)
Interest expense, net...................................      11,813      4,976       26,171        5,194       13,245
Income taxes............................................          --      5,130        1,556        5,017       (1,338)
Depreciation............................................       1,488         62        1,550          900          900
Amortization of intangibles.............................         870      5,078        5,633          468        2,848
Financial advisory fee expense..........................          --      1,178           --
Other income............................................        (122)        --         (122)         (44)        (250)
LIFO adjustment.........................................       2,806         --        2,806           --           --
Extraordinary loss, net of income tax benefit of
  $3,224................................................          --         --           --        8,262           --
                                                           ---------    -------    ---------    ---------    ---------
EBITDA..................................................   $  15,521    $25,768     $ 41,289    $   5,947    $  14,077
                                                           ---------    -------    ---------    ---------    ---------
                                                           ---------    -------    ---------    ---------    ---------



(6) For purposes of calculating this ratio, interest expense excludes amortization of deferred financing costs and dividends on preferred stock. Management believes this ratio is useful as an indicator of an issuer's historical cash flow available to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company's operating results or cash flows (as determined in accordance with GAAP) as a measure of the Company's liquidity.




(7) For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes plus combined fixed charges and preferred stock dividends. Combined fixed charges and preferred stock dividends consist of interest expense (including amortization of deferred financing costs) plus one-third (the portion deemed to be representative of interest) of rent expense, plus the pre-tax earnings which would be required to cover preferred stock dividends (preferred stock dividends divided by 100% minus the relationship of the provision for income taxes to the income (loss) before income taxes). The Company had pro forma earnings which were inadequate to cover combined fixed charges and preferred stock dividends by approximately $5,134 for the six months ended June 30, 1997.



(8) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) plus one-third (the portion deemed to be representative of the interest portion) of rent expense. The Company had pro forma earnings which were inadequate to cover fixed charges by approximately $2,666 for the six months ended June 30, 1997.

                                  RISK FACTORS

     Prospective investors should carefully review the information set forth below, together with the information and financial data set forth elsewhere in this Prospectus, before making an investment decision.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT


     As a result of the Old Notes Offering and the New Senior Secured Facilities, the Company is highly leveraged. After giving pro forma effect to the Transactions, the Company would have had total indebtedness at June 30, 1997 of approximately $240.8 million (96.7% of total capitalization). See 'Summary of Historical and Unaudited Pro Forma Financial Data,' 'Capitalization,' and 'Unaudited Pro Forma Condensed Consolidated Financial Statements.'



     This degree of leverage could have important consequences, including the following: (i) the ability of the Company to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes may be impaired (see 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources'); (ii) a substantial portion of the Company's cash flow from operations will be required to pay the Company's debt service; (iii) the Company may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; (iv) the Company may be particularly vulnerable in the event of a downturn in its business or in the economy generally; and (v) to the extent of any borrowings incurred by the Company under the New Senior Secured Facilities, the Company will be vulnerable to increases in interest rates.



     As a result of the Transactions, a significant portion of the Company's cash flow will be required to service indebtedness and will not be available for other purposes. After giving pro forma effect to the Transactions as if they had been consummated on January 1, 1996, the ratio of the Company's earnings to its fixed charges for the year ended December 31, 1996 would have been 1.20 to 1 and for the six months ended June 30, 1997 would have been inadequate to cover fixed charges by approximately $2,666. In the absence of adequate operating results and cash flows, the Company may be required to dispose of material assets or operations or refinance its indebtedness to meet its debt service obligations. There can be no assurance that the Company will be successful in this regard should such actions become necessary.


LIMITATIONS ON ABILITY TO PAY DIVIDENDS

     The Indenture limits the amount of cash dividends that may be paid on shares of preferred stock of the Company. However, for all dividend dates through and including June 15, 2002, the Company may, at its option, pay dividends in additional shares of New Preferred Stock in lieu of paying cash dividends.

     In addition to the limitations imposed on the payment of dividends by the Indenture, under Delaware law the Company is permitted to pay dividends on its capital stock, including the New Preferred Stock, only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared.


     In determining the Company's ability to pay dividends, Delaware law permits the Board of Directors of the Company to revalue the Company's assets and liabilities from time to time to their fair market values in order to create surplus. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay cash dividends on the New Preferred Stock.


TAX CONSEQUENCES OF DISTRIBUTIONS WITH RESPECT TO THE NEW PREFERRED STOCK; POTENTIAL FOR UNPLANNED DEEMED DIVIDEND INCOME

     If the redemption price of the New Preferred Stock exceeds its issue price by more than a de minimis amount, such excess may be treated as a constructive distribution with respect to the New Preferred Stock of additional stock over the term of the New Preferred Stock using a constant interest rate method similar to that used for accruing original issue discount. As a result of the allocation of a portion of the purchase price of the Units to the Warrants, the New Preferred Stock will have a redemption price that exceeds its issue price by more than a de minimis amount, resulting in such constructive distributions. In addition, because the issue price of the New Preferred Stock distributed in lieu of payments of cash dividends will be equal to the fair market value of the New Preferred Stock at the time of distribution, it is possible, depending on its fair market value at that time, that such New Preferred Stock will be issued with a redemption premium large enough to be considered a constructive distribution as described above. In such event holders would be required to include such premium in income as a distribution over some period in advance of receiving the cash attributable to such income, and such New Preferred Stock might trade separately, which might adversely affect the liquidity of the New Preferred Stock.

EXTENSIVE AND INCREASING REGULATION OF PRODUCTS

     Smokeless tobacco companies, like other manufacturers, distributors and sellers of tobacco products, are subject to regulation at the federal, state and local levels. Such regulations include labeling requirements, limitations on advertising, and prohibition of sales to minors. The trend in recent years has been toward increased regulation of the tobacco industry. There can be no assurance as to the ultimate content, timing or effect of any regulation of tobacco products by any federal, state or local legislative or regulatory body, nor can there be any assurance that any such legislation or regulation would not have a material adverse effect on the Company's business.

     In August 1995, the United States Food and Drug Administration ('FDA') published proposed rules for regulation of tobacco and tobacco products, including smokeless tobacco. Following a year of comment and revision, in August 1996 the FDA promulgated final rules which were scheduled to take effect in August 1997, except for a portion of the rules prohibiting the sale of tobacco to persons under 18, which have already become effective. The FDA's regulations restrict access to tobacco and tobacco products, regulate tobacco labeling, and limit promotion and advertising of tobacco.

     On April 25, 1997, a federal court in Greensboro, North Carolina ruled that the FDA has statutory authority to regulate tobacco products. The court upheld the FDA's rules restricting access to tobacco products and regulating tobacco labeling. However, the court ruled that the FDA does not have authority to regulate promotion and advertising of tobacco products. The judge certified the case for interlocutory appeal to the United States Fourth Circuit Court of Appeals, and both the tobacco companies and the government have indicated their intent to appeal this ruling.

     The FDA regulations will prohibit self-service displays of tobacco, including smokeless tobacco, and require that a retailer sell cigarettes and smokeless tobacco only in a direct, face to face exchange between the retailer and the consumer. Historically, smokeless tobacco has been sold primarily by allowing customers self service access to the product, and there can be no assurance that prohibiting such access will not have an adverse effect on sales.

     In 1996, the Commonwealth of Massachusetts enacted a statute which requires tobacco companies, incuding smokeless tobacco companies, to disclose information regarding the ingredients and nicotine content of their products. On February 7, 1997, a federal court in Massachusetts ruled that this statute is not preempted by federal law. The case has been certified for immediate appeal to the United States First Circuit Court of Appeals. If tobacco companies are required to disclose ingredient information, this may risk disclosure of trade secrets, which may have a material adverse effect on their businesses.

     While there is no current regulation materially and adversely affecting the sale of RYO cigarette papers, there can be no assurance that federal, state or local regulations will not be enacted which seek to regulate RYO cigarette papers and which would have a material adverse effect on the business of the Company. There can also be no assurance that the FDA will not attempt to regulate the sale of RYO cigarette papers. See 'Business--Regulation.'

TOBACCO INDUSTRY PRODUCT LIABILITY LITIGATION

     The tobacco industry, primarily the cigarette segment, has experienced and is experiencing significant product liability litigation. Numerous class action and individual lawsuits have been brought against tobacco companies (primarily the cigarette companies) for health-related injuries allegedly caused by use of or exposure to tobacco products. Many of these lawsuits seek punitive damages in addition to compensatory damages. In addition to individual and class action product liability lawsuits, approximately 40 states and at least ten cities and counties have sued tobacco companies (primarily the cigarette companies) to recover substantial medical costs allegedly incurred by such states, cities and counties in treating tobacco-related illnesses and diseases. The total amount of damages which may be at risk in these various lawsuits is presently unknown, but could be material.

     Several events have occurred within the past few years which make it likely that tobacco liability lawsuits will be pursued vigorously against tobacco companies (primarily the cigarette companies) in the near future, including the following: in August 1996, a Florida jury awarded, in a verdict which is currently under appeal, $750,000 in compensatory damages in favor of an individual plaintiff who claimed he was injured as a result of smoking cigarettes; documents have been obtained in discovery from several tobacco companies, which plantiffs allege show that such companies concealed information regarding the health risks and addictive effects of nicotine and tobacco; testimony has been given and statements have been made by present or former tobacco executives regarding possibly harmful and addictive effects of nicotine and tobacco; at least 25 statewide class actions have been brought by a well organized and well financed group of plaintiffs' class action lawyers; approximately 40 states and at least ten cities and counties have brought lawsuits seeking to recover costs incurred in treating tobacco-related illnesses and diseases; and Liggett & Myers recently broke ranks with other major tobacco companies and agreed to reach a separate settlement of its tobacco liability litigation, pursuant to which it agreed to produce documents and cooperate with plaintiffs.


     Most tobacco liability lawsuits have been brought against manufacturers and sellers of cigarettes for injuries allegedly caused by smoking or by exposure to smoke. However, several lawsuits have been brought against manufacturers and sellers of smokeless tobacco, principally moist snuff, for injuries to health allegedly caused by use of smokeless tobacco. Historically, such claims have asserted that use of smokeless tobacco is addictive and causes oral cancer. These cases include recent purported class actions brought in Louisiana and Illinois; several of the 40 health care reimbursement actions brought by the state attorneys general; and four individual actions brought in Louisiana and Texas. One additional purported class action seeking 'the establishment of a medical monitoring fund to monitor the health of plaintiffs and class members for those diseases and health risks associated with the use of smokeless tobacco products' was filed on June 30, 1997 against National Tobacco and other manufacturers of smokeless tobacco products. There can be no assurance that in the future National Tobacco will not be named as a defendant in one or more additional lawsuits or, if so named, that such lawsuits will not have a material adverse effect on the Company's business. See "Legal Proceedings."
In addition, National Tobacco, as a member of Smokeless Tobacco Council, Inc., a trade organization ('STC'), which is a defendant in certain of these cases, is responsible for 5% of the STC's operating expenses, including litigation costs. See 'Business--Product Liability and Litigation.'


POSSIBLE NATIONAL SETTLEMENT OF TOBACCO LIABILITY CLAIMS

     There has been widespread publicity and speculation recently about a possible national settlement of tobacco liability claims. Although the proposed settlement has neither been enacted by the Congress nor has its constitutionality been tested in the courts, its terms were made public on June 21, 1997. If enacted in its present form, the proposed settlement would expand the FDA's authority to regulate the manufacture, marketing and distribution of nicotine-containing tobacco products (e.g., advertising, warning labels, manufacture, display and sale of tobacco products) and to require disclosure of previously non-public or confidential tobacco industry files. If enacted in its present form, the settlement would also create and finance public health programs and education campaigns as well as establish goals for reduction of underage tobacco use and provide a mandatory surcharge on tobacco businesses if such goals are not met. Standards would also be developed to minimize involuntary exposure to second-hand smoke.

     The total face value of the 25-year settlement program would be $368.5 billion, to be borne by the tobacco industry as a deductible, ordinary business expense. The legislation, if enacted in its present form, would also settle certain types of existing lawsuits, including attorney general or similar government actions and class actions. Punitive damages claims arising from conduct preceding enactment of the legislation would be prohibited, no class actions or other devices to resolve cases other than on an individual basis would be permitted without the defendant's consent. An annual aggregate cap would be placed on damages companies would pay. Where such cap is exceeded, settlements and amounts of individual judgements exceeding $1 million would be payable over time, with no more than $1 million to be paid over in any one year in which the aggregate cap would be exceeded. All of the above limitations, except for the limitation of punitive damages, would also apply to suits claiming the occurence of injury after the effective date of legislation.

     It is impossible to predict whether, and in what form, the proposed legislation will be enacted. Assuming some form is enacted, it is unclear what effect, if any, such legislation would have upon the Company or the smokeless tobacco industry.

EFFECTS OF INCREASED EXCISE TAXES

     Smokeless tobacco products and RYO cigarette papers have long been subject to federal and/or state and local excise taxes, and such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives. Future enactment of increases in excise taxes could result in decreased unit sales of smokeless tobacco products and RYO cigarette papers, which could have a material adverse effect on the Company's business. See 'Business--Excise Taxes'.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS AND PREFERRED STOCK

     The terms and conditions of the Indenture, the Certificate of Designation and the New Senior Secured Facilities impose restrictions that affect the ability of the Company to incur debt, make distributions, make acquisitions, create liens and make capital expenditures. See 'Recent Transactions,' 'Description of Notes,' 'Description of New Preferred Stock,' and 'Description of Other Indebtedness.' The Company also is required to maintain specified financial ratios and tests and limit its capital expenditures, affiliate payments and dividends. The restrictive covenants contained in the Indenture, the Certificate of Designation and the New Senior Secured Facilities, as well as the highly leveraged position of the Company, could significantly limit the ability of the Company to respond to changing business or economic conditions or to substantial declines in operating results. The ability of the Company to comply with the provisions in the Indenture, the Certificate of Designation and the New Senior Secured Facilities can be affected by events beyond the Company's control, and there can be no assurance that the Company will achieve operating results that will comply with such provisions.

     The breach of any of these covenants under the New Senior Secured Facilities could result in a default thereunder. In the event of any such default, the Lender could elect to declare all amounts borrowed or owed under the New Senior Secured Facilities, together with accrued interest and other fees, to be due and payable or to apply all the available cash of the Company to repay such amounts or to collateralize letters of credit (in which event cash would not be available to the Company for other purposes). If the Company were unable to repay any such amounts when due, the Lender could proceed against all the collateral securing such debt. If the indebtedness under the New Senior Secured Facilities or the Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such other indebtedness and the Notes in full. See 'Description of Notes' and 'Description of Other Indebtedness.'

RANKING OF THE NEW NOTES AND THE GUARANTEES; ABILITY TO INCUR ADDITIONAL SECURED DEBT


     The New Notes are not subordinated to any indebtedness of the Company and rank pari passu with all other unsecured, unsubordinated indebtedness of the Company including the Old Notes. The Notes are unsecured and thus, in effect, would rank junior to any secured indebtedness of the Company. The New Senior Secured Facilities are secured by substantially all of the assets and property of the Company and each of its Subsidiaries. The Company has approximately $86.0 million in aggregate principal amount of secured indebtedness outstanding under the New Secured Facilities as of June 30, 1997. In addition, the Indenture permits the Company and its subsidiaries to incur additional secured debt under certain circumstances. Some or all of such additional indebtedness may rank pari passu with the Notes, and the holders of such indebtedness may have a claim to assets of the Company superior to that of the holders of the Notes because such additional indebtedness is secured by liens on assets of the Company. Although there are certain limitations on the ability of the Company to secure such debt, the incurrence of such additional debt might adversely affect the Company's ability to meet its obligations under the Notes. See 'Description of Notes--Certain Covenants' and 'Description of Other Indebtedness.' In the event of dissolution, liquidation or reorganization of, or similar proceeding relating to, the Company, the secured lenders of the Company would be entitled to receive payment to the extent of the value of their collateral or in full, whichever is less, prior to any payment in respect of the Notes.



     The Guarantors have unconditionally guaranteed the payment of principal and interest on the Notes when due. The Guarantees will rank pari passu with all existing and future senior indebtedness of the Guarantors. The Guarantees are unsecured and thus, in effect, would rank junior to any secured indebtedness of the Guarantors. The Guarantors have $86.0 million in aggregate principal amount of secured indebtedness outstanding as of June 30, 1997. The Indenture permits the Company and its subsidiaries (including the Guarantors) to incur additional secured debt under certain circumstances. Some or all of such additional indebtedness may rank pari passu with the Guarantees, and the holders of such indebtedness may have a claim to assets of a Guarantor superior to that of the holders of the Notes because such additional indebtedness is secured by liens on assets of such Guarantor. Although there are certain limitations on the ability of the Guarantors to secure such debt, the incurrence of such additional debt might adversely affect the Guarantors' ability to meet their obligations under the Guarantees. See 'Description of Notes--Guarantees.' Consequently, in the event of dissolution, liquidation or reorganization of, or similar proceeding relating to, any Guarantor, such Guarantor's secured lenders would be entitled to receive payment to the extent of the value of their collateral or in full, whichever is less, prior to any payment in respect of such Guarantor's Guarantee.

FRAUDULENT CONVEYANCE CONSIDERATIONS

     The incurrence by the Company of a portion of the indebtedness evidenced by the Notes to finance the Acquisition, as described under 'Recent Transactions,' is subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the Company. Under these statutes, if a court were to find that obligations (such as the Notes) were incurred with the intent of hindering, delaying or defrauding present or future creditors, that the Company received less than a reasonably equivalent value or fair consideration for those obligations or that the Company contemplated insolvency with a design to prefer one or more creditors to the exclusion, in whole or in part, of other creditors and, at the time of the occurrence of the obligations, the obligor either (i) was insolvent or rendered insolvent by reason thereof, (ii) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to or believed that it would incur debts beyond its ability to pay such debts as they matured or became due, such court could void the Company's obligations under the Notes, subordinate the Notes to other indebtedness of the Company or take other action detrimental to the holders of the Notes.

     The measure of insolvency for purposes of a fraudulent conveyance claim will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair salable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. The Company believes that, after giving effect to the Transactions, the Company is (i) neither insolvent nor rendered insolvent by the incurrence of indebtedness in connection with the Transactions, (ii) in possession of sufficient capital to run its business effectively and (iii) incurring debts within its ability to pay as the same mature or become due.

     There can be no assurance, however, as to what standard a court would apply in order to evaluate the parties' intent or to determine whether the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transactions, the sale of the Old Notes or the Exchange Offer or that, regardless of the method of valuation, a court would not determine that the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transactions.

     In addition, the Guarantees may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of any of the Guarantors. In such a case, the analysis set forth above would generally apply, except that the Guarantees could also be subject to the claim that, since the

Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Guarantors), the obligations of the Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could avoid a Guarantor's obligation under the Guarantee, subordinate the Guarantee to other indebtedness of a Guarantor or take other action detrimental to the holders of the Notes.

     To the extent any Guarantee was avoided as a fraudulent conveyance, limited as described above, or held unenforceable for any other reason, holders of the Notes would, to such extent, cease to have a claim in respect of such Guarantee and, to such extent, would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided, limited or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an avoided, limited or unenforceable Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of Notes.

CONTROL BY PRINCIPAL STOCKHOLDER


     The Company is privately held. Thomas F. Helms, Jr., the Company's President, Chief Executive Officer and Chairman of the Board owns a majority of the Company's outstanding shares of Common Stock (before giving effect to the exercise of the Warrants). Pursuant to the Exchange and Stockholders' Agreement, dated as of June 25, 1997, between the Company and certain of its stockholders (the

'Stockholders' Agreement'), Mr. Helms has, in effect, the ability to elect all or, in certain events, a majority of the members of the Board of Directors of the Company. See 'Risk Factors--Limitation of Change of Control' and 'The Transactions.' Accordingly, Mr. Helms has the ability to control the Company's policies and affairs. Such control may have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company.


HOLDING COMPANY STRUCTURE; CHANGE OF CONTROL

     The Company is a holding company with no business operations of its own. The Company's only material asset is the direct and indirect equity interests in its National Tobacco and NAOC subsidiaries, through which the Company conducts its business operations. Accordingly, the Company will be dependent upon the earnings and cash flows of, and dividends and distributions from, its direct and indirect equity interests in National Tobacco and NAOC to pay its expenses, meet its obligations and pay interest and principal on the Notes and dividends on the Senior Preferred Stock. There can be no assurance that these direct and indirect equity interests in National Tobacco and NAOC will generate sufficient earnings and cash flows to pay dividends to distribute funds to the Company to enable the Company to pay its expenses and meet its obligations and pay interest and principal on the Notes and dividends on the Senior Preferred Stock.

NO PRIOR HISTORY OF COMBINED OPERATIONS; INTEGRATION OF ACQUIRED COMPANIES

     Prior to the Acquisition, the operations of National Tobacco and NAOC were conducted as separate and distinct businesses, each with its own management team, sales force and manufacturing or distribution facilities. The Company intends to manage the operations of National Tobacco and NAOC as an integrated entity. While the Company believes that it can successfully integrate the operations of National Tobacco and NAOC, there can be no assurance that this will be the case. There also can be no assurance that the Company will be able to realize expected operating and economic efficiencies following the Transactions.

RELIANCE ON SUPPLIERS

     The Company does not grow or purchase from growers any of the raw tobacco products used in manufacture of its loose leaf chewing tobacco, and has entered into a purchasing and processing agreement (the 'Lancaster Agreement') with the Lancaster Leaf Tobacco Company of Pennsylvania ('Lancaster'). Pursuant to the Lancaster Agreement, the Company, under normal conditions, must purchase all of its tobacco requirements exclusively from Lancaster. In turn, Lancaster is required to provide the Company with the quantity and types of tobacco it desires.

     Although the Company has put in place, and the Lancaster Agreement provides, certain safeguards, including the right, under certain circumstances, to purchase tobacco from other suppliers, there can be no guarantee that the Company will be able to meet product demands in a timely manner or that the Company will be able to find an alternate tobacco supplier if Lancaster is unable to or does not meet the Company's supply needs. In the event that the Company is unable to meet product demands, customers of the Company may seek to fulfill their supply needs by purchasing competing brands, which in turn would reduce the Company's market share.

     The Company's RYO cigarette paper operations consist solely of the marketing and distribution of finished RYO cigarette papers, rag or cut tobacco and other tobacco related products. The Company does not manufacture any of its cigarette paper products and has entered into an agreement with Bollore for the long-term supply of finished products. Pursuant to the Distribution Agreements (as defined) with Bollore, the Company, under normal conditions, must purchase the finished products only from Bollore. In turn, Bollore is required by the Distribution Agreements to provide the Company with the quantities of the products that it desires.

     Although the Company has put in place certain safeguards including the maintenance by the Company of a six- to 12-week supply of inventory, and by Bollore of a two-month supply of immediately available inventory at a public warehouse in Sparks, Nevada, and the ability under certain circumstances to sell ZIG-ZAG RYO cigarette papers which are purchased from sources other than Bollore, there can be no guarantee that the Company will be able to meet product demands in a timely manner or that the Company will be able to find an alternate supplier if Bollore is unable to or does not meet the Company's supply needs. In the event that the Company is unable to meet product demands, customers of the Company may seek to fulfill their supply needs by purchasing competing brands, which in turn would reduce the Company's market share.

     The Distribution Agreements prohibit ownership by a competitor of NAOC (a 'Competitor') of equity in the Company, transfer of equity in the Company to a Competitor, and certain investments by significant stockholders of the Company in a Competitor. If such prohibited transactions occurred, they would breach the Bollore Agreement and could result in its termination. See: 'Business--Raw Materials; Product Supply and Inventory Management' and '--Distribution Agreements.'


RISKS ASSOCIATED WITH FOREIGN SUPPLIER



     Although NAOC does not have material foreign operations or assets located outside the United States, NAOC does make substantial purchases of inventory from Bollore, on terms of net 45 days in French francs. Thus NAOC bears certain foreign exchanges risks in its inventory purchases. To hedge this risk, NAOC began utilizing the short-term forward currency market in 1997. In addition, Bollore provides a contractual hedge against substantial currency fluctuation under its agreement with NAOC. Foreign currency transactions are subject to fluctuations, the impact of inflation, government expropriation, exchange controls, political instability, civil insurrection and other risks. Changes in certain exchange rates could have an adverse effect on the Company's ability to meet interest, dividend and principal obligations with respect to its U.S. dollar-denominated debt and preferred stock, including payments on the Notes and Senior Preferred Stock.


COMPETITION

     The Company encounters significant competition for the Company's products from other third-party providers of similar products. The Company believes that the principal competitive factors affecting the business for both major product categories--loose leaf chewing tobacco products and RYO cigarette papers--include product quality and taste, brand name recognition, product innovation, low-cost manufacturing and sales and marketing resources. Additionally, competitive pricing is a significant factor affecting the business for both loose leaf chewing tobacco and RYO cigarette paper products. Certain competitors of the Company in the loose leaf chewing tobacco and the RYO cigarette paper businesses are better capitalized and less leveraged than the Company and may have greater financial and other resources than those available to the Company. See 'Business--Business Strategy' and '--Competition.'

QUARTERLY FLUCTUATIONS IN EARNINGS


     On a pro forma basis, approximately half of the Company's net sales and approximately two thirds of the Company's operating profits are derived from NAOC. NAOC's sales are promotionally oriented. A substantial portion of its sales are derived from three four-week promotions which occur in March, July/August and November. As a result, the Company's net sales and profits may fluctuate from quarter to quarter. In addition, NAOC's failure to successfully promote its products during one or more of these periods could have a material adverse effect on the Company.

LIMITATION ON CHANGE OF CONTROL

     Upon a Change of Control (as defined) the Company will be required to offer to purchase all of the outstanding Notes and the Senior Preferred Stock at a price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase and 101% of the liquidation preference of the Senior Preferred Stock plus accumulated and unpaid dividends to the date of purchase, respectively. The Change of Control purchase feature of the Notes and the Senior Preferred Stock may in certain circumstances discourage or make more difficult a sale or takeover of the Company. In particular, a Change of Control may cause an acceleration of indebtedness under the New Senior Secured Facilities and certain other indebtedness, if any, of the Company and its subsidiaries, in which case such indebtedness would be required to be repaid in full before repurchase of the Notes and the Senior Preferred Stock. See 'Description of Notes--Repurchase at the Option of Holders--Change of Control,' 'Description of New Preferred Stock--Change of Control Offer' and 'Description of Other Indebtedness.' The inability to repay such indebtedness, if accelerated, and to purchase all of the tendered Notes would constitute an event of default under the Indenture. Finally, there can be no assurance that the Company will have funds available to repurchase the Notes upon the occurrence of a Change of Control.

DEPENDENCE ON MANAGEMENT

     Certain of the executive officers of the Company are vital to the direction and management of the Company. The loss of the services of such persons could have a material adverse effect on the business and operations of the Company, and there can be no assurance that the Company would be able to find replacements for such persons with equivalent business experience.

ABSENCE OF PUBLIC MARKET


     Prior to the Exchange Offer, there has not been any public market for the Unregistered Securities. The Unregistered Securities have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Securities by holders who are entitled to participate in the Exchange Offer. Certain holders of Unregistered Securities (other than any such holder that is an affiliate of the company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company may be required to file a Shelf Registration Statement with respect to such Unregistered Securities. The New Notes and New Preferred Stock will each constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Securities on any national securities exchange or to seek approval for quotation through any automated quotation system. The initial purchasers of the Unregistered Securities currently make a market in the Unregistered Securities, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of a Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Securities or as to the liquidity of the trading market for the Exchange Securities. Consequently, holders of Exchange Securities may experience difficulty in reselling the Exchange Securities or may be unable to sell them at all. If a market for the Exchange Securities develops, any such market may be discontinued at any time.

     If a public trading market develops for the Exchange Securities, future trading prices of such securities will depend on many factors, including among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Securities may trade at a discount from their principal amount.

CONSEQUENCES OF FAILURE TO EXCHANGE


     Holders of Unregistered Securities who do not exchange their Unregistered Securities for Exchange Securities pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such securities as set forth in the legend thereon and in the Offering Memorandum dated June 18, 1997, because the Unregistered Securities were issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Unregistered Securities may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom, or in a transaction not subject to the Securities Act and applicable state securities laws. The Company does not intend to register the Unregistered Securities under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so except under limited circumstances. See 'The Exchange Offer--Purpose and Effect.' Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Securities issued pursuant to the Exchange Offer in exchange for Unregistered Securities may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such Exchange Securities from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such securities are acquired in the ordinary course of such holders' business, such holders have no arrangement with any person to participate in the distribution of such securities and neither such holders nor any such other person is engaging in or intends to engage in a distribution of such securities. Any holder of Unregistered Securities who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Securities may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Securities for its own account in exchange for Unregistered Securities, where such Unregistered Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. See 'Plan of Distribution,' and 'The Exchange Offer--Procedures for Tendering.' To the extent the Unregistered Securities are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Unregistered Securities could be adversely affected. See 'The Exchange Offer--Purpose and Effect of the Exchange Offer.'

                                USE OF PROCEEDS


     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreements. In consideration for issuing the Exchange Securities contemplated in this Prospectus, the Company will exchange Old Notes and Old Preferred Stock for Exchange Securities (in a like principal amount and like number of shares), the form and terms of which are the same as the form and terms of such Unregistered Securities, except as otherwise described herein. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Shares of New Preferred Stock will be issued in exchange for shares of Old Preferred Stock on a one-for-one basis. Accordingly, issuance of the Exchange Securities will not result in any increase or decrease in the indebtedness of the Company or the Guarantors. As such, no effect has been given to the Exchange Offer in the pro forma statements or capitalization tables. The Company will not receive any proceeds from the Exchange Offer. The gross proceeds to the Company from Old Notes Offering and the concurrent offering of the Units on June 25, 1997, were approximately $189 million (before deducting fees and expenses relating to the Offering). The net proceeds of the Old Notes Offering and the concurrent offering of the Units, together with proceeds of $85 million of floating rate borrowings under the New Senior Secured Facilities, $712,000 in equity investments by certain employees and a consultant of the Company, and approximately $0.6 million of excess cash were used to finance the Acquisition, refinance certain indebtedness of National Tobacco, repurchase all of the outstanding subordinated indebtedness and preferred interests of and warrants to purchase membership interests in LLC, to pay a fee to Bollore, and to pay fees and expenses associated with the Transactions which were consummated on June 25, 1997.

                                 CAPITALIZATION


     The following table sets forth the capitalization as of June 30, 1997 of the Company on a historical basis. This table should be read in conjunction with the historical consolidated financial statements and the related notes thereto and the other information included elsewhere in this Prospectus. See 'Unaudited Pro Forma Condensed Consolidated Financial Statements' and 'Recent Transactions.'



Cash and cash equivalents..........................................................................    $   3,547
                                                                                                      -----------
                                                                                                      -----------
Senior debt:
  Revolving credit facility........................................................................    $     750
  Floating rate term facility......................................................................       85,000
  11% Senior Notes due 2004, Series A..............................................................      155,000
  11% Senior Notes due 2004, Series B..............................................................           --
                                                                                                      -----------
     Total debt....................................................................................      240,750
Preferred stock....................................................................................       32,371
Exchange preferred stock...........................................................................           --
Stockholders' equity...............................................................................      (24,715)
                                                                                                      -----------
     Total capitalization..........................................................................    $ 248,406
                                                                                                      -----------
                                                                                                      -----------

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



     The following Unaudited Pro Forma Condensed Consolidated Statement of

Operations for the six-month period ended June 30, 1997 has been derived from the unaudited condensed Statement of Operations of National Tobacco and the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1996 has been derived from the audited Statement of Operations of National Tobacco, adjusted to give effect to the Recent Transactions (see 'Recent Transactions' on page 74) and the May 17, 1996 recapitalization of National Tobacco (see Note 1 to National Tobacco's annual financial statements on page F-8) as described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six-month period ended June 30, 1997 and for the year ended December 31, 1996 were prepared as if the Recent Transactions and the May 17, 1996 recapitalization of National Tobacco had occurred on January 1, 1996. The Unaudited Pro Forma Condensed Consolidated Statements of Operations do not purport to represent what the Company's results of operations would have been had the Recent Transactions and the May 17, 1996 recapitalization of National Tobacco occurred on such dates or to project the Company's results of operations on any future dates or for any future periods. The Unaudited Pro Forma Condensed Consolidated Statements of Operations are qualified by reference to, and should be read in conjunction with, the historical financial statements and related notes of National Tobacco and its predecessors.



     The Acquisition has been accounted for using the purchase method of accounting, under which the purchase price of NAOC has been allocated to the tangible and intangible assets and liabilities of NAOC based upon their respective fair values. The Unaudited Pro Forma Condensed Consolidated Statements of Operations have been prepared based upon certain assumptions made by management regarding the Recent Transactions and a preliminary estimate of the purchase price allocation. Actual accounting adjustments for the Recent Transactions may differ from the pro forma adjustments based on the balances of the assets and liabilities of National Tobacco and NAOC and the final purchase price allocation.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         Six Months Ended June 30, 1997



                                                                   HISTORICAL
                                                        ---------------------------------
                                                                                   NAOC
                                                                      NAOC         MARCH
                                                                     JANUARY        31,
                                                                     1, 1997       1997
                                                                       TO           TO           PRO          THE
                                                                      MARCH        JUNE         FORMA       COMPANY
                                                        NATIONAL       31,          25,        ADJUSTING      PRO
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)           TOBACCO       1997         1997        ENTRIES       FORMA
-------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
  Net sales.......................................      $25,938      $10,244      $7,262         ----       $43,444
  Cost of sales...................................        9,300        3,386       2,899         ----        15,585
                                                        -------      -------      -------      -------      -------
    Gross profit..................................       16,638        6,858       4,363         ----        27,859
  Selling, general and administrative expenses....       11,591        1,159       1,932         ----        14,682
  Amortization of intangible assets...............          467        1,330       1,314       $(2,644)(1)
                                                                                                 2,382 (2)    2,848
                                                        -------      -------      -------      -------      -------
    Operating income..............................        4,580        4,369       1,117          (262)      10,329
  Interest expense, net...........................        5,195        1,151       1,215        (7,561)(3)
                                                                                                12,169 (4)
                                                                                                 1,076 (5)   13,245
  Financial advisory fee expense..................         ----          481         295          (776)        ----
  Other income....................................          (44)        ----        (206)         ----         (250)
                                                        -------      -------      -------      -------      -------
    Income (loss) from continuing operations
      before income taxes.........................         (571)       2,737        (187)      (4,646)       (2,666)
  Provision for income taxes......................        5,018          903           56      (5,978)(7)
                                                                                               (1,338)(8)    (1,338)
                                                        -------      -------      -------      -------      -------
    Income (loss) from continuing operations......       (5,589)       1,834        (243)      (2,670)       (1,328)
  Preferred stock dividends.......................           58         ----         ----       2,410 (9)     2,468
                                                        -------      -------      -------      -------      -------

    Income (loss) from continuing operations
      applicable to common stock (10).............      $(5,647)     $ 1,834      $ (243)      $  260       $(3,796)
                                                        -------      -------      -------      -------      -------
                                                        -------      -------      -------      -------      -------
  Income (loss) from continuing operations per
    common share..................................      $(10.69)     $137.54      $(18.27)                  $ (7.19)
                                                        -------      -------      -------                   -------

                                                        -------      -------      -------                   -------
  Weighted average number of common shares
    outstanding (000) (11)........................        528.2         13.3         13.3                      528.2
                                                        -------      -------      -------                   -------
                                                        -------      -------      -------                   -------
  Supplemental financial data:
    Historical loss from continuing operations
      before income taxes.........................      $  (571)
    Pro forma benefit for income taxes (12).......         (228)
                                                        -------
    Pro forma loss from continuing operations.....      $  (342)
    Preferred stock dividends.....................           58
                                                        -------
    Pro forma loss from continuing operations
      applicable to common share..................      $  (400)
                                                        -------
                                                        -------
    Pro forma loss from continuing operations per
      common share................................      $ (0.76)
                                                        -------
                                                        -------
    Weighted average common shares outstanding....        528.2

OTHER DATA:
  Ratio of earnings to combined fixed charges and preferred
    stock dividend (deficiency of $5,134) (19)........................................................        ----
  Ratio of earnings to fixed charges (deficiency of $2,166)(20).......................................        ----

  EBITDA (17).....................................      $ 5,947      $5,715                      ----       $14,077
  Depreciation and amortization of intangible
    assets........................................        1,368       1,346                     $1,091        3,748
  Capital expenditures............................          442          30                       ----          442


  See notes to Unaudited Pro Forma Condensed Consolidated Statement of Income.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          Year Ended December 31, 1996


                                                                      Historical
                                              -----------------------------------------------------------
                                                                          Pro        National                    Pro          The
                                                                         Forma       Tobacco                    Forma       Company
(Dollars in thousands,                          NTC        National     Adjusting      Pro                     Adjusting      Pro
except per share data)                        Predecessor  Tobacco      Entries       Forma        NAOC        Entries       Forma
-----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA:
  Net sales.............................      $19,810      $36,126       ----        $55,936      $46,139         ----     $102,075
  Cost of sales.........................        7,847       15,407       ----         23,254       16,453         ----       39,707
                                              -------      -------      -------      -------      -------      -------     --------
    Gross profit........................       11,963       20,719       ----         32,682       29,686         ----       62,368
  Selling, general and administrative
    expenses............................        7,904       13,551        ----        21,455        3,980         ----       25,435
  Amortization of intangible assets.....          365          504        $(365)(13)                5,078      $(5,078)(1)
                                                                            366 (13)     870                     4,763 (2)    5,633
                                              -------      -------      -------      -------      -------      -------     --------
    Operating income....................        3,694        6,664           (1)      10,357       20,628         (315)      31,300
  Interest expense, net.................        2,453        6,398       (2,453) (3)                4,976      (16,789)(3)
                                                                          4,450 (15)                            24,020 (4)
                                                                            965 (16)  11,813                     2,151 (5)   26,171
  Financial advisory fee expense........          114          ----        (114)(14)    ----        1,178       (1,178)(6)     ----
  Other expense (income)................           (5)        (117)        ----         (122)        ----         ----         (122)
                                              -------      -------      -------      -------      -------      -------      -------
    Income (loss) before income taxes...        1,132          383       (2,849)      (1,334)      14,474       (7,889)       5,251
  Provision for income taxes............         ----         ----         ----        ----         5,130       (5,130)
                                                                                                                 1,556 (8)    1,556
                                              -------      -------      -------      -------      -------      -------      -------

    Net income (loss)...................        1,132          383       (2,849)      (1,334)       9,344        4,315        3,695
  Preferred stock dividends.............         ----         ----         ----        ----          ----        4,325 (9)    4,325
                                              -------      -------      -------      -------      -------      -------      -------
    Net income (loss) applicable to
      common stock (10).................      $ 1,132       $ 383       $(2,849)     $(1,334)     $ 9,344      $(8,640)     $  (630)
                                              -------      -------      -------      -------      -------      -------      -------
                                              -------      -------      -------      -------      -------      -------      -------
  Net income (loss) per common share....                                                          $698.25                   $ (1.19)
                                                                                                  -------                   -------
                                                                                                  -------                   -------
  Weighted average number of common
    shares outstanding (000) (11).......                                                             13.4                     528.2
                                                                                                  -------                   -------
                                                                                                  -------                   -------
  Supplemental financial data:

    Historical income (loss) before
      income taxes......................      $ 1,132      $   383      $(2,849)     $(1,334)
    Pro forma provision (benefit) for
      income taxes(12)..................          453          153       (1,140)        (534)
                                              -------      -------      -------      -------
    Pro forma net income (loss).........      $   679      $   230      $(1,709)     $  (800)
                                              -------      -------      -------      -------
                                              -------      -------      -------      -------
OTHER DATA:
Ratio of earnings to combined fixed charges and preferred stock dividends (19)........................................      1.03
Ratio of earnings to fixed charges (20)...............................................................................      1.20
EBITDA(17).....................................................................      $15,521      $25,768        ----       $41,289
Depreciation and amortization of intangible assets.............................        2,358        5,140      $ (853)        7,183
LIFO adjustment................................................................        2,806         ----        ----         2,806
Capital expenditures...........................................................          300           55        ----           442
Ratio of EBITDA to interest expense(18)...............................................................................         1.72x
Ratio of EBITDA minus capital expenditures to interest expense(18)....................................................         1.70x



See notes to Unaudited Pro Forma Consolidated Condensed Statement of Operations.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              STATEMENTS OF INCOME

       Three Months Ended March 31, 1997 and Year Ended December 31, 1996
                             (Dollars in thousands)

     The Unaudited Pro Forma Consolidated Statements of Income give effect to the following unaudited pro forma adjustments:

 (1) Reflects the elimination of historical amortization expense of NAOC.


 (2) Reflects the amortization of goodwill resulting from the acquisition of NAOC. The estimated goodwill of $119,080 will be amortized over a 25-year period on the straight-line method.


 (3) Represents the removal of historical and pro forma interest expense and deferred financing costs of National Tobacco and NAOC.

 (4) Reflects the interest expense computed to give effect to the Transactions, as follows:


                                                                                    Year Ended    Six Months Ended
                                                                                   December 31,       June 30,
                                                                                       1996             1997
                                                                                   -------------  ----------------
     Interest expense on the Notes at 11%.......................................     $17,050           $8,525
     Interest expense on the Term Facility at 8.5%..............................       6,970            3,644
                                                                                   -------------  ----------------
       Total....................................................................     $24,020          $12,169
                                                                                   -------------  ----------------
                                                                                   -------------  ----------------


 (5) Represents the amortization of deferred financing costs related to the Transactions.

 (6) Reflects the elimination of certain historical financial advisory fee expenses which are non-recurring due to the termination of the related agreement upon the occurrence of the Transactions.

 (7) Reflects the elimination of the historical provision for income taxes of NAOC.

 (8) Reflects the pro forma income tax provision for the Company at a combined statutory federal and state income tax rate of 40%, giving effect to the nondeductible goodwill amortization expense related to the acquisition of NAOC.

 (9) Reflects pay-in-kind preferred dividends on and accretion of the Senior Preferred Stock.

(10) National Tobacco and NTC Predecessor were partnerships for federal and state income tax purposes through the consummation of this Exchange Offering and, accordingly, did not incur any federal or state income taxes during these periods.


(11) Income (loss) from continuing operations per common share is based on weighted average number of shares of common stock outstanding during the period. Stock options and warrants have not been included in the calculation due to their antidilutive effect.


(12) Pro forma income taxes have been calculated using an effective tax rate of 40% (34% federal and 6% state).

(13) Reflects adjustment to remove historical amortization expense of NTC Predecessor and record the amortization of the goodwill of $31,952 resulting from the May 17, 1996 recapitalization which is being amortized over a 40-year period.

(14) Represents the removal of NTC Predecessor's financial advisory fee expenses which are non-recurring to National Tobacco due to the termination of the related agreement upon recapitalization on May 17, 1996.

(15) Reflects the interest expense computed to give effect of the May 17, 1996 recapitalization.

(16) Reflects the amortization of deferred financing costs of $5,700 and amortization of the discount on National Tobacco's subordinated notes resulting from the May 17, 1996 recapitalization.

(17) 'EBITDA' represents operating income plus depreciation and amortization of intangible assets plus the recurring non-cash LIFO adjustment, where applicable. Information regarding EBITDA is presented because management believes that EBITDA is useful as an indicator of an issuer's historical cash flow available to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company's operating results or cash flows (as determined in accordance with GAAP) as a measure of the Company's liquidity.




Following is a reconciliation of net income to EBITDA:



                                                                  Year Ended      Six months
                                                                 December 31,        Ended
                                                                     1996        June 30, 1997
                                                                 ------------    -------------
Net income....................................................     $  3,695         $(1,328)
  Interest expense, net.......................................       26,171          13,245
  Income taxes................................................        1,556          (1,338)
  Depreciation................................................        1,550             900
  Amortization of intangibles.................................        5,633           2,848
  Other income................................................         (122)           (250)
  LIFO adjustment.............................................        2,806
                                                                                       ----
                                                                 ------------    -------------
EBITDA........................................................     $ 41,289         $14,077
                                                                 ------------    -------------
                                                                 ------------    -------------



(18) For purposes of calculating this ratio, interest expense excludes amortization of deferred financing costs and dividends on preferred stock management believes that EBITDA is useful as an indicator of an issuer's historical cash flow available to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company's operating results or cash flows (as determined in accordance with GAAP) as a measure of the Company's liquidity.



(19) For purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes plus combined fixed charges and preferred stock dividends. Combined fixed charges and preferred stock dividends consist of interest expense (including amortization of deferred financing costs) plus one-third (the portion deemed to be representative of interest) of rent expense, plus the pre-tax earnings which would be required to cover preferred stock dividends (preferred stock dividends divided by 100% minus the relationship of the provision for income taxes to the income (loss) before income taxes). The Company had pro forma earnings which were inadequate to cover combine fixed charges and preferred stock dividends by approximately $5,134 for the six months ended June 30, 1997.




(20) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) plus one-third (the portion deemed to be representative of interest) of rent expense. The Company had pro forma earnings which were inadequate to cover fixed charges by approximately $2,166 for the six months ended June 30, 1997.

                            SELECTED FINANCIAL DATA
                                NATIONAL TOBACCO
                             (DOLLARS IN THOUSANDS)


    The following table sets forth selected financial data of National Tobacco for the periods from May 17, 1996 to December 31, 1996 and the six months ended June 30, 1997. The selected financial data for the period May 17, 1996 to December 31, 1996 has been derived from audited financial statements of National Tobacco, and the financial data for the six months ended June 30, 1997 have been derived from unaudited condensed financial statements. Such unaudited condensed financial statements include all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the financial position and the results of operations and cash flows for these periods. Results for interim periods are not necessarily indicative of results for the full year. Effective May 17, 1996, Predecessor 1 was recapitalized as National Tobacco. As such, the selected financial data for the period from January 1, 1996 to May 17, 1996, the six months ended June 30, 1996 and the years ended December 31, 1993, 1994 and 1995, and the period from April 15, 1992 to December 31, 1992 have been derived from the audited financial statements of Predecessor 1. The selected financial data for the Predecessor 1 are not comparable in certain respects to the selected financial data of National Tobacco due to the effects of the May 17, 1996 recapitalization. Effective April 15, 1992, Predecessor 2 was recapitalized as Predecessor 1. As such, the selected historical consolidated financial data for Predecessor 2 are not comparable in certain respects to the selected financial data of Predecessor 1 and National Tobacco due to the effects of the April 15, 1992 recapitalization. This selected financial data is qualified by and should be read in conjunction with the audited financial statements and the unaudited condensed financial statements, and the related notes thereto, and the other financial information contained in this Prospectus.


                                     PREDECESSOR 2                           PREDECESSOR 1
                                     -------------   --------------------------------------------------------------
                                        PERIOD        PERIOD                                    PERIOD     PERIOD
                                         FROM          FROM                                      FROM       FROM
                                       01/01/92      04/15/92     YEAR ENDED DECEMBER 31,      01/01/96    5/18/96
                                          TO            TO      ----------------------------      TO         TO
                                       04/15/92      12/31/92    1993      1994       1995     05/17/96    6/30/96
                                     -------------   --------   -------   -------   --------   --------   ---------
INCOME STATEMENT DATA:
  Net sales........................     $12,809      $ 38,615   $52,312   $51,376   $ 52,630   $ 19,810   $  8,376
  Cost of sales....................       5,716        19,063    26,929    21,872     20,491      7,847      2,974
                                     -------------   --------   -------   -------   --------   --------   ---------
  Gross profit.....................       7,093        19,552    25,383    29,504     32,139     11,963      5,402
  Selling, general and
    administrative expenses........       5,200        11,215    18,639    18,395     19,663      7,904      2,804
  Amortization of intangible

    assets.........................         743           660     1,040     1,038        973        365        331
                                     -------------   --------   -------   -------   --------   --------   ---------
  Operating income.................       1,150         7,677     5,704    10,071     11,503      3,694      2,267
  Interest expense.................       1,198         5,210     6,896     6,834      7,239      2,453      1,035
  Financial advisory fee expense...           0           213       300       300        300        114         --
  Other expense (income)(1)........          (3)          (47)      (27)   (2,875)     1,336         (5)       (15)
                                     -------------   --------   -------   -------   --------   --------   ---------
  Income (loss) before income
    taxes, cumulative effect of
    change in accounting principle
    and extraordinary loss.........         (45)        2,301    (1,465)    5,812      2,628      1,132      1,247
  Provision for income taxes.......          --            --        --        --         --         --         --
                                     -------------   --------   -------   -------   --------   --------   ---------
  Income (loss) before cumulative
    effect of change in accounting
    principle and extraordinary
    loss...........................         (45)        2,301    (1,465)    5,812      2,628      1,132      1,247
  Cumulative effect of change in
    accounting principle...........          --            --        --        --        123         --         --
                                     -------------   --------   -------   -------   --------   --------   ---------
  Income (loss) before
    extroardinary loss.............         (45)        2,301    (1,465)    5,812      2,505      1,132          6
  Extraordinary loss, net of
    deferred tax benefit of
    $3,224.........................          --            --        --        --         --         --         --
  Net income (loss)................     $   (45)     $  2,301   $(1,465)  $ 5,812   $  2,505   $  1,132    $ 1,247
  Preferred stock dividends........          --            --        --        --         --         --         --
  Net income (loss) attributable to
    common shares..................
  Unaudited pro forma net income
    (loss) after income taxes(2)...     $   (27)     $  1,381   $  (879)  $ 3,487   $  1,503   $    679    $   748
                                     -------------   --------   -------   -------   --------   --------   ---------
                                     -------------   --------   -------   -------   --------   --------   ---------
OTHER DATA:
  Ratio of earnings to fixed
    charges(5).....................          --          1.43        --      1.82       1.35       1.44       2.17
  Ratio of earnings to combined
    fixed charges and preferred
    stock dividends(6).............         N/A           N/A       N/A       N/A        N/A        N/A        N/A
  Cash flow from operating
    activities.....................     $ 1,063      $  3,804   $ 6,144   $ 6,920   $  8,714   $  1,172    $ 1,206
  Cash flow from investing
    activities.....................        (203)      (65,782)      607      (355)      (239)      (144)   (72,200)
  Cash flow from financing
    activities.....................        (482)       63,319    (5,668)   (7,079)    (9,048)      (977)    72,087
  EBITDA(3)........................       2,056         9,603    11,715    12,756     13,496      4,700      2,808
  Depreciation and amortization of
    intangible assets..............         890         1,400     2,047     2,076      2,046        819        541
  LIFO adjustment..................          16           526     3,964       609        (53)       187         --
  Capital expenditures.............         109           262       224       355        239        144        144
  Ratio of EBITDA to interest
    expense........................        1.72x         1.97x     1.82x     2.48x      2.42x      2.11x      2.71x
  Gross margin.....................        55.4%         50.6%     48.5%     57.4%      61.1%      60.4%      64.5%
  EBITDA margin....................        16.1%         24.9%     22.4%     24.8%      25.6%      23.7%      33.5%

BALANCE SHEET DATA (AT PERIOD END):
  Working capital (deficit)........     $(6,820)     $ 20,901   $15,323   $13,397   $  9,936   $ (9,673)   $26,441
  Total assets.....................      57,481        95,556    85,615    82,136     80,517     81,887    100,439
  Total debt, including current
    maturities.....................      44,752        71,390    62,200    54,888     48,782     48,388     73,809
  Preferred stock..................          --            --        --        --         --         --         --
  Preferred interests..............          --            --        --        --         --         --      2,500
  Warrants.........................          --            --        --        --         --         --      8,195
  Equity...........................       8,178        13,941    12,172    17,706     20,471     21,603      5,739

                                      NATIONAL TOBACCO
                                     -------------------
                                     PERIOD       SIX
                                      FROM      MONTHS
                                     06/30/96    ENDED
                                       TO      JUNE 30,
                                     12/31/96    1997
                                     -------   ---------
INCOME STATEMENT DATA:
  Net sales........................  $27,750   $  25,938
  Cost of sales....................   12,433       9,300
                                     -------   ---------
  Gross profit.....................   15,317      16,638
  Selling, general and
    administrative expenses........   10,747      11,591
  Amortization of intangible
    assets.........................      173         468
                                     -------   ---------
  Operating income.................    4,397       4,579
  Interest expense.................    5,363       5,194
  Financial advisory fee expense...       --          --
  Other expense (income)(1)........     (102)        (44)
                                     -------   ---------
  Income (loss) before income
    taxes, cumulative effect of
    change in accounting principle
    and extraordinary loss.........     (864)       (571)
  Provision for income taxes.......       --       5,017
                                     -------   ---------
  Income (loss) before cumulative
    effect of change in accounting
    principle and extraordinary
    loss...........................     (864)     (5,588)
  Cumulative effect of change in
    accounting principle...........       --          --
                                     -------   ---------
  Income (loss) before
    extroardinary loss.............               (5,588)
  Extraordinary loss, net of
    deferred tax benefit of
    $3,224.........................       --      (8,262)
  Net income (loss)................  $  (864)  $ (13,850)

  Preferred stock dividends........       --   $      58
  Net income (loss) attributable to
    common shares..................            $ (13,908)
                                               ---------
                                               ---------
  Unaudited pro forma net income
    (loss) after income taxes(2)...  $  (518)  $     N/A
                                     -------   ---------
                                     -------   ---------
OTHER DATA:
  Ratio of earnings to fixed
    charges(5).....................       --          --
  Ratio of earnings to combined
    fixed charges and preferred
    stock dividends(6).............      N/A          --
  Cash flow from operating
    activities.....................  $ 5,466   $ (25,862)
  Cash flow from investing
    activities.....................     (101)   (157,260)
  Cash flow from financing
    activities.....................   (4,249)    184,460
  EBITDA(3)........................    5,394       5,947
  Depreciation and amortization of
    intangible assets..............      997       1,386
  LIFO adjustment..................    2,619          --
  Capital expenditures.............      101         442
  Ratio of EBITDA to interest
    expense........................     1.01x       1.15x
  Gross margin.....................     55.2%       64.1%
  EBITDA margin....................     19.4%       22.9%
BALANCE SHEET DATA (AT PERIOD END):
  Working capital (deficit)........  $25,250   $  49,199
  Total assets.....................   96,553     274,527
  Total debt, including current
    maturities.....................   70,696     240,750
  Preferred stock..................       --      32,371
  Preferred interests..............    2,737          --
  Warrants.........................    8,195          --
  Equity...........................    4,875     (24,715)

------------------

(1) Fiscal 1994 other expense (income) includes a one-time charge of $352 for abandoned debt issuance costs and one-time benefits to adjust the reserves for asbestos removal by $812 and post-retirement benefits by $2,267. Fiscal 1995 other expense (income) includes a one-time charge of $1,561 for abandoned debt issuance costs.


(2) National Tobacco and its predecessors were partnerships through the consummation of the Transactions and, accordingly, did not incur any federal or state income taxes. Unaudited pro forma net income has been adjusted for assumed federal and state income taxes based on the statutory (federal and state) tax rate of 40%.


(3) EBITDA represents operating income plus depreciation and amortization of intangible assets plus the recurring non-cash LIFO adjustment. Information regarding EBITDA is presented because management believes that EBITDA is useful as an indicator of an issuer's historical cash flow available to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company's operating results or cash flows (as determined in accordance with GAAP) as a measure of the Company's liquidity.



   Following is a reconciliation of net income to EBITDA:



                                        PERIOD        PERIOD                                   PERIOD     PERIOD
                                         FROM          FROM                                     FROM       FROM
                                       01/01/92      04/15/92     YEAR ENDED DECEMBER 31,     01/01/96    5/18/96
                                          TO            TO      ---------------------------      TO         TO
                                       04/15/92      12/31/92    1993      1994      1995     05/17/96    6/30/96
                                     -------------   --------   -------   -------   -------   --------   ---------
Net income.........................     $   (45)     $  2,301   $(1,465)  $ 5,812   $ 2,505   $  1,132    $ 1,247
  Interest expense, net............       1,198         5,210     6,896     6,834     7,239      2,453      1,035
  Income taxes.....................          --            --        --        --        --         --         --
  Depreciation.....................         147           740     1,007     1,038     1,073        454        210
  Amortization of intangibles......         743           660     1,040     1,038       973        365        331
  Other income.....................          (3)          (47)      (27)   (2,875)    1,336         (5)       (15)
  Financial advisory fee expense...          --           213       300       300       300        114         --
  LIPO adjustment..................          16           526     3,964       609       (53)       187         --
  Cumulative effect of accounting
    change.........................          --            --        --        --       123         --         --
  Extraordinary loss, net..........          --            --        --        --        --         --         --
                                     -------------   --------   -------   -------   -------   --------   ---------
EBITDA.............................     $ 2,056      $  9,603   $11,715   $12,756   $13,496   $  4,700    $ 2,808
                                     -------------   --------   -------   -------   -------   --------   ---------
                                     -------------   --------   -------   -------   -------   --------   ---------

                                     PERIOD
                                      FROM         SIX
                                     06/30/96    MONTHS
                                       TO         ENDED
                                     12/31/96    6/30/97
                                     -------    ---------

Net income.........................  $  (864)   $(13,850)
  Interest expense, net............    5,363       5,194
  Income taxes.....................       --       5,017
  Depreciation.....................      824         900
  Amortization of intangibles......      173         468
  Other income.....................     (102)        (44)
  Financial advisory fee expense...       --          --
  LIPO adjustment..................       --          --
  Cumulative effect of accounting
    change.........................       --          --
  Extraordinary loss, net..........       --       8,262
                                     -------    ---------
EBITDA.............................  $ 5,394     $ 5,947
                                     -------    ---------
                                     -------    ---------



(4) For purposes of calculating this ratio, interest expense excludes amortization of deferred financing costs. Management believes this ratio is useful as an indicator of the issuer's historical cash flow available to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company's operating results or cash flows (as determined in accordance with GAAP) as a measure of the Company's liquidity.



(5) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes and cumulative effect of change in accounting principles plus fixed charges. Fixed charges consist of interest expense plus one-third of rent expense (the portion deemed to be representative of the interest portion). For the period from January 1, 1992 to April 15, 1992, the year ended December 31, 1993, the period from May 18, 1996 to December 31, 1996 and the six months ended June 30, 1997, National Tobacco had earnings which were inadequate to cover fixed charges by approximately $45 and $1,465, $864 and $571, respectively.



(6) For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes plus combined fixed charges and preferred stock dividends. Combined fixed charges and preferred stock dividends consist of interest expense (including amortization of deferred financing costs) plus one-third (the portion deemed to be representative of interest) of rent expense, plus the pre-tax earnings which would be required to cover preferred stock dividends (preferred stock dividends divided by 100% minus the relationship of the provision for income taxes to the income (loss) before income taxes). The Company had pro forma earnings which were inadequate to cover combined fixed charges and preferred stock dividends by approximately $629 for the six months ended June 30, 1997.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                     NORTH ATLANTIC OPERATING COMPANY, INC.
                             (DOLLARS IN THOUSANDS)

     The following table sets forth selected consolidated financial data of North Atlantic Operating Company, Inc. (together with its predecessors, 'NAOC') for the years ended December 31, 1996, 1995 and 1994, the period from March 31, 1993 to December 31, 1993 and the three month periods ended March 31, 1996 and 1997. The selected consolidated financial data for the years ended December 31, 1996, 1995 and 1994 and the period from March 31, 1993 to December 31, 1993 have been derived from audited consolidated financial statements of NAOC and the selected consolidated financial data of the three month periods ended March 31, 1996 and 1997 have been derived from unaudited consolidated condensed financial statements. Such unaudited consolidated condensed financial statements include all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the consolidated financial position and the results of consolidated operations for these periods. Results for interim periods are not necessarily indicative of results for the full year. This selected consolidated financial data is qualified by, and should be read in conjunction with, the audited consolidated financial statements, and the unaudited consolidated condensed financial statements, and the related notes thereto, and the other financial information contained in this Prospectus.


                                                              NORTH ATLANTIC OPERATING COMPANY, INC.
                                         --------------------------------------------------------------------------------
                                                             YEAR ENDED                     THREE MONTHS ENDED
                                         PERIOD FROM        DECEMBER 31,                        MARCH 31,
                                         03/31/93 TO  -------------------------  ----------------------------------------
                                          12/31/93     1994     1995     1996           1996                 1997
                                         -----------  -------  -------  -------  -------------------  -------------------
INCOME STATEMENT DATA:
  Net sales.............................   $23,708    $40,218  $42,546  $46,139        $12,439              $10,244
  Cost of sales.........................    12,955     14,432   15,503   16,453          4,572                3,386
                                         -----------  -------  -------  -------        -------              -------
  Gross profit..........................    10,753     25,786   27,043   29,686          7,867                6,858
  Selling, general and administrative
    expenses............................     1,858      3,400    4,004    3,980            927                1,159
  Amortization of intangible assets.....     3,097      4,379    4,710    5,078          1,230                1,330
                                         -----------  -------  -------  -------        -------              -------
  Operating income......................     5,798     18,007   18,329   20,628          5,710                4,369
  Interest expense, net.................     3,541      4,471    4,967    4,976          1,321                1,151
  Financial advisory fee expense........       225        305      654    1,178            219                  481
  Other expense (1).....................        --         --      285       --             --                   --
                                         -----------  -------  -------  -------        -------              -------
  Income before income taxes and
    extraordinary loss..................     2,032     13,231   12,423   14,474          4,170                2,737
  Income taxes..........................       820      5,435    4,301    5,130          1,460                  903

                                         -----------  -------  -------  -------        -------              -------
  Income before extraordinary loss......   $ 1,212    $ 7,796  $ 8,122  $ 9,344        $ 2,710              $ 1,834
  Extraordinary loss from early
    extinguishment of debt, net.........        --         --      762       --             --                   --
                                         -----------  -------  -------  -------        -------              -------
  Net income............................     1,212      7,796    7,360    9,344          2,710                1,834
                                         -----------  -------  -------  -------        -------              -------
                                         -----------  -------  -------  -------        -------              -------
EARNINGS PER COMMON SHARE:
  Income before extraordinary loss......     60.33     384.04   513.24   698.25         174.50               137.54
  Extraordinary loss....................        --         --   (48.15)      --             --                   --
  Net income............................     60.33     384.04   465.09   698.25         174.50               137.54
  Weighted average number of common
    shares outstanding (000) (2)........      20.1       20.3     15.8     13.4           15.5                 13.3
OTHER DATA:
  Ratio of earnings to fixed charges
    (5).................................      1.57       3.94     3.49     3.89           4.14                 3.37
  Cash flow from operating activities...   $10,667    $11,552  $10,923  $18,268        $ 5,173              $ 2,685
  Cash flow from investing activities...   (48,402)    (7,488)  (7,296)  (8,053)        (2,410)              (3,040)
  Cash flow from financing activities...    43,663     (7,128)  (2,798)  (5,142)        (1,025)                (800)
  EBITDA (3)............................     8,930     22,431   23,097   25,768          6,961                5,715
  Depreciation and amortization of
    intangible assets...................     3,132      4,424    4,768    5,140          1,251                1,346
  Capital expenditures..................        94         94       88       55             10                   30
  Ratio of EBITDA to interest expense
    (4).................................      2.95x      6.00x    5.78x    6.50x          6.39x                6.16x
  Gross margin..........................      45.4%      64.1%    63.6%    64.3%          63.2%                66.9%
  EBITDA margin.........................      37.7%      55.8%    54.3%    55.8%          56.0%                55.8%
BALANCE SHEET DATA (AT PERIOD END):
  Working capital (deficit).............   $  (506)   $   640  $ 1,558  $ 1,852        $ 2,371              $ 2,397
  Total assets..........................    49,185     49,840   58,459   64,685         61,800               64,078
  Total debt, including current
    maturities..........................    36,500     29,372   36,900   31,983         36,100               31,182
  Stockholder's equity..................     8,787     16,578   16,438   25,527         18,892               27,361


------------------
(1) 1995 other expense includes a $285,000 one-time charge related to a lawsuit settlement.

(2) Earnings per common share is based on the weighted average number of common shares outstanding during the period.


(3) EBITDA represents operating income plus depreciation and amortization of intangible assets plus the recurring non-cash LIFO adjustment, where applicable. Information regarding EBITDA is presented because EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company's operating results or cash flows (as determined in accordance with GAAP) as a measure of the Company's liquidity.



                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


     Following is a reconciliation of net income to EBITDA:



                                           PERIOD FROM       YEAR ENDED DECEMBER 31,       THREE MONTHS    THREE MONTHS
                                           03/31/93 TO    -----------------------------       ENDED           ENDED
                                            12/31/93       1994       1995       1996        3/31/96         3/31/97
                                           -----------    -------    -------    -------    ------------    ------------
NET INCOME..............................     $ 1,212      $ 7,796    $ 7,360    $ 9,344      $  2,710        $  1,834
  Interest expense, net.................       3,541        4,471      4,967      4,976         1,321           1,151
  Income taxes..........................         820        5,435      4,301      5,130         1,460             903
  Depreciation..........................          35           45         58         62            21              16
  Amortization of intangibles...........       3,097        4,379      4,710      5,078         1,230           1,330
  Other income..........................          --           --        285         --            --              --
  Financial advisory fee expense........         225          305        654      1,178           219             481
  Extraordinary loss, net...............          --           --        762         --            --              --
                                           -----------    -------    -------    -------    ------------    ------------
  EBITDA................................     $ 8,930      $22,431    $23,097    $25,768      $  6,961        $  5,715
                                           -----------    -------    -------    -------    ------------    ------------
                                           -----------    -------    -------    -------    ------------    ------------



(4) For purposes of calculating this ratio, interest expense excludes amortization of deferred financing costs. Management believes this ratio is useful as an indicator at the issuer's historical cash flow available to service its debt. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company's operating results or cash flows (as determined in accordance with GAAP) as a measure of the Company's liquidity.


(5) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes and extraordinary loss plus fixed charges. Fixed charges consist of interest expense plus one-third (the portion deemed to be representative of the interest portion) of rent expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                    OVERVIEW


     On June 25, 1997, the Company acquired NATC in the Acquisition, at which time NATC and its subsidiaries were merged into NAOC. The Acquisition was accounted for under the purchase method of accounting. By virtue of the Acquisition the Company is a leading marketer of high-quality loose leaf chewing tobacco, RYO cigarette papers and other tobacco-related products. National Tobacco is the third largest manufacturer and marketer of loose leaf chewing tobacco in the United States, selling its products under the brand names BEECH-NUT REGULAR, BEECH-NUT WINTERGREEN, BEECH-NUT SPEARMINT, TROPHY and HAVANA BLOSSOM. NAOC is the largest importer and distributor in the United States of RYO cigarette papers, which are sold under the ZIG-ZAG brand name pursuant to an exclusive distribution agreement. The Company believes that its future operating results may not be directly comparable to historical operating results of either National Tobacco or NAOC due to the Company's increased size, related cost savings and marketing synergies. Certain factors which have affected the operating results of the Company are discussed below. The unaudited financial statements of the Company include the results of operations of NAOC from June 25, 1997 through June 30, 1997. The unaudited financial statements of NAOC have not been updated following the Acquisition because the Acquisition occurred prior to the end of the quarter ending June 30, 1997. Accordingly, because such interim financials are not being furnished herewith for the period between March 31, 1997 and the date of Acquisition, no Management's Discussion and Analysis of Financial Conditions and Results of Operations for NAOC is included with respect to such interim period.



     Purchase Accounting Effects. The Acquisition has currently affected, and will prospectively affect, the Company's results of operations in certain significant respects. The aggregate acquisition purchase price of $162.6 million was allocated to the net assets acquired based on the fair market value of such net assets. The preliminary allocation of the purchase price resulted in an increase in the historical book value of certain NATC assets such as intangible assets, including goodwill, which will result in incremental annual amortization expense of $0.5 million on a pro forma basis.


     Strategic Acquisitions and Recapitalizations. National Tobacco was originally formed in 1988 by the Company's Chairman, President and Chief Executive Officer, Mr. Thomas F. Helms, Jr., and an investor group led by Lehman Brothers to acquire the smokeless tobacco division of Lorillard. Together with the management team he assembled in connection with this initial buyout, Mr. Helms participated in two subsequent management buyouts. In April 1992, National Tobacco's management and Pexco Holdings, Inc. ('Pexco') acquired Lehman Brothers' interest in National Tobacco. In May 1996, National Tobacco's management and other investors, including the MainStay Funds and Exeter, purchased Pexco's interest in National Tobacco. Unless otherwise indicated, National Tobacco's financial information for fiscal 1996 includes pro forma adjustments to reflect the May 17, 1996 recapitalization as if it had occurred on January 1, 1996. See 'Unaudited Pro Forma Condensed Consolidated Financial Statements.'

     NATC was originally formed by the investor group Drake, Goodwin and Graham to acquire in March 1993 from UST certain assets including exclusive rights to market and distribute ZIG-ZAG RYO cigarette papers in the United States, Canada and other international markets. NAOC contracts all manufacturing of its RYO cigarette paper and related products pursuant to a long-term, formula-priced agreement with Bollore.

OVERVIEW--NATIONAL TOBACCO

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements of National Tobacco and notes thereto included elsewhere in this Prospectus which provide additional information on National Tobacco's financial activities and condition.

     National Tobacco is the third largest manufacturer and marketer of loose leaf chewing tobacco in the United States. For the year ended December 31, 1996, National Tobacco's pro forma net sales, net income and EBITDA(1) were $55.9 million, $1.5 million and $15.5 million, respectively. For the year ended December 31, 1995, National Tobacco recorded net sales, net income of $52.6 million and EBITDA of $13.5 million.


     The loose leaf chewing tobacco industry has been characterized, in part, by consistent price increases at the wholesale level. Annual manufacturers' prices in the loose leaf chewing tobacco market have increased at a compound annual rate of approximately 5.6% during the period from 1989 to 1996. In June 1996, manufacturers' prices increased by 6.2%. See 'Business--Industry and Markets.' With respect to National Tobacco's net sales, these price increases have more than offset the unit net volume decreases experienced by National Tobacco. The Company believes these trends are consistent with the entire loose leaf chewing tobacco market. National Tobacco's net sales reflect gross revenues less allowances for product discounts, returns and on-time payment discounts. National Tobacco from time to time conducts promotional activities involving discounts and coupons. Since 1990, industry-wide promotional activities and discounting have increased. During this period of increasing manufacturers' prices and decreasing net pound volume, National Tobacco has increased its overall share of the chewing tobacco market from 17.1% in 1991 to 21.1% in 1996.

     National Tobacco's principal components of cost of sales include raw tobacco leaf, flavorings and packaging materials. For the period from 1992 to 1996, the cost of raw tobacco leaf has remained relatively stable. National Tobacco has been able to maintain or lower its raw material costs, primarily by improving raw tobacco leaf utilization and reformulating its food grade flavorings. National Tobacco's gross margins have improved from 48.5% for the year ended December 31, 1993 to 58.4% for the year ended December 31, 1996.

     The Company accounts for its inventory using the last-in, first-out ('LIFO') method. As a result, non-cash LIFO charges have decreased (increased) National Tobacco's gross profit by $0.6 million, $(0.1) million and $2.8 million in the years ended December 31, 1994, 1995 and 1996, respectively.

------------------

(1) EBITDA represents operating income plus depreciation and amortization of intangible assets plus the recurring non-cash LIFO adjustment.

The following table sets forth, for the periods indicated, certain income statement items as a percentage of net sales.


                                                                                                    SIX MONTHS
                                                                      YEAR ENDED DECEMBER 31,     ENDED JUNE 30,
                                                                      -----------------------    -----------------
                                                                      1994     1995     1996       1996      1997
                                                                      -----    -----    -----    --------    -----
INCOME STATEMENT DATA:
  Net sales........................................................   100.0%   100.0%   100.0%      100.0%   100.0%
                                                                      -----    -----    -----    --------    -----
                                                                      -----    -----    -----    --------    -----
  Gross profit.....................................................    57.4%    61.1%    58.4%       61.6%    64.1%
  Selling, general and administrative expenses.....................    35.8     37.4     38.4        38.0     44.7
  Amortization of intangible assets................................     2.0      1.8      1.6         2.5      1.8
                                                                      -----    -----    -----    --------    -----
  Operating income.................................................    19.6     21.9     18.5        21.1     17.6
  Interest expense, net............................................    13.3     13.8     15.8        12.4     20.0
  Financial advisory fee expense...................................     0.6      0.6      0.2         0.4       --
  Other expense (income)...........................................    (5.6)     2.5     (0.2)        0.1     (0.2)
                                                                      -----    -----    -----    --------    -----
  Income before income taxes, cumulative effect of change in
     accounting principle, income taxes and extraordinary loss.....    11.3      5.0      2.7         8.4     (2.2)
  Provision for income taxes.......................................      --       --       --          --     19.3
                                                                      -----    -----    -----    --------    -----
  Income (loss) before cumulative effect of change in accounting
     principle and extraordinary loss..............................    11.3      5.0      2.7         8.4    (21.5)
  Cumulative effect of change in accounting principle..............      --      0.2       --          --       --
                                                                      -----    -----    -----    --------    -----
  Income (loss) before extraordinary loss..........................    11.3      4.8      2.7         8.4    (21.5)
  Extraordinary loss...............................................      --       --       --          --     31.9
                                                                      -----    -----    -----    --------    -----
  Net income.......................................................    11.3      4.8      2.7         8.4    (53.4)
  Preferred stock dividends........................................      --       --       --          --      0.2

                                                                      -----    -----    -----    --------    -----
  Net income (loss) attributable to common shares..................    11.3%     4.8%     2.7%        8.4%   (53.6)%
                                                                      -----    -----    -----    --------    -----
                                                                      -----    -----    -----    --------    -----
OTHER DATA:
  EBITDA...........................................................    24.8%    25.6%    27.7%       26.7%    23.1%
  LIFO adjustments.................................................     1.2     (0.1)     5.0          --       --


     Gross profit was affected by non-cash LIFO charges. Excluding LIFO adjustments, the adjusted gross margins for the years ended December 31, 1994, 1995 and 1996 would have been 58.6%, 61.0% and 63.4%, respectively.

RESULTS OF OPERATIONS--NATIONAL TOBACCO


  Comparison of Three and Six Months Ended June 30, 1997 to Three and Six Months Ended
  June 30, 1996.



     Net Sales. Net sales for the three and six months periods ended June 30, 1997 were $13.4 million and $25.9 million, respectively, compared to $15.5 million and $28.2 million for the three and six months periods ended June 30, 1996. These decreases were attributable to volume decreases of 17.8% and 12.9%, respectively, which were partially offset by a price increase implemented in June 1996. The Company believes that the decreases are primarily attributable to unfavorable weather conditions in the first quarter and competitive promotional activity during the second quarter.



     Gross Profit. Gross profit and gross margin percentage for the three and six months periods ended June 30, 1997 were $8.6 million or 64.0% of net sales and $16.6 million or 64.1% of net sales, respectively, compared to $9.6 million or 62.0% of net sales and $17.4 million or 61.6% of net sales for the three and six months periods ended June 30, 1996. The increases in gross margin percentages were primarily attributable to the 1996 price increase combined with stable variable costs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three and six months periods ended June 30, 1997 were $6.2 million and $11.6 million, respectively, compared to $5.7 million and $10.8 million for the three and six months periods ended June 30, 1996. These increases were due to the addition of a chief operating officer and a chief financial officer, an increase in legal fees, costs associated with the relocation of the Company's executive offices and increased expenses associated with the Company's membership in the Smokeless Tobacco Council.



     Amortization of Intangible Assets. Amortization of intangible assets for the three and six months periods ended June 30, 1997 was $0.3 million and $0.5 million, respectively, compared to $0.4 million and $0.7 million for the three and six months periods ended June 30, 1996. These decreases were due to the change in intangible assets resulting from the May 17, 1996 recapitalization.



     Interest Expense and Financing Costs. Interest expense and financing costs for the three and six months periods ended June 30, 1997 were $2.7 million and $5.2 million, respectively, compared to $1.9 million and $3.5 million for the three and six months periods ended June 30, 1996. These increases were the result of additional indebtedness incurred in the May 17, 1996 recapitalization.


Comparison of Year Ended December 31, 1996 to Year Ended December 31, 1995.

     Net Sales. Net sales for the year ended December 31, 1996 were $55.9 million compared to $52.6 million for the year ended December 31, 1995, an increase of 6.3%. This increase in net sales was primarily attributable to the continued growth of TROPHY, in addition to the implementation of a 6.2% manufacturers' price increase in June 1996, which partially offset the year-to-year decline in net unit volume of 2.6%, due in part to increased promotional activity.

     Gross Profit. Gross profit for the year ended December 31, 1996 was $32.7 million or 58.4% of net sales compared to $32.1 million or 61.1% of net sales for the year ended December 31, 1995. The increased net sales were partially offset by the non-cash LIFO charge of $2.8 million in 1996. Excluding such LIFO adjustments, the adjusted gross margin would have been 63.4% in 1996 compared to 61.0% in 1995. This increase in gross margin was primarily attributable to the aforementioned increase in net sales combined with stable variable costs on a per pound basis.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 1996 were $21.5 million, or 38.4% of net sales, an increase from $19.7 million, or 37.4% of net sales, for the same period in 1995. This increase of $1.8 million was primarily due to increased promotional activity for TROPHY and BEECH-NUT REGULAR.

     Amortization of Intangible Assets. Amortization of intangible assets for the year ended December 31, 1996 was $0.9 million, a decrease from $1.0 million for the same period in 1995. This decrease reflects the ongoing amortization of goodwill.

     Net Interest Expense. Net interest expense for the year ended December 31, 1996 increased $1.7 million, or 24.0%, from $7.2 million for the year ended December 31, 1995, to $8.9 million. This increase was a result of the additional indebtedness incurred in the May 17, 1996 recapitalization.


     Financial Advisory Fee Expense. Financial advisory fee expense for the year ended December 31, 1996 was $0 compared to $300,000 for the year ended December 31, 1995. Prior to the recapitalization undertaken by National Tobacco on May 17, 1996, National Tobacco was required to pay financial advisory fees to its former general partner, an affiliate of Pexco.


     Other Income (Expense). Other income in 1996 was $122,000 and other expense in 1995 was $1.3 million. Other expense in 1995 included $1.5 million of abandoned debt issuance costs associated with a proposed refinancing.


     Comparison of Year Ended December 31, 1995 to Year Ended December 31, 1994

     Net Sales. Net sales for the year ended December 31, 1995 were $52.6 million compared to $51.4 million for the year ended December 31, 1994, an increase of 2.3%. This increase in net sales principally resulted from a manufacturers' price increase of 4.8% undertaken by the Company in May 1995 as well as an increase in unit volume of 0.2% from 1994 to 1995.

     Gross Profit. Gross profit for the year ended December 31, 1995 was $32.1 million or 61.1% of net sales compared to $29.5 million or 57.4% of net sales for the year ended December 31, 1994. This increase was primarily due to the manufacturers' price increase of 4.8% undertaken by National Tobacco in May 1995, an increase in unit volume as well as raw material expense reductions and a reduction in the non-cash LIFO charge for 1995. Excluding such LIFO adjustments, the adjusted gross margin would have been 61.0% in 1995 compared to 58.6% in 1994.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 1995 were $19.7 million, or 37.4% of net sales, an increase of $1.3 million from $18.4 million, or 35.8% of net sales, for the same period in 1994. This increase was primarily due to increased promotional activities for TROPHY and BEECH-NUT REGULAR.

     Amortization of Intangible Asset. Amortization of intangible assets for each of the years ended December 31, 1995 and December 31, 1994 was $1.0 million.

     Net Interest Expense. Net interest expense for the year ended December 31, 1995 increased $0.4 million or 5.9% to $7.2 million from $6.8 million for the year ended December 31, 1994. This increase was primarily due to an increase in the interest rate charged for the senior debt financing during 1995.

     Financial Advisory Fee Expense. Financial advisory fee expense was $300,000 in each of the years ended December 31, 1995 and 1994.


     Other Income (Expense), Net. Other expense in 1995 was $1.3 million and other income in 1994 was $2.9 million. The expense in 1995 consisted primarily of abandoned debt issuance costs associated with a proposed refinancing. The other income in 1994 resulted from amendments in National Tobacco's retirement benefit plans which reduced the post-retirement benefit obligation as a change in accounting estimate.

LIQUIDITY AND CAPITAL RESOURCES--NATIONAL TOBACCO


     Historically, National Tobacco has relied primarily upon cash generated from operations, on bank borrowings and on the Lancaster Agreement to finance its working capital requirements. Cash flow from operations was $8.1 million in 1996 and $8.7 million in 1995.


     The Lancaster Agreement has been a source of liquidity because National Tobacco has been able to combine its tobacco procurement with the financing of its raw tobacco leaf purchases through Lancaster, thereby increasing the availability of cash for other purposes. In connection with the Transactions, the Company paid all outstanding balances under the Lancaster Agreement and has discontinued utilizing the Lancaster Agreement as a source of liquidity. In the future the Company expects to utilize its Revolver as a source of liquidity and to finance working capital requirements.


     Inventory levels were $40.0 million, $42.0 million and $38.9 million at June 30, 1997, December 31, 1996 and December 31, 1995, respectively. National Tobacco believes that its inventory levels are adequate and will remain stable in the foreseeable future.


     National Tobacco has relied primarily on cash provided from operations to finance its capital expenditure requirements. Capital expenditures for the years ended December 31, 1994, 1995 and 1996 were $355,000, $239,000 and $300,000, respectively. The Company believes that its capital expenditure requirements, given its current operation, will remain within the $300,000 to $500,000 range for the next several years.

     Historically National Tobacco has not been affected by inflation and the Company believes that any effects of inflation at current levels will be minimal. Historically, the Company has been able to increase prices at a rate greater than that of inflation and believes that it will be able to do so in the foreseeable future. In addition, National Tobacco has been able to maintain a stable variable cost structure in significant part due to its procurement and reformulation activities.

     National Tobacco's tax planning efforts have allowed it to create liquidity benefits through its inventory tax accounting methods. These benefits have enabled National Tobacco to reduce tax distributions to its partners, making greater funds available to reduce its debt more rapidly.

OVERVIEW--NAOC

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements of NAOC and notes thereto included elsewhere in this Prospectus which provide additional information on NAOC's financial activities and condition.


     NAOC is the largest importer and distributor of RYO cigarette paper in the United States. For the year ended December 31, 1996, NAOC recorded net sales of $46.1 million, net income of 9.3 million and EBITDA of $25.8 million. For the year ended December 31, 1995, NAOC recorded net sales of $42.5 million and EBITDA of $23.1 million.


     The RYO cigarette paper industry has been characterized, in part, by consistent price increases. Annual manufacturers' prices in the RYO cigarette paper market have increased at a compound annual rate of approximately 7.7% for the period from 1991 to 1996. In April 1997, NAOC increased its wholesale prices by 5.5%. See 'Business--Industry and Markets.' These price increases have occurred in addition to NAOC's unit volume increases. NAOC's net sales reflect gross revenues less allowances for product discounts, returns, outside selling commissions and payment discounts. NAOC from time to time conducts promotional activities involving promotional discounts, placement discounts and a yearly performance incentive rebate.

     NAOC's principal component of cost of sales is the finished product purchased from Bollore from Bollore's manufacturing facility in Perpignon, France. NAOC entered into an exclusive licensing agreement with Bollore in 1992, whereby Bollore became the exclusive supplier of finished product to NAOC for 20 years, renewable in 20 year increments and at specified prices (increases are indexed to the annual CPI-urban for Northeast U.S.) through December 31, 2004. Terms are Delivered, Duties Unpaid (DDU). NAOC pays excise taxes at a rate of $.0075 per 50 leaves at Port of Entry and a duty of 3.4% of manufacturer's value. Under terms of GATT, the rate of duty decreases by 1/2 of 1% each year and will be phased out over the next seven years.

     Under the terms of its agreement with Bollore, NAOC purchases inventory in approximately equal monthly quantities. This allows Bollore to manage production and has permitted NAOC to obtain constant, long-term pricing, subject only to an annual CPI adjustment. In July 1996 NAOC restructured its key promotional program, moving from two annual promotions to three. This change helped to smooth month-to-month fluctuations in sales and more closely aligned sales with NAOC's purchasing patterns and allowed NAOC to reduce inventory levels. NAOC accounts for its inventory using the average cost method. At March 31, 1997, NAOC's inventory was $4.3 million, an 18.9% decrease from $5.3 million at December 1996. The Company believes that inventory levels are currently adequate and will remain stable for the foreseeable future. Accordingly, the Company believes that inventory levels for NAOC will range between $3.0 and $6.0 million, assuming historical growth in sales.


     NAOC purchases from Bollore, on terms of net 45 days in French francs.

Thus, NAOC bears certain foreign exchange risks in its inventory purchases. To hedge this risk, NAOC began utilizing the short-term forward currency market in 1997. In addition, Bollore provides a contractual hedge against substantial currency fluctuation in its agreement with NAOC.

     The following table sets forth, for the periods indicated, certain income statement items as a percentage of net sales:

                                                                                                     THREE MONTHS
                                                                                                     ENDED MARCH
                                                                         YEAR ENDED DECEMBER 31,         31,
                                                                         -----------------------    --------------
                                                                         1994     1995     1996     1996     1997
                                                                         -----    -----    -----    -----    -----
INCOME STATEMENT DATA:
  Net sales...........................................................   100.0%   100.0%   100.0%   100.0%   100.0%
                                                                         -----    -----    -----    -----    -----
                                                                         -----    -----    -----    -----    -----
  Gross profit........................................................    64.1%    63.6%    64.3%    63.2%    66.9%
  Selling, general and administrative expenses........................     8.5      9.4      8.6      7.5     11.3
  Amortization of intangible assets...................................    10.9     11.1     11.0      9.9     13.0
                                                                         -----    -----    -----    -----    -----
  Operating income....................................................    44.8     43.1     44.7     45.9     42.6
  Interest expense, net...............................................    11.1     11.7     10.8     10.6     11.2
  Financial advisory fee expense......................................     0.8      1.5      2.6      1.8      4.7
  Other expense.......................................................      --      0.7       --       --       --
                                                                         -----    -----    -----    -----    -----
  Income before income taxes and extraordinary loss...................    32.9     29.2     31.4     33.5     26.7
  Income taxes........................................................    13.5     10.1     11.1     11.7      8.8
                                                                         -----    -----    -----    -----    -----
  Income before extraordinary loss....................................    19.4     19.1     20.3     21.8     17.9
  Extraordinary loss from early extinguishment of debt................      --      1.8       --       --       --
                                                                         -----    -----    -----    -----    -----
  Net income..........................................................    19.4%    17.3%    20.3%    21.8%    17.9%
                                                                         -----    -----    -----    -----    -----
                                                                         -----    -----    -----    -----    -----
OTHER DATA:
  EBITDA..............................................................    55.8%    54.3%    55.8%    56.0%    55.8%
                                                                         -----    -----    -----    -----    -----
                                                                         -----    -----    -----    -----    -----

RESULTS OF OPERATIONS--NAOC

Comparison of Three Months ended March 31, 1997 to Three Months ended March 31, 1996.


     Net Sales. Net sales for the three months ended March 31, 1997 was $10.2 million compared to $12.4 million for the three months ended March 31, 1996, a decrease of 17.7%. This decrease in net sales was expected and primarily due to a change in the timing of the Company's promotional periods and the size of the promotions between 1996 and 1997. In March 1996, NAOC announced the change in its major promotional activity from a 20% discount ('Buy four, get one free') promotion to an off-invoice discount of 16.7% (equivalent to 'Buy five, get one free'). In addition to reducing the discount offered in each promotional period, NAOC also increased the number of promotional periods from two to three annually. NAOC's customers knew that the March 1996 promotion was the last at the 20% discount level and increased their purchases in anticipation of the proposed change in promotional activities. As a result, NAOC ended the March 1997 promotional period 25% behind in unit volume from the comparable figure in 1996 but approximately 25% ahead of its 1997 budgeted unit goal.

      Gross Profit. Gross profit for the three months ended March 31, 1997 was $6.9 million or 66.9% of net sales compared to $7.9 million or 63.2% of net sales for the three months ended March 31, 1996. The increase in gross margin was primarily due to the 1996 manufacturers' price increase of 6.6% which was partially offset by the Bollore CPI-based price increase.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three months ended March 31, 1997 were $1.2 million, or 11.3% of net sales, an increase from $0.9 million, or 7.5% of net sales, for the same period in 1996. This increase was due mainly to increased promotional expenses.

      Amortization of Intangible Assets. Amortization expense for the three months ended March 31, 1997 was $1.3 million, an increase of $0.1 million over $1.2 million for the same period in 1996. In connection with the purchase of NAOC in 1993, NAOC paid a royalty to UST of 30% of Gross Profits (as defined in the UST Asset Purchase Agreement (as defined)). NAOC capitalized this royalty in the month of accrual, and amortized the intangible asset created by such royalty payment over the remainder of a 25-year period. The increase in amortization expense was due to the increase in the capitalized intangible asset resulting from the 1996 payment and the 1997 accrued payable to UST.

      Net Interest Expense. Net interest expense for the three months ended March 31, 1997 was $1.2 million and for the three months ended March 31, 1996 was $1.3 million. The decrease of $0.1 million was the result of a reduction in NAOC's senior bank debt.

     Financial Advisory Fee Expense. Financial advisory fee expense represents management fees and expenses paid to Drake, Goodwin and Graham ('DGG'), as well as salaries of current owners. Financial advisory fee expense for the three months ended March 31, 1997 was $481,000, or 4.7% of net sales, an increase from $219,000, or 1.8% of net sales, for the three months ended March 31, 1996. This was a result of increased salaries and office expenses in New York and Canada.

      Income Tax Expense. Income tax expense for the three months ended March 31, 1997 was $0.9 million, or 8.8% of net sales, a decrease from $1.5 million, or 11.7% of sales, for the three months ended March 31, 1996. The effective income tax rate for the three months ended March 31, 1997 was 33%, compared to 35% for the same period in 1996.

Comparison of Year Ended December 31, 1996 to Year Ended December 31, 1995.

      Net Sales. Net sales for the year ended December 31, 1996 were $46.1 million compared to $42.5 million for the year ended December 31, 1995, an increase of $3.6 million or 8.5%. This increase in net sales was attributable to a manufacturer's price increase of 6.6% undertaken by NATC on May 20, 1996 and the unit volume increase of 3.8% from 1995 to 1996.


      Gross Profit. Gross profit for the year ended December 31, 1996 was $29.7 million, or 64.3% of net sales compared to $27.0 million or 63.6% of net sales for the year ended December 31, 1995. This increase was a result of the price increase of 6.6% undertaken by NAOC on May 20, 1996, the 3.8% unit volume increase and an increase in the $US/FFranc exchange rate, the latter of which lowered the cost of goods sold.


      Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 1996 were $4.0 million, or 8.6% of net sales, compared to $4.0 million, or 9.4% of net sales, for the same period in 1995. The decline as a percent of net sales was due to the increase in net sales with no corresponding increase in selling, general and administrative expenses.

      Amortization of Intangible Assets. Amortization for the year ended December 31, 1996 was $5.1 million, an increase over $4.7 million for the same period in 1995. In connection with the purchase of NAOC in 1993, NAOC paid a royalty to UST of 30% of Gross Profits (as defined in the UST Asset Purchase Agreement (as defined)). NAOC capitalized this royalty in the month of accrual, and amortized the intangible asset created by such royalty payment over the remainder of a 25-year period. The increase in amortization expense was due to the increase in the capitalized intangible asset resulting from the 1995 payment and 1996 accrued payable to UST.

      Net Interest Expense. Net interest expense for the years ended December 31, 1996 and December 31, 1995 was $5.0 million. Net interest expense remained constant despite fluctuations in monthly interest during this period. After May 5, 1995, as a result of debt incurred in connection with the repurchase of a minority shareholder's stock, interest expense increased. After May 15, 1996, interest expense decreased following repayment of certain indebtedness.

     Financial Advisory Fee Expense. Financial advisory fee expense paid to DGG for management fees and expenses, as well as salaries of current owners, for the year ended December 31, 1996 was $1.2 million or 2.6% of net sales, an increase from $0.7 million or 1.5% of net sales in the same period of 1995.


      Other Expense. Other expense was $285,000 in the year ended December 31, 1995 as a result of a one-time charge related to a lawsuit settlement with a financial advisor in connection with the 1993 purchase of ZIG-ZAG from UST.

      Income Tax Expense. Income tax expense for the year ended December 31, 1996 was $5.1 million, an increase from $4.3 million for the year ended December 31, 1995. This increase in income tax expense was a result of an increase in income before taxes of $2.1 million. The effective income tax rate for the year ended December 31, 1996 was comparable to 1995 at 35.4% versus 34.6%, respectively.


     Extraordinary Loss. An extraordinary loss of $762,000 (net of income tax benefit of $411,000) was recognized in 1995, which was due to the write-off of deferred financing costs related to the early extinguishment of debt.


Comparison of Year Ended December 31, 1995 to Year Ended December 31, 1994.

      Net Sales. Net sales for the year ended December 31, 1995 were $42.6 million compared to $40.2 million for the year ended December 31, 1994, an increase of 6.0%. This increase in net sales was primarily attributable to two price increases totalling 14.4% effective January 1, 1995 and June 12, 1995, partially offset by a unit volume decrease of 3.8% from 1994 to 1995.

      Gross Profit. Gross profit for the year ended December 31, 1995 was $27.0 million, or 63.6% of net sales compared to $25.8 million or 64.1% of net sales for the year ended December 31, 1994. This increase was a result of the aggregate price increases of 14.4% undertaken by NATC on January 1 and June 12, 1995, partially offset by a decrease in the $US/FFranc exchange rate, raising per unit cost of goods sold.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 1995 were $4.0 million, or 9.4% of net sales, an increase from $3.4 million, or 8.5% of net sales, for the same period in 1994. The increase was due to an expansion of NAOC's sales and administrative staff in 1995.

      Amortization of Intangible Assets. Amortization for the year ended December 31, 1995 was $4.7 million, an increase over $4.4 million for the same period in 1994. In connection with the purchase of NAOC in 1993, NAOC paid a royalty to UST of 30% of Gross Profits (as defined in the UST Asset Purchase Agreement (as defined)). NAOC capitalized this royalty in the month of accrual, and amortized the intangible asset created by such royalty payment over the remainder of a 25-year period. The increase in amortization expense was due to the increase in the capitalized intangible asset resulting from the 1994 payment and 1995 accrued payable to UST.

      Net Interest Expense. Net interest expense for the year ended December 31, 1995 was $5.0 million, up from $4.5 million, for the same period in 1994.

This increase was due to increased debt. On April 5, 1995 NAOC purchased certain minority shareholder interests, and financed these purchases with debt.

     Financial Advisory Fee Expense. Financial advisory fee expense paid to DGG for the year ended December 31, 1995 was $654,000 or 1.5% of net sales, an increase from $305,000 or 0.8% of net sales in the same period of 1994.

      Other Expense. Other expense was $285,000 in the year ended December 31, 1995 as a result of a one-time charge related to a lawsuit settlement with a financial advisor in connection with the 1993 purchase of ZIG-ZAG from UST.

      Income Tax Expense. Income tax expense for the year ended December 31, 1995 was $4.3 million, a decrease from $5.4 million for the year ended December 31, 1994. This decrease in income tax expense was a result of a decrease in net income before taxes of $0.8 million and a decrease of the effective federal tax rate. The effective income tax rate for the year ended December 31, 1995 was 34.6%, compared to 41.1% for the same period in 1994.

     Extraordinary Loss. An extraordinary loss of $762,000 (net of income tax benefit of $411,000) was recognized in 1995, which was due to the write-off of deferred financing costs related to the early extinguishment of debt.

LIQUIDITY AND CAPITAL RESOURCES--NAOC

     Historically, NAOC has relied primarily upon cash generated from operations and on bank borrowings to finance its working capital requirements. Cash flow from operations was $2.7 million for the three months ended March 31, 1997, $18.3 million for the year ended December 31, 1996 and $10.9 million for the year ended December 31, 1995.

     NAOC has relied primarily on cash provided from operations to finance capital expenditures. NAOC accrued start-up costs in 1993, 1994 and 1995 related to the purchase of furniture, computers and trade show displays of less than $100,000 per year, and the Company anticipates no further expenditures other than the continued upgrading of computer and software systems as needed. Accordingly, the Company believes that NAOC's capital expenditures in the foreseeable future will not significantly exceed NAOC's historical experience. For the years ended December 31, 1994, 1995, and 1996, capital expenditures were $94,000, $88,000 and $55,000.

     Inventory levels increased from $3.3 million at December 31, 1994 to $6.6 million at December 31, 1995 as a result of purchases pursuant to a volume rebate made available by Bollore. Inventories were reduced to $5.3 million at December 31, 1996 and further reduced to $4.3 million at March 31, 1997. The Company believes that inventories are currently adequate and will remain stable for the foreseeable future.

     Historically NAOC has not been affected by inflation and the Company believes that any effects of inflation at current levels will be minimal. Historically, NAOC has been able to increase prices at a rate greater than that of inflation and believes that it will be able to do so in the foreseeable future. In addition, NAOC has been able to maintain a stable variable cost structure in significant part through the terms of the Distribution Agreements.

     As part of the purchase price of the ZIG-ZAG brand, NAOC agreed to pay UST a royalty of 30% of Gross Profits (as defined in the UST Asset Purchase Agreement (as defined)) for 10 years beginning March 1993. Payments for the three months ended March 31, 1997 and for the years ended December 31, 1996, 1995 and 1994 were $3.0 million, $8.0 million, $7.2 million and $7.4 million, respectively. This obligation was extinguished by a $32 million payment to UST upon consummation of the Acquisition.

                               BUSINESS


OVERVIEW


     The Company is a leading marketer of high-quality loose leaf chewing tobacco, RYO cigarette papers and other tobacco-related products. National Tobacco is the third largest manufacturer and marketer of loose leaf chewing tobacco in the United States, selling its products under the brand names BEECH-NUT REGULAR, BEECH-NUT WINTERGREEN, BEECH-NUT SPEARMINT, TROPHY and HAVANA BLOSSOM. NAOC is the largest importer and distributor in the United States of RYO cigarette papers, which are sold under the ZIG-ZAG brand name pursuant to an exclusive distribution agreement. National Tobacco produces all of its loose leaf chewing tobacco products in its highly efficient, well maintained manufacturing facilities in Louisville, Kentucky. National Tobacco had pro forma net sales, net income and EBITDA of $55.9 million, 1.5 million and $15.5 million, respectively, in fiscal 1996. NAOC imports and distributes RYO cigarette paper and related products which are manufactured pursuant to a long-term, formula-priced agreement with Bollore. NAOC reported net sales, net income and EBITDA of $46.1 million, 9.3 million and $25.8 million, respectively, in fiscal 1996.


EVOLUTION OF THE COMPANY


     National Tobacco was originally formed in 1988 by the Company's Chairman, President and Chief Executive Officer, Mr. Thomas F. Helms, Jr., and an investor group led by Lehman Brothers to acquire the smokeless tobacco division of Lorillard, which had introduced the popular BEECH-NUT brand in 1897. Together with the management team he assembled in connection with this initial buyout, Mr. Helms participated in two subsequent leveraged buyouts. In April 1992, National Tobacco's management and Pexco acquired Lehman Brothers' interest in National Tobacco. In May 1996, National Tobacco's management and other investors including the MainStay Funds as well as Exeter Equity Partners, L.P. and Exeter Venture Lenders, L.P. (collectively 'Exeter') purchased Pexco's interest in National Tobacco. In connection with these transactions, Mr. Helms and his management team increased their equity ownership from approximately 13% in 1988 to 25% in 1992 to 48% in 1996. After giving effect to the Transactions, which includes the Company's purchase of all of the interests owned by MainStay Funds and Exeter, the Company's management team will beneficially own approximately 72.9% of the Company's Common Stock (assuming the exercise in full of the Warrants). As of March 31, 1997, National Tobacco had repaid over $60 million of cumulative indebtedness primarily with cash flow generated from operations since the initial buyout in 1988.



     NATC was originally formed by the investor group DGG to acquire in March 1993 from UST, Inc. certain assets, including the exclusive rights to market and distribute ZIG-ZAG RYO cigarette papers in the United States, Canada and other international markets. Shortly after this acquisition, Mr. Jack Africk retired as Vice Chairman of UST and became director, consultant and subsequently Chief Executive Officer of NATC. Mr. Africk serves as a consultant of the Company. UST had obtained North American distribution rights in 1938 from Bollore, a major French manufacturer of high-quality and fine papers. The ZIG-ZAG brand was introduced in France in 1869.


     The Company was formed in 1997 to effect the acquisition of NATC and its ZIG-ZAG RYO cigarette paper business. The Company believes the combination of the ZIG-ZAG RYO cigarette paper business with National Tobacco's BEECH-NUT loose leaf chewing tobacco business will produce substantial benefits and synergies, as summarized below:

     o  Greater product line diversification with leading brand names;

     o  Improved product mix due to higher-margin RYO cigarette papers;

     o  Sales growth opportunities through:

             --Complementary distribution channels,

             --Strengthened regional market penetration for the ZIG-ZAG brand,

             --Continued aggressive promotional strategies; and

     o  Management team with extensive industry experience.

     The Company's principal executive offices are located in New York, New York at 257 Park Avenue South, 7th Floor, New York, New York 10010, and its telephone number is (212) 253-8185.

BUSINESS STRENGTHS

Leading Brand Names

     BEECH-NUT and ZIG-ZAG are among the most widely recognized brand names in the loose leaf chewing tobacco and RYO cigarette paper industries, respectively. The Company believes that the strength of these brand names has created a loyal consumer base and significant barriers to competition. The Company believes BEECH-NUT has been one of the leading loose leaf chewing tobacco brands in the United States since its inception in 1897. Similarly, the Company believes ZIG-ZAG has been the number-one selling domestic RYO cigarette paper brand since UST's introduction of the brand in the United States in 1938.

High-Quality Products

     Management seeks to ensure the quality of the Company's products through its focus on quality control, research and development and its use of its highly efficient, well maintained loose leaf chewing tobacco manufacturing facilities. The Company imports all of its ZIG-ZAG RYO cigarette papers under its strict quality requirements from Bollore, a major French manufacturer of high-quality and fine papers.

Experienced Sales Organization

     National Tobacco has made a substantial long-term investment in its 105-person sales organization. The Company believes it can successfully merchandise ZIG-ZAG RYO cigarette papers through thousands of key retail outlets, especially in the Southeast which has historically been an underdeveloped market for NAOC, by selling the ZIG-ZAG product line through National Tobacco's sales force and complementary distribution channels.


Consistent Cash Flows



     The Company and its predecessors have had a long history of consistent cash flows from operations. Although there can be no assurance, the Company believes that this trend will continue, enabling the Company to promptly and significantly reduce its debt.


Minimal Capital Expenditure Requirements

     The Company's subsidiaries require minimal capital expenditures. National Tobacco maintains a highly efficient loose leaf chewing tobacco manufacturing facility. NAOC contracts for the manufacturing of all of its RYO cigarette paper and related products. The Company's combined capital expenditures averaged $377,000 annually for the fiscal years 1994 through 1996.

Successful History of Management Buyouts


     The Company's management team has a long and successful history in profitably operating a business with a leveraged balance sheet. Led by Mr. Thomas F. Helms, Jr., Chairman, President and Chief Executive Officer of the Company, substantially all of the Company's current management team have been with National Tobacco or its predecessors since the initial buyout with Lehman Brothers of Lorillard's interest in 1988. This same management team participated in two subsequent management buyouts in April 1992 and in May 1996. Since the initial Lorillard buyout, National Tobacco has cumulatively repaid approximately $60 million of National Tobacco's indebtedness. As part of these buyouts, management has reinvested its equity to increase its ownership from approximately 13% in 1988 to 25% in 1992 to 48% in 1996. After giving effect to the Transactions, management will beneficially own approximately 72.9% of the Company's Common Stock (assuming the exercise in full of the Warrants).

Experienced and Committed Management Team


     The Company's management team is highly experienced in the tobacco industry. The Company has experienced little management turnover and continues to be strengthened through the recruitment of additional talented professionals. The Company's seven senior executives have an average of approximately 25 years of experience in the tobacco industry. Mr. Helms, Chief Executive Officer of the Company, has 14 years of tobacco industry experience. In addition, Mr. Africk, one of the Company's consultants, has 49 years of tobacco industry experience. The Company's management team is highly motivated to build value over the long term because of its beneficial equity ownership of approximately 72.9% after giving effect to the Transactions (assuming the exercise in full of the Warrants).


Highly Efficient Infrastructure

     The Company's infrastructure is highly efficient. National Tobacco has consistently sought to improve its manufacturing processes as well as its product formulation and raw material procurement. National Tobacco's gross margins have improved from 48.5% in fiscal 1993 to 58.4% in fiscal 1996. The Company believes it is the low-cost manufacturer of loose leaf chewing tobacco. NAOC had a fiscal 1996 gross margin of 64.3%, complementing National Tobacco's high gross margins.


Attractive Market Dynamics


     The Company believes that the smokeless tobacco market, including loose leaf chewing tobacco, and the RYO cigarette paper industry are each characterized by non-cyclical demand, brand loyalty, significant barriers to entry, minimal capital expenditure requirements, high profit margins, consistent price increases at the wholesale level as well as the ability to generate strong and consistent free cash flows.

Strong Customer Relationships

     Historically, both National Tobacco and NAOC have enjoyed strong relationships with their respective customers by virtue of their leading brands,

significant market shares and experienced sales and marketing organizations. By combining these two businesses' leading brands, management teams and sales organizations, the Company expects to strengthen its customer relationships and become a more important source of product supply to major distributors and retailers. The combination of the National Tobacco and NAOC sales forces will enable the Company to develop a valuable retail-oriented focus for the ZIG-ZAG brand.

BUSINESS STRATEGY

     The Company's near-term strategy is to cultivate sales, marketing and distribution synergies through the combination of its loose leaf chewing tobacco and RYO cigarette paper businesses. Over the long term, the Company's primary strategy for building equity value is to reduce debt. The Company also intends to continue to identify and pursue opportunities for profitable growth through new product introductions and strategic acquisitions.

Continue to Capitalize on Strong Brands.

     The Company intends to maintain the stability of its core BEECH-NUT, TROPHY and ZIG-ZAG brands through adherence to its strict quality control procedures, maintenance of key distributor relationships and the continuation of aggressive marketing strategies.

Leverage Complementary Distribution Channels.

     As a result of the Acquisition, the Company is strategically positioned to cross-sell its products. This strategy is designed to enhance sales penetration in certain distribution channels, primarily at the retail level, for each of its product lines and more intensively focus sales efforts at the retail level on the Company's higher-margin ZIG-ZAG RYO cigarette paper business.

     The Company believes it can leverage the excellent store-level relationships of its loose leaf tobacco sales force to distribute more ZIG-ZAG RYO cigarette papers into the important food, mass merchandising and discount tobacco store channels, particularly in the Southeast, where BEECH-NUT sales activity has been strong and where ZIG-ZAG has been historically underdeveloped. Similarly, management plans to expand the distribution of its BEECH-NUT and TROPHY loose leaf chewing tobacco brands in large chain convenience store operations where ZIG-ZAG sales activity has historically been strong.

Broaden Penetration of Geographical Markets.


     The Company believes it can increase sales of its higher-margin ZIG-ZAG RYO cigarette paper products in BEECH-NUT's core markets in the southeastern states, particularly in this region's convenience store and food store channels, where ZIG-ZAG's sales have historically been underdeveloped.



Develop and Introduce New Products and Brand Extensions.

     The Company intends to expand its overall market shares in its loose leaf chewing tobacco and RYO cigarette paper businesses through the continued development and introduction of new products, including line extensions of its powerful brand names. Since 1988, the Company's National Tobacco subsidiary successfully introduced two new loose leaf chewing tobacco products, BEECH-NUT SPEARMINT and TROPHY, without losing appreciable market share for its existing products. The Company plans at least one new RYO cigarette paper product introduction within the next twelve months. In addition, the Company is evaluating consumer demand for several new smokeless tobacco products and line extensions that are currently being developed and tested. The Company believes that new tobacco-related products can be manufactured at favorable costs by utilizing existing capacity at National Tobacco's loose leaf chewing tobacco manufacturing facility.

Expand into Complementary Niche Markets.

     Consistent with its acquisition of the ZIG-ZAG RYO cigarette paper business, the Company will continue to review opportunities for expansion into complementary niche market segments with other tobacco-related product lines through acquisitions and internal development. The addition of these niche products will enable the Company to take advantage of its strengthened sales organization, sophisticated research and development capabilities, manufacturing and storage capacity and well developed distribution channels.


     The Company intends to seek out potential strategic acquisitions in its core smokeless tobacco market, where it could take advantage of synergies in production, distribution, marketing and merchandising. Although the Company is currently evaluating the competitive environment, it has not entered into any letters of intent or other agreements with respect to potential acquisitions.


Continue to Increase Operating Efficiencies.

     The Company believes that it can continue to reduce manufacturing and operating expenses by (i) continuing development of more cost-effective blends of loose leaf chewing tobacco and flavorings, (ii) reducing packaging costs,
(iii) improving raw material utilization and (iv) exploiting sales, promotional and operational synergies from the combination of certain operations conducted by its BEECH-NUT and ZIG-ZAG businesses.


Increase Dollar Sales Volume through Strategic Pricing.


     Consistent with overall tobacco industry practice, the Company's strategy is to enhance growth in net sales primarily through price increases. The Company historically has been able to increase net sales through annual price increases. Manufacturers' wholesale prices for loose leaf chewing tobacco and RYO cigarette papers cumulatively increased 18% and 22%, respectively, over the past three years. The Company's prices for these products generally have increased at comparable rates. The Company expects this trend to continue.


Pursue Growth through Aggressive Promotional Strategies.

     Management intends to develop promotional synergies between its two product lines to increase its strong market shares. The Company's loose leaf chewing tobacco business has historically implemented a retail point-of-sale 'pull' strategy by offering promotions to consumers throughout the year. The

Company's ZIG-ZAG RYO cigarette papers historically have been promoted to wholesalers through a 'push' strategy, initially during two annual promotional periods at a 20% ('Buy four, get one free') discount, and since July 1996, three times per year at an off-invoice discount of 16.7% (equivalent to 'Buy five, get one free'). This change was implemented both to reduce sales spikes and to generate even stronger margins.

     The Company's combined, strengthened sales organization plans to cross-promote the higher-margin ZIG-ZAG line to retailers in order to expand into new geographic markets and channels of distribution. For example, the Company expects to offer certain of its retail customers ZIG-ZAG purchase incentives and point-of-sale promotional displays in connection with the retailers' purchases of loose leaf chewing tobacco.


INDUSTRY AND MARKETS


     The Company believes that the smokeless tobacco market, including loose leaf chewing tobacco, and the RYO cigarette paper industry are each characterized by non-cyclical demand, brand loyalty, significant barriers to entry, minimal capital expenditure requirements, high profit margins, consistent price increases at the wholesale level as well as the ability to generate strong and consistent free cash flows. The Company believes the smokeless tobacco and loose leaf chewing tobacco markets were approximately $1.7 billion and $334 million, respectively, based on 1995 manufacturers' sales, and have grown at compound annual rates of approximately 8% and 3%, respectively, since 1989 driven primarily by price increases. The Company believes that the RYO cigarette paper industry was approximately $100 million, based on 1995 manufacturers' sales, and has grown at a compound annual rate of approximately 5% since 1991. Smokeless tobacco products, including chewing tobacco, have a long, established tradition of use in the United States dating back to colonial times. Loose leaf chewing tobacco has generally been most popular with outdoor enthusiasts and blue-collar workers from the Southeast, Southwest, rural Northeast and North Central regions. An estimated 7 million Americans are regular users of smokeless tobacco products, according to the Smokeless Tobacco Council. While RYO cigarette papers are sold in all 50 states, the Company believes sales are more concentrated in certain western states.

Smokeless Tobacco

     The smokeless tobacco industry is comprised of the five product categories listed below. The Company currently competes in the loose leaf chewing tobacco segment.

     Moist snuff is cured, aged, flavored and finely ground tobacco packaged in round fiber or plastic cans.

     Loose leaf chewing tobacco is typically made from air-cured leaf tobacco, using both domestic and imported tobaccos, aged, flavored and packed in foil pouches.

     Plug chewing tobacco is made from air-cured leaf tobacco, heavily flavored and pressed into small bricks or blocks.

     Twist chewing tobacco is made of dark, air-cured leaf tobacco, which is twisted into strands that are dried and packaged like a dry, pliable rope.

     Dry snuff is a powdered tobacco product which is sometimes flavored and is packaged in a variety of containers.

     According to information provided by the Smokeless Tobacco Council, manufacturers' sales for smokeless tobacco were $991 million in 1989 and $1.74 billion in 1995, representing a compound annual growth rate of 9.8%. This increase is primarily related to the increase in the moist snuff market, in which manufacturers' sales have grown from $608 million in 1989 to $1.315 billion in 1995, representing a compound annual growth rate of 13.7%. Manufacturers' sales of loose leaf chewing tobacco were $280 million in 1989 and $334 million in 1995, representing a compound annual growth rate of 3.0% during the same period.

     In each of these markets, growth in manufacturers' sales was fueled primarily by price increases. Manufacturers' prices on moist snuff have increased from $1.15 per can in 1989 to $1.96 in 1996, a compounded annual increase of 7.9%. Manufacturers' selling prices for loose leaf chewing tobacco have risen from $0.94 a pouch in 1989 to $1.38 in 1996, a compound annual increase of 5.6%. The Company believes that this price differential will continue to grow and that moist snuff consumers could switch to loose leaf chewing tobacco as a result of the price disparity.

Loose Leaf Chewing Tobacco

     Loose leaf chewing tobacco products are typically sold through the following retail distribution channels (in order of importance): food stores, mass merchandisers, convenience stores, discount tobacco stores, chain and independent drug stores. Discount tobacco retailers are an increasingly important distribution channel for all tobacco products, including loose leaf chewing tobacco. Certain retailers purchase direct from manufacturers, although most purchase through wholesale distributors.

     The typical loose leaf chewing tobacco consumer is male, white, blue collar, aged 25-49, has a high school education or less and lives in a rural 'C'

or 'D' county.

RYO Cigarette Paper

     RYO cigarette papers are typically sold through the following retail distribution channels (in order of importance): convenience stores, chain and independent drug stores, mass merchandisers, food stores and discount tobacco stores. Retailers purchase RYO cigarette papers primarily from wholesale distributors.

PRODUCTS

     The Company manufactures and markets loose leaf chewing tobacco and imports and distributes RYO cigarette papers. The table below depicts the breakdown of the Company's net sales, on a pro forma basis, by product line for the last three fiscal years.

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                       --------------------------
                                                                                        1994      1995      1996
                                                                                       ------    ------    ------
                                                                                         (DOLLARS IN MILLIONS)
Net sales:
  Loose leaf chewing tobacco (National Tobacco).....................................   $ 51.4    $ 52.6    $ 55.9
  RYO cigarette papers (NAOC).......................................................     40.2      42.6      46.1
                                                                                       ------    ------    ------
     Total..........................................................................   $ 91.6    $ 95.2    $102.0
                                                                                       ------    ------    ------
                                                                                       ------    ------    ------
Percent of total net sales:
  Loose leaf chewing tobacco........................................................     56.1%     55.3%     54.8%
  RYO cigarette papers..............................................................     43.9      44.7      45.2
                                                                                       ------    ------    ------
     Total..........................................................................    100.0%    100.0%    100.0%
                                                                                       ------    ------    ------
                                                                                       ------    ------    ------

Loose Leaf Chewing Tobacco

     Loose leaf chewing tobacco products can be broadly characterized as either full-flavored or mild, each accounting for approximately one half of industry volume. Loose leaf chewing tobacco is made from aged, air-cured tobacco which is processed and flavored and then packaged in foil pouches. The BEECH-NUT brands are available in three flavors: Regular, Wintergreen and Spearmint. BEECH-NUT REGULAR is a full-flavored product and ranks second in sales in the full-flavored loose leaf chewing tobacco category, and third overall. BEECH-NUT WINTERGREEN and BEECH-NUT SPEARMINT were introduced by National Tobacco in 1979 and 1989, respectively. Retail prices of loose leaf chewing tobacco range from $1.50 to $2.00 per 3 ounce pouch. These pouches are typically sold individually or in cartons of 12 pouches. BEECH-NUT REGULAR and TROPHY represent 60% and 25%

of the Company's loose leaf chewing tobacco sales.

     The Company introduced its TROPHY brand into the mild product segment of the loose leaf chewing tobacco market in 1992. TROPHY was positioned as a direct competitor to Conwood Corporation's Levi

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

Garrett brand. Since its introduction, National Tobacco has aggressively marketed TROPHY with promotional programs without impairing the sales or profitability of its BEECH-NUT brands.

     In addition to the BEECH-NUT brands and TROPHY, National Tobacco also produces a regional brand, HAVANA BLOSSOM, sold primarily in West Virginia, Pennsylvania and Ohio.

RYO Cigarette Papers

     RYO cigarette papers are sold in a variety of different widths and styles, primarily standard width ZIG-ZAG White, ZIG-ZAG 1 1/4 width French Orange and ZIG-ZAG Kutcorners, which is designed for easier hand-rolling. Retail prices of RYO cigarette papers generally range from $0.99 to $1.99 per 32-leaf booklet. Additionally, in 1989, a waterproof paper brand was developed for sale in Canada. Other products sold under the ZIG-ZAG name, which constitute less than 2% of ZIG-ZAG sales, are 1 1/2 RYO cigarette papers, Gold Standard tobacco for roll-your-own-cigarettes and ZIG-ZAG cigarette rollers, cigarette tubes and tube injectors.

SALES AND MARKETING

     Following the Acquisition and as part of the integration of the National Tobacco and NAOC businesses, the two existing sales organizations were merged, creating an 111-person sales organization nationwide. By combining these two businesses' leading brands, management teams and sales organizations, the Company expects to strengthen its customer relationships and become a more important source of supply to major distributors. The combination of the National Tobacco and NAOC sales forces will enable the Company to develop a valuable retail-oriented focus for the ZIG-ZAG brand. In addition, the BEECH-NUT sales force is strategically and geographically stronger in markets where the Company believes ZIG-ZAG has the greatest growth potential. The Company believes that the sales force integration will be facilitated by its uncomplicated and complementary product lines and the network of store-level relationships developed by the National Tobacco sales force, which was designed to concentrate heavily on retail merchandising. The Company believes that its loose leaf chewing tobacco sales force has been more effective than those of its competitors because it focuses primarily on sales of the Company's five loose leaf chewing tobacco brands. The sales forces of the Company's competitors, for the most part, are responsible for the sale of a wide range of tobacco brands and tobacco-related products, in addition to their loose leaf chewing tobacco brands, which also constitutes a smaller share of their sales activity.

     The Company currently sells its products to approximately 1,500 distributor accounts who, in turn, sell to over 150,000 retail outlets. Only one distributor, McLane Company, Inc. ('McLane'), a wholly owned subsidiary of Wal-Mart Stores, Inc. and the largest distributor of food and non-food products to convenience stores in the United States, comprises more than 10% of the Company's fiscal 1996 net sales (on a pro forma basis). The top ten distributor accounts collectively generate approximately 37% of fiscal 1996 sales (on a pro forma basis).

     Historically, NAOC's six-person sales force focused on wholesalers in the large chain convenience store, drug store and mass merchandising channels without calling on retail outlets, while National Tobacco's larger sales force of 105 called on both wholesalers and retail merchants in these channels as well as the food store and discount tobacco store channels. The Company believes that its merged sales force will be able to move each of the Company's product lines into geographical markets and retail channels where they previously had been underrepresented. The Company believes that the merged sales force will be able to increase the sales of the ZIG-ZAG product line, skewing the Company's product mix toward higher-margin RYO cigarette paper. The Company believes that the resources and longstanding relationships of the combined sales force will facilitate new areas of market penetration for ZIG-ZAG, including the Southeastern convenience store and food store channels, where the Company's loose leaf chewing tobacco market strengths are a strong complement to ZIG-ZAG's.

     Loose leaf chewing tobacco has historically implemented a retail point-of-sale 'pull' strategy by offering promotions to consumers throughout the year. The Company's ZIG-ZAG RYO cigarette papers historically have been promoted to wholesalers through a 'push' strategy, initially during two annual promotional periods at a 20% discount ('Buy four, get one free'), and since July 1996, during three annual promotional periods an off-invoice 16.7% discount (equivalent to 'Buy five, get one free'). This change was implemented to reduce sales spikes and generate even stronger margins.

Loose Leaf Chewing Tobacco

     The Company's loose leaf chewing tobacco has historically been distributed through approximately 1,500 wholesale tobacco and food distributors.

     At the retail level, the Company's loose leaf chewing tobacco products are promoted through in-store programs, such as 'buy one, get one free,' 'cents off,' 'price off' coupons and the use of innovative, high visibility point-of-purchase floor and shelf displays, banners and posters. Promotions occur only in-store and the Company is therefore not reliant upon (and does not conduct) any consumer advertising.

     The Company's largest customer for loose leaf chewing tobacco (McLane) accounted for approximately 13.7% of its loose leaf chewing tobacco revenues in fiscal 1996 (on a pro forma basis). No other customer represents more than 10% of loose leaf chewing tobacco revenues. The Company believes that the loss of any one distributor or customer account would not have a material impact on the financial condition or operations of the Company.

RYO Cigarette Paper

     The Company's RYO cigarette paper has historically been distributed through approximately 950 wholesale distributors.

     The Company's largest customer for RYO cigarette papers (McLane) accounted for approximately 12% of its RYO cigarette paper revenues in fiscal 1996. No other customer accounts for more than 10% of RYO cigarette paper sales.

     The majority of ZIG-ZAG promotional activity is at the distributor level and consists of distributor 'push' promotions, trade shows and trade advertising.

     Sales by NAOC of its ZIG-ZAG White and ZIG-ZAG French Orange RYO cigarette papers are the most important in terms of volume, accounting for in excess of 90% of NAOC's sales.

TRADEMARKS AND TRADE SECRETS

     The Company has numerous registered trademarks relating to its loose leaf chewing tobacco products, including the trademarks for its BEECH-NUT and TROPHY products. These trademarks, which are significant to National Tobacco's business, expire periodically and are renewable for additional 20-year terms upon expiration. Flavor formulas relating to the Company's loose leaf chewing tobacco products, which are key assets of its business, are maintained under strict secrecy. The ZIG-ZAG trade name and trademark are owned by Bollore and have been licensed to NAOC; however, NAOC does own the ZIG-ZAG trademark with respect to certain tobacco products. Bollore retains significant powers over the trademark. In the event that Bollore is prevented from registering its ZIG-ZAG trademarks for RYO cigarette papers with the United States patent and trademark office due to NAOC's ZIG-ZAG trademarks, NAOC has agreed to assign its ZIG-ZAG trademarks to Bollore. Bollore would then irrevocably license these trademarks back to NAOC.

RAW MATERIALS; PRODUCT SUPPLY AND INVENTORY MANAGEMENT

Loose Leaf Chewing Tobacco

     The Company's loose leaf chewing tobacco is produced from air-cured leaf tobacco. The Company utilizes tobaccos grown domestically in Pennsylvania and Wisconsin and imported from many countries, including Argentina, Brazil, Columbia, France, Germany, Indonesia, Italy and Mexico. Management does not believe that it is dependent on any single country source for tobacco. Historically, the prices of raw tobacco leaf have been stable. Pursuant to the Lancaster Agreement, the Company (i) purchases and processes tobacco on an exclusive basis and (ii) stores tobacco inventory purchased on behalf of the

Company. Lancaster purchases and processes raw leaf tobacco under instructions from the Company, and generally maintains a 15- to 24-month commitment allocation at its facilities. The Company generally maintains a one- to two-month operating supply of tobacco in its Louisville facility. See 'Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources--NAOC.'

     Other than raw tobacco, the ingredients used in the Company's finished loose leaf chewing tobacco products include food grade flavorings approved by the FDA and other federal agencies, such as licorice, sugar and molasses. National Tobacco is not dependent upon any one supplier for those raw materials or for the supply of its products' packaging.

RYO Cigarette Paper

     Under normal conditions, pursuant to the Distribution Agreements, the Company must purchase its entire requirement for RYO cigarette papers from Bollore. To maintain a steady supply of product: (i) the Company may seek third-party suppliers and continue use of the ZIG-ZAG trademark if Bollore is unable or unwilling to perform under the Distribution Agreement; and (ii) Bollore is required to maintain in a public warehouse a two-month supply of emergency inventory at Bollore's expense.

     The Distribution Agreements set the purchase price for the period 1997 through 2004 based on 1994 prices, subject to certain annual adjustments to reflect increases or decreases in the U.S. and Canadian Consumer Price Index. Export duties, insurance and shipping costs are the responsibility of Bollore and import duties and excise taxes are the responsibility of NAOC.

     The Company must pay Bollore in French francs within 45 days after the date of the bill of lading. The Distribution Agreements reduce catastrophic foreign exchange risk by providing that Bollore will bear certain exchange rate risks. The exchange rate risk allocations set forth in the Distribution Agreements will be maintained until 2004 along with the prices to be paid by NAOC to Bollore for finished products.

     The Company generally seeks to maintain a minimum six-week supply of product in addition to the immediately available, two-month emergency inventory on hand at the expense of Bollore. The Company also builds inventory outside promotional periods in order to have adequate inventory to meet increased demand during promotion. The Company's inventory is maintained in a bonded public warehouse located in Reno, Nevada. See '--Distribution Agreements.'

MANUFACTURING

     The Company manufactures its loose leaf chewing tobacco products and contracts for the manufacture of its RYO cigarette papers. The Company believes that its production, quality control, research and development, facilities and equipment are vital to maintaining the high-quality brand image and operating efficiency of its loose leaf tobacco products.

Production and Quality Control

     The Company's production process utilizes proprietary techniques and is subject to strict quality control. After delivery to the Louisville plant, the tobacco continues to age in thousand-pound bundles for approximately 20 days. When it is ready to be processed, the leaf is rehydrated to a 29% moisture content (from approximately 14%) using a proprietary steam jet process. Mechanized equipment then cuts, cleans and blends the tobacco. A fluid casing made from a proprietary blend of flavorings including licorice, sugar and molasses is applied to the strips of leaf. Machines then pack the tobacco into labeled foil pouches, which are packed in cartons and then into cases. The machinery is subject to regular maintenance (which is conducted during off-shifts and three annual shut-down periods of one week each) and requires minimal labor to operate and service.

     During each production day, the Company's quality control department periodically tests the quality of the tobacco, casings (flavorings in syrup form), application of casings and packaging. The Company utilizes sophisticated quality control and pilot plant production equipment to test and closely monitor the quality of its products, as well as those of its competitors. The quality of the Company's products is largely the result of using high grade, air-cured tobacco leaf, food grade flavorings and ongoing analysis of leaf shape, cut, flavorings and moisture content.

Research and Development

     The Company has developed and built an efficient research and development laboratory which is responsible for new product development. This department also reformulates existing products in an effort to maintain a high level of product consistency and facilitates the use of less costly raw materials without sacrificing product texture or flavor. Specifically, the use of tobacco from South America, Africa, Indonesia, Europe and other locations can substantially reduce the overall product cost when such materials are blended with the more expensive Pennsylvania and Wisconsin tobaccos. This investment has yielded, and the Company believes it will continue to yield, cost effective blends of tobacco and flavorings which reduce overall costs without compromising the high product quality. For example, a new casings formula has recently been developed which is composed of natural flavoring ingredients and has provided significant cost savings since its introduction. Other cost reduction programs involving flavorings and tobaccos are currently in development.

     The Company has an active new product development program, and is evaluating consumer demand for several new products that it has fully developed and tested. These products can be introduced to respond to changing consumer demands and competitive conditions.

     National Tobacco spent approximately $284,000, $318,000 and $345,000 in research and development for fiscal years 1994, 1995 and 1996, respectively. NAOC did not spend any amount for research and development during this period.

Facilities and Equipment


     The Louisville, Kentucky plant, which is owned by National Tobacco, was formerly used by Lorillard for the manufacture of cigarettes, cigars and chewing tobacco. This approximately 600,000 square foot facility sits on a 26 acre urban site near downtown Louisville. The majority of the facility's structures sit on half of the total acres. The facilities are in good condition and have received regular maintenance and capital improvement. About two-thirds of the plant is currently utilized, resulting in substantial manufacturing and storage capacity. The existing structures would provide ample space to accommodate any expansion of the Company's loose leaf chewing tobacco product line. The Company believes that the Company's loose leaf chewing tobacco manufacturing equipment is as sophisticated as is available in the industry. Annual capital expenditures have been less than $400,000 for the past eight years and have been primarily spent on new equipment and facilities in the administrative and research and development areas. Management does not anticipate any significant new expenditures for equipment or renovation above this level.

COMPETITION

     National Tobacco is a leading manufacturer and marketer of loose leaf chewing tobacco, and NAOC is the largest importer and distributor in North America of RYO cigarette papers, with respective market shares of 21.1% and 49%. The other three principal competitors in the loose leaf chewing tobacco market, which, together with the Company, control 99% of the market, are Pinkerton Tobacco Co., Conwood Corporation and Swisher International Group Inc. NAOC's two major competitors in the RYO cigarette paper market, which, together with NAOC, control 95% of the market, are Republic Tobacco Co. S.A. and House of Rizla. Certain competitors of the Company are better capitalized than the Company and have greater financial and other resources than those available to the Company. The Company believes that its strong market positions in each of its principal product lines is due to the high brand recognition and perceived quality of each of its products, its manufacturing and operating efficiencies, and its significant sales, marketing and distribution strengths.

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

EMPLOYEES

     As of March 31, 1997, the Company employed a total of 285 full-time persons, including manufacturing, sales and administrative personnel comprised of 265 National Tobacco employees, and 20 NAOC employees. The Company's integrated sales organization consists of 111 persons. All of the Company's operations are non-union, with the exception of National Tobacco's hourly employees, who are covered by collective bargaining agreements which will expire in 1998. National Tobacco and NAOC each believes its relationships with its employees are satisfactory.

PROPERTIES AND FACILITIES

     As of March 31, 1997, the Company operated manufacturing, distribution, office and warehouse space in the United States with a total floor area of approximately 614,338 square feet. Of this footage, approximately 14,338 square feet are leased and approximately 600,000 are owned.


     To provide a cost-efficient supply of products to its customers, the Company maintains centralized management of nationwide manufacturing and distribution facilities. National Tobacco has one manufacturing and distribution facility located in Louisville, Kentucky and five other public warehouse distribution facilities in other locations throughout the United States. The Company's management will evaluate the potential closure of additional space acquired pursuant to the Acquisition.


     The following table describes the principal properties of the Company (other than sales service centers, sales office space or temporary warehouse space) as of June 30, 1997.


                                                                          OWNED OR
      LOCATION                 PRINCIPAL USE             SQUARE FEET       LEASED
--------------------  -------------------------------    -----------     ----------
  New York, NY        Corporate headquarters                 10,351      Leased
  Louisville, KY      Loose leaf chewing tobacco            600,000      Owned (1)
                      manufacturing and R&D
  Raleigh, NC         RYO cigarette paper sales and           3,987      Leased
                      marketing

------------------


(1) Encumbered by a mortgage securing all obligations and liabilities under the New Senior Secured Facilities.


PRODUCT LIABILITY AND LITIGATION

     The tobacco industry, primarily the cigarette segment, has experienced and is experiencing significant product liability litigation. Numerous class action and individual lawsuits have been brought against tobacco companies (primarily the cigarette companies) for health-related injuries allegedly caused by use of or exposure to tobacco products. Many of these lawsuits seek punitive damages in addition to compensatory damages. In addition to individual and class action product liability lawsuits, approximately 40 states and at least ten cities and counties have sued tobacco companies, primarily cigarette companies, to recover substantial medical costs allegedly incurred by such states, cities and counties in treating tobacco-related illnesses and diseases. The total amount of damages which may be at risk in these various lawsuits is presently unknown but could be material.

     Several events have occurred within the past few years which make it likely that tobacco liability lawsuits will be pursued vigorously against tobacco companies, primarily cigarette companies, in the near future, including the following: in August 1996, a Florida jury awarded, in a verdict which is currently under appeal, $750,000 in compensatory damages in favor of an individual plaintiff who claimed he was injured as a result of smoking cigarettes; documents obtained in discovery from several cigarette companies which plaintiffs allege show that such companies concealed information regarding the health risks and addictive effects of nicotine and tobacco; testimony has been given and statements made by present or former cigarette company executives regarding possibly harmful and addictive effects of nicotine and tobacco; at least 25 statewide class actions have been brought by a well organized and well financed group of plaintiffs' class action lawyers; approximately 40 states and at least ten cities and counties have brought lawsuits seeking to recover costs incurred in treating tobacco-related illnesses and diseases; and Liggett & Myers recently broke ranks with other major cigarette companies and agreed to reach a separate settlement of its tobacco liability litigation, pursuant to which it agreed to produce documents and cooperate with plaintiffs.

     Most tobacco liability lawsuits have been brought against manufacturers and sellers of cigarettes for injuries allegedly caused by smoking or by exposure to smoke. However, several lawsuits have been brought against manufacturers and sellers of smokeless tobacco, principally moist snuff, for injuries to health allegedly caused by use of smokeless tobacco. Historically, such claims have asserted that use of smokeless tobacco is addictive and causes oral cancer. These cases include recent purported class actions brought in Louisiana and Illinois; several of the 40 health care reimbursement actions brought by the state attorneys general; and four individual actions brought in Louisiana and Texas.


     One additional purported class action seeking 'the establishment of a medical monitoring fund to monitor the health of plaintiffs and class members for those diseases and health risks associated with the use of smokeless tobacco products' was filed on June 30, 1997 against National Tobacco and other manufacturers of tobacco products. The Company intends to defend vigorously against such claim. There can be no assurance that in the future National Tobacco will not be named as a defendant in one or more additional lawsuits or, if so named, that such lawsuits would not have a material adverse effect on the Company's business. See 'Legal Proceedings.' In addition, National Tobacco, as a member of Smokeless
Tobacco Council, Inc., a trade organization ('STC'), which is a defendant in certain of these cases, and is responsible for 5% of STC's operating expenses, including litigation costs.


REGULATION

     The tobacco industry, particularly with respect to cigarettes, has been under public scrutiny for over thirty years. Industry critics include special interest groups, the Surgeon General and many legislators at the state and federal levels. Although the smokeless tobacco companies have come under such scrutiny, much of the focus has been directed at the cigarette industry due to its large size relative to the smokeless tobacco industry.

     Smokeless tobacco manufacturers, like other producers of tobacco products, are subject to regulation in the United States at federal, state and local levels. Together with changing public attitudes towards smoking, a constant expansion of smoking regulations since the early 1970s has been a major cause of the overall decline in consumption of tobacco products. Moreover, the trend is toward increasing regulation of the tobacco industry.

     Federal law has recently required states, in order to receive full funding for federal substance abuse block grants, to establish the minimum age of 18 years for the sale of tobacco products together with an appropriate enforcement program. In recent years, a variety of bills relating to tobacco issues have been introduced in the United States Congress, including bills that would (i) prohibit the advertising and promotion of all tobacco products and/or restrict or eliminate the deductibility of such advertising expenses; (ii) increase labelling requirements on tobacco products to include, among other things, additional warnings and lists of additives and toxins; (iii) modify federal preemption of state laws to allow state courts to hold tobacco manufacturers liable under common law or state statutes; (iv) shift regulatory control of tobacco products and advertisements from the FTC to the FDA; (v) increase tobacco excise taxes; and (vi) require tobacco companies to pay for health care costs incurred by the federal government in connection with tobacco related diseases. Hearings have been held on certain of these proposals; however, to date, none of such proposals have been enacted by Congress. Future enactment of such proposals or similar bills depending upon their content could have a material effect on the sales or operations of the Company.

     In August 1995, the FDA published proposed rules for regulation of tobacco and tobacco products, including smokeless tobacco. Following a year of comment and revision, in August 1996 the FDA promulgated final rules which were scheduled to take effect in August 1997, except for a portion of the rules prohibiting the sale of tobacco to persons under 18, which have already become effective. The FDA's regulations restrict access to tobacco and tobacco products, regulate tobacco labeling, and limit promotion and advertising of tobacco.

     On April 25, 1997, a federal court in Greensboro, North Carolina ruled that the FDA has statutory authority to regulate tobacco products. The court upheld the FDA's rules restricting access to tobacco products and regulating tobacco labeling. However, the court ruled that the FDA does not have authority to regulate promotion and advertising of tobacco products. The judge certified the case for interlocutory appeal to the United States Fourth Circuit Court of Appeals and the appeal is still pending.


     The FDA regulations prohibit self-service displays of tobacco, including smokeless tobacco, and require that a retailer sell cigarettes and smokeless tobacco only in a direct, face to face exchange between the retailer and the consumer. Historically, smokeless tobacco has been sold primarily by allowing customers direct access to the product. Accordingly, there can be no assurance that prohibiting such direct access would not have an adverse effect on sales.

     In 1996, Massachusetts enacted a statute which requires tobacco companies, incuding smokeless tobacco companies, to disclose information regarding the ingredients and nicotine content of their products. On February 7, 1997, a federal court in Massachusetts ruled that this statute is not preempted by federal law. The case has been certified for immediate appeal to the United States First Circuit Court of Appeals. If tobacco companies are required to disclose ingredient information, this may risk disclosure of trade secrets, which may have a material adverse effect on their businesses.

     While there is no current regulation materially and adversely affecting the sale of RYO cigarette papers, there can be no assurance that federal, state or local regulations will not be enacted which seek to regulate RYO cigarette papers. In the event such regulations are enacted, depending upon their parameters, they could have an adverse effect on the business of the Company. Similarly, there can also be no assurance that the FDA will not attempt to regulate the sale of RYO cigarette papers.

EXCISE TAXES

     Smokeless tobacco products have long been subject to federal, state and local excise taxes, and such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives. RYO cigarette papers are similarly taxed.

     Since 1986, smokeless tobacco (including dry and moist snuff and chewing tobacco) has been subject to federal excise tax. Smokeless tobacco is taxed by weight (in pounds or fractional parts thereof) manufactured or imported. From July 1, 1986 through December 31, 1990, the excise tax on snuff was $0.24 per pound. Effective January 1, 1991, the federal excise tax rate on snuff increased to $0.30 per pound, and again increased to $0.36 per pound, effective January 1, 1993. From July 1, 1986 through December 31, 1990, the excise tax on chewing tobacco was $0.08 per pound. Effective January 1, 1991 the federal excise tax on chewing tobacco was increased to $0.10 per pound, and again increased to $0.12 per pound effective January 1, 1993. The increase in the federal excise tax rate on smokeless tobacco in 1991 and again in 1993 did not have a material adverse effect on National Tobacco's product sales. The excise tax on RYO cigarette paper is $.0075 per fifty papers. This level of taxation has not had a material adverse effect on NAOC's sales.

     Future enactment of increases in excise taxes could have a material adverse effect on the business of the Company. The Company is unable to predict the likelihood of the passage or the enactment of future increases in tobacco taxes.

     Tobacco products are also subject to certain state and local taxes. Budget deficit concerns at the state level continue to exert pressure to increase tobacco excise taxes.

     From time to time, the imposition of state and local taxes has had limited impact on the Company's sales regionally. Any enactment of new state excise taxes or increase in existing excise taxes are likely to have an increasingly adverse effect on regional sales as smokeless tobacco consumption generally declines.

ENVIRONMENTAL REGULATIONS

     The Company believes that it is currently in substantial compliance with all material environmental regulations and pollution control laws.

DISTRIBUTION AGREEMENTS


     As part of the acquisition of the ZIG-ZAG RYO cigarette paper business, NAOC entered into three long-term distribution and licensing agreements with Bollore with respect to sales of RYO cigarette papers in the United States, Canada and Hong Kong, Singapore, Dubai, Qatar, Oman and Jordan (respectively, the 'U.S. Distribution Agreement,' the 'Canada Distribution Agreement' and the 'Other Countries

Distribution Agreement,' and, collectively, the 'Distribution Agreements'). Under the Distribution Agreements, Bollore has granted NAOC the exclusive right to purchase RYO cigarette papers bearing the ZIG-ZAG brand name from Bollore for resale in the countries noted above. The prices payable by NAOC for the ZIG-ZAG RYO cigarette papers distributed by it are formula based, subject to consumer price index adjustments, until 2004. NAOC has the sole right to determine the price and other terms upon which NAOC may resell any products purchased from Bollore, including the right to determine the distributors of such products within the countries noted above.


     NAOC is required to pay Bollore within 45 days from the date of the bill of lading. All payments must be made in French francs, exposing NAOC to short-term foreign exchange rate risk, which can be effectively hedged. The Distribution Agreements partially reduce such foreign exchange risks by providing that Bollore bears certain exchange rate risks. The exchange rate risk allocations set forth in the Distribution Agreements will be renegotiated in 2004 along with the prices to be paid by NAOC to Bollore for the RYO cigarette papers.

     According to NAOC's Distribution Agreements with Bollore, NAOC, under normal conditions, must purchase the finished product only from Bollore. Conversely, Bollore is required by such agreements to provide NAOC the quantities and quality of the products that it desires. The Distribution Agreements provide NAOC with safeguards in order for NAOC to maintain a steady supply of product. Such safeguards include (i) granting NAOC the right to seek third party suppliers with continued use of the ZIG-ZAG trademark if Bollore is unable or unwilling to perform its obligations under the Distribution Agreements and (ii) providing NAOC with a two month supply of emergency inventory in the United States at Bollore's expense.


     Under the Distribution Agreements, NAOC has agreed for the term of the Distribution Agreements and for a period of five years after termination of such Distribution Agreements not to engage, directly or indirectly, in the manufacturing, selling, distributing, marketing or otherwise promoting in the countries identified above RYO cigarette paper or RYO cigarette paper booklets of a competitor without Bollore's consent, except for certain de minimis acquisitions of debt or equity securities of such competitor and certain activities with respect to an alternative supplier used by NAOC as permitted under the Distribution Agreements.

     Each of the Distribution Agreements became effective on March 31, 1993. Each of the U.S. Distribution Agreement and the Canada Distribution Agreement was for an initial term of twenty years commencing from the effective date of such agreement and will be renewed automatically for successive twenty year terms unless sooner terminated in accordance with the provisions of such agreement. The Other Countries Distribution Agreement was for an initial term of ten years commencing from the effective date of such agreement and will be renewed automatically for successive ten year terms unless sooner terminated in accordance with the provisions of such agreement. Each of the Distribution Agreements permits Bollore to terminate such agreement (i) if certain minimum purchases (which were exceeded in 1996 by a factor of five and seven in the U.S. and Canada, respectively; such minimum purchases are not applicable with respect to the Other Countries Distribution Agreement until the last three years of the initial term of such agreement) of RYO cigarette paper booklets have not been made by the Company for resale in the jurisdiction covered by such agreement within a calendar year, (ii) if the Company assigns such agreement without the consent of Bollore (other than certain permissible assignments to wholly owned subsidiaries of the Company), (iii) upon a change of control of the Company or any parent of the Company without the consent of Bollore, (iv) upon certain acquisitions of equity securities of the Company or any parent of the Company by a competitor of NAOC or certain investments by significant stockholders of the Company in a competitor of NAOC (see 'Risk Factors--Reliance on Suppliers') and
(v) certain material breaches, including NAOC's agreement not to promote, directly or indirectly, RYO cigarette paper or RYO cigarette paper booklets of a competitor. Additionally, each of the Canada Distribution Agreement and the Other Countries Distribution Agreement is terminable by either NAOC or Bollore upon the termination of the U.S. Distribution Agreement.

                                   MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, position with the Company and age of each member of the Board of Directors and each executive officer of the Company. See '--Election of Directors.'



NAME                               AGE    POSITION
--------------------------------   ----   -------------------------------------------------------------------------
Thomas F. Helms, Jr.............     57   President, Chief Executive Officer and Chairman of the Board
Jay Martin......................     63   Executive Vice President and Chief Operating Officer
Maurice R. Langston.............     68   Executive Vice President--Sales and Director
David I. Brunson................     46   Executive Vice President--Finance and Administration, Chief Financial
                                          Officer and Director
Jeffrey S. Hay..................     36   Executive Vice President and General Counsel
Alan R. Minsterketter...........     45   Senior Vice President--Purchasing, Distribution and Operations and
                                          Director
Clifford D. Ray.................     64   Vice President--Marketing
Christopher N. Kounnas..........     60   Vice President--Research and Development
Arnold Sheiffer.................     65   Director
Mark F. Secrest.................     33   Director


     Thomas F. Helms, Jr. Thomas F. Helms, Jr. has been President, Chief Executive Officer and Chairman of the Board of the Company since June 1997. Since 1988, he has been President and Chief Executive Officer of National Tobacco. Mr. Helms also served as President and Chief Executive Officer of Culbro Corporation's smokeless tobacco division from 1983 until shortly prior to its sale to American Maize-Products Company in March 1986. From 1979 to 1982, Mr. Helms was General Manager of the Etherea Cosmetics and Designer Fragrances Division of Revlon, Inc. Prior to that time, Mr. Helms was employed in marketing and sales positions in various divisions of Revlon Consumer Products Corporation.

     Jay Martin. Jay Martin has been Executive Vice President and Chief Operating Officer of the Company since June 1997. Since January 1997 he has held the same offices with National Tobacco and also served as a Director. From 1991 until December 1996 he was a consultant of National Tobacco. A former owner of a tobacco and candy wholesale distributor (and customer of National Tobacco), Mr. Martin has 40 years experience in the tobacco industry. Mr. Martin also served for five years as a consultant to R.J. Reynolds Tobacco Co. ('RJR') in the area of wholesale distribution.

     Maurice R. Langston. Maurice R. Langston has been Executive Vice President--Sales and a Director of the Company since June 1997. Since April 1988 he has held the same office with National Tobacco. Mr. Langston, who has worked in the smokeless tobacco industry for 46 years, was also a Vice President of Sales of Culbro Corporation's smokeless tobacco division prior to its sale to American Maize-Products Company in March 1986.

     David I. Brunson. David I. Brunson has been Executive Vice President--Finance and Administration, Chief Financial Officer and a Director of the Company since June 1997. He has held the same offices with National Tobacco since April 1997. Prior to that, from November 1992 until April 1997, he was employed as Managing Director at Societe Generale and established and was President of Societe Generale Investment Corporation. From July 1979 until November 1992, he was employed at The First National Bank of Chicago, lastly as a Managing Director in the Investment Banking Division.



     Jeffrey S. Hay. Jeffrey S. Hay has been Executive Vice President and General Counsel of the Company since July 1997. Since 1993, Mr. Hay was a founding partner in Fennebresque, Clark, Swindell & Hay, and a partner of Moore & Van Allen from 1990 until 1993.


     Alan R. Minsterketter. Alan R. Minsterketter has been Senior Vice President--Purchasing, Distribution and Operations of the Company since April 1997 and is a Director. He has held the same title with National Tobacco since April 1997. From 1988 until April 1997, he was Vice President--Finance and Chief Financial Officer of National Tobacco. Prior to that, Mr. Minsterketter held various accounting-related positions with Lorillard.

     Clifford D. Ray. Clifford D. Ray has been Vice President--Marketing of the Company since June 1997. Since 1989 he has held the same office with National Tobacco. Prior to that time, Mr. Ray was the marketing manager for the BEECH-NUT brands at Lorillard for eight years. Before joining Lorillard, he worked for more than twenty years at major advertising agencies, managing accounts in the tobacco, toiletries and household products areas.

     Christopher N. Kounnas. Christopher N. Kounnas has been Vice President--Research and Development of the Company since June 1997. Since 1988 he has been Manager, Director, and lastly, Vice President--Research and Development of National Tobacco. For three years prior to that time Mr. Kounnas was Group Development Director Research and Development with Brown and Williamson Tobacco Corporation ('Brown & Williamson'). Before joining Brown and Williamson, he was employed by Philip Morris Companies Inc. for 18 years, during which time he held the position of Senior Scientist and Research and Development Group Leader for ten years.

     Arnold Sheiffer. Arnold Sheiffer is a Director of the Company. Since 1996 he has been a Director of National Tobacco. Mr. Scheiffer has been a Director of Spanish Broadcasting System, Inc. since 1994 and a Managing Director of Shenkman Capital Management, Inc. since 1995. From 1990 to 1994, he was President and Chief Operating Officer of Katz Media Corp., and prior to that, Managing Partner of A. Sheiffer and Company, Certified Public Accountants.

     Mark F. Secrest. Mark F. Secrest is a Director of the Company. Since 1996 he has been a Director of National Tobacco. Mr. Secrest has been a Vice President--, and subsequently, Director--Investment Banking at UBS Securities LLC since February 1995. From 1989 until 1995 Mr. Secrest was employed in the Investment Banking Division of Kidder, Peabody & Co., Inc.

ELECTION OF DIRECTORS

     Pursuant to the terms of an Exchange and Stockholders' Agreement, dated as of June 25, 1997, among the Company and certain of the stockholders of the Company (the 'Stockholders' Agreement'), Mr. Helms has the ability to elect all of the directors of the Company unless dividends are not paid in cash to the holders of the Company's Senior Preferred Stock when such dividends are required to be paid in cash, in which event such holders have the right to elect two directors. Mr. Helms and Mr. Brunson have served as directors of the Company since June 17, 1997 following the formation of the Company. The other four members of the Board of Directors have served as directors since June 25, 1997, the date the Acquisition was consummated. Each director is to serve until the next annual meeting of shareholders (or written consent in lieu thereof) and until his successor is elected and duly qualified.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid or accrued for the year ended December 31, 1996 for the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company. Messrs. Helms, Langston, Ray, Minsterketter and Kounnas' compensation was paid by National Tobacco.

                           SUMMARY COMPENSATION TABLE

                                                                                ANNUAL COMPENSATION       ALL OTHER
                                                                              -----------------------    COMPENSATION
NAME AND PRINCIPAL POSITION                                          YEAR     SALARY ($)    BONUS ($)        ($)
-----------------------------------------------------------------   ------    ----------    ---------    ------------
Thomas F. Helms, Jr.,
  President and Chief Executive Officer..........................     1996     $ 297,462    $ 134,820      $ 50,274(1)
Maurice R. Langston,
  Executive Vice President--Sales................................     1996       167,974       38,802         5,504(2)
Clifford D. Ray,
  Vice President--Marketing......................................     1996       153,077       35,961        15,766(3)
Alan R. Minsterketter,
  Senior Vice President--Purchasing,
  Distribution and Operations....................................     1996       130,558       30,634         9,343(4)
Christopher N. Kounnas,
  Vice President--Research
  and Development................................................     1996       126,769        5,500            --

------------------
(1) Includes insurance premiums of $41,738 paid by the Company with respect to term life insurance and contributions by the Company of $8,536 to defined contribution plans.

(2) Includes contributions by the Company of $5,504 to defined contribution plans.


(3) Includes insurance premiums of $7,635 paid by the Company with respect to term life insurance and contributions by the Company of $8,131 to defined contribution plans.

(4) Includes insurance premiums of $2,386 paid by the Company with respect to term life insurance and contributions by the Company of $6,957 to defined contribution plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Thomas F. Helms, Jr. is the sole director of the Board of Directors of the general partner of National Tobacco and as such performed the equivalent function of a compensation committee. Mr. Helms's relationship with National Tobacco and the Company is set forth under 'Management--Executive Officers and Directors.' On April 26, 1988 and December 15, 1988, Mr. Helms borrowed $75,000 and $45,000, respectively, in connection with the purchase of a portion of his partnership interest in National Tobacco, and executed a note payable to the Company. The note bears interest in kind at a rate of 3% over the prime rate. As of June 30, 1997 principal outstanding under this note was approximately $240,000. See 'Recent Transactions.'


COMPENSATION OF DIRECTORS

     Directors who do not receive compensation as officers, employees or consultants of the Company or any of its affiliates will be paid an annual retainer fee of $25,000, plus reasonable out-of-pocket expenses.

EMPLOYMENT AND CONSULTING AGREEMENTS

THOMAS F. HELMS, JR.

     Thomas F. Helms, Jr., President and Chief Executive Officer of the Company, has an employment agreement with the Company (the 'Helms Employment Agreement') pursuant to which Mr. Helms will receive an annual base salary of $350,000 to be reviewed annually, plus a bonus in accordance with the Company's Bonus Program (as defined). The Helms Employment Agreement provides for a three-year term, renewable annually, and is terminable at will except with respect to severance. In addition, Mr. Helms will receive various other benefits, including life insurance and health, hospitalization, disability and pension benefits and other perquisites. The Helms Employment Agreement includes a non-compete provision extending twelve months following the termination of Mr. Helms's employment for any period during which severance is paid to Mr. Helms. Mr. Helms is entitled to twelve months' severance and a continuation of benefits following a termination of his employment by the Company without cause, except that the bonus received shall be only for the year in which the termination occurred and shall be prorated.

DAVID I. BRUNSON


     David I. Brunson, Executive Vice President and Chief Financial Officer of

the Company, has an employment agreement with the Company (the 'Brunson Employment Agreement') pursuant to which Mr. Brunson will receive an annual base salary of $300,000 to be reviewed annually, plus a bonus in accordance with the Company's Bonus Program, such bonus to be not less than $50,000 in 1997. The Brunson Employment Agreement provides for a two-year term, renewable annually, and is terminable at will except with respect to severance. In addition, Mr. Brunson will receive various other benefits, including life insurance in an amount equal to $2 million and medical, disability, pension benefits, club memberships, stock options and reimbursements of certain expenses. The Brunson Employment Agreement includes a non-compete provision extending twelve months following the termination of Mr. Brunson's employment for any period during which severance is paid to Mr. Brunson. Mr. Brunson is entitled to twelve months' severance and a continuation of benefits following a termination of his employment by the Company without cause, except that the bonus received shall be only for the year in which the termination occurred, and shall be prorated. In connection with his employment, Mr. Brunson also has reached an agreement with the Company pursuant to which he is entitled to receive options to purchase 30,928 shares of Common Stock of the Company. One third of these options were vested as of the closing of the Acquisition and one third of these options will vest on each of the first two anniversaries of the date of his employment, April 23, 1997. In connection with the exercise of such options and subject to certain limitations, including a requirement that Mr. Brunson shall not have resigned or been terminated for cause, the Company has agreed to pay Mr. Brunson an amount equal to the sum of (i) the difference between ordinary income and long-term capital gain tax liability for reportable income resulting from any exercise of the options, plus (ii) a 'gross-up' to compensate for the additional ordinary income tax liability resulting from the payment of such amount. The amount payable by the Company is to be determined by applying the aggregate of the highest federal, state and local marginal tax rates then applicable to Mr. Brunson's taxable income for the fiscal year in which the options are exercised.


     In connection with his employment, Mr. Brunson has also reached an agreement with Mr. Helms regarding payment of additional compensation. This agreement provides for payment to Mr. Brunson upon the occurence of certain events, provided he is either an employee at the time payment is due or has been terminated other than for cause no more than eighteen months prior to the time such payment is due. In the event of a sale (a 'Sale') of substantially all of the outstanding equity or all or substantially all of the assets of NTC Holding, LLC ('LLC') prior to a Termination Event (as defined below), Mr. Helms has agreed to pay Mr. Brunson an amount equal to 1.78% of the value of the common equity of the Company (subject to dilution) less $445,000. A Termination Event is the earlier of a refinancing of the Company's indebtedness (other than in connection with the acquisition of NATC) or May 1, 2001. No payment will be required in the event of: (a) a prior occurrence of an Adverse Condition (as defined in the operating agreement of LLC); (b) a Sale in which Mr. Helms receives proceeds of less than $25 million; or (c) a merger or consolidation of

LLC in which management receives a significant equity stake in the surviving company and Mr. Brunson receives employment terms comparable to his present terms. In addition, if LLC is recapitalized twice, the first recapitalization occuring after the NATC transaction and prior to May 17, 2001, and the second recapitalization resulting in payments to the equity holders of the Company of equal to or greater than $25 million, then Mr. Helms will increase Mr. Brunson's equity ownership in the Company by 1%.

JAY MARTIN


     Jay Martin, Executive Vice President and Chief Operating Officer of the Company, has an employment agreement with the Company (the 'Martin Employment Agreement'), pursuant to which Mr. Martin will receive an annual base salary of $200,000 plus a bonus in accordance with the Company's Bonus Program, such bonus to be not less than $40,000 per annum. The Martin Employment Agreement provides for a one year term, renewable annually, and is terminable at will except with respect to severance. In addition, Mr. Martin will receive various other benefits, including insurance, retirement and hospitalization benefits. The Martin Employment Agreement also includes confidentiality and non-compete provisions extending twelve months from and after the termination of Mr. Martin's employment. Mr. Martin is entitled to severance in an amount equal to his then current salary for the greater of the remaining term of the Martin Employment Agreement or sixty days. Any bonus to be paid during the year of his termination shall be computed on the basis of the Company's net income from the beginning of the relevant fiscal year to the date of termination.


JACK AFRICK

     Jack Africk is a consultant of the Company. Beginning in 1996 and until the consummation of the Acquisition, he was Chief Executive Officer of NATC. Prior to that time, from 1993 to 1996 Mr. Africk was a consultant and Director of NATC. Mr. Africk is the former Vice Chairman of UST. From 1979 until 1993, Mr. Africk held various positions with UST, including Vice Chairman and Executive Vice President, as well as positions with subsidiary organizations including President of an international division, and President and Chief Executive Officer of United States Tobacco Company. Mr. Africk entered into a consulting agreement with the Company (the 'Africk Consulting Agreement'), pursuant to which Mr. Africk will receive an annual consulting fee of $300,000 plus a minimum bonus of $75,000 per annum in accordance with the Company's existing Bonus Program if certain financial targets are met. The Africk Consulting Agreement provides for a one-year term and, thereafter, for successive one-year periods, unless terminated by either party by notice at least 90 days prior to the end of any such one-year term. The Africk Consulting Agreement includes a non-compete provision for a period of five years following the termination of Mr. Africk's retention. In addition, Mr. Africk will be reimbursed for certain expenses, including a monthly car allowance of $1,000 and a monthly office allowance of $900.

RETIREMENT PLAN

     The table below illustrates the approximate amounts of annual normal retirement benefits payable under the Company's Retirement Plan (as defined herein).

                              ANNUAL BENEFITS AT RETIREMENT WITH
                                 YEARS OF CREDITED SERVICE(A)
   AVERAGE      --------------------------------------------------------------
COMPENSATION      10         15         20         25         30         35
-------------   -------    -------    -------    -------    -------    -------
  $125,000      $15,000    $22,500    $30,000    $37,500    $45,000    $52,500
   150,000       18,000     27,000     36,000     45,000     54,000     63,000
   175,000       21,000     31,500     42,000     52,500     63,000     73,500
   200,000       24,000     36,000     48,000     60,000     72,000     84,000
   225,000       27,000     40,500     54,000     67,500     81,000     94,500
   250,000       30,000     45,000     60,000     75,000     90,000    105,000
   300,000       36,000     54,000     72,000     90,000    108,000    126,000
   400,000       48,000     72,000     96,000    120,000    144,000    168,000
   450,000       54,000     81,000    108,000    135,000    162,000    189,000
   500,000       60,000     90,000    120,000    150,000    180,000    210,000

------------------
(a) Actual amounts paid under the Retirement Plan may be less than the amounts set forth on the table due to IRC limitations.

     The Company has a noncontributory, defined benefit retirement plan (the 'Retirement Plan'), which covers all full-time employees, including officers, upon completing one year of service.

     A participant in the Retirement Plan becomes fully vested prior to normal retirement at age 65 upon the completion of five years of service. Benefits are also provided under the Retirement Plan in the event of early retirement at or after age 55 and the completion of at least ten years of service (or special early retirement after completion of 30 years of service) and in the event of retirement for disability after completion of five years of service. The amount of the contribution, payment or accrual with respect to a specified person is not and cannot readily be separately or individually calculated by the actuaries for the Retirement Plan. Benefits under the Retirement Plan are based upon application of a formula to the specified average compensation and years of credited service at normal retirement age. Compensation covered by the Retirement Plan consists of the average annual salary during any five consecutive calendar years in the last ten years of an employee's service which affords the highest salary, or, if employed for less than five years, the average annual salary for the years employed. The benefits are not subject to any deduction for social security payments. Estimated credited years of service under the Retirement Plan for the individuals named in the Summary Compensation Table are as follows: Thomas F. Helms, Jr., 9 years; Maurice R. Langston, 9 years; Alan R. Minsterketter, 19 years; Clifford D. Ray, 15 years; and Chris D. Kounnas, 9 years.


BONUS PROGRAM

     The National Tobacco Company Management Bonus Program ("Bonus Program") provides executive officers and other participants designated by National Tobacco's Management Committee with an opportunity to receive bonus pay, based on annual EBITDA performance.

1997 SHARE INCENTIVE PLAN

     The Board of Directors of the Company has adopted, and the Company's stockholders have approved, the North Atlantic Trading Company, Inc. 1997 Share Incentive Plan (the 'Incentive Plan').

     The Incentive Plan is intended to provide incentives which will attract and retain highly competent persons as key employees of the Company and its subsidiaries, by providing them opportunities to acquire shares of stock or to receive monetary payments based on the value of such shares pursuant to the Benefits (as defined) described herein.

Awards

     The Company has granted options to purchase 30,928 and 15,966 shares of Common Stock to David I. Brunson and Jeffrey S. Hay, respectively. One third of the options granted to Mr. Brunson vested as of the closing of the Acquisition and one third of these options will vest on each of the first two anniversaries of the date of his employment, April 23, 1997. One third of the options granted to Mr. Hay vested as of July 28, 1997, and one fifth of the remaining options will vest on each of the first five anniversaries of the date of his employment, July 28, 1997.

Shares Available

     The Incentive Plan makes available for Benefits an aggregate amount of 61,856 shares of Common Stock (of which options to purchase 46,894 shares have been granted as described above), subject to certain adjustments. Any shares of Common Stock subject to a stock option or stock appreciation right which for any reason is cancelled or terminated without having been exercised, and subject to limited exceptions, any shares subject to stock awards, performance awards or stock units which are forfeited, any shares subject to performance awards settled in cash or any shares delivered to the Company as part of full payment for the exercise of a stock option or stock appreciation right shall again be available for Benefits under the Incentive Plan.


Administration


     The Incentive Plan provides for administration by a committee (the 'Administration Committee') appointed by the Board of Directors from among its members. Currently, the sole member of the Administration Committee is Thomas F. Helms, Jr. The Administration Committee is authorized, subject to the provisions of the Incentive Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Incentive Plan and to make such determinations and interpretations and to take such action in connection with the Incentive Plan and any Benefits granted as it deems necessary or advisable. Thus, among the Administration Committee's powers are the authority to select officers and other key employees of the Company and its subsidiaries to receive Benefits, and determine the form, amount and other terms and conditions of Benefits. The Administration Committee also has the power to modify or waive restrictions on Benefits, to amend Benefits and to grant extensions and accelerations of Benefits.


Eligibility for Participation

     Key employees of the Company or any of its subsidiaries are eligible to participate in the Incentive Plan. The selection of participants from eligible key employees is within the discretion of the Administration Committee. All employees are currently eligible to participate in the Incentive Plan.

Types of Benefits

     The Incentive Plan provides for the grant of any or all of the following types of benefits: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) stock awards, including restricted stock; (4) performance awards; and (5) stock units (collectively, the 'Benefits'). Benefits may be granted singly, in combination, or in tandem as determined by the Administration Committee. Stock awards, performance awards and stock units may, as determined by the Administration Committee in its discretion, constitute Performance-Based Awards, as described below.

Stock Options

     Under the Incentive Plan, the Administration Committee may grant awards in the form of options to purchase shares of Common Stock. Options may be either incentive stock options, qualifying for special tax treatment, or non-qualified stock options. The exercise price may be paid in cash or, in the discretion of the Administration Committee, by the delivery of shares of Common Stock of the Company then owned by the participant, by the withholding of shares of Common Stock for which a stock option is exercisable, or by a combination of these methods. In the discretion of the Administration Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. The Administration Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Incentive Plan. In determining which methods a participant may utilize to pay the exercise price, the Administration Committee may consider such factors as it determines are appropriate.

Stock Appreciation Rights (SARs)

     The Incentive Plan authorizes the Administration Committee to grant an SAR either in tandem with a stock option or independent of a stock option. An SAR is a right to receive a payment, in cash or Common Stock, equal to the excess of
(x) the fair market value, or other specified valuation (which shall not be greater than the fair market value), of a specified number of shares of Common Stock on the date the right is exercised over (y) the fair market value, or other specified valuation (which shall not be less than fair market value), of such shares of Common Stock on the date the right is granted, all as determined by the Administration Committee. Each SAR shall be subject to such terms and conditions as the Administration Committee shall impose from time to time.

Stock Awards

     The Incentive Plan authorizes the Administration Committee to grant awards in the form of restricted or unrestricted shares of Common Stock ('Stock Awards'), which includes mandatory stock bonus incentive compensation and which may constitute Performance-Based Awards. Such awards will be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Administration Committee deems appropriate including, but not by way of limitation, restrictions on transferability, continued employment and performance goals established by the Administration Committee over a designated period of time.

Performance Awards

     The Incentive Plan allows for the grant of performance awards which may take the form of shares of Common Stock or stock units, or any combination thereof and which may constitute Performance-Based Awards. Such awards will be contingent upon the attainment over a period to be determined by the Administration Committee of certain performance goals. The length of the performance period, the performance goals to be achieved and the measure of whether and to what degree such goals have been achieved will be determined by the Administration Committee. Payment of earned performance awards will be made in accordance with terms and conditions prescribed or authorized by the Administration Committee. The participant may elect to defer, or the Administration Committee may require the deferral of, the receipt of performance awards upon such terms as the Administration Committee deems appropriate.

Stock Units

     The Administration Committee may, in its discretion, grant Stock Units to participants, which may constitute Performance-Based Awards. A 'Stock Unit' means a notational account representing one share of Common Stock. The Administration Committee determines the criteria for the vesting of Stock Units and whether a participant granted a Stock Unit shall be entitled to Dividend Equivalent Rights (as defined in the Incentive Plan). Upon vesting of a Stock Unit, unless the Administration Committee has determined to defer payment with respect to such unit or a participant has elected to defer payment, shares of Common Stock representing the Stock Units will be distributed to the participant unless the Administration Committee, with the consent of the participant, provides for the payment of the Stock Units in cash, or partly in cash and partly in shares of Common Stock, equal to the value of the shares of Common

Stock which would otherwise be distributed to the participant.

Other Terms of Benefits

     The Incentive Plan provides that Benefits shall not be transferable other than by will or the laws of descent and distribution. The Administration Committee shall determine the treatment to be afforded to a participant in the event of termination of employment for any reason including death, disability or retirement. Notwithstanding the foregoing, other than with respect to incentive stock options, the Administration Committee may permit the transferability of an award by a participant to members of the participant's immediate family or trusts for the benefit of such person or family partnerships.

     Upon the grant of any Benefit under the Incentive Plan, the Administration Committee may, by way of an agreement with the participant, establish such other terms, conditions, restrictions and/or limitations covering the grant of the Benefit as are not inconsistent with the Incentive Plan. No Benefit shall be granted under the Incentive Plan after the date which is ten (10) years after the Closing. The Board of Directors reserves the right to amend, suspend or terminate the Incentive Plan at any time, subject to the rights of participants with respect to any outstanding Benefits.

     The Incentive Plan contains provisions for equitable adjustment of Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Jay Martin is the sole stockholder of J. Martin Associates, Inc., a firm which provided consulting services to National Tobacco in 1996. In fiscal 1996 this corporation received a total of $65,433 in fees and expenses for consulting services rendered to National Tobacco.


     UBS Securities LLC ('UBS') has served as a financial advisor to the Company in connection with the Acquisition and related transactions. In connection therewith, UBS is entitled to a fee of $1.56 million and the reimbursement of certain out-of-pocket expenses. Mr. Secrest, a Director--Investment Banking of UBS, is a Director of the Company.



     On April 26, 1988 and December 15, 1988, Thomas F. Helms, Jr., President and Chief Executive Officer of the Company, borrowed $75,000 and $45,000, respectively in connection with the purchase of a portion of his partnership interests in National Tobacco and executed a note payable to the Company. The note bears interest in kind at a rate of 3% over the prime rate. As of June 30,

1997, principal outstanding under this note was approximately $240,000.



     On April 14, 1992, Clifford D. Ray, Vice President--Marketing of the Company, borrowed $40,000 in connection with the purchase of a portion of his partnership interests in National Tobacco and executed a note payable to the Company. The note bears interest at a rate of 2% over the prime rate. As of June 30, 1997, principal and accrued interest outstanding under this note was approximately $61,000.

                              RECENT TRANSACTIONS


     The Company was formed in connection with the Acquisition, a corporate reorganization and the related financings, consisting principally of the Old Notes Offering, the establishment of the New Senior Secured Facilities which includes the Term Facility and the Revolver, and the concurrent offering of the Units and certain related transactions as more fully described below (the 'Transactions'), all which occurred concurrently with the closing of the Old Notes Offering on June 25, 1997 (the 'Closing'). The Old Notes Offering provided funds, before expenses, of $155 million.



     Prior to the Acquisition, NTC Holding, LLC, a Delaware limited liability company ('LLC'), was the sole limited partner of National Tobacco and the sole stockholder of National Tobacco Finance Corporation (the 'GP'), which is the sole general partner of National Tobacco. LLC entered into a Stock Purchase Agreement with NATC Holding Company, Ltd. (the 'Seller'), dated April 17, 1997 (the 'Stock Purchase Agreement'), pursuant to which LLC agreed to acquire in the Acquisition all of the outstanding capital stock of NATC Holdings USA, Inc. ('NATC'). As part of the Transactions, the membership interests in LLC were acquired by the Company and LLC transferred all of its assets to the Company, including the limited partnership interest in National Tobacco, all of the capital stock of the GP and the right under the Stock Purchase Agreement to purchase all of the capital stock of NATC. The transfer of the assets resulted in the dissolution of LLC pursuant to the terms of its operating agreement. A certificate of cancellation was filed on August 19, 1997. North Atlantic Operating Company, Inc., a newly formed Delaware subsidiary of the Company ('NAOC'), acquired all of the outstanding capital stock of NATC in the Acquisition. Immediately following the Acquisition, NATC and a wholly owned subsidiary of NATC were merged into NAOC. Prior to the Acquisition, DGG received a financial advisory fee representing management fees and expenses incurred by the former owners in connection with the operation of the predecessor company which was merged into NAOC. These fees and expenses will be eliminated following the Acquisition.



     LLC had outstanding $20.0 million aggregate principal amount of 13.5%/16.5% Subordinated Notes due May 17, 2003, preferred interests in LLC and certain warrants to purchase membership interests in LLC pursuant to a Subordinated Note, Warrant and Preferred Equity Purchase Agreement dated May 17, 1996 among LLC and the purchasers named therein. Such notes, preferred interests and warrants were acquired by the Company for aggregate consideration of $47.1 million. In addition, the Company acquired certain warrants to purchase membership interests in LLC from Societe Generale Investment Corporation ('SGIC') for aggregate consideration of $4.0 million.


     Pursuant to the Stockholders' Agreement, the holders of all membership interests in LLC, other than those holders whose interests were acquired as described above, exchanged such membership interests for shares of Common Stock of the Company. In addition, certain employees and a consultant of the Company purchased 17,800 shares of Common Stock for an aggregate purchase price of $712,000,



     Aggregate consideration of approximately $162.6 million was paid by the Company under the Stock Purchase Agreement (the 'Purchase Price'). The Purchase Price was reduced by the amount of certain obligations of NATC (the 'NATC Liabilities') that were paid by the Company on behalf of NATC, including (i) a prepayment amount of $25.6 million to UST pursuant to an Amendment to the Asset Purchase Agreement, dated as of November 25, 1992, among NATC, UST and the other parties named therein, which satisfied and terminated the obligations of NATC to make future royalty payments to UST thereunder, (ii) the payment in connection with refinancing existing NATC debt under a term loan and a note purchase agreement and (iii) the payment of $5 million to Bollore in consideration of its consent to the change in control of NATC as a result of the Acquisition.


     The Stock Purchase Agreement contains certain representations and warranties and limited rights of indemnification from the Seller, including an indemnity for 60% of an adjustment proposed by the Internal Revenue Service ('IRS') of approximately $1,672,000 for 1993, 1994 and 1995, and 100% of any losses which arise from such adjustments following the Closing. The Seller intends to file an administrative appeal of the IRS's proposed adjustments.

     The Company effected the following refinancing transactions in connection with the Acquisition: (i) the Old Notes Offering; (ii) the termination pursuant to the terms of the Credit Agreement of the Credit and Guaranty Agreement (the 'Old Credit Agreement'), dated May 17, 1996, among National Tobacco as Borrower, LLC and GP as Guarantors, the lenders named therein and Societe Generale, as Agent thereunder, and which was replaced by the New Senior Secured Facilities, in an aggregate principal amount of not greater than $110 million (see 'Description of Other Indebtedness'); (iii) the elimination of an inventory financing facility for National Tobacco's inventory requirements, in accordance with the terms of a Second Amended and Restated Purchasing and Processing Agreement (the 'Amendment') between National Tobacco and Lancaster dated as of May 17, 1996, pursuant to which Lancaster will continue to purchase and process tobacco for National Tobacco and to warehouse National Tobacco's tobacco inventory; and (iv) the offering of Units consisting of Old Preferred Stock and Warrants, the proceeds of which were used toward the repurchase of certain subordinated notes, preferred interests and warrants to acquire membership interests of LLC.


     The following chart summarizes the resulting organizational structure and equity ownership immediately after the consummation of the Transactions.

                  North Atlantic Trading Company, Inc.
                             (the 'Company')
                                  /|\
                                /  |  \
                              /    |    \
                            /      |      \
                          /        |        \
             100% of    /          |          \        100% of
        Capital Stock /            |            \      Capital Stock
                    /              |              \
    National Tobacco               |                 North Atlantic
        Finance                    |              Operating Company, Inc.
       Corporation  \              |                     ('NATC')
                      \            |                 (operating company)
                        \          | 99% Limited
             1% General   \        | Partnership
             Partnership    \      |  Interest
             Interest         \    |
                               National Tobacco
                                Company, L.P.
                             ('National Tobacco')
                             (operating company)

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth certain information regarding the beneficial ownership of Common Stock by (i) each person or entity who beneficially owns five percent or more of the Common Stock, (ii) each director and named executive officer of the Company and (iii) all Directors and executive officers of the Company as a group.


                                                                                  PERCENT OWNED(A)
                                                                        -------------------------------------
                                                                        BEFORE EXERCISE      AFTER EXERCISE
BENEFICIAL OWNER                                  NUMBER OF SHARES        OF WARRANTS          OF WARRANTS
----------------------------------------------   -------------------    ----------------    -----------------
  Thomas F. Helms, Jr.(b)(c) .................         427,146                 80.9%               72.2%
     Helms Management Corp.

  Maurice R. Langston(b) .....................          47,138                  8.9                 8.0
     Langston Enterprises, Inc.

  Alan R. Minsterketter(b) ...................          27,613                  5.2                 4.7
     Alan M, Inc.

  Clifford D. Ray(b) .........................          17,728                  3.4                 3.0
     C.D. Ray, Inc.

  Mark F. Secrest(e) .........................          12,251                  2.3                 2.1

  Jay Martin(b) ..............................          12,137                  2.3                 2.1
     J. Martin Associates, Inc.

  David I. Brunson(d) ........................          10,309                  1.9                 1.7

  Arnold Sheiffer ............................           8,725                  1.7                 1.5

  Chris Kounnas(b) ...........................           8,377                  1.6                 1.4
     CNK Enterprises, Inc.

  Herbert Morris(b) ..........................          37,990                  7.2                 6.4%
     Flowing Velvet Products, Inc.
     3 Points of View
     Warwick, New York 10990

DIRECTORS AND EXECUTIVE OFFICERS
  AS A GROUP (10 PERSONS)(C)(F) ..............         463,753                 85.3%               76.4%


------------------

(a) The percentages assume, in the column entitled 'Before Exercise of Warrants,' that none of the outstanding warrants to purchase an aggregate of 63,490 shares at an exercise price of $.01 per share is exercised and, in the column entitled 'After Exercise of Warrants,' that all of such warrants will be exercised.

(b) Reflects shares held by the corporation listed below the name of such natural person. Such natural person owns all of the issued and outstanding shares of capital stock of the corporation listed below the name of such natural person.


(c) Mr. Helms, through Helms Management Corp., owns 276,300 shares of voting Common Stock representing approximately 52.3% of the outstanding shares assuming that none of the outstanding warrants are exercised, or 46.7% of the outstanding shares assuming that all such warrants are exercised. Because of his ability to vote an additional 150,846 shares of Common Stock held by members of the Company's management in respect of the election of the Company's directors pursuant to the Stockholders' Agreement, he may be deemed to be the beneficial owner of such additional shares.


(d) Includes 10,309 shares subject to currently exercisable stock options.

(e) Reflects 10,000 shares held by Secrest Holdings, a general partnership of which Mr. Secrest is a general partner, and 2,251 shares held by Fish Group, LLC, a limited liability company of which Mr. Secrest is a member. Mr. Secrest has the power to vote all of such shares.


(f) Executive officers, as a group, beneficially own 442,777 shares and other members of management beneficially own 37,853 shares. Accordingly, members of management beneficially own a total of 442,777 shares, representing approximately 81.4% of the outstanding shares assuming that none of the outstanding warrants are exercised, or 72.9% of the outstanding shares assuming that all such warrants are exercised.

STOCKHOLDER AGREEMENT

     The Company and certain stockholders of the Company are parties to the Stockholders' Agreement, setting forth among other things, the manner in which directors of the Company are to be selected, See 'Management--Election of Directors.' The Stockholders' Agreement also sets forth certain restrictions on the transfer of shares of Common Stock by existing stockholders and on the acquisition by existing stockholders of investments in competitors of Bollore. In addition, the Stockholders' Agreement provides the existing stockholders with certain 'tag-along' rights to participate ratably in sales of Common Stock to third parties and requires existing stockholders to participate ratably in certain sales of Common Stock to third parties. Subject to the terms of all applicable debt agreements of the Company and its subsidiaries, including the New Senior Secured Facilities, the Notes and the Indenture, the Stockholders' Agreement provides that the Company may maintain insurance on the lives of the members of its management officers and, in the event of the death of any such person, for the mandatory repurchase by the Company of all of such person's Common Stock at the fair market value thereof (which will be determined by an independent investment banking firm if the parties cannot otherwise agree upon such value) to the extent of available insurance proceeds, and the optional repurchase of additional shares of such person's Common Stock at such fair market value to the extent of available cash. Subject to the terms of all applicable debt agreements of the Company and its subsidiaries, including the New Senior Secured Facilities, the Notes and the Indenture as well as the Certificate of Designation, the Company also has the right to repurchase the shares of Common Stock held by members of management if their employment terminates, in the event of certain bankruptcy proceedings relating to such persons or upon an involuntary transfer of their shares by court order or otherwise in each case at the fair market value of such shares.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


     The Old Notes were originally sold by the Company on June 25, 1997, to the Initial Purchasers pursuant to the Note Purchase Agreement. The Units, which were, in part, comprised of the Old Preferred Stock, were sold by the Company on June 25, 1997, to NatWest, as the initial purchaser of the Units, pursuant to the Units Purchase Agreement (the Units Purchase Agreement and the Notes Purchase Agreement being referred to collectively as the 'Purchase Agreements'). The Initial Purchasers and NatWest subsequently resold the Old Notes and the Old Preferred Stock, as the case may be, to qualified institutional buyers pursuant to Rule 144A under the Securities Act, or institutional 'accredited investors' (as defined in Rule 501(a) (1), (2), (3) or (7) of Regulation D under the Securities Act) or outside the United States in compliance with Regulation S under the Securities Act. Pursuant to the Purchase Agreements, the Company entered into the Registration Rights Agreements, pursuant to which the Company has agreed, for the benefit of the holders of the Unregistered Securities, at the Company's cost, to use its best efforts to (i) file a registration statement with the Commission within 30 days after the date of the original issue (the 'Issue Date') of the Unregistered Securities (such date of filing, the 'Filing Date') with respect to the Exchange Offer for the Exchange Securities, and (ii) cause the registration statement to be declared effective under the Securities Act within 90 days after the Filing Date. Upon the registration statement being declared effective, the Company will offer the Exchange Securities in exchange for the Unregistered Securities. The Company will keep the Exchange Offer open for no less than 30 business days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Unregistered Securities.



     For each Old Note or share of Old Preferred Stock properly tendered and accepted pursuant to the Exchange Offer, the holder of such Unregistered Security will receive a New Note having a principal amount equal to that of the Old Note tendered or one share of New Preferred Stock, as the case may be. Interest on each New Note and dividends on each share of New Preferred Stock will accrue or accumulate from the last respective interest or dividend payment date on which interest or dividends were paid on the Unregistered Security tendered in exchange therefor or, if no interest or dividends have been paid on such Unregistered Security, from the Issue Date.

     Each holder of the Unregistered Securities who wishes to exchange the Unregistered Securities for Exchange Securities in the Exchange Offer will be required to represent in the Letter of Transmittal that (i) it is not an affiliate of the Company or Guarantors, (ii) the Exchange Securities to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities
Act) of the Exchange Securities.


     In the event that (i) applicable law or interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (ii) in certain circumstances, NatWest or an Initial Purchaser so requests, (iii) any holder of the Unregistered Securities (other than NatWest or an Initial Purchaser) is not eligible to participate in the Exchange Offer, or (iv) for any reason the Exchange Offer is not consummated within 120 days after the Filing Date, the Company will at its cost, (a) as promptly as reasonably practicable, file a shelf registration statement covering resales of the Unregistered Securities (a 'Shelf Registration Statement'), (b) use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act by the 165th day after the Issue Date (or one year from the date the Shelf Registration Statement was declared effective if such Shelf Registration Statement was filed pursuant to clause (ii), above) and (c) use its best efforts to keep effective such Shelf Registration Statement until the earlier of two years after the Issue Date and such time as all of the applicable Registered Securities have been sold thereunder or when all of the Unregistered Securities become eligible for resale pursuant to Rule 144 under the Securities Act without volume restriction). See '--Resale of the Exchange Securities'. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Registered Securities copies of the prospectus which is a part of such Shelf Registration Statement. A holder that sells its Registered Securities pursuant to a Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be


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

subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreements which are applicable to such holder (including certain indemnification obligations).


     If the Company fails to comply with the above provisions or if such Shelf Registration Statement fails to become effective, then, as liquidated damages, additional interest or dividends (the 'Additional Amount'), as applicable, shall become payable with respect to the Exchange Securities as follows:

     (i) if the registration statement for the Exchange Offer or the Shelf Registration Statement is not filed within 30 days following the Issue Date, the Additional Amount shall accrue on the Unregistered Securities over and above the stated interest or dividend percentage at a rate of 0.50% per annum for the first 60 days commencing on the 31st day after the Issue Date, such Additional Amount increasing by an additional 0.50% per annum at the beginning of each subsequent 30-day period;

     (ii) if the registration statement for the Exchange Offer or the Shelf Registration Statement is not declared effective within 90 days following the Filing Date, an Additional Amount shall accrue on the Unregistered Securities over and above the stated interest or dividend percentage at a rate of 0.50% per annum for the first 30 days commencing on the 91st day after the Filing Date, such Additional Amount increasing by an additional 0.50% per annum at the beginning of each subsequent 30-day period; or

     (iii) if (A) the Company has not exchanged all Unregistered Securities validly tendered in accordance with the terms of the Exchange Offer on or prior to 120 days after the Filing Date or (B) the registration statement for the Exchange Offer ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the third anniversary of the Issue Date (unless all the Registered Securities have been sold thereunder or as otherwise provided herein), then the Additional Amount shall accrue on the Unregistered Securities over and above the stated interest or dividend percentage of 0.50% per annum for the first 30 days commencing on (x) the 121st day after the Filing Date with respect to the Notes validly tendered and not exchanged by the Company, in the case of (A) above, or (y) the day of the registration statement for the Exchange Offer ceases to be effective or usable for its intended purpose in the case of (B) above, or (z) the day the Shelf Registration Statement ceases to be effective in the case of (C) above, the rate of such Additional Amount increasing by an additional 0.50% per annum at the beginning of each subsequent 30-day period;


provided, however, that the Additional Amount payable on the Unregistered Securities may not exceed in the aggregate 2.0% per annum; and provided further, that (1) upon the filing of the registration statement for the Exchange Offer or the Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of such registration statement for the Exchange Offer or the Shelf Registration Statement (in the case of (ii) above), or (3) upon the exchange of Exchange Securities for all Unregistered Securities tendered (in the case of clause (iii) (A) above), or upon the effectiveness of the registration statement which had ceased to remain effective in the case of clause (iii) (B) above, or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii) (C) above), the Additional Amount accruing on the Unregistered Securities as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.


     Any Additional Amount due pursuant to clauses (i), (ii) or (iii) above will be payable in cash, on the same original interest or dividend payment dates, as the case may be, as interest or dividends on the Unregistered Securities. The aggregate Additional Amount will be determined by multiplying the applicable rate of such Additional Amount by the principal amount or liquidation value, as the case may be, of the Unregistered Securities multiplied by a fraction, the numerator of which is the number of days such Additional Amount was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.


     The summary herein of all material provisions of the Registration Rights Agreements does not purport to be exhaustive and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreements, a copies of which will be available upon request to the Company.


     Following the consummation of the Exchange Offer, holders of the Unregistered Securities who were eligible to participate in the Exchange Offer but who did not tender their Unregistered Securities will not

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


have any further exchange or registration rights and such Unregistered Securities will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Unregistered Securities could be adversely affected.


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Unregistered Securities validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Tendered and accepted shares of Old Preferred Stock will be exchanged for New Preferred Stock on a one-for-one basis. Holders may tender some or all of their Unregistered Securities pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.


     The form and terms of the Exchange Securities are the same as the form and terms of the Unregistered Securities except (i) the New Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the New Preferred Stock Certificates bear a Senior Exchange Payment-In-Kind designation and a different CUSIP Number from the Old Preferred Stock, (iii) the Exchange

Securities have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.


     As of the date of this Prospectus $155,000,000 aggregate principal amount of Old Notes are outstanding and 1,360,000 shares of Old Preferred Stock are
outstanding. The Company has fixed the close of business                , 1997
as the record date for the Exchange Offer for purposes of determining the person to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders of the Unregistered Securities do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware, the Indenture or the Certificate of Designation in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Unregistered Securities when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Securities from the Company.

     If any tendered Unregistered Securities are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Unregistered Securities will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Unregistered Securities in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions of the Letter of Transmittal, transfer taxes with respect to the exchange of Unregistered Securities pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than the transfer taxes in certain circumstances, in connection with the Exchange Offer. See '--Fees and Expenses.'

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term 'Expiration Date' shall mean 5:00 p.m., New York City time, on
               , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term 'Expiration Date' shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.


     The Company reserves the right, (i) to delay accepting any Unregistered Securities, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under '--Conditions' shall not have been satisfied, by giving oral or written notice of such delay,



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

extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

PROCEDURES FOR TENDERING

     The tender of Unregistered Securities pursuant to any of the procedures set forth in this Prospectus and in the Letter of Transmittal will constitute a binding agreement between the Tendering Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. The tender of Unregistered Securities will constitute an agreement to deliver good and marketable title to all tendered Unregistered Securities prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

     EXCEPT AS PROVIDED IN '--GUARANTEED DELIVERY PROCEDURES,' UNLESS THE UNREGISTERED SECURITIES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. ISSUANCE OF EXCHANGE SECURITIES WILL BE MADE ONLY AGAINST DEPOSIT OF TENDERED UNREGISTERED SECURITIES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS. NOTWITHSTANDING THE FOREGOING, DTC PARTICIPANTS TENDERING THROUGH ATOP WILL BE DEEMED TO HAVE MADE VALID DELIVERY WHERE THE EXCHANGE AGENT RECEIVES AN AGENT'S MESSAGE (DEFINED BELOW) PRIOR TO THE EXPIRATION DATE.

     Accordingly, to properly tender Unregistered Securities, the following procedures must be followed:

     Unregistered Securities held through DTC. Each Beneficial Owner holding Unregistered Securities through a DTC Participant must instruct such DTC Participant to cause its Unregistered Securities to be tendered in accordance with the procedures set forth in this Prospectus.

     Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant holding Unregistered Securities through DTC must (i) electronically transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC and send an Agent's Message to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See '--Guaranteed Delivery Procedures.'

     The Exchange Agent will (promptly after the date of this Prospectus) establish accounts at DTC for purposes of the Exchange Offer with respect to Unregistered Securities held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of interests in Unregistered Securities into the Exchange Agent's account through ATOP. However, although delivery of interests in the Unregistered Securities may be effected through book-entry transfer into the Exchange Agent's account through ATOP, an Agent's

Message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the Exchange Agent at its address set forth under '--Exchange Agent,' or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC as described above is referred to herein as a 'Book-Entry Confirmation.'

     The term 'Agent's Message' means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participants have received a Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC Participants.

     Cede & Co., as the Holder of the global certificates representing the Old Notes and the Old Preferred Stock (each a 'Global Security,' or together, the 'Global Securities'), will tender a portion of each of the Global Securities equal to the aggregate principal amount due at the stated maturity or number of shares for which instructions to tender are given by DTC Participants.

     Unregistered Securities held by Holders. Each Holder must (i) complete and sign and mail or deliver the accompanying Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Unregistered Securities, to the Exchange Agent at its

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

address set forth under '--Exchange Agent,' or (ii) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See '--Guaranteed Delivery Procedures.'


     All signatures on a Letter of Transmittal must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an 'eligible guarantor' institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an 'Eligible Institution'); provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Unregistered Securities are tendered for the account of an Eligible Institution including (as such terms are defined in Rule 17Ad-15): (i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program.


     If a Letter of Transmittal or any Unregistered Security is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

     Holders should indicate in the applicable box in the Letter of Transmittal the name and address to which substitute certificates evidencing Unregistered Securities for amounts not tendered are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated. If no instructions are given, such Unregistered Securities not tendered, as the case may be, will be returned to the person signing the Letter of Transmittal.

     By tendering, each Holder and each DTC Participant will make to the Company the representations set forth in the third paragraph under the heading '--Purpose and Effect of the Exchange Offer.'
        ---------------------------------------------------------------

     No alternative, conditional, irregular or contingent tenders will be accepted (unless waived). By executing a Letter of Transmittal or transmitting an acceptance through ATOP, as the case may be, each Tendering Holder waives any right to receive any notice of the acceptance for purchase of its Unregistered Securities.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Unregistered Securities will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any condition to the Exchange Offer and any irregularities or conditions of tender as to particular Unregistered Securities. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. The Company and the Exchange Agent shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Unregistered Securities will not be deemed to have been made until such irregularities have been cured or waived. Any Unregistered Securities received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     LETTERS OF TRANSMITTAL AND UNREGISTERED SECURITIES MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR UNREGISTERED SECURITIES TO THE COMPANY OR DTC.

     The method of delivery of Unregistered Securities and Letters of Transmittal, any required signature guaranties and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or Letters of Transmittal and, except as otherwise provided in the applicable Letter of Transmittal, delivery will be

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

deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Unregistered Securities held through DTC. DTC Participants holding Unregistered Securities through DTC who wish to cause their Unregistered Securities to be tendered, but who cannot transmit their acceptances through ATOP prior to the Expiration Date, may cause a tender to be effected if:

          (a) guaranteed delivery is made by or through an Eligible Institution;


          (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided by the Company herewith; and


          (c) Book-Entry Confirmation and an Agent's Message in connection therewith (as described above) are received by the Exchange Agent within three NYSE trading days after the date of the execution of the Notice of Guaranteed Delivery.

     Unregistered Securities Held by Holders. Holders who wish to tender their Unregistered Securities and (i) whose are not immediately available, (ii) who cannot deliver their Unregistered Securities, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

     (a) the tender is made through an Eligible Institution;

     (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Unregistered Securities and the principal amount of Unregistered Securities tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Unregistered

         Securities (or a confirmation of book-entry transfer of such Unregistered Securities into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Unregistered Securities in proper form for transfer (or a confirmation or book-entry transfer of such Unregistered Securities into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of transmittal are received by the Exchange Agent upon three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Unregistered Securities according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Unregistered Securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     Unregistered Securities held through DTC. DTC Participants holding Unregistered Securities who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the Expiration Date, withdraw the instruction given thereby by delivering to the Exchange Agent, at its address set forth under '--Exchange Agent,' a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount due at the stated maturity or number of shares of the Unregistered Securities to which such

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

withdrawal related and the signature of the DTC Participant. Withdrawal of such an instruction will be effective upon receipt of such written notice of withdrawal by the Exchange Agent.


     Unregistered Securities held by Holders. Holders may withdraw a tender of Unregistered Securities in the Exchange Offer, by a telegram, telex, letter or facsimile transmission notice of withdrawal received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Unregistered Securities to be withdrawn (the 'Depositor'), (ii) identify the Unregistered Securities to be withdrawn (including the certificate number(s) and principal amount due at the stated maturity or number of shares of such Unregistered Securities, or, in the case of Unregistered Securities transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Unregistered Securities were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Unregistered Securities register the transfer of such Unregistered Securities into the name of the person withdrawing the tender and (iv) specify the name in which any such Unregistered Securities are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Unregistered Securities so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Securities will be issued with respect thereto unless the Unregistered Securities so withdrawn are validly retendered. Any Unregistered Securities which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Unregistered Securities may be retendered by following one of the procedures described above under '--Procedures for Tendering' at any time prior to the Expiration Date.


     All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Unregistered Securities being withdrawn are held for the account of an Eligible Institution.

     A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a Holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC Participant or a Holder may withdraw an instruction or a tender, as the case may be, only if such withdrawal complies with the provisions of this Prospectus.

     A withdrawal of a tender of Unregistered Securities by a DTC Participant or a Holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange securities for, any Unregistered Securities, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Unregistered Securities, if:


          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the judgment of the Company upon written advice of counsel, could reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of the subsidiaries; or



          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the judgment of the company and based on written advice of counsel, could reasonably be expected to materially impair the ability of the Company to proceed with the

     Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or


          (c) any governmental approval has not been obtained, which approval the Company shall, in its discretion and based on written advice of counsel, deem necessary for the consummation of the Exchange Offer as contemplated hereby.



     If any of the conditions are not satisfied, the Company may (i) refuse to accept any Unregistered Securities and return all tendered Unregistered Securities to the tendering holders, (ii) extend the Exchange Offer and retain all Unregistered Securities tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Unregistered Securities (see '--Withdrawal of Tenders') or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Unregistered Securities which have not been withdrawn.


EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

       United States Trust Company of New York
        Attention: Corporate Trust Department
        770 Broadway
        New York, New York 10003
        Telephone: (800) 548-6565
        Facsimile: (212) 780-0592


     Delivery to an address other than as set forth above, or transmission of instructions via a facsimile number other than the one set forth above, will not constitute a valid delivery.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Securities will be recorded at the same carrying value as the Unregistered Securities, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expended over the time of the Exchange Securities.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Unregistered Securities that are not exchanged for Exchange Securities pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Unregistered Securities may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Unregistered Securities are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company),
(iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.


RESALE OF THE EXCHANGE SECURITIES


     With respect to resales of Exchange Securities, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Securities in the ordinary course of business, whether or not such person is the holder (other than (i) a broker-dealer who purchases such Exchange Securities from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities
Act) who receives Exchange Securities in exchange for Unregistered Securities, and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Securities to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Securities a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Securities in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Securities, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Securities for its own account in exchange for Unregistered Securities, where such Securities were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities.


     As contemplated by these no-action letters and the Registration Rights Agreements, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Securities are to be acquired by the holder or the person receiving such Exchange Securities, whether or not such person is the holder, in the ordinary course of business,
(ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Securities, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Securities, (iv) neither the holder nor any such other person is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Securities it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Securities and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Securities for its own account in exchange for Unregistered Securities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. For a description of the procedures for such resales by Participating Broker-Dealers, see 'Plan of Distribution.'

                              DESCRIPTION OF NOTES

GENERAL


     The Old Notes were issued under an Indenture, dated as of June 25, 1997 (the 'Indenture'), among the Company, the Guarantors and United States Trust Company of New York, as Trustee (the 'Trustee'), a copy of which is available upon request to the Company. The New Notes also will be issued under the Indenture. The Old Notes and the New Notes will be treated as a single class of securities under the Indenture. The following is a summary of all material provisions of the Indenture and the Notes and does not purport to be exhaustive and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended) and the Notes. As used herein, the term 'Notes' means the New Notes and Old Notes treated as a single class.


     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes.


     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000, and will be initially issued as a single, permanent global certificate. See 'Book-Entry; Delivery and Form. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.


TERMS OF NOTES

     The Notes will be unsecured, senior obligations of the Company, limited to $155 million aggregate principal amount, and will mature on June 15, 2004. Each Note will bear interest at the rate of 11% per annum from the date of issuance, or from the most recent date to which interest has been paid or provided for, and will be payable semiannually on June 15 and December 15 of each year, commencing on December 15, 1997, to holders of record at the close of business on the June 1 or December 1 immediately preceding the Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve

30-day months.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

     The interest rate on the Old Notes is subject to increase in certain circumstances relating to the filing of a registration statement or the failure to consummate the Exchange Offer with respect to the New Notes.

MANDATORY REDEMPTION

     The Company will not be required to make mandatory redemptions or sinking fund payments prior to the maturity of the Notes.

REDEMPTION

     Optional Redemption. Except as set forth below, the Notes will not be redeemable at the option of the Company prior to June 15, 2001. On and after such date, the Notes will be redeemable, at the Company's option, in whole or in part, at any time upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed in percentages of principal amount), if redeemed during the period commencing on the dates set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date):

                                                              REDEMPTION
DATE                                                            PRICE
-----------------------------------------------------------   ----------
June 15, 2001..............................................     105.500%
June 15, 2002..............................................     102.750%
June 15, 2003 and thereafter...............................     100.000%

     Optional Redemption upon Equity Offering. In addition, at any time prior to June 15, 2000, the Company may, at its option, redeem up to 35% of the Notes with Net Cash Proceeds of one or more Equity Offerings by the Company so long as there is a Public Market at the time of such redemption, at a redemption price equal to 111.0% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the Notes outstanding must equal at least $100.0 million. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 60 days after the consummation of any such Equity

Offering.

     Selection. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided, however, that if a partial redemption is made with proceeds of an Equity Offering, selection of the Notes or portion thereof for redemption shall be made by the Trustee only on a pro rata basis, unless such method is otherwise prohibited. Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 45 days (unless a shorter period is acceptable to the Trustee) prior to the date fixed for redemption to each holder whose Notes are to be redeemed at the last address for such holder then shown on the registry books. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after any redemption date, interest will cease to accrue on the Notes or part thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Indenture.

RANKING

     The Old Notes are, and the New Notes will be, senior unsecured obligations of the Company. The Notes will rank pari passu in right of payment with all existing and future senior indebtedness of the Company and will rank senior in right of payment to any future subordinated indebtedness of the Company. The Notes (and the Guarantees) will be effectively subordinated to any secured debt of the Company and the Guarantors, to the extent of the assets serving as security therefor. As of March 31, 1997, on a pro forma basis after giving effect to the Offering and the Acquisition, the aggregate principal amount of the Company's outstanding senior indebtedness to which the Notes would have been effectively subordinated would have been approximately $85.0 million and the aggregate principal amount of the Guarantors' outstanding senior indebtedness to which the Guarantees would have been effectively subordinated would have been approximately $85.0 million.

GUARANTEES

     Each Guarantor irrevocably and unconditionally guarantees, jointly and severally, to each holder and the Trustee, as primary obligor and not as a surety, the full and prompt payment of principal of and interest on the Notes, and of all other monetary obligations of the Company under the Indenture.

     The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

     Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation. Upon the sale or disposition of a Guarantor (or all or substantially all of its assets) to a Person which is not a Guarantor, which sale or disposition is otherwise in compliance with the Indenture (including the covenant described under 'Repurchase at the Option of Holders--Sales of Assets and Subsidiary Stock'), such Guarantor shall be deemed released from all its obligations under the Indenture and its Subsidiary Guarantee and such Subsidiary Guarantee shall terminate; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under the New Senior Secured Facilities and all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any other Indebtedness of the Company and the other Guarantors shall also terminate upon such release, sale or transfer.

     Subsequent to the Issue Date, separate financial information for the Guarantors will not be provided except to the extent required by Regulation S-X under the Securities Act.

REPURCHASE AT THE OPTION OF HOLDERS

     Change of Control. The Indenture provides that upon the occurrence of a Change of Control each holder will have the right to require the Company to repurchase all or any part of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

     The Indenture provides that within 30 days following any Change of Control, the Company shall mail a notice to each holder with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant Interest Payment
Date), (ii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (iii) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes purchased.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.


     The definition of 'Change of Control' includes, among other transactions, a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries including a transaction permitted under the 'Merger and Consolidation' covenant. With respect to the disposition of property or assets, the phrase 'all or substantially all' as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of 'all or substantially all' of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Notes as described above.

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the New Senior Secured Facilities. Future senior indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such senior indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase of the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the New Senior Secured Facilities may prohibit the Company's prepayment of Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under the New Senior Secured Facilities and any other senior indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

     The existence of a Holder's right to require the Company to repurchase such Holder's Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

     Sales of Assets and Subsidiary Stock. The Indenture provides that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Company's Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition, (ii) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, (x) to the extent the Company or any Restricted Subsidiary elects (or is required by the terms of any senior secured indebtedness), to prepay, repay or purchase senior secured Indebtedness or (y) to the investment in or acquisition of Additional Assets within 180 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, within 180 days from the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to make an offer to purchase Notes at 100% of their principal amount plus accrued and unpaid interest, if any, thereon; (C) third, within 180 days after the later of the application of Net Available Cash in accordance with clauses (A) and (B) and the date that is one year from the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to prepay, repay or repurchase Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Company); and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (x) the prepayment, repayment or purchase of Indebtedness of the Company (other than Indebtedness owing to any Affiliate or Subsidiary of the Company or the repurchase of Disqualified Capital Stock) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or any of its Subsidiaries or Affiliates or the repurchase of Disqualified Stock) or (y) any other purpose otherwise permitted under the Indenture, in each case within the later of 45 days after the application of Net Available Cash in accordance with clauses (A), (B) and (C) or the date that is one year from the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (B), (C) or (D) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant at any time exceed $5 million. The Company shall not be required to make an offer to purchase Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B)) is less than $5 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     For the purposes of this covenant, the following will be deemed to be cash:
(x) the assumption by the transferee of senior indebtedness of the Company or senior indebtedness of any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such senior indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly (and in any event within 60 days) converted by the Company or such Restricted Subsidiary into cash.

     In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii) (B) of the first paragraph of '--Sales of Assets and Subsidiary Stock', the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of their principal amount plus accrued and unpaid interest, if any, to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the Notes, the Company will apply the remaining Net Available Cash in accordance with clauses (iii) (C) or (D) of the first paragraph of '--Sales of Assets and Subsidiary Stock' as permitted under the Indenture.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

CERTAIN COVENANTS

     The Indenture contains certain covenants including, among others, the following:

  Limitation on Indebtedness.

          (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio would be greater than 2.0:1.

          (b) Notwithstanding the foregoing paragraph (a), the Company may Incur the following Indebtedness:

             (i) Indebtedness Incurred pursuant to the New Senior Secured Facilities (including, without limitation, any renewal, extension, refunding, restructuring, replacement or refinancing thereof referred to in the definition thereof), provided, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause
        (i) does not exceed $110 million at any time outstanding less the aggregate principal amount thereof repaid with the net proceeds of Asset Dispositions (to the extent, in the case of such repayment of revolving credit indebtedness, the commitment to advance loans has been terminated);

             (ii) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a Permitted Business or Incurred to refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (ii) shall not exceed $3 million at any time outstanding;

             (iii) Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or any Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

             (iv) Indebtedness represented by (w) the Notes, (x) the Guarantees,
        (y) Existing Indebtedness and (z) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or Incurred pursuant to paragraph (a) above;

             (v) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Company); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) above after giving effect to the Incurrence of such Indebtedness pursuant to this clause (v) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (v);

             (vi) Indebtedness (A) in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of its Restricted Subsidiaries to their customers in the ordinary course of their business, (B) in respect of performance bonds or similar obligations of the Company or any of its Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations and (C) arising from Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness) incurred in the ordinary course of business;

             (vii) Indebtedness under Currency Agreements and Interest Rate Agreements; provided, however, that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors of the Company) and correspond in terms of notional amount, duration, currencies and interest rates as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture or to business transactions of the Company or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business;

             (viii) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credits, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness

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

        or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (viii) when taken together with all Indebtedness incurred pursuant to this clause (viii) and then outstanding, shall not exceed $1 million;

             (ix) Indebtedness consisting of (A) Guarantees by the Company (so long as the Company could have incurred such Indebtedness directly without violation of the Indenture) and (B) Guarantees by a Restricted Subsidiary of senior indebtedness incurred by the Company without violation of the Indenture (so long as such Restricted Subsidiary could have incurred such Indebtedness directly without violation of the Indenture);

             (x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument issued by the Company or its Subsidiaries drawn against insufficient funds in the ordinary course of business in an amount not to exceed $500,000 at any time, provided that such Indebtedness is extinguished within two business days of its incurrence; and

             (xi) Indebtedness (other than Indebtedness described in clauses
        (i)-(x)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xi) and then outstanding, will not exceed $5 million (it being understood that any Indebtedness Incurred under this clause (xi) shall cease to be deemed Incurred or outstanding for purposes of this clause
        (xi) (but shall be deemed to be Incurred for purposes of paragraph (a)) from and after the first date on which the Company or its Restricted Subsidiaries could have Incurred such Indebtedness under the foregoing paragraph (a) without reliance upon this clause (xi).

          (c) The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, and (B) dividends or distributions payable to the Company or a Wholly-Owned Subsidiary of the Company, (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary of the Company held by Persons other than the Company or another Restricted Subsidiary of the Company (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock)), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment as described in preceding clauses (i) through (iv) being referred to as a 'Restricted Payment'); if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1) a Default shall have occurred and be continuing (or would result therefrom); or

          (2) the Company is not able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) under 'Limitation on Indebtedness'; or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal

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

     quarter beginning on or after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

     (B) the aggregate net proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than net proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan or similar trust); provided, however, that the value of any non-cash net proceeds shall be as determined by the Board of Directors in good faith, except that in the event the value of any non-cash net proceeds shall be $1 million or more, the value shall be as determined in writing by an independent investment banking firm of nationally recognized standing; (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company Incurred subsequent to the Issue Date which is convertible or exchangeable for Capital Stock of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); (D) the amount equal to the net reduction in Investments (other than Permitted Investments) made after the Issue Date by the Company or any of its Restricted Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets by such Person to the Company or any Restricted Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of 'Investment') not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this Clause (D) to the extent it is already included in Consolidated Net Income; and (E) $5.0 million.

     (b) The provisions of the foregoing paragraph shall not prohibit:

             (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clause (3)
        (B) of the foregoing paragraph;

             (ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company in compliance with the 'Limitation on Indebtedness' covenant; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

             (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under 'Repurchase at the Option of Holders--Sales of Assets and Subsidiary Stock' above;


             (iv) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; and

             (v) payments to Bollore Technologies S.A., which payments shall not exceed $500,000 in any six month period and shall not exceed $2.5 million in the aggregate.

provided, however, that no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof.

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

     For purposes of determining compliance with the foregoing covenant, Restricted Payments may be made with cash or non-cash assets, provided that any Restricted Payment made other than in cash shall be valued at the fair market value (determined, subject to the additional requirements of the immediately succeeding proviso, in good faith by the Board of Directors) of the assets so utilized in making such Restricted Payment, provided, further, that (i) in the case of any Restricted Payment made with Capital Stock or Indebtedness, such Restricted Payment shall be deemed to be made in an amount equal to the greater of the fair market value thereof and the liquidation preference (if any) or principal amount of the capital stock or indebtedness, as the case may be, so utilized, and (ii) in the case of any Restricted Payment made with non-cash assets in an aggregate amount in excess of $1 million, a written opinion as to the fairness of the valuation thereof (as determined by the Company) for purposes of determining compliance with the 'Limitation on Restricted Payments' covenant in the Indenture shall be issued by an independent investment banking firm of national standing.

     Limitation on Liens. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Liens except for Permitted Liens.

     Limitation on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

             (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company;

             (ii) make any loans or advances to the Company; or

             (iii) transfer any of its property or assets to the Company;

except (in each case) for such encumbrances or restrictions existing under or by reason of:

          (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the New Senior Secured

     Facilities;

          (b) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date (other than indebtedness issued as anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company);

          (c) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement evidencing Indebtedness Incurred without violation of the Indenture or effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in clauses (a) or
     (b) or this clause (c) or contained in any amendment to an agreement referred to in clauses (a) or (b) or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any of such agreement, refinancing agreement or amendment, taken as a whole, are no less favorable to holders of the Notes in any material respect, as determined in good faith by the Board of Directors of the Company, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements in effect at, or entered into on, the Issue Date;

          (d) in the case of clause (iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement or (D) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Subsidiaries in any manner material to the Company or any such Restricted Subsidiary;

          (e) in the case of clause (iii) above, restrictions contained in security agreements, mortgages or similar documents securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements;

          (f) in the case of clause (iii) above, any instrument governing or evidencing Indebtedness of a Person acquired by the Company or any Restricted Subsidiary of the Company at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; provided, however, that such Indebtedness is not incurred in connection with or in contemplation of such acquisition.

          (g) any restriction with respect to such a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

          (h) encumbrances or restrictions arising or existing by reason of applicable law.

     Limitation on Affiliate Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Company, other than a Wholly-Owned Subsidiary (an 'Affiliate Transaction') unless: (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $1 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $2 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

     The foregoing paragraph shall not apply to (i) any Restricted Payment permitted to be made pursuant to the covenant described under 'Limitation on Restricted Payments,' (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Company, (iii) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries in aggregate amount outstanding not to exceed $900,000 at any time,
(iv) any transaction between Wholly-Owned Subsidiaries, (v) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business, (vi) transactions pursuant to agreements in existence on the Issue Date which are (x) described in the Offering Memorandum or (y) otherwise, in the aggregate, immaterial to the Company and its Restricted Subsidiaries taken as a whole, (vii) any employment, non-competition or confidentiality agreements entered into by the Company or any of its Restricted Subsidiaries with its employees in the ordinary course of business and (viii) the issuance of Capital Stock of the Company (other than Disqualified Stock).

     Limitation on Issuances of Capital Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Capital Stock to any Person (other than to the Company or a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Capital Stock of a Restricted Subsidiary of the Company, if in either case as a result thereof such Restricted Subsidiary would no longer be a Restricted Subsidiary of the Company; provided, however, that this provision shall not prohibit (x) the Company or any of its Restricted Subsidiaries from selling, leasing or otherwise disposing of 100% of the Capital Stock of any Restricted Subsidiary in accordance with 'Repurchase at Option of Holders-Sales of Assets and Subsidiary Stock' or (y) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the Indenture.

     SEC Reports. The Company will file with the Trustee and provide to the holders of the Notes, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Company is not required to file such reports with the Commission pursuant to the Exchange Act, the Company will nevertheless deliver such Exchange Act information to the holders of the Notes within 15 days after it would have been required to file it with the Commission.

     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the 'Successor Company') shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of 'Limitation on Indebtedness'; (iv) the Consolidated Net Worth of the resulting, surviving, or transferee corporation is not less than that of the Company immediately prior to the transaction and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes.

     Notwithstanding the foregoing clauses (ii) and (iii), any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company.

EVENTS OF DEFAULT

     Each of the following constitutes an Event of Default under the Indenture:
(i) a default in any payment of interest on any Note when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under the 'Merger and Consolidation' covenant described under 'Certain Covenants' above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under 'Redemption at the Option of Holders' above or under covenants described under 'Certain Covenants'

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

above (in each case, other than a failure to purchase Notes which shall constitute an Event of Default under clause (ii) above), other than '--Merger and Consolidation,' (v) the failure by the Company or any Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture,
(vi) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million and such default shall not have been cured or such acceleration rescinded after a 10-day period, (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the 'bankruptcy provisions'), (viii) any judgment or decree for the payment of money in excess of $5 million (to the extent not covered by insurance) is rendered against the Company or a Significant Subsidiary and such judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable (the 'judgment default provision') or (ix) any Subsidiary Guarantee by a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee and such Default continues for 10 days. However, a default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause
(iv) or (v) after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,
(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the reasonable opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 60 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as its board of directors, a committee of its board of directors or a committee of its

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

Trust officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults.


AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the stated rate of or extend the stated time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under 'Optional Redemption' above,
(v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or
(vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

     Without the consent of any holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add further Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ('legal defeasance'), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under covenants described under 'Certain Covenants' (other than 'Merger and Consolidation'), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guarantee provision described under 'Events of Default' above and the limitations contained in clauses (iii) and (iv) under 'Certain Covenants--Merger and Consolidation' above ('covenant defeasance').

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes

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

may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv),
(vi), (vii) (with respect only to Significant Subsidiaries), (viii) or (ix) under 'Events of Default' above or because of the failure of the Company to comply with clause (iii) or (iv) under 'Certain Covenants--Merger and Consolidation' above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the 'defeasance trust') with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable United States federal income tax law).

CONCERNING THE TRUSTEE

     United States Trust Company of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim a security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

     The holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured) the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes issued thereunder unless they shall have offered to the Trustee security and indemnity satisfactory to it.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     'Additional Assets' means (i) any property or assets (other than Indebtedness and Capital Stock) in a Permitted Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or (iii) Permitted Investments of the type and in the amounts described in clause (viii) of the definition thereof; provided, however, that, in the case of clause (ii), such Restricted Subsidiary is primarily engaged in a Permitted Business.

     'Adjusted Net Assets' of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, the probable liability of such Guarantor with respect to its contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities

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

under the Subsidiary Guarantee, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary by such Guarantor in respect of the obligations of such Subsidiary under the Subsidiary Guarantee), excluding debt in respect of the Subsidiary Guarantee, as they become absolute and matured.

     'Affiliate' of any specified person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, 'control' when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms 'controlling' and 'controlled' have meanings correlative to the foregoing.

     'Asset Disposition' means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of (or any other equity interests in) a Restricted Subsidiary (other than directors' qualifying shares) or of any other property or other assets (each referred to for the purposes of this definition as a 'disposition') by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Subsidiary, (ii) a disposition of inventory in the ordinary course of business, (iii) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business, (iv) dispositions of property for net proceeds which, when taken collectively with the net proceeds of any other such dispositions under this clause (iv) that were consummated since the beginning of the calendar year in which such disposition is consummated, do not exceed $1 million, and (v) transactions permitted under 'Certain Covenants--Merger and Consolidation' above. Notwithstanding anything to the contrary contained above, a Restricted Payment made in compliance with the 'Limitation on Restricted Payments' covenant shall not constitute an Asset Disposition except for purposes of determinations of the Consolidated Coverage Ratio (as defined).

     'Attributable Indebtedness' in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     'Average Life' means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the product of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     'Capitalized Lease Obligations' means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

     'Capital Stock' of any Person means any and all shares, partnership or other equity interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     'Cash Equivalents' means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof,

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(iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated A-1 or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing 95% of their assets in securities of the types described in clauses (i)-(v) above, (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable form either Moody's or S&P and (viii) Indebtedness or preferred stock issued by Persons with a rating of 'A' or higher from S&P or 'A2' or higher from Moody's.

     'Change of Control' means (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries; or (ii) a majority of the Board of Directors of the Company or of any direct or indirect holding company thereof shall consist of Persons who are not Continuing Directors of the Company, as the case may be; or (iii) the acquisition by any Person or group of related Persons (other than the Management Group) for purposes of Section 13(d) of the Exchange Act, of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company or of any direct or indirect holding company thereof.

     'Consolidated Cash Flow' for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, and (v) all other non-cash items reducing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period prior to the Stated Maturity of the Notes or amortization of a prepaid cash expense that was paid in a prior period) and less, to the extent added in calculating Consolidated Net Income, non-cash items (excluding such non-cash items to the extent they represent an accrual for cash receipts reasonably expected to be received prior to the Stated Maturity of the Notes), in each case for such period. Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Subsidiary of the Company shall be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

     'Consolidated Coverage Ratio' as of any date of determination means the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination and as to which financial statements are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (A) if the Company or any of its Restricted Subsidiaries has incurred any Indebtedness since the beginning of such period and through the date of determination of the Consolidated Coverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (1) such Indebtedness as if such Indebtedness had been incurred on the first day of such period (provided that if such Indebtedness is incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement) only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness (as determined in good faith by the Board of Directors of the Company) shall be deemed outstanding for purposes of this calculation), and (2) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,
(B) if since the beginning of such period any Indebtedness of the Company or any of its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Consolidated Interest Expense for such period shall be

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calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period, (C) if since the beginning of such period the Company or any of its Restricted Subsidiaries shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be (1) reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale) and (2) increased by interest income attributable to the assets which are the subject of such Asset Disposition for such period, (D) if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary of the Company (or any Person which becomes a Restricted Subsidiary of the Company as a result thereof) or an acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such

Investment or acquisition occurred on the first day of such period and (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary of the Company during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     'Consolidated Interest Expense' means, for any period, the total interest expense of the Company and its Restricted Subsidiaries determined in accordance with GAAP, plus, to the extent not included in such interest expense (i) interest expense attributable to Capitalized Lease Obligations, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net payments (whether positive or negative) pursuant to Interest Rate Agreements,
(viii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust and (ix) cash and Disqualified Stock dividends in respect of all Preferred Stock of Subsidiaries and Disqualified Stock of the Company held by Persons other than the Company or a Wholly-Owned Subsidiary and less (a) to the extent included in such interest expense, the amortization of capitalized debt issuance costs and (b) interest income. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of the Company, that was not a Wholly-Owned Subsidiary, shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

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     'Consolidated Net Income' means, for any period, the consolidated net income (loss) of the Company and its consolidated Subsidiaries determined in accordance with GAAP prior to the payment of dividends on the Senior PIK Preferred Stock; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any person acquired by the Company or any of its Restricted Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) any net income of any Restricted Subsidiary of the Company if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (other than restrictions in effect on the Issue Date with respect to a Restricted Subsidiary of the Company and other than restrictions that are created or exist in compliance with the 'Limitation on Restrictions on Distributions from Restricted Subsidiaries' covenant), (iii) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (iv) any extraordinary gain or loss, (v) the cumulative effect of a change in accounting principles, (vi) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the lesser of (A) dividends or distributions paid to the Company or any of its Restricted Subsidiaries by such Person and (B) the net income of such Person (but in no event less than zero), and the net loss of such Person (other than an Unrestricted Subsidiary) shall be included only to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person and (vii) any non-cash expenses attributable to grants or exercises of employee stock options. Notwithstanding the foregoing, for the purpose of the covenant described under 'Certain Covenants--Limitation on Restricted Payments' only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant.

     'Consolidated Net Worth' means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made and for which financial statements are available (but in no event ending more than 135 days prior to the taking of such action), as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     'Continuing Director' of any Person means, as of the date of determination, any Person who (i) was a member of the Board of Directors of such Person on the date of the Indenture or (ii) was nominated for election or elected to the Board of Directors of such Person with the affirmative vote of a majority of the Continuing Directors of such Person who were members of such Board of Directors at the time of such nomination or election.

     'Currency Agreement' means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

     'Default' means any event which is, or after notice or passage of time or both would be, an Event of Default.

     'Disqualified Stock' means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final stated maturity of the Notes, or (ii) is convertible into or exchangeable (unless at the sole option

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of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in (i) above, in each case at any time prior to the final stated maturity of the Notes.

     'Existing Indebtedness' means Indebtedness of the Company or its Restricted Subsidiaries in existence on the Issue Date, plus interest accrued thereon, after application of the net proceeds of the sale of the Notes as described in this Offering Memorandum.

     'Equity Offering' means an offering for cash by the Company of its common stock, or options, warrants or rights with respect to its common stock.

     'GAAP' means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

     'Guarantee' means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term 'Guarantee' shall not include endorsements for collection or deposit in the ordinary course of business. The term 'Guarantee' used as a verb has a corresponding meaning.

     'Guarantor' means each Subsidiary of the Company in existence on the Issue Date and each Subsidiary (other than Unrestricted Subsidiaries) created or acquired by the Company after the Issue Date.

     'Incur' means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

     'Indebtedness' means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and accrued expenses incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations and all Attributable Indebtedness of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vii) all Indebtedness of other Persons to the extent Guaranteed by such Person, (viii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock other than the Senior PIK Preferred Stock or, with respect to any Restricted Subsidiary of the Company, any Preferred Stock of such Restricted Subsidiary to the extent such obligation arises on or before the Stated

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Maturity of the Notes (but excluding, in each case, accrued dividends) and (ix)
to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations as described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability of such Person, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above at such date.

     'Interest Rate Agreement' means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     'Investment' in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts payable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the 'Limitation on Restricted Payments' covenant, (i) 'Investment' shall include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent 'Investment' in an Unrestricted Subsidiary in an amount (if positive) equal to
(x) the Company's 'Investment' in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors and evidenced by a resolution of such Board of Directors certified in an Officers' Certificate to the Trustee.

     'Issue Date' means the date on which the Notes are originally issued.

     'Lien' means any security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     'Management Group' means Thomas F. Helms, Jr. and other members of senior management of the Company.

     'Net Available Cash' from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, therefrom in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, provided, however, that upon any reduction in such reserves (other than to the extent resulting from payments of the respective reserved liabilities), Net Available Cash shall be

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

increased by the amount of such reduction to reserves, and retained by the Company or any Restricted Subsidiary of the Company after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition) provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

     'Net Cash Proceeds,' with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

     'New Senior Secured Facilities' means the Credit Agreement, dated as of June 25, 1997, among the Company as the borrower, certain guarantors, National Westminster Bank plc, and any other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements, pledge agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     'Non-Recourse Debt' means Indebtedness (i) as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor, general partner or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     'Permitted Business' means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture.

     'Permitted Investment' means an Investment by the Company or any of its Restricted Subsidiaries in (i) a Wholly-Owned Subsidiary of the Company; provided, however, that the primary business of such Wholly-Owned Subsidiary is a Permitted Business; (ii) another Person if as a result of such Investment such other Person becomes a Wholly-Owned Subsidiary of the Company or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Wholly-Owned Subsidiary of the Company; provided, however, that in each case such Person's primary business is a Permitted Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any of its Restricted Subsidiaries, created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or claims; (viii) a Person engaged in a Permitted Business or a loan or advance to a Restricted Subsidiary the proceeds of which are used solely to make an investment in a Person engaged in a Permitted Business or a Guarantee by the Company of Indebtedness of any Person in which such Investment has been made provided, however, that no Permitted Investments may be made pursuant to this clause
(viii) to the extent the amount thereof would, when taken together with all other Permitted Investments made pursuant to this clause (viii), exceed $5 million in the aggregate (plus, to the extent not previously reinvested, any return of capital realized on

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Permitted Investments made pursuant to this clause (viii), or any release or other cancellation of any Guarantee constituting such Permitted Investment);
(ix) Persons to the extent such Investment is received by the Company or any Restricted Subsidiary as consideration for Asset Dispositions effected in compliance with the covenant described under 'Repurchase at the Option of Holders-Sales of Assets and Subsidiary Stock'; (x) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Restricted Subsidiaries; and (xi) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations.

     'Permitted Liens' means (a) Liens granted by the Company and the Guarantors which secure Indebtedness to the extent the Indebtedness is incurred pursuant to clause (i) of paragraph (b) under the 'Limitation on Incurrence of Indebtedness' covenant; (b) Liens in favor of the Company; (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary thereof; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets of the Company or its Restricted Subsidiaries other than those acquired in connection with such merger or consolidation; (d) Liens to secure the performance of obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (e) Liens existing on the Issuance Date; (f) Liens in respect of extensions, renewals, refundings or refinancings of any Indebtedness secured by the Liens referred to in clauses (a), (b), (c) and (e) above and (h) below; provided that the Liens in connection with such renewal, extensions, renewals, refundings or refinancing shall be limited to all or part of the specific property which was subject to the original Lien; (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (h) any Lien securing purchase money obligations incurred in connection with the purchase of real or personal property provided that (A) at the time such Lien attached to the real or personal property of the Company or Guarantor, the Company shall be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the 'Limitation on Incurrence of Indebtedness' covenant and
(B) such Liens do not extend to any property (other than the property so purchased) owned by the Company or its Restricted Subsidiaries and is not incurred more than 30 days after the incurrence of such Indebtedness secured by such Lien; (i) Liens to secure Capitalized Lease Obligations (except in respect of Sale and Leaseback Transactions) on real or personal property of the Company to the extent consummated in compliance with the Indenture; provided that (A) at the time such Lien attaches to the real or personal property of the Company or Guarantor, the Company shall be permitted to Incur at least $1.00 of additional indebtedness pursuant to the first paragraph of the 'Limitation on Incurrence of Indebtedness' covenant and (B) such Liens do not extend to or cover any property of the Company of any of its Subsidiaries other than the property subject to such Capitalized Lease Obligation; and (j) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary thereof with respect to obligations that do not exceed $2 million at any one time outstanding and that
(A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business by the Company or such Restricted Subsidiary.

     'Person' means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

     'Preferred Stock,' as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

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     A 'Public Market' exists at any time with respect to the common stock of the Company if (i) the common stock of the Company is then registered with the Securities and Exchange Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System and (ii) at least 15% of the total issued and outstanding common stock of the Company, as applicable, has been distributed prior to such time by means of an effective registration statement under the Securities Act.


     'Qualified Capital Stock' of any Person shall mean any Capital Stock of such Person which is not Disqualified Stock.

     'Refinancing Indebtedness' means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, 'refinances,' and 'refinanced' shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the earlier of (A) the first anniversary of the Stated Maturity of the Notes and (B) the Stated Maturity of the Indebtedness being refinanced,
(ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the lesser of (A) the Average Life of the Notes and (B) the Average Life of the Indebtedness being refinanced (iii) the Refinancing Indebtedness is subordinated to the Notes on the same terms as the Indebtedness being refinanced if such Indebtedness is subordinate to the Notes and, (iv) the Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to (or 101% of, in the case of a refinancing of the Notes in connection with a Change of Control) or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate acreted value) then outstanding of the Indebtedness being refinanced (plus the amount of any premium required to be paid in connection therewith and reasonable fees and expenses therewith) provided, further, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary which refinances Indebtedness of the Company.

     'Restricted Subsidiary' means any Subsidiary of the Company other an Unrestricted Subsidiary.

     'Sale/Leaseback Transaction' means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

     'Secured Indebtedness' means any Indebtedness of the Company or a Guarantor secured by a Lien.

     'Senior PIK Preferred Stock' means the 12% senior preferred stock of the Company.

     'Significant Subsidiary' means any Restricted Subsidiary that would be a 'Significant Subsidiary' of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     'Stated Maturity' means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.


     'Subordinated Obligation' means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

     'Subsidiary' of any Person incorporated in the United States means any corporation, association, partnership or other business entity organized in the United States of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

     'Subsidiary Guarantee' means the Guarantee of the Notes by a Guarantor.

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     'Temporary Cash Investments' means any of the following: (i) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated 'A' (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of 'P-1' (or higher) according to Moody's Investors Service, Inc. or 'A-1' (or higher) according to Standard and Poor's Ratings Group, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least 'A' by Standard & Poor's Ratings Group or 'A' by Moody's Investors Service, Inc. and (vi) Investments in mutual funds whose investment guidelines restrict such funds' investments to those satisfying the provisions of clauses (i) through (v) above.

     'Unrestricted Subsidiary' means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an

Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries and either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under 'Limitation on Restricted Payments.' The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under clause (a) of 'Limitation on Indebtedness' and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     'Voting Stock' of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     'Wholly-Owned Subsidiary' means a Restricted Subsidiary of the Company, at least 99% of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

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

                       DESCRIPTION OF OTHER INDEBTEDNESS

DESCRIPTION OF NEW SENIOR SECURED FACILITIES

     The Company entered into a Credit Agreement (the 'Credit Agreement') with National Westminster Bank plc as agent (the 'Agent'), providing for the Term Facility and the Revolver (the Revolver together with the Term Facility, the 'New Senior Secured Facilities'). The Term Facility shall be subject to scheduled quarterly principal payments commencing September 30, 1997 and continuing over the five-year period following the closing date. The Revolver includes a letter of credit sublimit of $10 million and terminates five years from the closing date. The Company used the Term Facility to provide certain funding necessary to consummate the Acquisition, to refinance certain existing debt of National Tobacco and LLC, and to redeem equity in LLC. The Revolver will be used for working capital and general corporate purposes. This information relating to the Credit Agreement is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith. The following is a description of the general terms of the Credit Agreement.


     Indebtedness under the New Senior Secured Facilities has been guaranteed by each of National Tobacco, National Tobacco Finance Corporation and NAOC, and each of their current and future direct and indirect subsidiaries, if any. Indebtedness under the Credit Agreement is secured by a first perfected lien on substantially all the present and after acquired assets and property of the Company and each of its direct and indirect subsidiaries. The collateral also includes a first priority lien on all equity interests and intercompany notes held by the Company, National Tobacco, National Tobacco Finance Corporation and NAOC and each of their respective subsidiaries.

     Each advance under the New Senior Secured Facilities will bear interest per annum, at the Company's option, as follows: (i) the higher of (a) the prime rate plus 2.0% or (b) the Federal Funds Rate plus 2.5% or (ii) the Administrative Agent's LIBOR rate plus 3.0% ('LIBOR Borrowing'), subject to limitations on the amount of LIBOR Borrowing. In addition, the Credit Agreement provides for mandatory repayment, subject to certain exceptions, of loans under the New Senior Secured Facilities upon a Change of Control (as defined in the Credit Agreement) or with 100% of the net proceeds of asset sales, certain equity and debt issuances, and 80% of the excess cash flow for each fiscal year.

     The Revolver may be repaid and reborrowed. The Company is required to pay the lenders under the Credit Agreement a commitment fee equal to 1/2 of 1% per annum, payable on a quarterly basis, on the undrawn and unused portion of the Revolver. The Company also is required to pay to the lenders participating in the Revolver letter of credit fees equal to 3% per annum of the face amount of letters of credit issued under the Revolver and to the lender issuing a letter of credit a facing fee of 0.25% per annum on the average daily stated amount of each outstanding letter of credit issued by such lender and its customary administrative, amendment, payment and negotiation charges in connection with such letters of credit.

     The Credit Agreement requires the Company to meet certain financial tests, including minimum interest coverage, maximum leverage ratio, fixed charge coverage and minimum consolidated EBITDA. The Credit Agreement also contains covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements.

     The Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-acceleration, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA, judgment defaults and impairment of security.

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

                          DESCRIPTION OF CAPITAL STOCK


     The following summary of all material provisions regarding the capital stock of the Company does not purport to be exhaustive and is qualified in its entirety by reference to the detailed provisions of the Company's Charter and the Company's by-laws.


     The Company's authorized capital stock consists of 1,500,000 shares of common stock, par value $.01 per share ('Common Stock'), which are divided equally into voting and non-voting Common Stock, and 18,000,000 shares of preferred stock, par value $.01 per share ('Preferred Stock') divided into two classes consisting of twelve million shares of 12% Senior Payment-In-Kind Preferred Stock (the 'Old Preferred Stock') and six million shares of 12% Senior Exchange Payment-In-Kind Preferred Stock (the 'New Preferred Stock' and, together with the Old Preferred Stock, the 'Senior Preferred Stock'). The Company had outstanding 528,241 shares of voting Common Stock, currently exercisable options to purchase 10,309 shares of voting Common Stock, options to purchase an aggregate of 20,619 shares of Common Stock which are not currently exercisable, warrants to purchase in the aggregate 63,490 shares of Common Stock (representing approximately 10.0% of the Common Stock of the Company on a fully diluted basis), including warrants to purchase 44,440 shares of Common Stock issued as part of the Units and warrants to purchase 19,050 shares of Common Stock issued to persons affiliated with the initial purchases of the Units, and 1,360,000 shares of Senior Preferred Stock (see 'The Exchange Offering,' 'Recent Transactions,' 'Plan of Distribution').

COMMON STOCK

     Voting Rights. Holders of voting Common Stock are entitled to one vote per share on all matters that are submitted to holders of Common Stock for a vote. Holders of non-voting Common Stock will not be entitled to vote on any matters submitted to stockholders, except as otherwise may be required by law. All shares of non-voting Common Stock currently are convertible by the holders thereof, upon 61 days' prior notice (or lesser notice in certain circumstances), into voting Common Stock. All shares of voting Common Stock are also convertible by the holders thereof upon ten days' prior notice (or automatically in certain circumstances) into non-voting Common Stock.

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of Common Stock which is entitled to vote is required to approve any amendment to the Restated and Certificate of Incorporation of the Company which would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such class adversely.

     Other Provisions. Subject to the rights of any Preferred Stock, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor, and upon liquidation or dissolution are entitled to receive all assets available for distribution to the stockholders.

REGISTRATION, TAG-ALONG AND DRAG-ALONG RIGHTS

     The Company, the Existing Stockholders (as defined below) and NatWest entered into the Common Stock Registration Rights and Stockholders' Agreement, dated as of June 25, 1997 (the 'Common Stock Registration Rights Agreement')

with respect to the shares of Common Stock (and other securities, if any) issuable upon exercise of the Warrants ('Registrable Securities'). The Common Stock Registration Rights Agreement provides that NatWest and persons to whom Registrable Securities are transferred (collectively, 'Holders') will have the registration rights and other rights and obligations with respect to the Registrable Securities described below.

     Registration Rights. Holders of Registrable Securities will have the right to include such Registrable Securities in any registration statement under the Securities Act filed by the Company for the account of any of its holders of Common Stock (other than a registration statement on Form S-8) (a 'Piggy-Back Registration'). In the case of a Piggy-Back Registration, the number of Registrable Securities and other shares of Common Stock requested to be included therein by the holders thereof is subject to reduction on a pro rata basis to the extent that the Company or the selling securityholders are advised by the managing underwriter therefor that the total number of shares proposed to be included therein is such as to materially and adversely affect the success of the offering.

     The Common Stock Registration Rights Agreement will include customary covenants on the part of the Company and will provide that the Company will indemnify the Holders of Registrable Securities included in any registration statement and any underwriter with respect thereto against certain liabilities.

     Tag-Along Rights. In the event of any proposed transfer, sale or other disposition (collectively, a 'Transfer') of Common Stock by any of the Existing Stockholders in any transaction, or a series of related transactions involving shares of Common Stock aggregating at least 15% of the shares of Common Stock then owned by the Existing Stockholders to a person (such other person being hereinafter referred to as the 'proposed purchaser'), other than pursuant to an Exempt Transfer (as defined below), each of the Holders of Warrants or the Warrant Shares (i.e., shares of Common Stock issuable upon the exercise of Warrants) shall have the right to require the Existing Stockholders to cause the proposed purchaser to purchase from each of them a number of Warrant Shares (and/or Warrants exercisable for a number of Warrant Shares) owned by such Holder equal to the total number of shares of Common Stock to be sold by the Existing Stockholders to the proposed purchaser (collectively, the 'Transfer Shares') multiplied by a fraction, the numerator of which is the number of Warrant Shares (including the number of Warrant Shares issuable upon the exercise of Warrants) owned by such Holder, and the denominator of which is the total number of shares of Common Stock and Warrant Shares (including the number of Warrant Shares issuable upon the exercise of Warrants) owned by the Existing Stockholders and by all of the Holders of Warrant Shares and Warrants. Any Warrants or Warrant Shares purchased from the Holders pursuant to such provision shall be paid for at the same price per security and upon the same terms and conditions of such proposed transfer by such Existing Stockholders; provided that the price per Warrant to be paid by the proposed purchaser shall equal the price proposed to be paid per share of Common Stock for which such Warrant is exercisable less the exercise price of such Warrant. The Company shall notify, or cause to be notified, each Holder in writing of each such proposed transfer at least 15 days prior to the date thereof. Such notice shall set forth (i) the name of the proposed purchaser and the number of shares of Common Stock proposed to be transferred, (ii) the name and address of the proposed purchaser, (iii) the proposed amount of consideration and terms and conditions of payment offered by such proposed purchaser (if the proposed consideration is not cash, the notice shall describe the terms of the proposed consideration) and (iv) that either the proposed purchaser has been informed of the 'tag-along right' and has agreed to purchase Warrants or Warrant Shares in accordance with the terms of the Common Stock Registration Rights Agreement or that the selling Existing Stockholder will make such purchase.

     The tag-along right may be exercised by any Holder by delivery of a written notice to the Company (the 'Tag-Along Notice'), within 5 days following their receipt to the notice specified in the preceding paragraph. The Tag-Along Notice shall state the amount of Warrants or Warrant Shares that such Holder or holder proposes to include in such transfer to the proposed purchaser determined as aforesaid. Failure to provide a Tag-Along Notice within 5-day notice period shall be deemed to constitute an election by such holder not to exercise its tag-along rights.

     In the event that the proposed purchaser does not purchase Warrants or Warrant Shares from the Holders on the same terms and conditions as purchased from the Existing Stockholder, then the Existing Stockholder making such Transfer shall purchase such Warrants or Warrant Shares if the transfer occurs.

     Tag-along rights shall terminate upon the effectiveness of any registration statement filed with the Commission with respect to shares of Common Stock in an initial public offering or subsequent public offering if, after giving effect so such offering, at least 50% of the Company's Common Stock on a fully-diluted basis would be held by persons unaffiliated with the Company and without restriction on transfer under the Securities Act.

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     As used herein, the term 'Exempt Transfer' shall mean a transfer by a
Existing Stockholder to certain affiliates or family members of such Existing Stockholder or to the Company or another Existing Stockholder.

     As used herein 'Existing Stockholders' shall mean the holders of Common Stock on the Issue Date or any of their permitted transferees.

     Drag-Along Rights. In the event of any proposed Transfer of Common Stock by any of the Existing Stockholders in any transaction, or a series of related transactions involving shares of Common Stock aggregating at least 51% of the shares of Common Stock then owned by the Existing Stockholders to a person (such other person being hereinafter referred to as the 'proposed purchaser'), other than pursuant to an Exempt Transfer (as defined above), the Existing Stockholders shall have the right to require each Holder of Warrants and Warrant Shares to Transfer to the proposed purchaser a number of Warrant Shares (and/or Warrants exercisable for a number of Warrant Shares) owned by such Holder equal to the total number of Warrant Shares (including the number of Warrant Shares issuable upon the exercise of Warrants) owned by such Holder multiplied by a fraction, the numerator of which is the number of shares of Common Stock to be sold by the Existing Stockholders to the proposed purchaser and the denominator of which is the total number of shares of Common Stock then owned by the Existing Stockholders. Any Warrants or Warrant Shares purchased from the Holders pursuant to such provision shall be paid for at the same price per security and upon the same terms and conditions of such proposed transfer by such Existing Stockholders; provided that the price per Warrant to be paid by the proposed purchaser shall equal the price proposed to be paid per share of Common Stock for which such Warrant is exercisable less the exercise price of such Warrant. The Company shall notify, or cause to be notified, each Holder in writing of each such proposed transfer at least 15 days prior to the date thereof. Such notice shall set forth (i) the name of the proposed purchaser and the number of shares of Common Stock proposed to be transferred, (ii) the name and address of the proposed purchaser, (iii) the proposed amount of consideration and terms and conditions of payment offered by such proposed purchaser (if the proposed consideration is not cash, the notice shall describe the terms of the proposed consideration) and (iv) that either the proposed purchaser has been informed of the 'drag-along right' and has agreed to purchase Warrants or Warrant Shares in accordance with the terms hereon.

     In the event that the proposed purchaser does not purchase Warrants and Registrable Securities from the Holders on the same terms and conditions as purchased from the Existing Stockholder, then the Existing Stockholder making such Transfer shall purchase such Warrants and Shares if the transfer occurs.

     Drag-along rights shall terminate upon the effectiveness of any registration statement filed with the Commission with respect to shares of Common Stock in an initial public offering or subsequent public offering if, after giving effect so such offering, at least 50% of the Company's Common Stock on a fully-diluted basis would be held by persons unaffiliated with the Company and without restriction on transfer under the Securities Act.

  Registration Requirements

     The Company is not obligated to commence an exchange offer pursuant to an effective registration statement or (except as described above) cause the Warrants or the Common Stock issuable upon their exercise to be registered under the Securities Act.

PREFERRED STOCK

     Upon the consummation of the Exchange Offer, the only outstanding preferred stock will be shares of the New Preferred Stock and any untendered shares of Old Preferred Stock. See 'Description of Senior PIK Preferred Stock'.

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SECTION 203 OF THE DELAWARE LAW

     Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a 'business combination'

with an 'interested stockholder' for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
(i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A 'business combination' includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An 'interested stockholder' is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

DIRECTORS' LIABILITY

     The Company has included in its Charter and Bylaws provisions to: (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty (provided that such provisions do not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit); and (ii) indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

     In addition, the Company has obtained liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers for the Company.

WARRANTS

     Upon the consummation of the Offering, Warrants to purchase approximately 7.0% of the Common Stock will be issued to the purchasers of the Units. See 'Description of Warrants.' The Warrant Agreement governing the Warrants contains antidilution provisions which entitle the Warrant holders to receive their pro rata share of any stock splits or dividends payable on any Common Stock.

                       DESCRIPTION OF NEW PREFERRED STOCK


     The following summary of all material provisions does not purport to be an exhaustive description of the New Preferred Stock and is subject to the detailed provisions of, and qualified in its entirety by reference to, the provisions of the Certificate of Designation relating thereto (including the definitions contained therein). Definitions relating to certain capitalized terms are set forth under 'Description of Notes--Certain Definitions' and throughout this description provided that the determination of Consolidated Net Income shall be after the payment of dividends on the New Preferred Stock. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Certificate of Designation for the New Preferred Stock (the 'Certificate of Designation'), and such definitions are incorporated herein by reference.


GENERAL

     The number of shares constituting the series of preferred stock which is herein referred to as the New Preferred Stock is 6,000,000, each with a liquidation preference of $25.00. Such number of shares of the New Preferred Stock as may be necessary to be publicly offered in exchange for the Old Preferred Stock as contemplated by the Preferred Stock Registration Rights Agreement shall be initially issued with additional

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

shares reserved for issuance as payment-in-kind dividends. See '--Dividends' below. The New Preferred Stock, when issued, will be fully paid and nonassessable, and the holders thereof will not have any subscription or preemptive rights.

RANKING

     The New Preferred Stock ranks, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company, pari passu with the Old Preferred Stock and senior to all classes of common stock of the Company, and to each other class of capital stock or series of preferred stock established after the date of this Memorandum other than as permitted in the following sentence (collectively, 'Junior Securities'). The Company may not issue any class or series of capital stock ranking senior to or on a parity with the Senior Preferred Stock with respect to dividend distributions or distributions upon liquidation, winding-up or dissolution of the Company without the approval of the holders of at least a majority of the shares of Senior Preferred Stock then outstanding, voting or consenting, as the case may be, together as one class; provided, however, that the Company can issue additional shares of Senior Preferred Stock to satisfy dividend payments on outstanding shares of Senior Preferred Stock; and provided further, however, that the Company can issue shares of preferred stock ranking on a parity with the Senior Preferred Stock if after giving effect thereto the Consolidated Coverage Ratio is greater than 1.7 to 1.

DIVIDENDS

     Holders of the Senior Preferred Stock will be entitled to receive, when, as and if declared by the board of directors of the Company, out of funds legally available therefor, dividends on the Senior Preferred Stock at a rate per annum equal to 12% of the liquidation preference per share of Senior Preferred Stock, payable quarterly; provided that so long as a Triggering Event (as defined below) shall have occurred and be continuing, additional dividends will accumulate on the Senior Preferred Stock at a rate per annum equal to no more than 2% of the liquidation preference per share of the Senior Preferred Stock, payable quarterly (any such increase is an 'Additional Dividend'). All dividends will be cumulative whether or not earned or declared on a daily basis from the Issue Date and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 1997, to holders of record on the March 1, June 1, September 1 and December 1 immediately preceding the relevant dividend payment date. Dividends may be paid, at the Company's option, on any dividend payment date occurring on or prior to June 15, 2002 either in cash or by the issuance of additional shares of Senior Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. In the event, that on or prior to June 15, 2002 dividends are declared and paid through the issuance of additional shares of Senior Preferred Stock, as provided in the previous sentence, such dividends shall be deemed paid in full and will not accumulate. After June 15, 2002, dividends must be paid in cash. The Indenture restricts the Company's ability to pay cash dividends on its Capital Stock and will prohibit such payments in certain instances and other future agreements may provide similar restrictions. See 'Description of Notes.'

     Unpaid dividends accumulating after June 15, 2002 on the Senior Preferred Stock for any past dividend period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not more than forty-five days prior to the payment thereof, as may be fixed by the board of directors of the Company.

REDEMPTION

     Optional Redemption. At any time and from time to time on or prior to June 15, 2000, the Company may, subject to certain requirements, redeem up to 35% of the Senior Preferred Stock out of Net Cash Proceeds of one or more Equity Offerings by the Company so long as there is a Public Market as at the time of such redemption, at a redemption price equal to 112% of the liquidation preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the immediately preceding dividend payment date to the redemption date). After June 15, 2000 and prior to June 15, 2002, the Senior Preferred Stock is not redeemable. On or after June 15, 2002, the Senior Preferred Stock will be redeemable, at the Company's option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of liquidation preference) if redeemed during the twelve-month period commencing on June 15 of the applicable year set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the immediately preceding dividend payment date to the redemption date):

YEAR                                PERCENTAGE
----------------------------------- ----------

2002...............................    106.000%
2003...............................    104.000%
2004...............................    102.000%
2005 and thereafter................    100.000%

     Mandatory Redemption. The Senior Preferred Stock will be subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) in whole on June 15, 2007 at a price equal to the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends to the date of redemption.

     In the event of redemption of fewer than all of the outstanding shares of Senior Preferred Stock, the Senior Preferred Stock will be redeemed on a pro rata basis. The Senior Preferred Stock will be redeemable upon not less than 30 nor more than 60 days, prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Transfer Agent of the Senior Preferred Stock. On and after any redemption date, dividends will cease to accrue on the Senior Preferred Stock or Portions thereof called for redemption unless the Company shall fail to redeem any such Senior Preferred Stock.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the Senior Preferred Stock will initially be entitled to be paid, out of the assets of the Company available for distribution, $25.00 per share, plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the immediately preceding dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Senior Preferred Stock are not paid in full, the holders of the Senior Preferred Stock will share equally and ratably in any distribution of assets of the Company first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

VOTING RIGHTS

     Holders of the Senior Preferred Stock have no voting rights with respect to general corporate matters, except as provided by Delaware Law or as set forth in the Certificate of Designation. The Certificate of Designation provides that if
(i) after June 15, 2002, any dividends on the New Preferred Stock required to be paid in cash are in arrears and unpaid or (ii) the Company fails to redeem the New Preferred Stock on or before June 15, 2007 or fails to discharge any redemption obligation with respect to the New Preferred Stock or (iii) the Company fails to make a Change of Control offer if such an offer is required by the provisions set forth under '--Change of Control' below or fails to purchase shares of New Preferred Stock from holders who elect to have such shares purchased pursuant to the Change of Control Offer or (iv) a breach or violation of any of the provisions described under the caption '--Certain Covenants' occurs and the breach or violation continues for a period of 60 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of New Preferred Stock then outstanding or
(v) the Company fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the

Company, or the final stated maturity of any such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity giving effect to any extensions thereof) or which has been accelerated, aggregates $5,000,000 or more at any time, in each case, after a 20-day period during which such default shall not have been cured or such acceleration rescinded, then the number of directors constituting the board of directors of the Company will be adjusted to permit the holders of a majority of the then outstanding shares of Senior Preferred Stock, voting separately and as a class, to elect two directors to the board of directors of the Company. Such voting rights will continue until such time as, in the case of a dividend default, all accumulated and unpaid dividends on the New Preferred Stock are paid in full in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied, cured or waived by the holders of at least a majority of the shares of New Preferred Stock then outstanding, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (i) through (v) above is referred to herein as a 'Triggering Event.'

     In addition, the Certificate of Designation provides that the Company will not authorize any additional shares of Senior Preferred Stock or any class or series of capital stock ranking prior to the Senior Preferred Stock with respect to dividend distributions or distributions upon liquidation, winding-up or dissolution without the affirmative vote or consent of holders of at least a majority of the shares of Senior Preferred Stock of the Company then outstanding which are entitled to vote thereon, voting or consenting, as the case may be, as one class or on parity with the Senior Preferred Stock, unless after giving effect to the issuance of any such preferred stock the Consolidated Coverage Ratio is greater than 1.7 to 1. The Certificate of Designation also provides that the Company may not amend the Certificate of Designation so as to affect adversely the specified rights, preferences, privileges or voting rights of the holders of shares of Senior Preferred Stock, without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Senior Preferred Stock which are entitled to vote thereon, voting or consenting, as the case may be, as one class.

     Under Delaware law, holders of New Preferred Stock are entitled to vote as a class upon a proposed amendment to the certificate of incorporation of the Company, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.


CHANGE OF CONTROL OFFER

     Within 20 days of the occurrence of a Change of Control, the Company shall make an offer to purchase (the 'Change of Control Offer') the outstanding New Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon (including (x) any Additional Dividends and (y) an amount in cash equal to a prorated dividend for the period from the immediately preceding dividend payment date to the Change of Control Payment Date (such applicable purchase price being hereinafter referred to as the 'Change of Control Purchase Price')) in accordance with the procedures set forth in this covenant.

     Within 20 days of the occurrence of a Change of Control, the Company also shall (i) cause a notice of the Change of Control to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to each holder of New Preferred Stock, at the address appearing on the stock books of the Company, a notice stating:

          (1) that the Change of Control Offer is being made pursuant to this covenant and that all New Preferred Stock tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

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

          (2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 20 Business Days from the date such notice is mailed (the 'Change of Control Payment Date'));

          (3) that any New Preferred Stock not tendered will continue to accumulate dividends;

          (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any New Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

          (5) that holders accepting the offer to have their New Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender their certificates representing New Preferred Stock to the Company at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

          (6) that holders will be entitled to withdraw their acceptance if the Company receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of New Preferred Stock delivered for purchase, and a statement that such holder is withdrawing his election to have such

     New Preferred Stock purchased;

          (7) that holders whose New Preferred Stock is being purchased only in part will be issued new certificates representing the number of shares of New Preferred Stock equal to the unpurchased portion of the certificates surrendered; and

          (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

     On the Change of Control Payment Date, the Company shall accept for payment the New Preferred Stock tendered pursuant to the Change of Control Offer and promptly mail to each holder of New Preferred Stock so accepted payment in an amount equal to the purchase price for such New Preferred Stock certificate equal to any unpurchased shares represented by a certificate surrendered.

     In the event that a Change of Control occurs and the holders of New Preferred Stock exercise their right to require the Company to purchase New Preferred Stock, if such purchase constitutes a 'tender offer' for purposes of Rule 14e-1 under the Exchange Act at that time, the Company will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase and, in the event of a conflict between the requirements of the Exchange Act and of the Certificate of Designations, the provisions of the Exchange Act shall govern.

     Prior to the mailing of the notice referred to above, but in any event within 20 days following the date on which a Change of Control occurs, the Company covenants that, if the purchase of the New Preferred Stock would violate or constitute a default or be prohibited under the Indenture, the New Secured Credit Facilities or any other instrument governing Indebtedness outstanding at the time, then the Company will, to the extent needed to permit such purchase of New Preferred Stock, either (i) repay in full all Indebtedness under the Indenture, the New Secured Credit Facilities or any such other instrument, as the case may be, or (ii) obtain the requisite consents under the Indenture, the New Secured Credit Facilities or any such other instrument, as the case may be, to permit the redemption of the New Preferred Stock as provided above. The Company will first comply with the covenant in the preceding sentence before it will be required to redeem New Preferred Stock pursuant to the provisions described above.

CERTAIN COVENANTS

     The Certificate of Designation contains certain covenants including, among others, the following:

  Limitation on Indebtedness.

     (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio would be greater than 1.7:1.0.

     (b) Notwithstanding the foregoing paragraph (a), the Company may Incur the following Indebtedness:

          (i) Indebtedness Incurred pursuant to the New Senior Secured Facilities (including, without limitation, any renewal, extension, refunding, restructuring, replacement or refinancing thereof referred to in the definition thereof), provided, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (i) does not exceed $150 million at any time outstanding less the aggregate principal amount thereof repaid with the net proceeds of Asset Dispositions (to the extent, in the case of a repayment of revolving credit indebtedness, the commitment to advance loans has been terminated);

          (ii) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a Permitted Business or Incurred to refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (ii) shall not exceed $5 million at any time outstanding;

          (iii) Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or any Wholly-Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

          (iv) Indebtedness represented by (v) the Notes, (w) the New Senior Secured Facilities, (x) the Subsidiary Guarantees, (y) Existing Indebtedness and (z) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or Incurred pursuant to paragraph (a) above;

          (v) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Company); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to incur $1.00 of additional Indebtedness pursuant to paragraph
     (a) above after giving effect to the Incurrence of such Indebtedness pursuant to this clause (v) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such

     Restricted Subsidiary pursuant to this clause (v);

          (vi) Indebtedness (A) in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of its Restricted Subsidiaries to their customers in the ordinary course of their business, (B) in respect of performance bonds or similar obligations of the Company or any of its Restricted Subsidiaries for or in connection with pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations and (C) arising

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

     from Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness) incurred in the ordinary course of business;

          (vii) Indebtedness under Currency Agreements and Interest Rate Agreements; provided, however, that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors of the Company) and correspond in terms of notional amount, duration, currencies and interest rates as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture or to business transactions of the Company or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business;

          (viii) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Restricted Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause
     (viii) when taken together with all Indebtedness incurred pursuant to this clause (viii) and then outstanding, shall not exceed $1 million;

          (ix) Indebtedness consisting of (A) Guarantees by the Company without violation of the Indenture and (B) Guarantees by a Restricted Subsidiary of senior indebtedness incurred by the Company without violation of the Indenture (so long as such Restricted Subsidiary could have incurred such Indebtedness directly without violation of the Indenture);


          (x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business in an amount not to exceed $500,000 at any time, provided that such Indebtedness is extinguished within two business days of its incurrence; and

          (xi) Indebtedness (other than Indebtedness described in clauses (i) -
     (x)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xi) and then outstanding, will not exceed $10 million (it being understood that any Indebtedness Incurred under this clause (xi) shall cease to be deemed Incurred or outstanding for purposes of this clause (xi) (but shall be deemed to be Incurred for purposes of paragraph (a)) from and after the first date on which the Company or its Restricted Subsidiaries could have Incurred such Indebtedness under the foregoing paragraph (a) without reliance upon this clause (xi).

     (c) The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt.

     Limitation on Restricted Payments. The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except (A) dividends or distributions payable in its Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase such Capital Stock, (B) dividends or distributions payable to the Company or a Wholly-Owned Subsidiary of the Company and (C) dividends (in cash or additional shares of New Preferred Stock), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company (other than the New Preferred Stock) or any Restricted Subsidiary of the Company held by Persons other than the Company or another Restricted Subsidiary of the Company (in either case, other than in exchange for its Capital Stock (other than Disqualified Stock)),
(iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment as described in preceding clauses (i) through (iv) being referred to as a 'Restricted Payment'); if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1) The Company shall have paid a dividend, on the most recent dividend payment date, by the issuance of additional New Preferred Stock; or

          (2) a Triggering Event shall have occurred and be continuing (or would result therefrom); or


          (3) the Company is not able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) under 'Limitation on Indebtedness'; or

          (4) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter beginning on or after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);
     (B) the aggregate net proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than net proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan or similar trust); provided, however, that the value of any non-cash net proceeds shall be as determined by the Board of Directors in good faith, except that in the event the value of any non-cash net proceeds shall be $1 million or more, the value shall be as determined in writing by an independent investment banking firm of nationally recognized standing; (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company Incurred subsequent to the Issue Date which is convertible or exchangeable for Capital Stock of the Company (less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange); (D) the amount equal to the net reduction in Investments (other than Permitted Investments) made after the Issue Date by the Company or any of its Restricted Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets by such Person to the Company or any Restricted Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of 'Investment') not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this Clause (D) to the extent it is already included in Consolidated Net Income; and (E) $10.0 million.

     The provisions of the foregoing paragraph shall not prohibit:

          (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash

     Proceeds from such sale shall be excluded from clause (3) (B) of the foregoing paragraph;

          (ii) any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company in compliance with the 'Limitation on Indebtedness' covenant; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

          (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under 'Repurchase at the Option of Holders--Sales of Assets and Subsidiary Stock' above;

          (iv) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; and

          (v) payments to Bollore Technologies, S.A. which payments shall not exceed $500,000 in any six month period and shall not exceed $2.5 million in the aggregate.

provided, however, that no Triggering Event shall have occurred or be continuing at the time of such payment or as a result thereof.

     For purposes of determining compliance with the foregoing covenant, Restricted Payments may be made with cash or non-cash assets, provided that any Restricted Payment made other than in cash shall be valued at the fair market value (determined, subject to the additional requirements of the immediately succeeding proviso, in good faith by the Board of Directors) of the assets so utilized in making such Restricted Payment, provided, further, that (i) in the case of any Restricted Payment made with Capital Stock or Indebtedness, such Restricted Payment shall be deemed to be made in an amount equal to the greater of the fair market value thereof and the liquidation preference (if any) or principal amount of the capital stock or indebtedness, as the case may be, so utilized, and (ii) in the case of any Restricted Payment in an aggregate amount in excess of $1 million, a written opinion as to the fairness of the valuation thereof (as determined by the Company) for purposes of determining compliance with the 'Limitation on Restricted Payments' covenant in the Indenture shall be issued by an independent investment banking firm of national standing.

     Limitation on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

          (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company;


          (ii) make any loans or advances to the Company; or

          (iii) transfer any of its property or assets to the Company;

except (in each case) for such encumbrances or restrictions existing under or by reason of:

          (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the New Senior Secured Facilities;

          (b) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date (other than indebtedness issued as anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company);

          (c) any encumbrance or restriction with respect to such a Restricted Subsidiary pursuant to an agreement evidencing Indebtedness Incurred without violation of the Indenture or effecting a refinancing of Indebtedness issued pursuant to an agreement referred to in clauses (a) or
     (b) or this clause (c) or contained in any amendment to an agreement referred to in clauses (a) or (b) or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted

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     Subsidiary contained in any of such agreement, refinancing agreement or amendment, taken as a whole, are no less favorable to holders of the Notes in any material respect, as determined in good faith by the Board of Directors of the Company, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements in effect at, or entered into on, the Issue Date;

          (d) in the case of clause (iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement or (D) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Subsidiaries in any manner material to the Company or any such Restricted Subsidiary;


          (e) in the case of clause (iii) above, restrictions contained in security agreements, mortgages or similar documents securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements;

          (f) in the case of clause (iii) above, any instrument governing or evidencing Indebtedness of a Person acquired by the Company or any Restricted Subsidiary of the Company at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties of assets of any Person, other than the Person so acquired; provided, however,that such Indebtedness is not incurred in connection with or in contemplation of, such acquisition.

          (g) any restriction with respect to such a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

          (h) encumbrances or restrictions arising or existing by reason of applicable law.

     Limitation on Affiliate Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any Affiliate of the Company, other than a Wholly-Owned Subsidiary (an 'Affiliate Transaction') unless: (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $1 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the disinterested members of such Board, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above); and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $2 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

     The foregoing paragraph shall not apply to (i) any Restricted Payment permitted to be made pursuant to the covenant described under 'Limitation on Restricted Payments,' (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, or any stock options and stock ownership plans for the benefit of employees, officers and directors, consultants and advisors approved by the Board of Directors of the Company, (iii) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries in aggregate amount outstanding not to exceed $1,500,000 at any time, (iv) any transaction between Wholly-Owned Subsidiaries, (v) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of the Company and its Restricted

Subsidiaries, in each

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case in the ordinary course of business, (vi) transactions pursuant to agreements in existence on the Issue Date which are (x) described in the Offering Memorandum or (y) otherwise, in the aggregate, immaterial to the Company and its Restricted Subsidiaries taken as a whole, (vii) any employment, non-competition or confidentiality agreements entered into by the Company or any of its Restricted Subsidiaries with its employees in the ordinary course of business and (viii) the issuance of Capital Stock of the Company (other than Disqualified Stock).

     Limitation on Preferred Stock of Restricted Subsidiaries. Company will not permit any Restricted Subsidiary of the Company to issue any Preferred Stock (except Preferred Stock to the Company or a Restricted Subsidiary) or permit any person (other than Company or a Restricted Subsidiary) to hold any such Preferred Stock unless the Company or Restricted Subsidiary would be entitled to incur or assume Indebtedness under the covenant described under 'Limitation on Additional Indebtedness' in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

     SEC Reports. The Company will provide to the holders of the New Preferred Stock, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company files with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act. In the event that the Company is not required to file such reports with the Commission pursuant to the Exchange Act, the Company will nevertheless deliver such Exchange Act information to the holders of the New Preferred Stock within 15 days after it would have been required to file it with the Commission.

     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the 'Successor Company') shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, all the obligations of the Company under the New Preferred Stock; (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of 'Description of Notes--Limitation on Indebtedness'; and (iv) the Consolidated Net Worth of the resulting, surviving, or transferee corporation is not less than that of the Company immediately prior to the transaction.


     Notwithstanding the foregoing clauses (ii) and (iii), any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Securities received in exchange for Unregistered Securities, where such Exchange Securities were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until
              , 1997, all dealers effecting transactions in the Exchange Securities may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Securities by broker-dealers. Exchange Securities received by broker-dealers for their own account pursuant to the Exchange Offer may

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

be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Securities, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commission or concessions from any such broker-dealer and/or the purchasers of any such Exchange Securities. Any broker-dealer that resells Exchange Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Securities may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensations under the Securities Act. The Letters of Transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents pursuant to a Letter of Transmittal.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

U.S. HOLDERS


     The following discussion summarizes certain material United States federal income tax considerations generally applicable to the purchase, ownership and disposition of New Notes and New Preferred Stock to a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or any state thereof or the District of Columbia or an estate or trust the income of which is subject to United States federal income taxation regardless of source (a 'U.S. Holder'). This summary is based on the United States federal income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary does not address the tax consequences applicable to investors that may be subject to special tax rules, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that hold New Notes or New Preferred Stock as a position in a 'straddle,' as part of a 'synthetic security' or 'hedge,' as part of a 'conversion transaction' or other integrated investment. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a U.S. Holder of New Notes or New Preferred Stock. Further, it does not include any description of any alternative minimum tax consequences, estate tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the New Notes or New Preferred Stock. The discussion assumes that the New Notes and New Preferred Stock will be held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the 'Code'). Certain proposed tax legislation, if enacted in substantially the same form as proposed, may affect some of the federal income tax consequences discussed herein. See '--Proposed Legislation.'

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

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

                                   NEW NOTES

EXCHANGE OFFER

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be a taxable exchange for federal income tax purposes. As a result, there should be no federal income tax consequences to U.S. Holders exchanging Old Notes for New Notes pursuant to the Exchange Offer. A U.S. Holder should have the same adjusted basis and holding period in the New Note as it had in the Old Note immediately before the Exchange Offer.

STATED INTEREST

     Interest on a New Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for tax purposes. Further, the Company is obligated to pay additional interest to the holders under certain circumstances as described above under 'The Exchange Offer.' Such additional interest should be taxable to U.S. Holders at the time it accrues or is received in accordance with such holder's method of accounting.

MARKET DISCOUNT

     If a New Note is acquired at a 'market discount', some or all of any gain realized upon a sale or other disposition or payment at maturity, or some or all of a partial principal payment, of such New Note may be treated as ordinary income, as described below. For this purpose, 'market discount' is the excess (if any) of the stated redemption price at maturity over the purchase price, subject to a statutory de minimis exception. Unless a U.S. Holder has elected to include the market discount in income as it accrues (as described below), any gain realized on any subsequent disposition of such New Note (other than in connection with certain nonrecognition transactions), on payment at maturity, or on any partial principal payment with respect to such New Note, will be treated as ordinary income to the extent of the market discount that accrued during the period such New Note was held.

     The amount of market discount treated as having accrued will be determined either (i) on a ratable basis by multiplying the market discount times a fraction, the numerator of which is the number of days the New Note was held by the U.S. Holder and the denominator of which is the total number of days after the date such U.S. Holder acquired the New Note up to and including the date of its maturity or (ii) if the U.S. Holder so elects, on a constant interest rate method.

     A U.S. Holder of a New Note acquired at a market discount may elect to include market discount in income currently, through the use of either the ratable inclusion method or the elective constant interest method. Once made, the election to include market discount in income currently applies to all Notes and other obligations held by the U.S. Holder that are purchased at a market discount during the taxable year for which the election is made and all subsequent taxable years of the U.S. Holder, unless the Internal Revenue Service (the 'Service') consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the New Note in the hands of the U.S. Holder will be increased by the market discount thereon as it is included in income.

     Unless a U.S. Holder who acquires a New Note at a market discount elects to include market discount in income currently (as described above), such U.S. Holder may be required to defer deductions for any interest paid or accrued on indebtedness allocable to such New Notes in any amount not exceeding the deferred income until such income is realized.

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

BOND PREMIUM

     If a U.S. Holder purchases a New Note and immediately after the purchase the adjusted basis of the New Note to such holder exceeds the sum of all amounts of principal payable on the instrument after the purchase date, the New Note will have 'bond premium.' A U.S. Holder may elect to amortize such bond premium over the remaining term of such Note (or, in certain circumstances, until an earlier call date).

     If bond premium is amortized, the amount of interest that must be included in the U.S. Holder's income for each period ending on an interest payment date or at the stated maturity, as the case may be, will be reduced by the portion of premium allocable to such period based on the New Note's yield to maturity. If such an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing such holder's gain or loss upon the sale or other disposition or payment of the principal of the New Note.

     An election to amortize premium will apply to amortizable bond premium on all Notes and other bonds, the interest on which is includible in the U.S. Holder's gross income, held at the beginning of the U.S. Holder's first taxable year to which the election applies or are thereafter acquired, and may be revoked only with the consent of the Service.

SALE, EXCHANGE OR REDEMPTION OF THE EXCHANGE NOTES

     Upon the disposition of a New Note by sale, exchange or redemption, a U.S. Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest) and (ii) the U.S. Holder's tax basis in the New Note. A U.S. Holder's tax basis in an New Note generally will equal its cost (net of accrued interest) to the U.S. Holder, increased by amounts includible in income as market discount (if the holder elects to include market discount in income on a current basis) and reduced by any amortized bond premium and any payments (other than interest) made on such New Note.

     Such gain or loss (except to the extent that the market discount rules otherwise provide) will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder shall have held such New Note for longer than one year at the time of a sale or exchange.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under the Code, a U.S. Holder of New Note may be subject, under certain circumstances, to information reporting and/or backup withholding at a 31% rate with respect to cash payments in respect of interest or the gross proceeds from dispositions thereof. This withholding applies only if the holder (i) fails to furnish its social security or other taxpayer identification number ('TIN') within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest properly, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against (and may entitle such holder to a refund of) such holder's U.S. federal income tax liability, provided that the required information is furnished to the Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders of New Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

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

                              NEW PREFERRED STOCK

EXCHANGE OFFER

     The exchange of Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer should not be a taxable exchange for federal income tax purposes. As a result, there should be no federal income tax consequences to U.S. Holders exchanging Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer. A U.S. Holder should have the same adjusted basis and holding period in the New Preferred Stock as it had in the Old Preferred Stock immediately before the Exchange Offer.

DISTRIBUTIONS ON NEW PREFERRED STOCK

     Distributions on the New Preferred Stock, whether paid in cash, in additional shares of New Preferred Stock or as constructive distributions (as discussed below under 'Redemption Premium'), will be taxable as ordinary income to the extent that the amount of cash or the fair market value of any New Preferred Stock distributed does not exceed the Company's current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of distributions paid on the New Preferred Stock exceeds such current or accumulated earnings and profits, such distributions will be treated first as a return of capital, thus reducing the U.S. Holder's adjusted tax basis in the New Preferred Stock. The amount of any such excess distribution that is greater than the U.S. Holder's adjusted tax basis in the New Preferred Stock will be taxed as capital gain, and will be long-term capital gain if the U.S. Holder's holding period for the New Preferred Stock or Common Stock exceeds one year. There can be no assurance that the Company will have sufficient earnings and profits (as determined for federal income tax purposes) to cause distributions on the New Preferred Stock to be treated as dividends for federal income tax purposes. For purposes of the remainder of this discussion, the term 'dividend' refers to a distribution taxed as ordinary income as described above, unless the context indicates otherwise.

     A U.S. Holder's initial tax basis in any additional shares of New Preferred Stock distributed by the Company will be equal to the fair market value of such additional shares on their date of distribution. A U.S. Holder's holding period for such additional shares will commence with their distribution and will not include his holding period for the shares of New Preferred Stock with respect to which the additional shares were distributed.

     Dividends received by a corporate U.S. Holder will be eligible for the 70% dividends-received deduction under section 243 of the Code, subject to the limitations contained in sections 246 and 246A of the Code. Under section 246(c) of the Code, the 70% dividends-received deduction will not be available with respect to New Preferred Stock which is held for 45 days or less (90 days in the case of a dividend attributable to a period or periods aggregating more than 366 days), including the day of disposition, but excluding the day of acquisition or any day which is more than 45 days (or 90 days) after the date on which the New Preferred Stock becomes ex-dividend. The length of time that a shareholder is deemed to have held stock for these purposes is reduced for periods during which the shareholder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or other similar transactions. Section 246(c) of the Code also denies the dividends-received deduction to the extent that a corporate taxpayer is under an obligation, with respect to substantially similar or related property, to make payments corresponding to the dividend received. Under section 246(b) of the Code, the aggregate dividends-received deductions allowed may not exceed 70% of the taxable income (with certain adjustments) of the corporate shareholder. Moreover, under section 246A of the Code, to the extent that a corporate shareholder incurs indebtedness 'directly attributable' to an investment in the New Preferred Stock, the dividends-received deduction is proportionately reduced. Legislation has been proposed which, if enacted, would affect the availability of the dividends-received deduction for dividends on the New Preferred Stock. See '--Proposed Legislation.'

     Section 1059 of the Code requires a corporate shareholder to reduce its tax basis (but not below zero) in the New Preferred Stock by the 'non-taxed portion' of any 'extraordinary dividend' if the U.S. Holder

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

has not held its stock for more than two years as of the date the amount or payment of such dividends is announced, declared or agreed to. If any part of the non-taxed portion of an extraordinary dividend has not been applied to reduce basis as a result of the limitation on reducing basis below zero, the amount thereof will be treated as gain from the sale or exchange of stock when such stock is disposed of or sold. Generally, the non-taxed portion of an extraordinary dividend is the amount for which a deduction is allowed under section 243 of the Code (relating to the dividends-received deduction). An 'extraordinary dividend' on the New Preferred Stock would include a dividend that (i) equals or exceeds 5% of the U.S. Holder's adjusted tax basis in the New Preferred Stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend or (ii) exceeds 20% of the U.S. Holder's adjusted tax basis in the New Preferred Stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid is an extraordinary dividend, a U.S. Holder may elect to use the fair market value of the stock rather than its basis for purposes of applying the 5% (or 20%) threshold if the U.S. Holder is able to establish, to the satisfaction of the Secretary of the Treasury, such fair market value as of the day before the ex-dividend date. An extraordinary dividend also would include any amount treated as a dividend in the case of a redemption of the New Preferred Stock that is non-pro rata as to all shareholders, without regard to the period the U.S. Holder held the stock. Legislation has been proposed that would require a corporate U.S. Holder to immediately recognize gain under section 1059 of the Code, instead of deferring such gain until the ultimate sale or exchange of such stock, to the extent that, but for the foregoing rule, such U.S. Holder's tax basis would have been reduced below zero. It is not certain whether the proposed legislation will be enacted or, if enacted, will be enacted as originally proposed.

     Special rules apply with respect to 'qualified preferred dividends.' A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable no less often than annually and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return on such stock, as determined under section 1059(e)(3) of the Code, does not exceed 15%. Where a qualified preferred dividend exceeds the 5% (or 20%) threshold for extraordinary dividend status described above, (i) the extraordinary dividend rules will not apply if the holder holds the stock for more than five years, and (ii) if the holder disposes of the stock before it has been held for five years, the aggregate reduction in basis cannot exceed the excess of the qualified preferred dividends paid on such stock during the period held by the holder over the qualified preferred dividends which would have been paid during such period on the basis of the stated rate of return, as determined under section 1059(e)(3) of the Code. The length of time that a holder is deemed to have held stock for purposes of section 1059 of the Code is determined under principles similar to those contained in section 246(c) of the Code discussed above.

REDEMPTION PREMIUM

     If the redemption price of redeemable preferred stock exceeds its issue price by more than a de minimis amount, such excess may be treated as a constructive distribution of additional stock on such preferred stock, over the term of the preferred stock, using a constant yield method. For purposes of this rule, if the redemption price at maturity exceeds the issue price by an amount that equals or exceeds the product of (i) 1/4 of 1% of the redemption price and
(ii) the number of complete years to maturity, such preferred stock will be deemed to have an excessive redemption price. Based on the Company's allocation of the initial offering price of the Units between the Old Preferred Stock and the Warrants, the issue price of the New Preferred Stock is $23.71 per share, although such determination is not binding on the IRS. As a result, the New Preferred Stock is deemed to have been issued with more than a de minimis amount of redemption premium. Under section 305(c) of the Code, such premium must be taken into account as a series of constructive distributions under principles similar to the principles of the original issue discount provisions of the Code. i.e., using a constant yield method over the term of the New Preferred Stock. In addition, because the issue price of the New Preferred Stock distributed in lieu of payments of cash dividends will be equal to its fair market value at the time of distribution, it is possible, depending on its fair market value at that time, that such New Preferred Stock will be issued with a redemption premium large enough for the

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redemption premium to be considered a constructive distribution over the remaining term of the New Preferred Stock under the above rules. In such event, as noted above, U.S. Holders would be required to include such premium in income as a distribution over some period in advance of receiving the cash attributable to such income and such New Preferred Stock might trade separately, which might adversely affect the liquidity of the New Preferred Stock.


     Pursuant to recently issued regulations (the 'section 305(c) Regulations'), constructive distributions on the New Preferred Stock may arise due to its optional redemption provisions only if, based on all of the facts and circumstances as of the date the New Preferred Stock was issued, an optional redemption was more likely than not to occur. Even if redemption were more likely than not to occur, however, constructive distribution treatment would not result if the redemption premium were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium paid as a result of changes in economic or market condition over which neither the issuer nor the U.S. Holder has control, such as changes in prevailing dividend rates. The section 305(c) Regulations provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if the issuer and the U.S. Holder are unrelated, there are no arrangements that effectively require the issuer to redeem the stock and exercise of the option to redeem would not reduce the yield of the stock. Although the Company believes that the optional redemption would not be treated as more likely than not to be exercised under these rules, that the redemption premium is in the nature of a penalty for premature redemption or that the safe harbor would apply, this determination cannot be made with certainty at this time. Moreover, the right to require a redemption upon the occurrence of a contingency (such as a Change of Control) could under certain circumstances result in constructive distributions, although the Company does not believe that such result should apply to the New Preferred Stock. No assurance can be given as to the treatment of the optional redemption premium or Change of Control premium with respect to the New Preferred Stock under the section 305(c) Regulations.

     The legislative history of section 305(c) of the Code authorizes the Service to write regulations that, under appropriate circumstances, would treat dividends accruing on preferred stock as part of the redemption price of such stock (in which case a U.S. Holder may be treated as having received constructive distributions on such preferred stock under the rules described above). One such circumstance identified in the legislative history is if, at the time of issuance, the issuer had no intention of paying dividends currently on the preferred stock as they accrue. The preamble to the section 305(c) Regulations state that, because of the complexity of the issue, such regulations do not provide rules for those unpaid accumulated dividends, although the IRS and Treasury will consider the issue. Accordingly, no assurance can be given that regulations will not be issued that would require unpaid dividends on the New Preferred Stock to be included in the redemption price in a manner that would produce constructive distributions to a U.S. Holder.

REDEMPTION, SALE OR EXCHANGE OF THE NEW PREFERRED STOCK

     A redemption of shares of the New Preferred Stock for cash or a sale of New Preferred Stock that does not qualify for nonrecognition treatment pursuant to the Code will be a taxable event to a U.S. Holder.

     A redemption of shares of the New Preferred Stock for cash will be treated as a dividend to the extent of the Company's current or accumulated earnings and profits (as determined for federal income tax purposes), unless the redemption
(i) results in a 'complete termination' of the shareholder's stock interest in the Company under section 302(b)(2) of the Code, (ii) is 'substantially disproportionate' with respect to the shareholder under section 302(b)(2) of the Code or (iii) is 'not essentially equivalent to a dividend' with respect to the shareholder under section 302(b)(1) of the Code. In determining whether any of these tests have been met, the shareholder must take into account not only stock which such shareholder actually owns, but also stock which such shareholder constructively owns within the meaning of section 318 of the Code (including Common Stock of the Company which may be acquired pursuant to Warrants). A distribution to a shareholder will be 'not essentially equivalent to a dividend' if it results in a 'meaningful reduction' in the shareholder's stock interest in the Company. If, as a result of a redemption for cash of the

New Preferred Stock, a shareholder of the Company whose relative stock interest in the Company is minimal and who exercises no control over corporate affairs suffers a reduction in his proportionate interest in the Company (including any ownership of Common Stock and any shares constructively owned), that shareholder should be regarded as having suffered a meaningful reduction in his interest in the Company.

     If the redemption is not treated as a distribution taxable as a dividend, the redemption of the New Preferred Stock for cash would result in taxable gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the New Preferred Stock redeemed. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the holding period for the New Preferred Stock exceeded one year.

     If a redemption of New Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash received by the U.S. Holder. The U.S. Holder's adjusted tax basis in the redeemed New Preferred Stock will be transferred to any remaining stock in the Company. Under section 1059 of the Code, the term 'extraordinary dividend' includes any redemption of stock that is treated as a dividend and that is non-pro rata as to all stockholders, including U.S. Holders of common stock, irrespective of the holding period. Consequently, to the extent a redemption of New Preferred Stock for cash constitutes a dividend, it will constitute an 'extraordinary dividend' to a corporate U.S. Holder. See '--Distributions on New Preferred Stock.'

PROPOSED LEGISLATION

     Congress currently is considering certain proposed tax law changes. Among these proposed tax law changes are several items that, if enacted into law substantially as proposed, would affect the tax treatment of corporate U.S. Holders of New Preferred Stock and Common Stock. In particular, these proposals would provide that the 70% dividends-received deduction would not be available with respect to stock which is held for 45 days or less (90 days in the case of a dividend attributable to a period or periods aggregating more than 366 days) during the 90-day period (180-day period in the case of dividends attributable to a more than 366-day period) beginning 45 days (or 90 days) after the date on which the stock becomes ex-dividend, effective for stock issued more than 30 days after the date of enactment of such legislation. Further, these proposals would also require the immediate recognition of gain under section 1059 of the Code (relating to extraordinary dividends) as discussed above, generally effective for distributions after September 13, 1995. Further, the Clinton Administration has proposed to reduce the benefits of the dividends-received deduction. It cannot be predicted with certainty whether such proposed legislation or proposals will be enacted or, if enacted, what the effective date or dates would be. Corporate U.S. Holders of New Preferred Stock are urged to consult their own tax advisors regarding the possible effects of this proposed legislation.

BACKUP WITHHOLDING

     A U.S. Holder of the New Preferred Stock may be subject to backup withholding at a rate of 31% with respect to dividends on New Preferred Stock and gross proceeds upon sale or retirement of the New Preferred Stock unless such U.S. Holder: (i) is a corporation or other exempt recipient and, when required, demonstrates that fact; or (ii) provides a correct taxpayer identification number, certifies, when required, that such U.S. Holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld are creditable against the U.S. Holder's federal income tax, provided the required information is provided to the IRS.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a New Note that is not (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein or (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of the source (a 'Non-U.S. Holder'). For taxable years beginning after December 31, 1996, a trust that holds the New Notes will be a U.S. Holder if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

     The discussion does not consider all aspects of U.S. federal income and estate taxation that may be relevant to the purchase, ownership or disposition of the New Notes by a particular Non-U.S. Holder in light of such Holder's personal circumstances, including holding the New Notes through a partnership. For example, persons who are partners in foreign partnerships and beneficiaries of foreign trusts or estates who are subject to U.S. federal income tax because of their own status, such as United States residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on the disposition of its New Note.

     For purposes of the following discussion, interest and gain on the sale,

exchange or other disposition of the New Note will be considered 'U.S. trade or business income' if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

     Persons considering the purchase of New Notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local, or other taxing jurisdiction applicable to their particular situations.

STATED INTEREST

     Generally, any interest paid to a Non-U.S. Holder of a New Note that is not U.S. trade or business income will not be subject to United States tax if the interest qualifies as 'portfolio interest.' Generally, interest on the New Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a 'controlled foreign corporation' with respect to which the Company is a 'related person' within the meaning of the Code, (ii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a United States person and such certificate provides the beneficial owner's name and address, and (iii) the Non-U.S. Holder is not a bank receiving interest on an extension of credit made persuant to a loan agreement entered into in the ordinary course of its trade or business.

     The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to withholding of U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular U.S. rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under proposed regulations, the Forms 1001 and 4224 will be replaced by Form W-8. Also under proposed regulations, a Non-U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the proposed regulations for payments through qualified intermediaries.

SALE, EXCHANGE OR REDEMPTION OF NEW NOTES

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a New Note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the New Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (iii) the Non-U.S.

Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

FEDERAL ESTATE TAX

     New Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax provided that the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and income on the New Notes was not U.S. trade or business income.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     The regulations provide that backup withholding and information reporting will not apply to payments of principal on the New Notes by the Company to a Non-U.S. Holder, if the Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of New Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemptions are not, in fact, satisfied. The payment of the proceeds from the disposition of a New Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a 'U.S. related person' is (i) a 'controlled foreign corporation' for federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

     In the case of the payment of proceeds from the disposition of New Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-

U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person). Proposed regulations contain similar rules.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund of or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

     THE FOREGOING IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS BEFORE INVESTING.

                         BOOK-ENTRY; DELIVERY AND FORM

     The Unregistered Securities were each issued as single, permanent global certificates in definitive, fully registered form (the 'Unregistered Global Securities'). Except for Exchange Securities issued to Non-Global Purchasers (as defined below), the Exchange Securities will each initially be issued in the form of one or more global certificates (collectively, the 'Exchange Global Certificates'). The Unregistered

Global Securities were deposited on the date of the closing of the Old Notes Offering and the concurrent offering of the Units, and the Exchange Global Certificates will be deposited on the date of closing of the Exchange Offer with, or on behalf of, the Depository and registered in the name of a nominee of DTC.

     Securities (i) originally purchased by or transferred to foreign purchasers or Accredited Investors who are not QIBs or (ii) held by QIBs who elect to take physical delivery of their certificates instead of holding their interest through Global Securities (and which are thus ineligible to trade through DTC) (collectively referred to herein as the 'Non-Global Purchasers') will be issued in registered certificated form ('Certificated Securities'). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or such Global Security has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in such Global Security. 'Global Securities' means the Unregistered Global Securities or the Exchange Global Securities, as the case may be.

THE GLOBAL SECURITIES


     The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Securities, DTC or its custodian will credit, on its internal system, the principal amount of Notes or shares of Senior Preferred Stock as the case may be, of the individual beneficial interest represented by such Global Security to the respective accounts for persons who have accounts with DTC and (ii) ownership of beneficial interests in the Global Securities will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons who have accounts with DTC ('Participants')) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global Securities will be limited to Participants or persons who hold interests through Participants. QIBs may hold their interests in the Global Securities directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system.


     So long as DTC or its nominee is the registered owner or holder of any of the Global Securities, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Note or Senior Preferred Stock represented by the applicable Global Security for all purposes under the Indenture or Certificate of Designation, as the case may be. No beneficial owner of an interest in the Global Securities will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture or Certificate of Designation, as the case may be.

     Payments on the Global Securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or the Transfer Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment in respect of a Global Security, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the applicable Global Security as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Securities held through such Participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell such Note or Senior Preferred Stock (collectively and individually, the 'Securities') to persons in states which require physical delivery of Certificated Securities, or to pledge such securities, such holder must transfer its interest in the applicable Global Security in accordance with the normal procedures of DTC.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Securities (including the presentation of the Securities for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Securities are credited and only in respect of such portion of the Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Securities representing Notes for Certificated Securities, which it will distribute to its Participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Securities among Participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or any other person will have any responsibility for the performance by DTC or its Participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

     If DTC is at any time unwilling or unable to continue as depositary for the Global Securities and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Securities.

                               LEGAL PROCEEDINGS


     National Tobacco has been named as a defendant in a purported class action filed on June 30, 1997 in the 33rd Judicial District Court in the State of Louisiana, Parish of Allen, entitled Doyle v. United States Tobacco Company, et al. The petition named as defendants the Partnership, three other manufacturers of smokeless tobacco products and a subsidiary of one of the manufacturers. The action has been removed to the United States District Court for the Western District of Louisiana, Alexandria Division.



     The petition alleges that the plaintiff, Doyle, has been addicted to tobacco products and, as a result of this addiction, has sustained alleged tobacco-related illnesses. The petition defines the proposed class, in part, as '[a]ll Louisiana residents or former Louisiana residents who are or who were smokeless tobacco users' of products manufactured by the defendants and 'who desire to participate in a program designed to assist them in the cessation of using smokeless tobacco products and/or to monitor the medical condition of class members to ascertain whether they may be suffering from diseases caused by, contributed to, or exacerbated by the habit of smokeless tobacco use.'



     The petition seeks an order certifying the proposed class, and the establishment of a medical monitoring fund to monitor the health of the plaintiffs and class members for those diseases and health risks associated with the use of smokeless tobacco products as well as recovery of costs associated with seeking mental health counseling and/or psychiatric care to assist in breaking the nicotine addiction.

     The Company intends to defend this action vigorously.


                                 LEGAL MATTERS

     Certain legal matters in connection with the offering and sale of the Notes and the Units will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York.

                         INDEPENDENT PUBLIC ACCOUNTANTS


NATIONAL TOBACCO AND THE COMPANY



     The financial statements of National Tobacco as of December 31, 1995 and 1996 and for the periods indicated in the years ended December 31, 1994, 1995 and 1996, included in this Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, which includes an explanatory paragraph concerning National Tobacco's adoption of Statement of Financial Accounting Standards No. 106, 'Employers' Accounting for Postretirement Benefits Other than Pensions,' given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information of the Company as of and for the six months ended June 30, 1996 and 1997 included in this Registration Statement, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Registration Statement states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a 'report' or a 'part' of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.


NAOC

     The financial statements of NATC Holdings USA, Inc. as of December 31, 1995 and 1996 and for the periods indicated in the years ended December 31, 1994, 1995 and 1996, included in this Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information of NATC Holdings USA, Inc. as of March 31, 1997 and for the three months ended March 31, 1996 and 1997, included in this Registration Statement, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Registration Statement states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a 'report' or a 'part' of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)
                                    AND NATC


                         INDEX TO FINANCIAL STATEMENTS


                                                                         PAGES
                                                                         -----
NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)
AUDITED FINANCIAL STATEMENTS:
  Report of Independent Accountants...................................    F-2
  Balance Sheets as of December 31, 1995 and 1996.....................    F-3
  Statements of Operations for the years ended December 31, 1994 and
     1995 and the periods from January 1, 1996 to May 17, 1996 and
     from May 17, 1996 (inception) to December 31, 1996...............    F-4
  Statements of Cash Flows for the years ended December 31, 1994 and
     1995 and the periods from January 1, 1996 to May 17, 1996 and
     from May 17, 1996 (inception) to December 31, 1996...............    F-5
  Statements of Changes in Equity for the years ended December 31,
     1994 and 1995 and the periods from January 1, 1996 to May 17,
     1996 and from May 17, 1996 (inception) to December 31, 1996......    F-7
  Notes to Financial Statements.......................................    F-8

NORTH ATLANTIC TRADING COMPANY, INC.
UNAUDITED INTERIM FINANCIAL STATEMENTS:*
  Review Report of Independent Accountants............................   F-23
  Unaudited Condensed Balance Sheet as of June 30, 1997...............   F-24
  Unaudited Condensed Statements of Operations for the periods from
     January 1, 1996 to May 17, 1996, May 18, 1996 to June 30, 1996
     and the six months ended June 30, 1997...........................   F-25
  Unaudited Condensed Statements of Changes in Equity for the periods from January 1, 1996 to May 17, 1996, May 18, 1996 to June 30,
     1996 and the six months ended June 30, 1997......................   F-26
  Unaudited Condensed Statements of Cash Flows for the periods from
     January 1, 1996 to May 17, 1996, May 18, 1996 to June 30, 1996
     and the six months ended June 30, 1997...........................   F-27
  Notes to Unaudited Condensed Financial Statements...................   F-28

NATC
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
  Report of Independent Accountants...................................   F-34
  Consolidated Balance Sheets as of December 31, 1995 and 1996........   F-35
  Consolidated Statements of Operations for the years
     ended December 31, 1994, 1995 and 1996...........................   F-36
  Consolidated Statements of Cash Flows for the years ended December
     31, 1994,
     1995 and 1996....................................................   F-37

  Consolidated Statements of Changes in Stockholder's Equity for the
     years ended December 31, 1994, 1995 and 1996.....................   F-38
  Notes to Consolidated Financial Statements..........................   F-39
UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS:
  Review Report of Independent Accountants............................   F-46
  Unaudited Consolidated Condensed Balance Sheet as of March 31,
     1997.............................................................   F-47
  Unaudited Consolidated Condensed Statements of Operations for the
     three months ended March 31, 1996 and 1997.......................   F-48
  Unaudited Consolidated Condensed Statements of Cash Flows for the
     three months ended March 31, 1996 and 1997.......................   F-49
  Unaudited Consolidated Statement of Changes in Stockholder's Equity
     for the three months ended March 31, 1996 and 1997...............   F-50
  Notes to Unaudited Consolidated Condensed Financial Statements......   F-51


------------------


* All of the Company's subsidiaries are wholly-owned and guarantee the debt of the Company on a full, unconditional, and joint and several basis; therefore, the financial statements of the guarantor subsidiaries have been omitted.

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
NTC Holding, LLC

     We have audited the accompanying consolidated balance sheet of NTC Holding, LLC and Subsidiaries (the Holding Company), a limited liability company, as of December 31, 1996, and the related consolidated statements of operations, changes in equity, and cash flows for the period from May 17, 1996 (inception) to December 31, 1996. Additionally, we have audited the accompanying balance sheet of National Tobacco Company, L.P. (the Predecessor), a limited partnership, as of December 31, 1995, and the related statements of operations, changes in equity and cash flows for the years ended December 31, 1994 and 1995, and for the period from January 1, 1996 to May 17, 1996. These financial statements are the responsibility of the Holding Company's and the Predecessor's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Holding Company and its subsidiaries as of December 31, 1996, and the consolidated results of their operations and their cash flows for the period from May 17, 1996 (inception) to December 31, 1996 and the financial position of the Predecessor as of December 31, 1995, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 to May 17, 1996 in conformity with generally accepted accounting principles.

     As explained in Note 14, effective January 1, 1995, the Predecessor adopted Statement of Financial Accounting Standards No. 106, 'Employers' Accounting for Postretirement Benefits Other than Pensions.'

                                                        COOPERS & LYBRAND L.L.P.

Louisville, Kentucky
January 24, 1997

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)


                                 BALANCE SHEETS

                                                      The Predecessor    The Holding Company
                                                     -----------------   -------------------
                                                       December 31,         December 31,
                                                           1995                 1996
--------------------------------------------------------------------------------------------
ASSETS:
Current assets:
  Cash............................................     $   127,569         $   2,208,644
  Accounts receivable.............................       3,224,816             3,532,820
  Inventories.....................................      38,850,303            42,019,760
  Other current assets............................         966,899             3,412,138
                                                     -----------------   -------------------
Total current assets..............................      43,169,587            51,173,362
                                                     -----------------   -------------------
Property, plant and equipment, at cost............      11,733,195            10,039,972
Less accumulated depreciation.....................     (3,857,566)           (1,033,976)
                                                     -----------------   -------------------
                                                         7,875,629             9,005,996
Goodwill, net.....................................      27,182,471            31,447,830
Deferred financing costs and other assets, net....       2,288,809             4,926,192
                                                     -----------------   -------------------
Total assets......................................     $80,516,496           $96,553,380
                                                     -----------------   -------------------
                                                     -----------------   -------------------
LIABILITIES AND EQUITY:
Current liabilities:
  Accounts payable................................     $   576,904           $   448,895
  Accrued expenses................................       5,571,308             3,753,845
  Current portion of notes payable
     and long-term debt...........................      27,085,553            21,720,219
                                                     -----------------   -------------------
Total current liabilities.........................      33,233,765            25,922,959
Notes payable and long-term debt..................      21,696,236            48,976,228
Other long-term liabilities.......................       5,115,501             5,846,387
                                                     -----------------   -------------------
Total liabilities.................................      60,045,502            80,745,574
                                                     -----------------   -------------------
Preferred interests...............................            ----             2,737,441
Warrants..........................................            ----             8,195,246
Equity:
  Contributed equity..............................      10,955,760             4,492,347
  Warrants........................................         684,200                  ----
  Undistributed profits...........................       9,082,662               382,772

  Amount related to minimum pension liability.....       (251,628)                  ----
                                                     -----------------   -------------------
Total equity......................................      20,470,994             4,875,119
                                                     -----------------   -------------------
Total liabilities and equity......................     $80,516,496           $96,553,380
                                                     -----------------   -------------------
                                                     -----------------   -------------------

    The accompanying notes are an integral part of the financial statements.

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)


                            STATEMENTS OF OPERATIONS

                                                                                                   The Holding
                                                                                                     Company
                                                                                                -----------------
                                                          The Predecessor                         Period From
                                      -------------------------------------------------------       May 17
                                            Year Ended December 31,            Period From       (Inception) to
                                      ------------------------------------    January 1 to        December 31,
                                            1994               1995           May 17, 1996            1996
                                      -----------------  -----------------  -----------------   -----------------
Net sales..........................     $51,375,538        $52,630,355        $19,810,335         $36,125,952
Cost of sales......................      21,871,958         20,491,189          7,847,161          15,406,711
                                      -----------------  -----------------  -----------------   -----------------
  Gross profit.....................      29,503,580         32,139,166         11,963,174          20,719,241
Selling, general and administrative
  expenses.........................      18,395,142         19,663,054          7,904,081          13,551,412
Amortization of intangible
  assets...........................       1,037,894            972,969            364,861             504,294
                                      -----------------  -----------------  -----------------   -----------------
  Operating income.................      10,070,544         11,503,143          3,694,232           6,663,535
Interest expense and financing
  costs............................       6,833,731          7,238,906          2,452,982           6,398,223
Management fee expense.............         300,000            300,000            113,953
                                                                                                         ----
Other expense (income).............     (2,875,324)          1,335,759            (4,927)           (117,460)
                                      -----------------  -----------------  -----------------   -----------------
  Income before cumulative effect
    of accounting change...........       5,812,137          2,628,478          1,132,224             382,772
Cumulative effect of accounting
  change...........................            ----            123,171               ----                ----
                                      -----------------  -----------------  -----------------   -----------------
  Net income (1)...................      $5,812,137         $2,505,307         $1,132,224            $382,772
                                      -----------------  -----------------  -----------------   -----------------
                                      -----------------  -----------------  -----------------   -----------------
Supplemental unaudited financial
  data:
  Historical income before income
    taxes and cumulative effect of
    accounting change..............      $5,812,137         $2,628,478         $1,132,224            $382,772
  Pro forma income tax
    expense (2)....................       2,324,855          1,051,391            452,890             153,109
                                      -----------------  -----------------  -----------------   -----------------
  Pro forma income before
    cumulative effect of accounting

    change.........................       3,487,282          1,577,087            679,334             229,663
  Historical cumulative effect of
    accounting change, net of
    income tax benefit of $49,268..            ----             73,903               ----                ----
                                      -----------------  -----------------  -----------------   -----------------
  Pro forma net income.............      $3,487,282         $1,503,184           $679,334            $229,663
                                      -----------------  -----------------  -----------------   -----------------
                                      -----------------  -----------------  -----------------   -----------------

------------------
(1) The Holding Company and the Predecessor were a limited liability company and a partnership, respectively, for federal and state income tax purposes through the consummation of this offering and accordingly did not incur any federal or state income taxes during these periods.

(2) Pro forma income taxes have been calculated using an effective tax rate of 40% (34% federal and 6% state).

    The accompanying notes are an integral part of the financial statements.

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)


                            STATEMENTS OF CASH FLOWS

                                                                                                              The Holding
                                                                                                                Company
                                                                                                           ------------------
                                                                  The Predecessor                             Period From
                                            ------------------------------------------------------------         May 17
                                                    Year Ended December 31,              Period From         (Inception) to
                                            ---------------------------------------      January 1 to         December 31,
                                                   1994                 1995             May 17, 1996             1996
                                            ------------------   ------------------   ------------------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................      $ 5,812,137          $ 2,505,307          $ 1,132,224            $ 382,772
  Adjustments to reconcile net income to
    net
      cash provided by operating
    activities:
    Depreciation.........................        1,038,012            1,073,066              453,893            1,033,976
    Amortization of intangible assets....        1,037,894              972,969              364,861              504,294
    Amortization of deferred financing
      costs..............................          893,719              909,097              257,670            1,139,299
    Deferred interest....................          883,548              682,493                 ----              555,455

    Preferred interest...................             ----                 ----                 ----              237,441
    Accrued transaction costs............             ----              880,676                 ----                 ----
    Change in accrued pension
      liabilities........................         (102,715)              13,973                 ----              127,542
    Change in accrued asbestos removal
      costs..............................         (812,069)            (169,183)                ----                 ----
    Change in accrued postretirement
      liabilities........................       (2,267,372)             442,502              110,121               63,987
    Changes in operating assets and
      liabilities:
      Accounts receivable................         (365,666)             673,012             (335,160)              27,156
      Inventories--Lancaster Leaf
        Tobacco..........................        1,515,607            2,136,918             (512,376)            (109,130)
      Inventories--other.................          772,917           (3,946,834)            (386,426)           3,275,985
      Other current assets...............         (165,925)              52,359             (646,997)             115,783
      Accounts payable...................         (172,144)              41,949            1,260,325           (1,388,335)
      Borrowings under inventory
        financing agreement..............        6,965,592           10,077,188            2,796,991            5,286,136
      Payments on borrowings under
        inventory financing agreement....       (8,481,199)          (7,940,270)          (2,284,614)          (4,400,394)
      Accrued expenses and other
          liabilities....................          367,541              308,421             (738,146)            (179,796)

                                            ------------------   ------------------   ------------------   ------------------
        Net cash provided by operating
          activities.....................        6,919,877            8,713,643            1,472,366            6,672,171
                                            ------------------   ------------------   ------------------   ------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of business, net of cash
    acquired of $597,010.................             ----                 ----                 ----          (72,145,337)
  Capital expenditures...................         (354,979)            (239,253)            (143,748)            (155,765)
                                            ------------------   ------------------   ------------------   ------------------
        Net cash used in investing
          activities.....................         (354,979)            (239,253)            (143,748)         (72,301,102)
                                            ------------------   ------------------   ------------------   ------------------

    The accompanying notes are an integral part of the financial statements.

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)

                                                                                                                Company
                                                                                                           ------------------
                                                                  The Predecessor                             Period From
                                            ------------------------------------------------------------         May 17
                                                    Year Ended December 31,              Period From         (Inception) to
                                            ---------------------------------------      January 1 to         December 31,
                                                   1994                 1995             May 17, 1996             1996
                                            ------------------   ------------------   ------------------   ------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt associated with the
    acquisition, net of amount allocated
    to warrants of $7,895,244............             ----                 ----                 ----           57,554,756
  Payments on revolving loans............             ----                 ----                 ----            (450,000)
  Payments on term loans.................             ----                 ----                 ----          (4,250,000)
  Payments on subordinated notes payable              ----                 ----                 ----            (204,772)
  Payments on working capital loan.......     (52,015,756)         (53,544,973)         (19,022,566)                 ----
  Payments on other notes payable and
      long-term debt.....................      (6,901,954)          (8,732,084)          (2,010,761)                 ----
  Proceeds from capital contribution.....             ----                 ----                 ----            4,492,347
  Proceeds from subordinated notes
    payable..............................             ----              163,668               41,104                 ----
  Proceeds from working capital loan.....       52,076,576           53,065,780           20,055,821                 ----
  Proceeds from preferred interest.......             ----                 ----                 ----            2,500,000
  Proceeds from warrants.................             ----                 ----                 ----            8,195,244
  Increase in intangible assets..........        (238,307)                 ----            (340,572)                 ----
                                            ------------------   ------------------   ------------------   ------------------
        Net cash provided by (used in)
          financing activities...........      (7,079,441)          (9,047,609)          (1,276,974)           67,837,575
                                            ------------------   ------------------   ------------------   ------------------
  Net increase (decrease) in cash........        (514,543)            (573,219)               51,644            2,208,644
  Cash, beginning of period..............        1,215,331              700,788              127,569                 ----
                                            ------------------   ------------------   ------------------   ------------------
  Cash, end of period....................       $  700,788           $  127,569           $  179,213          $ 2,208,644
                                            ------------------   ------------------   ------------------   ------------------
                                            ------------------   ------------------   ------------------   ------------------
  Supplemental disclosure of cash flow
    information:
    Cash paid during the year for
      interest...........................      $ 5,391,649          $ 5,604,176          $ 2,013,102          $ 2,870,907
                                            ------------------   ------------------   ------------------   ------------------
                                            ------------------   ------------------   ------------------   ------------------


    The accompanying notes are an integral part of the financial statements.

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)


                        STATEMENTS OF CHANGES IN EQUITY

                                                                                     Amount Related
                                                                                       to Minimum
                               Contributed                         Undistributed         Pension             Total
                                 Equity            Warrants           Profits           Liability           Equity
------------------------------------------------------------------------------------------------------------------------
THE PREDECESSOR:
Beginning balance,
  December 31, 1993......     $10,955,760         $684,200            $765,218        $(233,152)         $12,172,026
Net income...............            ----             ----           5,812,137              ----           5,812,137
Change in amount related
  to minimum pension
  liability..............            ----             ----                ----         (277,890)           (277,890)
                            -----------------   --------------   -----------------   ---------------   -----------------
Ending balance, December
  31, 1994...............      10,955,760          684,200           6,577,355         (511,042)          17,706,273
Net income...............            ----             ----           2,505,307              ----           2,505,307
Change in amount related
  to minimum pension
  liability..............            ----             ----                ----           259,414             259,414
                            -----------------   --------------   -----------------   ---------------   -----------------
Ending balance, December
  31, 1995...............      10,955,760          684,200           9,082,662         (251,628)          20,470,994
Net income...............            ----             ----           1,132,225              ----           1,132,225
                            -----------------   --------------   -----------------   ---------------   -----------------
Ending balance, May 17,
  1996...................     $10,955,760         $684,200         $10,214,887        $(251,628)         $21,603,219
                            -----------------   --------------   -----------------   ---------------   -----------------
                            -----------------   --------------   -----------------   ---------------   -----------------
THE HOLDING COMPANY:
Beginning balance, May
  17, 1996 (inception)...            ----             ----                ----              ----                ----
Equity contributions.....      $4,492,347             ----                ----              ----          $4,492,347
Net income...............            ----             ----            $382,772              ----            $382,772
                            -----------------   --------------   -----------------   ---------------   -----------------
Ending balance, December
  31, 1996...............      $4,492,347             ----            $382,772              ----          $4,875,119
                            -----------------   --------------   -----------------   ---------------   -----------------
                            -----------------   --------------   -----------------   ---------------   -----------------

    The accompanying notes are an integral part of the financial statements.

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)
                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS AND BASIS OF PRESENTATION:


National Tobacco Company, L.P. (a limited partnership), was formed and acquired the smokeless tobacco division of Lorillard, Inc. in 1988. On April 14, 1992, the general partner and majority owner and certain limited partners sold their partnership interest to a new general partner. Accordingly, the April 1992 transaction was accounted for as the formation of a new entity, National Tobacco Company, L.P. (the Predecessor).

Certain members of management of the Predecessor formed NTC Holding, LLC (the Holding Company), a limited liability company with a finite life expiring December 31, 2100, and caused the Holding Company to form National Tobacco Finance Corporation (the Finance Corporation), a wholly-owned subsidiary of the Holding Company. As described below, on May 17, 1996, National Tobacco Company, L.P. (the Partnership) was recapitalized and the Holding Company acquired a 99% limited partnership interest in the Partnership and the Finance Corporation became the sole general partner and owner of the remaining 1% interest of the Partnership. Accordingly, the May 17, 1996 transaction was accounted for as the formation of a new entity. The Finance Corporation has no operations, assets or liabilities, other than its 1% investment in the Partnership, which amounted to approximately $311,000 as of December 31, 1996. References to the Company in the notes to financial statements refer to both the Predecessor and the Partnership.

On May 17, 1996, the Partnership obtained new long-term debt financing, as more fully described in Note 9, the proceeds of which were used to recapitalize the Partnership. Under this recapitalization, substantially all of the existing long-term debt was paid in full and the partnership interests of the general partner and certain limited partners were acquired. Additionally, the interests of the remaining limited partners were acquired, the proceeds of which were used to purchase a portion of the membership interests in the Holding Company. The Holding Company then contributed the proceeds from the sale of membership interests to the Partnership in exchange for partnership interests in the Partnership. Additionally, the proceeds from the subordinated debt and the sale of warrants and preferred interests by the Holding Company, as more fully described in Note 9, were also contributed to the Partnership in exchange for limited partnership interests in the Partnership, which proceeds were used by the Partnership to repay existing long-term debt and increase working capital. The Holding Company then contributed capital in an amount equal to 1% of the aggregate partnership interests in the Partnership to the Finance Corporation in exchange for all of the capital stock of the Finance Corporation. The Finance Corporation then immediately contributed such capital to the Partnership in exchange for a 1% general partnership interest. As a result, the Partnership is wholly-owned by the Holding Company. Accordingly, this transaction was accounted for as the formation of a new entity under the purchase method of accounting.

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


1. ORGANIZATION AND NATURE OF BUSINESS AND BASIS OF PRESENTATION (CONTINUED):

The following is information related to the acquisition:


                                                           Fair Value            Reduction to
                                                            of Assets          Historical Basis
                                                          Acquired and          for the Former         Carrying Value
                                                       Liabilities Assumed    Partners Continuing      of Assets and
                                                         and Incurred on        in the Holding         Liabilities at
                                                        Acquisition Date            Company           Acquisition Date
-----------------------------------------------------------------------------------------------------------------------
Net assets acquired:
  Cash..............................................       $   597,010                   ----           $   597,010
  Accounts receivable...............................         3,559,976                   ----             3,559,976
  Inventories.......................................        48,020,000           $ (2,919,359)           45,100,641
  Other current assets..............................         3,613,896                   ----             3,613,896
  Property, plant and equipment.....................        11,080,000             (1,195,793)            9,884,207
  Goodwill..........................................        31,952,125                   ----            31,952,125
  Loan costs........................................         5,700,000                   ----             5,700,000
  Accounts payable..................................       (1,837,229)                   ----           (1,837,229)
  Accrued liabilities...............................       (3,167,508)                   ----           (3,167,508)
  Other long-term liabilities.......................       (5,654,954)                   ----           (5,654,954)
  Borrowings under inventory financing agreement....      (16,772,377)                   ----          (16,772,377)
  Subordinated note payable to former general
    partner.........................................         (204,772)                   ----             (204,772)
  Capital leases....................................          (28,668)                   ----              (28,668)
                                                       -------------------    -------------------    ------------------
    Net assets acquired.............................        76,857,499             (4,115,152)           72,742,347
                                                       -------------------    -------------------    ------------------
Proceeds from term loans, including amount allocated
  to warrants of $1,250,828.........................        45,000,000                   ----            45,000,000
Proceeds from revolving loans.......................           450,000                   ----               450,000
Proceeds from subordinated notes, including amount
  allocated to warrants of $6,644,416...............        20,000,000                   ----            20,000,000
Proceeds from warrants..............................           300,000                   ----               300,000
Proceeds from preferred interest....................         2,500,000                   ----             2,500,000
                                                       -------------------    -------------------    ------------------

    Total proceeds..................................        68,250,000                   ----            68,250,000
                                                       -------------------    -------------------    ------------------

Management's rollover and new interests.............         8,607,499             (4,115,152)            4,492,347
                                                       -------------------    -------------------    ------------------

    Total equity....................................      $  8,607,499          $  (4,115,152)         $  4,492,347
                                                       -------------------    -------------------    ------------------
                                                       -------------------    -------------------    ------------------


The following table presents unaudited pro forma results of operations data as if the May 17, 1996 transactions described above had occurred on January 1, 1995.

                                                                                                         Period From
                                                                                                       January 1, 1996
                                                                                    Year ended               to
                                                                                December 31, 1995       May 17, 1996
                                                                               --------------------    ---------------
Net sales ..................................................................         $ 52,630              $19,810
Income before cumulative effect of account change ..........................           (1,472)              (1,717)
                                                                                   ----------          ---------------
Net income .................................................................           (1,595)              (1,717)
                                                                                   ----------          ---------------
                                                                                   ----------          ---------------

The pro forma data includes adjustments to remove historical amortization of goodwill and historical interest expense and deferred financing costs and adjustments to record the amortization of goodwill and the interest expense and deferred financing costs associated with the transactions. The pro forma data is not necessarily indicative of the results of operations as they would have been had the transactions occurred on the assumed date.

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


1. ORGANIZATION AND NATURE OF BUSINESS AND BASIS OF PRESENTATION (CONTINUED):

The Company manufactures and distributes chewing tobacco products under the brand names BEECH-NUT, BEECH-NUT WINTERGREEN, BEECH-NUT SPEARMINT, HAVANA BLOSSOM and TROPHY. The Holding Company and the Finance Corporation have no operations. The Company's customers consist primarily of distributors and retail establishments within the United States. The Company sells to these customers on open account and generally does not require collateral.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CONSOLIDATION:  The consolidated financial statements of the Holding Company include the consolidated accounts of the Holding Company, the Finance Corporation and the Partnership. All intercompany accounts have been eliminated.

REVENUE RECOGNITION: The Company recognizes revenues and the related costs upon shipment of product to the customer.

INVENTORIES: Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out (LIFO) method.

Leaf tobacco is included in current assets in accordance with standard industry practice, notwithstanding the fact that such tobaccos are carried longer than one year for the purpose of curing. Accordingly, the debt associated with this inventory is included in current portion of notes payable and long-term debt.

FIXED ASSETS: Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (4 to 7 years for machinery, equipment and furniture and 25 years for buildings).

Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized and depreciated over their estimated useful lives. Upon disposition of fixed assets, the costs and related accumulated depreciation amounts are relieved and any resulting gain or loss is reflected in operations during the period of disposition.

GOODWILL: The excess of purchase price over fair value of net assets acquired is amortized over 40 years using the straight-line method.

The Company periodically reviews the appropriateness of the remaining life of its intangible assets considering whether any events have occurred or conditions have developed which may indicate that the remaining life or the amortization method requires adjustment. After reviewing the appropriateness of the remaining life and the pattern of usage of the intangible assets, the Company then assesses the overall recoverability of intangible assets by determining if the unamortized balance can be recovered through undiscounted future operating cash flows. Absent any unfavorable findings, the Company continues to amortize its intangible assets based on the existing estimated life.

DEFERRED FINANCING COSTS: Deferred financing costs are amortized over the terms of the related debt obligations using the interest method.

INCOME TAXES: The Company is a partnership; therefore, no provision for income taxes has been made since earnings or losses are reported by the partners on their individual income tax returns.

ADVERTISING AND PROMOTION: Advertising and promotion costs are expensed as incurred.

RISKS AND UNCERTAINTIES: Smokeless tobacco companies, like other manufacturers and sellers of tobacco products, are subject to regulation at the federal, state and local levels. Such regulations include labeling

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

requirements, limitations on advertising, and prohibition of sales to minors. The trend in recent years has been toward increased regulation of the tobacco industry. There can be no assurance as to the ultimate content, timing or effect of any regulation of tobacco products by any federal, state or local legislative or regulatory body, nor can there be any assurance that any such legislation or regulation would not have a material adverse effect on the Company's financial position, results of operations or cash flows.

The tobacco industry has experienced and is experiencing significant product liability litigation. Most tobacco liability lawsuits have been brought against manufacturers and sellers of cigarettes for injuries allegedly caused by smoking or by exposure to smoke. However, several lawsuits have been brought against manufacturers and sellers of smokeless tobacco for injuries to health allegedly caused by use of smokeless tobacco. Typically, such claims assert that use of smokeless tobacco is addictive and causes oral cancer. There can be no assurance that the Company will not sustain losses in connection with such lawsuits and that such losses will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities disclosed of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Significant estimates made by the Company include accrued pension costs and accrued postretirement benefits. Accrued pension costs and postretirement benefits involve the use of actuarial assumptions, including the selection of discount rates (see Notes 10 and 11). It is reasonably possible that the Company's estimates for such items could change in the near term.

RECLASSIFICATIONS: Certain income statement amounts for the periods presented have been reclassified to conform to current presentation with no effect on net income of the periods.

3. CONCENTRATION OF CREDIT RISK:

At December 31, 1995 and 1996, the Company had bank deposits in excess of federally insured limits of approximately $392,000 and $2,529,000, respectively.

The Company sells its products to distributors and retail establishments throughout the United States. The Company performs periodic credit evaluations of its customers and generally does not require collateral on trade receivables. Historically, the Company has not experienced significant credit losses.


4. INVENTORIES:

The reduction of LIFO inventory quantities decreased earnings of the Company by approximately $1,079,000, $146,000, $455,000 and $1,515,000 for the years ended
December 31, 1994 and 1995 and for the periods from January 1, 1996 to May 17, 1996 and from May 17, 1996 (inception) to December 31, 1996, respectively.

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


4. INVENTORIES (CONTINUED):

The components of inventories at December 31 are as follows:

                                                                        The Predecessor    The Holding Company
                                                                       -----------------   -------------------
                                                                             1995                 1996
                                                                       ---------------------------------------
Raw materials.......................................................   $   1,488,566        $    1,510,315
Leaf tobacco........................................................      33,967,031            36,825,352
Finished goods......................................................       3,173,982             3,438,644
Supplies............................................................         220,724               245,449
                                                                       -----------------   -------------------
                                                                       $  38,850,303        $   42,019,760
                                                                       -----------------   -------------------
                                                                       -----------------   -------------------

5. PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment at December 31 consists of:

                                                                        The Predecessor    The Holding Company
                                                                       -----------------   -------------------
                                                                             1995                 1996
                                                                       ---------------------------------------
Land................................................................   $     733,478        $      653,894
Buildings and improvements..........................................       3,447,408             3,053,681
Machinery and equipment.............................................       7,105,933             5,149,085
Furniture and fixtures..............................................         307,772             1,183,312
Capitalized leases..................................................         138,604                  ----

                                                                       -----------------   -------------------
                                                                       $  11,733,195        $   10,039,972
                                                                       -----------------   -------------------
                                                                       -----------------   -------------------

6. GOODWILL:

Goodwill at December 31 consist of:

                                                                        The Predecessor    The Holding Company
                                                                       -----------------   -------------------
                                                                             1995                 1996
                                                                       ---------------------------------------
Excess of purchase price over fair value of net assets acquired, net of accumulated amortization of $2,782,652 and $504,294 at December
  31, 1995 and 1996, respectively...................................   $  27,182,471        $   31,447,830
                                                                       -----------------   -------------------
                                                                       -----------------   -------------------

7. DEFERRED FINANCING COSTS AND OTHER ASSETS:

Deferred financing costs and other assets at December 31 consist of:

                                                                        The Predecessor    The Holding Company
                                                                       -----------------   -------------------
                                                                             1995                 1996
                                                                       ---------------------------------------
Loan costs, net of accumulated amortization of $1,914,868 and
  $773,808 at December 31, 1995 and 1996, respectively..............   $     792,400        $    4,926,192
Contingent interest costs, net of accumulated amortization of
  $393,870 (see Note 9).............................................       1,099,555                  ----
Organizational expenses, net of accumulated amortization of
  $768,410..........................................................         350,797                  ----
Intangible pension asset............................................          46,057                  ----
                                                                       -----------------   -------------------
                                                                       $   2,288,809        $    4,926,192
                                                                       -----------------   -------------------
                                                                       -----------------   -------------------

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)

8. ACCRUED EXPENSES:

Accrued expenses at December 31 consist of:

                                                                        The Predecessor    The Holding Company
                                                                       -----------------   -------------------
                                                                             1995                 1996
                                                                       ---------------------------------------
Accrued vacation, wages and benefits................................   $   1,327,046        $    1,405,458
Accrued interest....................................................       1,797,793             1,315,127
Current unfunded pension liability (see Note 13)....................         763,532               650,000
Other accrued expenses..............................................         802,261               383,260
Transaction fees....................................................         880,676                  ----
                                                                       -----------------   -------------------
                                                                       $   5,571,308        $    3,753,845
                                                                       -----------------   -------------------
                                                                       -----------------   -------------------

9. NOTES PAYABLE AND LONG-TERM DEBT:

THE PREDECESSOR:

Notes payable and long-term debt at December 31, 1995 consist of:

Term loan, net of unamortized discount of $86,825................................   $   15,461,134
Working capital loan.............................................................        1,917,857
Borrowings under inventory financing agreement...................................       16,290,366
Senior subordinated notes payable to limited partner, interest payable quarterly
  at 13% and 16%.................................................................        7,746,459
Subordinated notes payable to former general partner and former and current
  limited partners, interest payable semiannually at 15%.........................        7,162,875
Subordinated notes payable to general partner, interest payable semiannually at
  7%.............................................................................          163,668
Capital leases...................................................................           39,430
                                                                                    ------------------
                                                                                        48,781,789
Less current portion.............................................................       27,085,553
                                                                                    ------------------
                                                                                    $   21,696,236
                                                                                    ------------------
                                                                                    ------------------

The Predecessor had a credit agreement with a group of lenders providing for a term loan in the original face amount of $42,000,000 and working capital loan commitments totaling $6,574,468 at December 31, 1995. The loans bore interest at 4% above the prime rate during 1995, for an effective rate of 12.5%.

In conjunction with the credit agreement, certain lenders received detachable warrants to purchase a 5% Class B partnership interest for $10. The original fair value of this interest of $684,200 was reflected as a discount which was amortized over the life of the term loan using the interest method.

The term loan was payable in varying quarterly principal installments ranging from $1,750,000 to $2,250,000 plus interest with a final payment of all remaining principal and accrued interest due on April 14, 1997. Amounts outstanding under the working capital loan were limited to 85% of eligible receivables and 65% of eligible inventories. A mandatory annual prepayment was required if the Predecessor had cash in excess of a specified amount, or if it sold property or equipment. Additionally, the Predecessor could make nonscheduled prepayments. No mandatory prepayments were required to be made during 1995. The loans were collateralized by all assets of the Predecessor and were guaranteed by the partners.

The Predecessor had an inventory financing agreement with a supplier that purchased, stored and processed raw leaf tobacco for the Predecessor. Amounts borrowed and related interest under this agreement were repayable as the supplier shipped the leaf tobacco that collateralized the loan to the Predecessor.

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


9. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED):

Borrowings under the inventory financing agreement bore interest at the prime rate plus 2% when prime was less than 10%, or prime plus 2.5% when prime was 10% or greater (the effective rate was 10.5% at December 31, 1995). The loan was guaranteed by the Predecessor's general and limited partners. The agreement limited additional borrowings and substantial asset sales by the Predecessor. The agreement also granted the supplier the exclusive right to process leaf tobacco for the Predecessor until 2000. The Predecessor could terminate the agreement without penalty if the supplier's price was uncompetitive; otherwise, the Predecessor was required to pay a cancellation fee of $1,500,000.

The Predecessor had subordinated notes payable to certain Class A limited partners in an original face amount of $7,500,000. The notes bore a stated interest rate of 13% and were due October 15, 1998. The loan agreement permitted deferral of the quarterly interest payments up to the March 31, 1993 payment ($246,459 was deferred during 1993). The deferred interest bore interest at 16%. In addition to fixed interest, the note holders were entitled to receive a contingent interest payment upon the occurrence of a 'triggering event,' as defined (essentially the earlier of a sale or recapitalization of the

Predecessor, or April 14, 1997). The contingent interest amount was equal to 7% of the 'common equity value' of the Predecessor, as defined, as of the 'triggering event' date. Contingent interest was paid in cash or notes and, under certain circumstances, at the holder's option, as warrants to acquire an aggregate 7% of Class B partnership interests. At December 31, 1995, the Predecessor had recorded a liability for contingent interest, based on calculations performed at that date, in the amount of $1,493,000 (see Note 10) and a corresponding intangible asset in the same amount. The asset was amortized over the life of the loan using the interest method (see Note 7).

The subordinated notes payable to the former general partner and former and current limited partners (original face amount of $4,500,000) bore interest at 15% and were due April 14, 1999, or upon payment in full of all senior debt, if earlier. Interest was payable semiannually on October 14 and April 14. On each payment date through April 14, 1995, the Predecessor could, at its option, issue notes for the accrued interest payable. Other than the principal amount, these notes had identical terms to the original note. The Predecessor issued notes for $682,492 for interest payments due in 1995. Subsequent to April 14, 1995, at least two-thirds of the current interest was required to be paid in cash. No interest deferral was permitted after April 14, 1997. At December 31, 1995, approximately $907,000 of deferred interest notes were payable to limited partners.

Certain notes and lending agreements contained covenants which required, among other things, maintenance of specified ratios and partners' equity levels, and limits on capital expenditures. The Predecessor was not in compliance with certain of the covenants at December 31, 1995; however, the Predecessor refinanced all of its long-term debt in the transactions described in Note 1. Accordingly, the long-term portion of debt was not reclassified as current at December 31, 1995.

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


9. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED):

THE HOLDING COMPANY AND THE PARTNERSHIP:

Notes payable and long-term debt at December 31, 1996 consists of:

Tranche A term loans..............................................................   $  26,250,000
Tranche B term loan, net of unamortized discount of $1,120,293....................      13,379,707
Borrowings under inventory financing agreement....................................      16,911,873
Deferred interest notes under inventory financing agreement.......................          49,472
Subordinated notes payable, net of unamortized discount of $6,409,461.............      14,096,521
Capital leases....................................................................           8,874

                                                                                     -----------------
                                                                                        70,696,447
Less current portion..............................................................      21,720,219
                                                                                     -----------------
                                                                                     $  48,976,228
                                                                                     -----------------
                                                                                     -----------------

The Partnership has a credit agreement (the Credit Agreement) with a group of lenders for Tranche A term loans in the original face amount of $30,000,000, Tranche B term loan in the original face amount of $15,000,000 and revolving loan commitments in the amount of $8,000,000 (there were no revolving loans outstanding at December 31, 1996). The Holding Company and the Finance Corporation are guarantors of this Credit Agreement.

The Tranche A term loans bear interest at the higher of the principal lender's base rate or the Federal Funds rate plus 0.5%, plus 2% (10.25% at December 31, 1996), payable quarterly beginning on June 30, 1996. The Partnership has the option to convert the interest rate to a rate based on LIBOR plus 3% (8.5% at December 31, 1996). As of December 31, 1996, the Tranche A term loans had been converted to the LIBOR option under a contract expiring January 21, 1997. Principal repayments are required in varying quarterly installments ranging from $875,000 to $2,875,000 beginning on September 30, 1996 and ending on May 17, 2001.

The Tranche B term loan bears interest at the higher of the principal lender's base rate or the Federal Funds rate plus 0.5%, plus 2.5% (10.75% at December 31, 1996), payable quarterly beginning on June 30, 1996. The Partnership has the option to convert the interest rate to a rate based on LIBOR plus 3.5% (9.0% at December 31, 1996). As of December 31, 1996, the Tranche B term loan had been converted to the LIBOR option under a contract expiring January 21, 1997. The effective rate (assuming the December 31, 1996 variable rate of 10.75%) over the term of this loan, after considering the effect of the discount discussed below, is 14%. Principal repayments are required in varying quarterly installments ranging from $250,000 to $2,500,000 beginning on September 30, 1996 and ending on May 17, 2002.

The revolving loans will be made from time to time as requested by the Partnership in a maximum aggregate outstanding principal amount at any one time not to exceed the lesser of $8,000,000 and the borrowing base amount in effect at that time. The borrowing base amount is defined as 80% of eligible accounts receivable, 60% of eligible finished goods inventory and 40% of eligible tobacco inventory. The revolving loans bear interest at the higher of the principal lender's base rate or the Federal Funds rate plus 0.5%, plus 2% (10.25% at December 31, 1996). Principal and interest under the revolving loan commitments is due in full on the earlier of May 16, 2001 or the date on which the principal amount of all Tranche A and Tranche B term loans is repaid in full.

Under the Credit Agreement, the lenders have also extended letter of credit commitments under which the lenders will issue letters of credit from time to time in a maximum aggregate outstanding principal amount at any one time not to exceed $3,000,000, provided that the aggregate outstanding principal amount of all revolving loans and all letters of credit shall not at any one time exceed the lesser of $8,000,000 and the

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


9. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED):

borrowing base amount in effect at that time. A letter of credit in the amount of $1,025,000 was outstanding at December 31, 1996. The Partnership pays quarterly commitment fees of 0.5% of the unused portion of all revolving loans and 3.0% on all letters of credit.

The Credit Agreement also requires mandatory prepayments if the Partnership has excess cash flows or proceeds from the sale of fixed assets or additional debt or equity interests as set forth in the Credit Agreement. In addition, the Partnership may make voluntary unscheduled prepayments without penalty under the provisions set forth in the Credit Agreement. As of December 31, 1996, the Partnership had made $2,000,000 of voluntary prepayments on the Tranche A term loans. The loans under the Credit Agreement are collateralized by all assets of the Partnership.

The Partnership has an inventory financing agreement with a supplier that purchases, stores and processes raw leaf tobacco for the Partnership. Amounts borrowed under this agreement are repayable as the supplier ships the leaf tobacco that collateralizes the loan to the Partnership.

Borrowings under the inventory financing agreement bear interest at the prime rate plus 2% (10.25% at December 31, 1996), payable quarterly beginning on or about June 30, 1996. Of the quarterly interest payments, interest of 1% is payable in kind by issuing separate deferred interest notes to the supplier. The deferred interest notes bear interest at prime plus 1% and all interest is payable quarterly either in cash or in kind by issuing additional deferred notes, at the Partnership's discretion. Deferred interest notes of $49,472 under this agreement are included in notes payable and long-term debt as of December 31, 1996. All deferred interest notes, together with accrued interest thereon, are due and payable in full on the earlier of May 17, 2003 or in the event of a change in control or payment in full of the subordinated notes. The supplier has a lien on all personal property of the Partnership. This lien is subordinated to the interests of the lenders in the Credit Agreement described above, except as it relates to leaf tobacco purchased under this agreement. The agreement limits additional borrowings and substantial asset sales by the Partnership.

The agreement also grants the supplier the exclusive right to process leaf tobacco for the Partnership until November 30, 2006. The Partnership can terminate the agreement without penalty if the supplier's price is uncompetitive; otherwise, the Partnership must pay a cancellation fee of $5,000,000, increased each year, beginning January 1, 1997, by the percentage increase in the Consumer Price Index (CPI). Beginning January 1, 2003, the

original termination fee of $5,000,000 will be reduced 25% each year, after giving effect to the CPI increases described above.

The Holding Company has a subordinated credit agreement with certain lenders for subordinated notes in the original face amount of $20,000,000. The subordinated notes bear interest at 13.5% through May 31, 2001 and at 16.5% thereafter, until maturity. The effective rate of these notes, after considering the effect of the varying interest rates and the discount described below, is 26%. Interest of 8.2% is payable in cash quarterly beginning October 31, 1996. Interest in excess of 8.2% is payable in kind by issuing separate deferred interest notes to the subordinated note holders, quarterly, beginning October 31, 1996. The deferred interest notes bear interest at the same rates as the subordinated notes; however, all interest is payable quarterly in kind by the issuance of additional deferred notes rather than in cash. Deferred interest notes of $505,983 are included in the subordinated notes payable balance in the Holding Company's balance sheet as of December 31, 1996. All subordinated notes and deferred interest notes, together with accrued interest thereon, are due and payable in full on May 17, 2003.

The subordinated credit agreement also requires mandatory prepayments if the debt under the Credit Agreement has been paid and the Partnership has proceeds from the sale of fixed assets or additional debt or equity interests as defined in the agreement. The subordinated credit agreement requires mandatory

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


9. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED):

redemptions of the subordinated notes if demanded by the holders of a majority in aggregate principal amount of the subordinated notes upon a change of control, or after the debt under the Credit Agreement referred to above has been paid in full and the warrant issued to the Tranche B lender has been redeemed, to the extent of 80% of excess cash flow, in each case at a prepayment price equal to 101% of the principal being prepaid plus accrued interest. Under terms of the agreement, the Holding Company may not make optional prepayments before May 17, 1998, after which the Holding Company may prepay the principal amount of subordinated and deferred interest notes at a prepayment price equal to 105% of the principal being prepaid plus accrued interest. The prepayment price declines by 1% each year to 101% of the principal being prepaid after May 16, 2002.

Certain notes and credit agreements contain covenants which require, among other things, maintenance of specified financial ratios and partners' equity levels, and limits on capital expenditures. The Holding Company and the Partnership were in compliance with the covenants at December 31, 1996.

Scheduled maturities (exclusive of future mandatory prepayments, if any) of Holding Company's and the Partnership's notes payable and long-term debt are as follows:

Through December 31, 1997.........................................................   $  21,720,219
Through December 31, 1998.........................................................       5,500,000
Through December 31, 1999.........................................................       6,500,000
Through December 31, 2000.........................................................       9,750,000
Through December 31, 2001.........................................................       9,250,000
Thereafter........................................................................      25,000,000
                                                                                     -----------------
                                                                                        77,720,219
Less unamortized discount.........................................................       7,529,754
                                                                                     -----------------
                                                                                     $  70,696,447
                                                                                     -----------------
                                                                                     -----------------

10. OTHER LONG-TERM LIABILITIES:

Other long-term liabilities at December 31 consist of:

                                                                        The Predecessor    The Holding Company
                                                                       -----------------   -------------------
                                                                             1995                 1996
                                                                       ---------------------------------------
Postretirement benefits (see Note 12)...............................   $   3,100,000        $    4,653,872
Noncurrent unfunded pension liability (see Note 11).................         491,259             1,161,794
Contingent interest.................................................       1,493,425                  ----
Other liabilities...................................................          30,817                30,721
                                                                       -----------------   -------------------
                                                                       $   5,115,501        $    5,846,387
                                                                       -----------------   -------------------
                                                                       -----------------   -------------------

At its inception on April 15, 1992, the Predecessor recorded a liability to accrue the estimated costs of removing all asbestos from its manufacturing facility. During 1994, management and an outside engineering consultant determined the cost of removing the remaining asbestos to be approximately $200,000. Thus, the remaining liability of approximately $1,012,000 was adjusted to the new estimate of $200,000 at December 31, 1994. This reduction in the liability of approximately $812,000 was treated as a change in

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)

10. OTHER LONG-TERM LIABILITIES (CONTINUED):

accounting estimate and recorded in other income in the statement of operations for the year ended December 31, 1994. The remaining liability at December 31, 1995 and 1996 was approximately $31,000.

Manangement is of the opinion that there are no other environmental liabilities as of December 31, 1996.

11. PREFERRED INTERESTS:

On May 17, 1996 (inception), the Holding Company issued mandatory redeemable preferred interests in the Holding Company to the subordinated lenders for $2,500,000. These preferred interests have no voting rights in the management of the Holding Company, but do have certain consent rights, along with other equity interests, to certain fundamental transactions under certain circumstances. The preferred interest compounds, on a quarterly basis, for the first five years at an annual rate of 14.5%, and thereafter at 17.5%, such return to be paid in the form of an increase in the preferred interest accounts. The preferred interest is mandatorily redeemable by the Holding Company on May 17, 2003 at the amount of the preferred interest account balances on that date. The Holding Company may redeem the preferred interest at any time after May 17, 1998 at a premium equal to 105% of the preferred interest account balances on that date. The premium percentage decreases by 1% each year to 101% of the preferred interest account balances after May 17, 2002 through the redemption date. In the event of a change in control, the Holding Company must offer to redeem the preferred interest at 101% of the preferred interest account balances on that date. The preferred interest account balance of $2,737,441 at December 31, 1996 has been classified as a non equity item in the accompanying balance sheet and the accrual of preferred interest of $237,441 from May 17, 1996 (inception) to December 31, 1996 as interest expense in the accompanying statement of operations.

12. WARRANTS

Under terms of the subordinated credit agreement and related agreements, the lenders received warrants with an original fair value of $6,944,416, including $300,000 allocated to warrants purchased with cash, to purchase a 38.86% Class A membership interest in the equity of the Holding Company for $0.39. These warrants are exercisable at any time after issuance, have weighted average anti-dilution protection and expire on May 17, 2006. The remaining balance of this interest at December 31, 1996 of $6,709,461, less $300,000 allocated to warrants purchased with cash, has been reflected in the Holding Company's statement of financial position as a loan discount which is being amortized over the life of the subordinated notes under the interest method. The lenders also received redeemable warrants to purchase an additional 5% Class A membership interest in the equity of the Holding Company for $0.05, which have limited rights. These warrants are exercisable at any time after May 17, 2001, have weighted average anti-dilution protection and expire on May 17, 2006. The redeemable warrants may be redeemed by the Holding Company at any time before May 17, 2001 pro rata with the redemption of the subordinated notes, at a redemption price equal to the exercise price, and are not redeemable thereafter.

The lender of the Tranche B term loan received detachable warrants with an original fair value of $1,250,828 to purchase a 7% Class B membership interest in the equity of the Holding Company for $100. The unamortized balance of this interest at December 31, 1996 of $1,120,293 has been reflected in the Partnership's balance sheet as a loan discount which is being amortized over the life of the Tranche B term loan under the interest method.

All of the warrants described above have put rights which can be exercised under certain conditions, including a change in control, an asset sale, a reorganization of the Holding Company as a 'C' corporation, the filing of a registration statement under the Securities Act of 1933, the repayment or refinancing of the debt of the Holding Company and the Partnership, the occurrence of an event of default,

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


12. WARRANTS (CONTINUED):

or upon May 17, 2002. Under the put rights, the warrant holders may require the Holding Company to purchase all or a portion of the warrant interests at their market value as defined in the warrant agreement.

13. PENSION PLANS:

The Company has defined benefit pension plans covering substantially all of its employees. Benefits for the hourly employees' plan are based on a stated benefit per year of service, reduced by amounts earned in a previous plan. Benefits for salaried employees are based on years of service and the employees' final compensation.

The following table sets forth the plans' funded status and amounts recognized in the Company's balance sheets and statements of operations.

                                                                        The Predecessor    The Holding Company
                                                                       -----------------   -------------------
                                                                         December 31,         December 31,
                                                                             1995                 1996
                                                                       ---------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
     benefits of $4,713,024 and $5,472,269 in
     1995 and 1996, respectively....................................   $   4,889,442        $    5,661,483

                                                                       -----------------   -------------------
                                                                       -----------------   -------------------
Projected benefit obligation........................................   $   5,783,384        $    6,754,067
Plan assets.........................................................       4,205,517             5,218,348
                                                                       -----------------   -------------------
Projected benefit obligation in excess of plan assets...............       1,577,867             1,535,719
Unrecognized net (gain) loss from past experience different than
  assumed...........................................................       (560,095)               276,075
Unrecognized prior service cost.....................................        (60,646)                  ----
Recognition of minimum liability....................................        297,665                   ----
Amounts to be funded within one year (included in accrued
  expenses).........................................................       (763,532)             (650,000)
                                                                       -----------------   -------------------
Noncurrent unfunded pension liability (included in other long-term
  liabilities)......................................................   $     491,259        $    1,161,794
                                                                       -----------------   -------------------
                                                                       -----------------   -------------------

Net pension cost included the following components:

                                                                                        The Holding Company
                                                                                        -------------------
                                                    The Predecessor                        Period From
                                  ---------------------------------------------------         May 17
                                       Year Ended December 31,          Period From       (Inception) to
                                  ---------------------------------    January 1 to        December 31,
                                       1994              1995          May 17, 1996            1996
                                  -------------------------------------------------------------------------
Service cost...................   $   509,606       $   514,884       $   193,081         $    508,759
Interest cost..................       313,160           372,726           139,772              449,361
Return on plan assets..........      (207,139)         (728,815)         (273,305)            (604,634)
Net amortization and
  deferral.....................        40,300           544,976           204,366              284,984
                                  ---------------   ---------------   ---------------   -------------------
  Net pension cost.............   $   655,927       $   703,771       $   263,914         $    638,470
                                  ---------------   ---------------   ---------------   -------------------
                                  ---------------   ---------------   ---------------   -------------------

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


13. PENSION PLANS (CONTINUED):


The average discount rate and expected long-term rate of return on plan assets was 7.5% for the periods presented. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation for the salary plan was 6% for the periods presented. The Company's funding policy is to contribute annually amounts equal to or in excess of the minimum funding requirements of the Employee Retirement Income Security Act of 1974. The plans' assets are primarily invested in bond and equity mutual funds.

The Company also sponsors a voluntary retirement savings plan (401(k)). Eligible employees may elect to contribute up to 10% of their annual earnings subject to certain limitations. The Company matches 50% of each eligible participant's contribution not in excess of 6% of the participant's compensation for the plan year. Company matching is subject to a vesting schedule. Additional discretionary matching contributions by the Company are determined annually by the Board of Directors. Expense related to this plan was approximately $130,000 for the period from May 17, 1996 (inception) to December 31, 1996.

14. POSTRETIREMENT BENEFIT PLANS:

The Company sponsors two defined benefit postretirement plans that cover both salaried and hourly employees. One plan provides medical and dental benefits, and the other provides life insurance benefits. The postretirement health care plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory.

At its inception on April 15, 1992, the Predecessor recorded a liability related to postretirement benefits of approximately $5,065,000. The Predecessor's policy was to reduce the liability for payments included in the calculations of the liability at the acquisition date and to expense postretirement benefits not included in the liability as they were paid. Payments to retired employees under these plans amounted to approximately $91,000 for the year ended December 31, 1994.

During 1994, the Predecessor made certain amendments to its postretirement benefit plans, including altering employee service requirements for plan eligibility and capping the amount of future cost increases to be absorbed by the Predecessor. These amendments reduced the postretirement liability by approximately $2,267,000. This reduction in the postretirement liability was accounted for as a change in accounting estimate and included in other income in the accompanying statement of operations. The remaining liability at December 31, 1994 of approximately $2,657,000 was recorded in other long-term liabilities.

Effective January 1, 1995, the Predecessor adopted Statement of Financial Accounting Standards (SFAS) No. 106, 'Employers' Accounting for Postretirement Benefits Other Than Pensions.' Under SFAS No. 106, the Predecessor accrues the cost of these benefits over employees' active service periods.

The Predecessor elected to recognize this change in accounting on the immediate recognition basis. The adoption of SFAS No. 106 resulted in a one-time expense totaling approximately $123,000.

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


14. POSTRETIREMENT BENEFIT PLANS (CONTINUED):

The postretirement benefit expense included the following components:

                                                                                                 The Holding
                                                                                                   Company
                                                                                               ---------------
                                                                     The Predecessor             Period From
                                                             -------------------------------       May 17
                                                               Year Ended      Period From     (Inception) to
                                                              December 31,     January 1 to     December 31,
                                                                  1995         May 17, 1996         1996
                                                             -------------------------------------------------
Service cost of benefits earned...........................   $  167,000       $   68,563       $   165,648
Interest cost on accumulated postretirement benefit
  obligation..............................................      219,000          100,852           194,606
Net amortization and deferral.............................         ----           44,873              ----
                                                             --------------   --------------   ---------------
Postretirement benefit expense............................   $  386,000       $  214,288       $   360,254
                                                             --------------   --------------   ---------------
                                                             --------------   --------------   ---------------

The postretirement benefit liability as of December 31, 1995 and 1996 included the following components:

                                                                         The Predecessor    The Holding Company
                                                                        -----------------   -------------------
                                                                              1995                 1996
                                                                        ---------------------------------------
Actuarial present value of accumulated postretirement benefit obligation:
  Retirees...........................................................   $     998,000         $  1,443,963
  Fully eligible active plan participants............................       1,518,000            1,889,590
  Other active plan participants.....................................         956,000            1,190,373
                                                                        -----------------   -------------------
                                                                            3,472,000            4,523,926
Unrecognized net (gain) loss.........................................        (372,000)             129,946
                                                                        -----------------   -------------------
Accrued postretirement benefit liability.............................   $   3,100,000         $  4,653,872
                                                                        -----------------   -------------------

                                                                        -----------------   -------------------

The assumed discount rate used to determine the accumulated postretirement benefit obligation as of December 31, 1995 and 1996 was 7.0% and 7.5%, respectively. As of December 31, 1995 and 1996, the assumed health care cost trend rate for participants under age 65 was 10% and 9.5%, respectively; for participants age 65 and over, the rate was 9% and 8.5%, respectively. The health care cost trend rate was assumed to decline gradually to 5.5% for pre-age 65 costs and to 5% for post-age 65 costs over 27 years. A one-percentage-point increase in the assumed health care cost trend rate would have increased the accumulated postretirement benefit obligation as of December 31, 1995 and 1996 by $240,000 and $383,000, respectively, and the postretirement benefit expense for the year ended December 31, 1995 and the periods from January 1, 1996 to May 17, 1996 and from May 17, 1996 (inception) to December 31, 1996 by $40,000, $18,000, and $39,000, respectively.

15. DEFERRED COMPENSATION PLANS:

The Predecessor had deferred compensation agreements with certain employees. Under these agreements, compensation was determined based on the growth of the Predecessor's tax equity, subject to certain adjustments. Amounts earned under these plans were to become vested over a five-year period. There were no amounts earned or expense recorded related to these plans for the years ended December 31, 1994 or 1995 or the period from January 1, 1996 to May 17, 1996.

     NATIONAL TOBACCO (PREDECESSOR OF NORTH ATLANTIC TRADING COMPANY, INC.)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


16. LEASES:

The Company leases vehicles and office space under cancelable operating leases and a computer under a capital lease. Total rent expense under the operating leases was $759,000, $674,000, $337,000 and $426,000 for the years ended
December 31, 1994 and 1995 and the periods from January 1, 1996 to May 17, 1996 and from May 17, 1996 (inception) to December 31, 1996, respectively.

17. RESEARCH AND DEVELOPMENT EXPENSE:

Research and development expense was approximately $284,000, $318,000, $128,000 and $216,000 for the years ended December 31, 1994 and 1995 and the periods from January 1, 1996 to May 17, 1996, and from May 17, 1996 (inception) to December 31, 1996, respectively.

18. RELATED PARTIES:

The general partner charged the Predecessor a management fee of $25,000 per month; total management fee expense was $300,000 for the years ended December

31, 1994 and 1995. At December 31, 1995, $412,500 related to this management fee was included in accrued liabilities. Additionally, the Predecessor reimbursed the general partner for expenses incurred on behalf of the Predecessor of approximately $50,000 in 1994 and 1995.

19. ABANDONED DEBT ISSUE COSTS:

Abandoned debt issue costs of approximately $352,000 and $1,561,000 were included in other expense for the years ended December 31, 1994 and 1995, respectively.

20. FAIR VALUE OF FINANCIAL INSTRUMENTS:

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosure About Fair Value of Financial Instruments, as amended by Statement of Financial Accounting Standards No. 126. The estimated fair value amounts have been determined by the Company using the methods and assumptions described below. However, considerable judgment is required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

CASH AND CASH EQUIVALENTS: Cash and cash equivalents are by definition short-term and the carrying amount is a reasonable estimate of fair value.

LONG-TERM DEBT: All long-term debt is subject to variable rates. As such, the fair value of long-term debt approximates its carrying value.

                    REVIEW REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
NTC Holding, LLC


     We have reviewed the accompanying consolidated condensed balance sheet of North Atlantic Trading Company, Inc. and Subsidiaries (the Company), as of June 30, 1997, and the related condensed consolidated statements of operations, changes in equity, and cash flows for the six-month period ended June 30, 1997 for the Company, which prior to June 25, 1997 was know as NTC Holding, L.L.C. and Subsidiaries. Additionally, we have reviewed the condensed statements of operations, changes in equity and cash flows of National Tobacco Company, L.P. (the Predecessor), a limited partnership, for the six-month period ended June 30, 1996. These condensed consolidated financial statements are the responsibility of the Company's and the Predecessor's management.



     We conducted reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the condensed consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.


     Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed financial statements in order for them to be in conformity with generally accepted accounting principles.

                                                        COOPERS & LYBRAND L.L.P.


Louisville, Kentucky

August 27, 1997

                            CONDENSED BALANCE SHEET
                    (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE)
                                  (Unaudited)




                                                                                                   June 30,
                                                                                                     1997
----------------------------------------------------------------------------------------------------------------
ASSETS:
Current assets:
  Cash......................................................................................          $3,547
  Accounts receivable.......................................................................           5,031
  Inventories...............................................................................          52,909
  Income taxes receivable...................................................................           4,725
  Other current assets......................................................................           2,854
                                                                                               -----------------
     Total current assets...................................................................          69,066
                                                                                               -----------------
Property, plant and equipment, at cost......................................................          10,613
Less accumulated depreciation and amortization..............................................           1,934
                                                                                               -----------------
                                                                                                       8,679
                                                                                               -----------------
Deferred income taxes.......................................................................          32,687
Deferred financing costs and other assets, net..............................................          14,035
Goodwill, net...............................................................................         150,060
                                                                                               -----------------
     Total assets...........................................................................        $274,527
                                                                                               -----------------
                                                                                               -----------------
LIABILITIES AND EQUITY:
Current liabilities:
  Accounts payable..........................................................................          $1,058
  Accrued expenses..........................................................................           8,059
  Current portion of notes payable and long-term debt.......................................          10,750
                                                                                               -----------------
     Total current liabilities..............................................................          19,867
Notes payable and long-term debt............................................................         230,000
Deferred income taxes.......................................................................          11,158
Other long-term liabilities.................................................................           5,846
                                                                                               -----------------
     Total liabilities......................................................................         266,871
                                                                                               -----------------
Preferred stock, mandatory redemption value of $34,000......................................          32,371
                                                                                               -----------------
Stockholders' equity:
  Common stock, voting, $.01 par value; authorized shares, 750,000;
     issued and outstanding shares, 528,241.................................................               5
  Common stock, nonvoting, $.01 par value; authorized shares, 750,000;
     issued and outstanding shares, -0-.....................................................              --
  Warrants..................................................................................           2,410
  Additional paid-in-capital................................................................           5,204
  Accumulated deficit.......................................................................         (32,334)
                                                                                               -----------------
     Total stockholders' equity.............................................................         (24,715)
                                                                                               -----------------

     Total liabilities and stockholders' equity.............................................        $274,527
                                                                                               -----------------
                                                                                               -----------------


The accompanying notes are an integral part of the unaudited condensed financial statements.

                       CONDENSED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (Unaudited)


                                                                                  The                      The
                                                                              Predecessor                Company
                                                                              ------------    ------------------------------
                                                                              Period from      Period from      Period from
                                                                              January 1 to      May 18 to      January 1 to
                                                                              May 17, 1996    June 30, 1996    June 30, 1997
                                                                              ------------    -------------    -------------
Net sales..................................................................     $ 19,810         $ 8,376         $  25,938
Cost of sales..............................................................        7,847           2,974             9,300
                                                                              ------------    -------------    -------------
  Gross profit.............................................................       11,963           5,402            16,638
Selling, general and administrative expenses...............................        8,018           2,804            11,591
Amortization of intangible assets..........................................          365             331               468
                                                                              ------------    -------------    -------------
  Operating income.........................................................        3,580           2,267             4,579
Interest expense and financing costs.......................................       (2,453)         (1,035)           (5,194)
Financial advisory fee expense.............................................         ----            ----              ----
Other income...............................................................            5              15                44
                                                                              ------------    -------------    -------------
  Income (loss) before income taxes and extraordinary loss (1).............        1,132           1,247              (571)
Income tax provision.......................................................         ----            ----             5,017
                                                                              ------------    -------------    -------------
  Income (loss) before extraordinary loss..................................        1,132           1,247            (5,588)
Extraordinary loss, net of income tax benefit of $3,224....................         ----            ----            (8,262)
                                                                              ------------    -------------    -------------
  Net income (loss)........................................................     $  1,132         $ 1,247           (13,850)
                                                                              ------------    -------------
                                                                              ------------    -------------
Preferred stock dividends..................................................                                             58
                                                                                                               -------------
  Net loss applicable to common shares.....................................                                      $ (13,908)
                                                                                                               -------------
                                                                                                               -------------
Net loss before extraordinary loss per common share........................                                      $  (10.69)
Extraordinary loss, net of income tax benefit of $3,224, per common
  share....................................................................                                         (15.64)
                                                                                                               -------------
Net loss per common share..................................................                                      $  (26.33)
                                                                                                               -------------
                                                                                                               -------------
Weighted average common shares outstanding.................................                                          528.2
Supplemental unaudited information:
  Historical income (loss) before income taxes and extraordinary loss......     $  1,132         $ 1,247         $    (571)

  Pro forma income tax provision (benefit) (2).............................          453             499              (228)
                                                                              ------------    -------------    -------------
  Pro forma net income (loss) before extraordinary loss....................          679             748              (343)
Extraordinary loss, net of income tax benefit of $3,224....................         ----            ----            (8,262)
                                                                              ------------    -------------    -------------
  Pro forma net income (loss)..............................................          679             748            (8,605)
Preferred stock dividends..................................................         ----            ----                58
                                                                              ------------    -------------    -------------
  Pro forma net income (loss) applicable to common shares..................     $    679         $   748         $  (8,663)
                                                                              ------------    -------------    -------------
                                                                              ------------    -------------    -------------
Net loss before extraordinary loss, net of income tax benefit of $3,224,
  per common share.........................................................                                      $   (0.76)
Extraordinary loss, net of income tax benefit of $3,224, per common
  share....................................................................                                         (15.64)
                                                                                                               -------------
Pro forma net income (loss) per common share...............................     $   1.29         $  1.42         $  (16.40)
                                                                              ------------    -------------    -------------
                                                                              ------------    -------------    -------------
Pro forma weighted average common shares outstanding.......................        528.2           528.2             528.2
                                                                              ------------    -------------    -------------
                                                                              ------------    -------------    -------------


------------------

(1) The Company and the Predecessor were a limited liability company and a partnership, respectively, for federal and state income tax purposes through June 25, 1997 and, accordingly, did not incur any federal or state income taxes prior to such date.



(2) Pro forma income taxes have been calculated assuming the Company and the Predecessor were subject to income taxes for the entire period for all periods presented, using an effective rate of 40% (34% federal and 6% state).


The accompanying notes are an integral part of the unaudited condensed financial statements.

                   CONDENSED STATEMENTS OF CHANGES IN EQUITY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (Unaudited)



                                                                                                            Amount
                                                                                             Retained     Related to
                                Common    Common                Additional                   Earnings      Minimum
                                Stock,    Stock,                 Paid-in     Contributed   (Accumulated    Pension      Total
                                Voting   Nonvoting   Warrants    Capital       Equity        Deficit)     Liability     Equity
                                ------   ---------   --------   ----------   -----------   ------------   ----------   --------
THE PREDECESSOR:
Beginning balance, January 1,
  1996........................     --         --          --          --       $10,956       $  9,083       ($ 252)    $ 19,787
Net income....................     --         --          --          --            --          1,132           --        1,132
                                ------   ---------   --------   ----------   -----------   ------------   ----------   --------
Ending balance, May 17,
  1996........................     --         --          --          --       $10,956       $ 10,215       ($ 252)    $ 20,919
                                ------   ---------   --------   ----------   -----------   ------------   ----------   --------
                                ------   ---------   --------   ----------   -----------   ------------   ----------   --------
THE COMPANY:
Beginning balance, May 17,
  1996........................     --         --          --          --            --             --           --           --
Contributions of members......     --         --          --          --       $ 4,492             --           --     $  4,492
Net income....................     --         --          --          --            --       $  1,247           --        1,247
                                ------   ---------   --------   ----------   -----------   ------------   ----------   --------
Ending balance, June 30,
  1996........................     --         --          --          --       $ 4,492       $  1,247           --     $  5,739
                                ------   ---------   --------   ----------   -----------   ------------   ----------   --------
                                ------   ---------   --------   ----------   -----------   ------------   ----------   --------
Beginning balance, December
  31, 1996....................     --         --          --          --       $ 4,492       $    383           --     $  4,875
Net income....................     --         --          --          --            --         (8,739)          --       (8,739)
Distributions to warrant
  holders.....................     --         --          --          --            --        (18,809)          --      (18,809)
Distribution to members.......     --         --          --          --        (4,492)        27,165           --       22,673
                                ------   ---------   --------   ----------   -----------   ------------   ----------   --------
Ending balance, June 25,
  1997........................     --         --          --          --            --             --           --           --
                                ------   ---------   --------   ----------   -----------   ------------   ----------   --------
                                ------   ---------   --------   ----------   -----------   ------------   ----------   --------
Beginning balance, June 25,
  1997........................     --         --          --          --            --             --           --           --
Issuance of common stock in
  exchange for membership
  interest....................  $   5         --          --      $4,492            --       ($27,165)          --     ($22,668)
Issuance of common stock......     --         --          --         712            --             --           --          712

Issuance of warrants..........     --         --      $2,410          --            --             --           --        2,410
Net loss......................     --         --          --          --            --         (5,111)          --       (5,111)
Preferred stock dividends.....     --         --          --          --            --            (58)          --          (58)
                                ------   ---------   --------   ----------   -----------   ------------   ----------   --------
Ending balance, June 30,
  1997........................  $   5         --      $2,410      $5,204            --       ($32,334)          --     ($24,715)
                                ------   ---------   --------   ----------   -----------   ------------   ----------   --------
                                ------   ---------   --------   ----------   -----------   ------------   ----------   --------


The accompanying notes are an integral part of the unaudited condensed financial statements.

                       CONDENSED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (Unaudited)



                                                                    The
                                                                Predecessor               The Company
                                                               -------------    --------------------------------
                                                                Period from      Period from       Period from
                                                               January 1 to       May 18 to        January 1 to
                                                               May 17, 1996     June 30, 1996     June 30, 1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................     $   1,132         $  1,247         $  (13,850)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation............................................           454              210                900
    Amortization of intangible assets.......................           365              104                468
    Amortization of deferred financing costs................           258              222              1,000
    Recognition of deferred income taxes....................          ----             ----              5,017
    Extraordinary loss, net of income tax benefit of
      $3,224................................................          ----             ----              8,262
    Changes in operating assets and liabilities:
      Accounts receivable...................................          (335)          (1,781)              (662)
      Inventories--Lancaster Leaf Tobacco...................          (512)             (11)             2,715
      Inventories--other....................................          (386)           1,068               (649)
      Other current assets..................................          (647)             730                646
      Accounts payable......................................         1,262           (1,117)               295
      Borrowings under inventory financing agreement .......         2,797               42              6,565
      Payments on borrowings under inventory financing
        agreement...........................................        (2,285)            ----            (23,526)
      Accrued expenses and other............................          (931)             492            (13,043)
                                                               -------------    --------------    --------------
        Net cash provided by (used in) operating
          activities........................................         1,172            1,206            (25,862)
                                                               -------------    --------------    --------------
Cash flows from investing activities:
  Acquisition of business, net of cash acquired of $597 and
    $2,602, respectively....................................                        (72,145)          (156,818)
                                                                      ----
  Capital expenditures......................................          (144)             (55)              (442)
                                                               -------------    --------------    --------------
        Net cash used in investing activities...............          (144)         (72,200)          (157,260)
                                                               -------------    --------------    --------------
Cash flows from financing activities:
  Proceeds from revolving loans.............................          ----              450              1,550
  Payments on revolving loans...............................          ----             (450)              (800)
  Proceeds from senior notes................................          ----             ----            155,000

  Proceeds from term loans, net of discount of $1,251 at
    June 30, 1996...........................................          ----           43,749             85,000
  Payments on term loans....................................          ----             (205)           (40,750)
  Proceeds from working capital loan........................        20,056             ----               ----
  Payments on working capital loan..........................       (19,022)            ----               ----
  Proceeds from subordinated notes payable, net of discount
    of $6,614 at June 30, 1996..............................                         13,356                576
  Payments on subordinated notes payable....................          ----             ----            (21,082)
  Payment on capital lease..................................          ----             ----                 (9)
  Payments on other notes payable and long-term debt........        (2,011)            ----               ----
  Proceeds from issuance of preferred stock and warrants....          ----             ----             34,000
  Proceeds from preferred interest..........................          ----            2,500               ----
  Proceeds from warrants....................................          ----            8,196               ----
  Redemption of warrants....................................          ----             ----            (27,000)
  Increase in preferred interest............................          ----             ----                198
  Redemption of preferred interest..........................          ----             ----             (2,935)
  Capital contributions.....................................          ----            4,492                712
                                                               -------------    --------------    --------------
        Net cash provided by (used in) financing
          activities........................................          (977)          72,087            184,460
                                                               -------------    --------------    --------------
Net increase (decrease) in cash.............................            51            1,093              1,338
Cash, beginning of period...................................           128             ----              2,209
                                                               -------------    --------------    --------------
Cash, end of period.........................................     $     179         $  1,093         $    3,547
                                                               -------------    --------------    --------------
                                                               -------------    --------------    --------------
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................     $   2,013         $  1,993         $    5,211
                                                               -------------    --------------    --------------
                                                               -------------    --------------    --------------


The accompanying notes are an integral part of the unaudited condensed financial statements.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:



The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals and reserves) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results that may be realized for the full year. These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements of the Holding Company and the Predecessor for the years ended December 31, 1995 and 1996, as defined below.



On May 17, 1996, certain members of management and partners of National Tobacco Company, L.P. (the Partnership, and, for periods prior to May 17, 1996, the Predecessor), a limited partnership, formed NTC Holding, LLC (the Holding Company), a limited liability company, and caused the Holding Company to form National Tobacco Finance Corporation (the Finance Corporation), a wholly-owned subsidiary of the Holding Company. The Holding Company then acquired a 99% limited partnership interest in the Partnership and the Finance Corporation became the sole general partner and owner of the remaining 1% interest of the Partnership. Concurrent with the above transactions, on May 17, 1996 the Partnership was recapitalized in a transaction accounted for as the formation of a new entity under the purchase method of accounting. The above transactions have been fully described in the consolidated financial statements of the Holding Company as of December 31, 1996.



On June 25, 1997, certain members of management and holders of membership interests in the Holding Company formed a corporation named North Atlantic Trading Company, Inc. (the Company). The Company then acquired the membership interests in the Holding Company and the Holding Company transferred all of its assets, including its limited partnership interest in the Partnership and all of the capital stock of the Finance Corporation, and its rights under the Stock Purchase Agreement described in Note 2. The Company then formed North Atlantic Operating Company, Inc. (NAOC), a Delaware Corporation and wholly-owned subsidiary of the Company, to which the Company transferred its rights under the Stock Purchase Agreement. NAOC then exercised its rights under the Stock Purchase Agreement, acquiring all of the outstanding capital stock of NATC Holdings USA, Inc. (NATC), a holding company. NATC and its wholly-owned subsidiary were then merged into NAOC.




As described in Notes 4 and 6, on June 25, 1997, the Company obtained new financing in the form of $155.0 million in 11% Senior Notes due 2004, $34.0 million in 12% Senior PIK Preferred Stock, and $85.8 million under a new Senior Secured Credit Facility. The proceeds of such financing were used to repay all of the outstanding debt of the Holding Company and the Partnership, finance the acquisition described below, repay outstanding debt and other assumed liabilities of NATC, and pay the transaction costs associated with the financing and acquisition.



2. ACQUISITION:



On April 17, 1997, the Holding Company entered into an agreement to purchase all of the outstanding capital stock of NATC (the Stock Purchase Agreement), subsequently transferring its rights thereunder to the Company which transferred such rights to NAOC. On June 25, 1997, NAOC exercised its rights under the Stock Purchase Agreement, acquiring all of the outstanding capital stock of NATC for a preliminary purchase price of approximately $162.6 million, including the following: $91.1 million for the purchase of NATC stock and stock options ($0.6 million of which has been included in accrued expenses to be paid after closing), $63.0 million for the payment at debt and certain other liabilities of NATC, and $8.5 million in transaction fees and expenses ($2.5 million at which has been included in accrued expenses to be paid at the closing). This acquisition was accounted for using the purchase method of accounting under which the preliminary purchase price has been allocated to tangible assets with a fair value of $48.0 million and assumed liabilities of 167.0 million, with the excess of 119.0 million being recorded as goodwill which is being amortized over 25 years. The results of operations of NATC have been included in the Company's condensed consolidated statement of operations since the date of acquisition.

Following is a preliminary allocation of the purchase price to the fair value of the net assets acquired (in thousands):


Cash.......................................................................     $     2,602
Accounts receivable........................................................             836

Inventory..................................................................          12,956
Other current assets.......................................................              74
Income tax receivable......................................................           1,515
Deferred income taxes......................................................          29,599
Fixed assets...............................................................             131
Other assets...............................................................             248
Accounts payable...........................................................            (312)
Accrued expenses...........................................................          (4,256)
Deferred income taxes......................................................          (3,052)
Debt assumed...............................................................        (159,421)
                                                                             -----------------
     Amount allocated to goodwill..........................................     $  (119,080)
                                                                             -----------------
                                                                             -----------------



     The following unaudited pro forma results of operations assume the acquisition occurred on January 1, 1996 (in thousands, except per share amounts):



                                                                             SIX MONTHS        YEAR
                                                                               ENDED          ENDED
                                                                              JUNE 30,     DECEMBER 31,
                                                                                1997           1996
                                                                             ----------    ------------
Net Sales.................................................................    $ 43,444       $102,075
Net income (loss) before extraordinary loss...............................      (1,327)         3,695
Extraordinary loss, net of income tax benefit of $3,224...................      (8,262)        (8,262)
                                                                             ----------    ------------
Net loss..................................................................      (9,589)        (4,567)
Preferred stock dividends.................................................       2,468          4,325
                                                                             ----------    ------------
Net loss applicable to common shares......................................    $(12,057)      $ (8,892)
                                                                             ----------    ------------
                                                                             ----------    ------------
Net income (loss) before extraordinary loss, net of income tax benefit of
  $3,224, per common share................................................    $  (2.51)      $   7.00
Extraordinary loss, net of income tax benefit of $3,224, per common
  share...................................................................    $ (15.64)      $ (15.64)
Net loss per common share.................................................    $ (22.83)      $ (16.83)
Weighted average common shares outstanding................................       528.2          528.2



This pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of January 1, 1996, nor is it necessarily indicative of future operating results.



3. EXTRAORDINARY LOSS:



     Upon the repayment of the Company's debt as described in Note 1, the Company recorded an extraordinary loss of $11.5 million (net of tax benefit of $3.2 million), for the write-off of deferred financing fees of $4.4 million and debt discount of $7.1 million, respectively.

4. INVENTORIES



     The components of inventories at June 30, 1997 are as follows (in thousands):



Raw materials and work in process..............................   $ 1,467
Leaf tobacco...................................................    34,052
Finished goods - tobacco.......................................     4,417
Finished goods - cigarette papers..............................    12,781
Other..........................................................       192
                                                                  -------
                                                                  $52,909
                                                                  -------
                                                                  -------



5. NOTES PAYABLE AND LONG-TERM DEBT:



     Notes payable and long-term debt at June 30, 1997 consists of (in thousands):




Senior notes..................................................   $155,000
Borrowings under credit agreement:
  Term........................................................     85,000
  Revolver....................................................        750
                                                                 --------
                                                                  240,750
Less current portion..........................................    (10,750)
                                                                 --------
                                                                 $230,000
                                                                 --------
                                                                 --------



     On June 25, 1997, the Company issued $155.0 million of 11% Senior Notes due 2004 (the Notes). The Notes are unsecured senior obligations of the Company which mature on June 15, 2004. The Notes bear interest at 11% per annum, payable semiannually on June 15 and December 15, commencing on December 15, 1997, to holders of record at the close of business on the June 1 or December 1 immediately preceding the interest payment date.



     The Notes have no mandatory redemption requirements; however, they are redeemable at the option of the Company at a redemption price of 105.0%, 102.75%, or 100.0%, plus accrued interest, on or after June 15, 2001, 2002, and 2003 and thereafter, respectively. In addition, in the event of a change in control of the Company, as defined, the holders have the right to require the Company to repurchase the Notes at a purchase price of 101.0% plus accrued interest.



     The Company has filed an Exchange Offer Registration Statement (the Registration) with the Securities and Exchange Commission under which the holders of the Notes will, upon the effective date of the Registration, have the right to exchange the Notes for registered notes with substantially identical terms. In the event that the Registration or, alternatively, a Shelf Registration Statement is not effective within 120 days of the original issuance of the Notes, the rate of interest on the Notes will increase by 0.5% per annum for the first 30 days following the 91st day and an additional 0.5% per annum at the beginning of each subsequent 30-day period.



     On June 25, 1997, the Company entered into a Credit Agreement (the Credit Agreement) with a lender which provided borrowings of $85.0 million under a term facility and a revolver with available credit of up to $25 million, including a letter of credit sublimit of $10.0 million. The borrowings under the term facility are subject to quarterly principal payments commencing on September 30, 1997 and continuing over the five-year period through the maturity date of June 25, 2002, while the revolver may be repaid and reborrowed as necessary, with any unpaid amounts due and payable upon its termination date of June 25, 2002.



     Borrowings under the term facility and revolver bear interest, per annum, at the Company's option, at the higher of the prime rate plus 2.0%, the federal funds rate plus 2.5% or the lender's LIBOR rate plus 3.0%, subject to limitations on the amount of borrowings at the LIBOR option. In addition, the Company must pay a quarterly

5. NOTES PAYABLE AND LONG-TERM DEBT:--(CONTINUED)



commitment fee of 0.5% to 1.0% per annum of the unused portion of the revolver. The Company must also pay letter of credit fees equal to 3.0% per annum on the face amount of letters of credit issued under the revolver and a facing fee of 0.25% per annum on the average daily stated amount of each letter of credit issued.



     The Notes and the Credit Agreement include cross default provisions and covenants which require the Company to meet certain financial tests, including minimum interest coverage, maximum leverage ratio, fixed charges coverage and minimum earnings before interest, taxes, depreciation and amortization, and limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of indebtedness, liens and encumbrances, and other matters.



     All of the Company's subsidiaries are wholly-owned and guarantee the debt of the Company on a full, unconditional, and joint and several basis; therefore, the financial statements of the guarantor subsidiaries have been omitted.



6. INCOME TAXES:




     The Company and the Predecessor were a limited liability company and a partnership, respectively, for federal and state income tax purposes through June 25, 1997 and, accordingly, did not incur any income taxes prior to such date. Upon the occurrence of the transactions described in Note l, the Company became a taxable corporation and recorded a one-time income tax provision of $5.0 million in the statement of operations for the six-month period ended June 30, 1997. This change was necessary to record the Company's deferred tax assets and liabilities of $3.2 million and $8.1 million, respectively, which had not previously been recorded due to its non-taxable status. The differed taxes are the result of differences between the book and tax basis of assets and liabilities such as inventory and accrued pension and postretirement benefit liabilities.



7. MANDATORILY REDEEMABLE PREFERRED STOCK:



     On June 25, 1997, the Company authorized 12 million shares and issued 1.36 million shares of 12% Senior Payment-In-Kind Preferred Stock (the Preferred Stock). Each share of Preferred Stock has a par value of $.01 and a liquidation preference of $25, for a total liquidation value of $34.0 million. Prior to June 15, 2002, holders of the Preferred Stock are entitled to receive dividends at an annual rate of 12% of the liquidation preference, payable quarterly in cash or by the issuance of additional shares of Preferred Stock having an aggregate liquidation preference equal to the amount of the dividends, at the Company's option. Following June 15, 2002, dividends must be paid in cash. Dividends, including the discount accretion described in Note 7, for the period from June 25, 1997 through June 30, 1997 were $58,000, which has been recorded as an increase in the carrying value of the Preferred Stock.



     Prior to June 15, 2000, the Company may, subject to certain restrictions, redeem up to 35% of the Preferred Stock out of the net cash proceeds from any one or more public equity offerings of the Company, for 112% of the liquidation preference plus all accumulated and unpaid dividends. The Preferred Stock is not redeemable from June 16, 2001 to June 15, 2002. The Preferred Stock is then redeemable, at the Company's option, on or after the following dates at the indicated redemption prices (expressed as a percentage of the liquidation preference) plus all accumulated and unpaid dividends: June 15, 2002 - 106%; June 15, 2003 - 104%; June 15, 2004 - 102%; and June 15, 2005 - 100%. The
Preferred Stock is mandatorily redeemable on June 15, 2007 at a price equal to the liquidation preference plus all accumulated and unpaid dividends. The Preferred Stock is also redeemable, at the option of the holders, upon a change in control of the Company, as defined, at a price equal to 101% of the liquidation preference plus all accumulated and unpaid dividends.

8. WARRANTS:



     On June 25, 1997, the holders of the Preferred Stock were issued warrants, with an original fair value of $1.69 million, to purchase 44,440 shares of common stock of the Company for $0.01 per share, exercisable immediately. The original fair value of these warrants has been recorded in equity, with a corresponding amount recorded as a discount on the carrying value of the Preferred Stock. This discount is being accreted under the interest method over the 10-year term of the Preferred Stock as a part of the annual dividend requirement. Accretion of the discount was $2,000 for the period from June 25, 1997 through June 30, 1997 and has been recorded as an increase in the carrying value of the Preferred Stock.



     Persons affiliated with the initial purchases of the Preferred Stock were also issued warrants, with an original fair value of $0.72 million, to purchase 19,050 shares of common stock of the Company for $0.01 per share, exercisable immediately. The original fair value of these warrants has been recorded in equity, with a corresponding amount capitalized and recorded as deferred financing costs to be amortized over the terms of the financing described in Notes 4 and 6.



9. SHARE INCENTIVE PLAN:



     On June 25, 1997 the Company began a share incentive plan covering certain key employees which provides for the issuance of stock options to purchase common stock and other stock related benefits. As of June 30, 1997, no benefits other than the stock options described below had been granted under the plan.



     Stock options are issued at the fair value of the underlying stock on the date of grant and become exercisable one-third on the date of grant and an additional one-third on each annual anniversary of the date of grant thereafter until fully exercisable. The stock options expire ten years after the date of grant. The Company has granted stock options for 30,928 shares at a weighted average exercise price of $18.19 per share, of which stock options for 10,309 shares were exercisable at June 30, 1997.



     As permitted by Statement of Financial Accounting Standards (SFAS) No. 123,

'Accounting for Stock-Based Compensation,' the Company follows the provisions of APB Opinion 25 and related Interpretations for its stock options. Therefore, compensation cost has not been recognized for stock options issued, and if such compensation cost had been determined based on the fair value of the awards on the grant date consistent with the pro forma provisions of SFAS No. 123, there would not have been a material impact on the Company's net loss or net loss per common share.

10. CONTINGENCY:



     The Partnership has been named as a defendant in a purported class action filed on June 30, 1997 in the 33rd Judicial District Court in the State of Louisiana, Parish of Allen, entitled Doyle v. United States Tobacco Company, et al. The Partnership has not been served with the petition. The petition named as defendants the Partnership, three other manufacturers of smokeless tobacco products and one subsidiary of another defendant.



     The petition alleges that plaintiff 'has been addicted to tobacco products for forty (40) years' and that, as a result of this 'addiction' and use of tobacco products, the plaintiff has 'lost all his teeth and the nicotine-laced tobacco products have contributed to his heart and cardiovascular health problems.' The petition defines the purported class, in part, as '[a]ll Louisiana residents or former Louisiana residents who are or who were smokeless tobacco users' of products manufactured by the defendants and 'who desire to participate in a program designed to assist them in the cessation of using smokeless tobacco products and/or to monitor the medical condition of class members to ascertain whether they may be suffering from diseases caused by, contributed to, or exacerbated by the habit of smokeless tobacco use.' The petition further alleges that 'on the basis of information and belief . . . the class clearly consists of thousands of persons.' Finally, the petition states that plaintiffs 'represent that no individual claim within the class will exceed $75,000.'



     The petition seeks an order certifying the purported class, and the 'establishment of a medical monitoring fund to monitor the health of the plaintiffs and class members for those diseases and health risks associated with the use of smokeless tobacco products' as well as recovery of 'costs associated with seeking mental health counseling and/or psychiatric care to assist in breaking the nicotine addiction.'




     The Company intends to defend this action vigorously.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
NATC Holdings USA, Inc.

     We have audited the accompanying consolidated balance sheets of NATC Holdings USA, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the years ended December 31, 1994, 1995, and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NATC Holdings USA, Inc. as of December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for the years ended December 31, 1994, 1995, and 1996, in conformity with generally accepted accounting principles.

                                               COOPERS & LYBRAND L.L.P.

Raleigh, North Carolina
April 29, 1997

                            NATC HOLDINGS USA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                               December 31,
                                                                                        --------------------------
(Dollars in thousands, except par value amounts)                                           1995           1996
------------------------------------------------------------------------------------------------------------------
ASSETS:
Current assets:
  Cash and cash equivalents..........................................................   $  3,693       $  8,766
  Accounts receivable................................................................      1,270          1,004
  Inventory..........................................................................      6,563          5,287
  Other current assets...............................................................        101             94
                                                                                        -----------    -----------
Total current assets.................................................................     11,627         15,151
                                                                                        -----------    -----------
Deferred income taxes................................................................      1,233          1,191
Fixed assets, net....................................................................        148            141
Intangible assets, net...............................................................     41,357         45,096
Deferred financing costs, net........................................................      3,694          2,800
Other assets, net....................................................................        400            306
                                                                                        -----------    -----------
Total assets.........................................................................   $ 58,459       $ 64,685
                                                                                        -----------    -----------
                                                                                        -----------    -----------
LIABILITIES AND STOCKHOLDER'S EQUITY:
Current liabilities:
  Current maturities of long-term debt...............................................   $  4,918       $  6,124
  Accounts payable, trade............................................................        552            588
  Payable to United States Tobacco Company...........................................      2,400          3,010
  Accrued interest...................................................................        770            682
  Accrued expenses...................................................................        384          1,057
  Income taxes payable...............................................................      1,015          1,838
                                                                                        -----------    -----------
Total current liabilities............................................................     10,039         13,299
                                                                                        -----------    -----------
Long-term debt, less current maturities..............................................     31,982         25,859
                                                                                        -----------    -----------
Commitments and contingencies (Note 8)...............................................       ----           ----

Stockholder's equity:
  Class A voting common stock, $.01 par value; 50,000 shares authorized, 20,300 shares issued; 13,634 and 13,334 shares outstanding at December 31, 1995 and
     1996, respectively..............................................................       ----           ----
  Class B non voting common stock, $.01 par value; 50,000 shares authorized; none
     issued and outstanding..........................................................       ----           ----
  Additional paid-in capital.........................................................      7,725          7,725
  Retained earnings..................................................................     16,363         25,707

  Treasury stock, 6,666 and 6,966 shares at cost at
     December 31, 1995 and 1996, respectively........................................     (7,500)        (7,905)
                                                                                        -----------    -----------
Total stockholder's equity before note receivable, officer...........................     16,588         25,527
Note receivable, officer.............................................................        150           ----
                                                                                        -----------    -----------
Total stockholder's equity...........................................................     16,438         25,527
                                                                                        -----------    -----------
Total liabilities and stockholder's equity...........................................   $ 58,459       $ 64,685
                                                                                        -----------    -----------
                                                                                        -----------    -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                            NATC HOLDINGS USA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            Year Ended December 31,
                                                                 ---------------------------------------------
(Dollars in thousands, except per share data)                        1994            1995            1996
--------------------------------------------------------------------------------------------------------------
Net sales.....................................................     $40,218        $42,546          $46,139
Cost of goods sold............................................      14,432         15,503           16,453
                                                                 -------------   -------------   -------------
     Gross profit.............................................      25,786         27,043           29,686
Operating expenses:
  Selling, general and administrative.........................       3,400          4,004            3,980
  Amortization of intangible assets...........................       4,379          4,710            5,078
                                                                 -------------   -------------   -------------
     Income from operations...................................      18,007         18,329           20,628
Other expenses:
  Interest expense............................................       4,471          4,967            4,976
  Litigation settlement.......................................        ----            285             ----
  Financial advisory fee and other expenses...................         305            654            1,178
                                                                 -------------   -------------   -------------
     Income before provision for income taxes and
       extraordinary loss.....................................      13,231         12,423           14,474
Provision for income taxes....................................       5,435          4,301            5,130
                                                                 -------------   -------------   -------------
     Income before extraordinary loss.........................       7,796          8,122            9,344
Extraordinary loss from early extinguishment of debt, net of
  income tax benefit of $411..................................        ----            762             ----
                                                                 -------------   -------------   -------------
     Net income...............................................      $7,796         $7,360           $9,344

                                                                 -------------   -------------   -------------
                                                                 -------------   -------------   -------------
Earnings per common share:
     Income before extraordinary loss.........................        $384.04        $513.24          $698.25
     Extraordinary loss.......................................           ----         (48.15)            ----
     Net income...............................................        $384.04        $465.09          $698.25
     Weighted average number of common shares outstanding
       (000)..................................................          20.3           15.8             13.4

   The accompanying notes are an integral part of the consolidated financial statements.

                            NATC HOLDINGS USA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Year Ended December 31,
                                                                     -------------------------------------------
(Dollars in thousands)                                                   1994           1995           1996
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................................     $7,796         $7,360         $9,344
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation..................................................         45             58             62
     Amortization of intangible assets.............................      4,379          4,710          5,078
     Amortization of deferred financing costs......................        734            971          1,013
     Deferred income taxes.........................................    (1,065)          (168)             42
     Write-off of deferred financing costs.........................       ----            964           ----
  Changes in operating assets and liabilities:
     Accounts receivable...........................................      (518)             28            266
     Inventory.....................................................        146        (3,290)          1,276
     Other current assets..........................................        298            (6)           (23)
     Accounts payable, trade.......................................       ----           ----          (172)
     Accrued interest and expenses.................................      (458)          (274)            585
     Income taxes payable..........................................        450            565            823
     Other.........................................................      (255)              5           (26)
                                                                     -------------  -------------  -------------
       Net cash provided by operating activities...................     11,552         10,923         18,268
                                                                     -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Royalty payments to United States Tobacco Company ...............    (7,394)        (7,208)        (7,998)
  Capital expenditures.............................................       (94)           (88)           (55)
                                                                     -------------  -------------  -------------
       Net cash used in investing activities.......................    (7,488)        (7,296)        (8,053)
                                                                     -------------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings of long-term debt.......................       ----         16,000           ----
  Repayment of long-term debt......................................    (7,128)        (8,472)        (4,917)
  Acquisition of treasury stock....................................       ----        (7,500)          (225)
  Payments for deferred financing costs............................       ----        (2,826)           ----
                                                                     -------------  -------------  -------------
       Net cash used in financing activities.......................    (7,128)        (2,798)        (5,142)
                                                                     -------------  -------------  -------------
       Increase (decrease) in cash and cash equivalents ...........    (3,064)            829          5,073
Cash and cash equivalents at beginning of year.....................      5,928          2,864          3,693
                                                                     -------------  -------------  -------------
Cash and cash equivalents at end of year...........................     $2,864         $3,693         $8,766
                                                                     -------------  -------------  -------------
                                                                     -------------  -------------  -------------
Supplemental disclosure of cash paid during the year:
  Cash paid for interest...........................................     $4,011         $4,105         $4,224
  Cash paid for income taxes.......................................     $5,755         $3,279         $4,265

Non-cash financing activities:

     During 1996, the Company acquired 300 shares of its common stock from an officer of the Company for $405. The Company offset $180 of the purchase price by reducing the officers note receivable and accrued interest on that note receivable, which amounted to $150 and $30, respectively.

   The accompanying notes are an integral part of the consolidated financial statements.

                            NATC HOLDINGS USA, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                          Class A        Class A
                           Voting         Voting       Additional                                        Note
(Dollars in                Common         Common        Paid-in        Retained        Treasury      Receivable,
thousands)                 Shares         Stock         Capital        Earnings          Stock         Officer          Total
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,
  1993...............     20,300           ----         $7,725          $1,207            ----         $(150)          $8,782
Net income...........                      ----                          7,796            ----                          7,796
                        ------------   ------------   ------------   -------------   -------------   ------------   -------------
Balance, December 31,
  1994...............     20,300           ----          7,725           9,003            ----          (150)          16,578
Net income...........       ----           ----           ----           7,360            ----           ----           7,360

Repurchase of Company

  Class A Voting
  Common Stock.......    (6,666)           ----           ----            ----        $(7,500)           ----         (7,500)
                        ------------   ------------   ------------   -------------   -------------   ------------   -------------
Balance, December 31,
  1995...............     13,634           ----          7,725          16,363         (7,500)          (150)          16,438
Net income...........       ----           ----           ----           9,344            ----           ----           9,344
Repurchase of Company
  Class A Voting
  Common Stock.......      (300)           ----           ----            ----           (405)            150           (255)
                        ------------   ------------   ------------   -------------   -------------   ------------   -------------
Balance, December 31,
  1996...............     13,334           ----         $7,725         $25,707        $(7,905)           ----         $25,527
                        ------------   ------------   ------------   -------------   -------------   ------------   -------------
                        ------------   ------------   ------------   -------------   -------------   ------------   -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                            NATC HOLDINGS USA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

NATC Holdings USA, Inc. and its wholly-owned subsidiary North Atlantic Trading Company, Inc. (collectively, the 'Company') are engaged primarily in the distribution of cigarette paper in the United States and Canada. The Company is a wholly-owned subsidiary of NATC Holding Company Ltd.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of NATC Holdings USA, Inc. and its wholly-owned subsidiary North Atlantic Trading Company, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION: The Company recognizes revenues and the related costs upon shipment of product to the customer.

CASH AND CASH EQUIVALENTS: For purposes of the financial statements, the Company considers cash equivalents to be highly liquid investments with maturities of three months or less.

The Company maintains a significant portion of its cash and cash equivalents at one financial institution.

INVENTORIES: Inventories consisting primarily of finished goods are stated at the lower of cost or market. Cost is determined on an average cost basis.

FIXED ASSETS: Fixed assets, consisting primarily of furniture, fixtures and office equipment, are stated at cost less accumulated depreciation. Depreciation is provided using an accelerated method over the estimated useful lives of the related assets, generally three to seven years.

Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized and depreciated over their estimated useful lives. Upon disposition of fixed assets, the cost and related accumulated depreciation amounts are relieved and any resulting gain or loss is reflected in operations.

Depreciation expense included in the accompanying statements of income was $45,000, $58,000, and $62,000 for the years ended December 31, 1994, 1995, and
1996, respectively.

INTANGIBLE ASSETS: Intangible assets consist primarily of prepaid royalties, a covenant not to compete, a customer list and contingent royalty payments. Such amounts are amortized over the estimated useful lives of the related assets, generally five to twenty-five years, using the straight-line method (Note 4).

     The Company periodically reviews the appropriateness of the remaining life of its intangible assets considering whether any events have occurred or conditions have developed which may indicate that the remaining life or the amortization method requires adjustment. After reviewing the appropriateness of the remaining life and the pattern of usage of the intangible assets, the Company then assesses the overall recoverability of intangible assets by determining if the unamortized balance can be recovered through undiscounted future operating cash flows. Absent any unfavorable findings, the Company continues to amortize its intangible assets based on the existing estimated life.

DEFERRED FINANCING COSTS: Deferred financing costs consist of amounts paid in connection with the Company's debt refinancing in 1995 and interest rate cap agreements, which are amortized over the terms of the related debt obligations and interest rate cap agreements, (three to seven years) using the straight-line method.

INCOME TAXES: Deferred income taxes are determined based on temporary differences between the financial statement and tax basis of assets and liabilities, using enacted tax rates expected to be in effect

                            NATC HOLDINGS USA, INC.

during the years in which the differences are expected to reverse. The Company's temporary differences relate principally to intangibles, fixed assets and inventory.

ADVERTISING AND PROMOTION: Advertising and promotion costs are expensed as incurred. Advertising expense was approximately $495,000, $795,000, and $541,000 for the years ended December 31, 1994, 1995 and 1996.

EARNINGS PER SHARE: The number of shares used in computing earnings per common share includes the weighted average number of shares of common stock outstanding during the period. In February 1997, the Financial Accounting Standards Board issued Statements of Financial Standards No. 128, 'Earnings per Share' ('SFAS No. 128'). SFAS No. 128 is designed to improve the earnings per share information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements, and increasing comparability of earnings per share on an international basis. This pronouncement is effective for periods beginning after December 15, 1997, and would not have had an impact on the Company's earnings per share as previously reported.

RISKS AND UNCERTAINTIES: The sellers of tobacco products, are subject to regulation at the federal, state and local levels. The trend in recent years has been toward increased regulation of the tobacco industry. There can be no assurance as to the ultimate content, timing or effect of any regulation of tobacco products by any federal, state or local legislative or regulatory body, nor can there be any assurance that any such legislation or regulation would not have a material adverse effect on the Company's financial position, results of operations or cash flows.

Most tobacco liability lawsuits have been brought against manufacturers and sellers of cigarettes for injuries allegedly caused by smoking or by exposure to smoke. No such cases have been brought against the Company, but there can be no assurance that the Company will not be sued in the future or, if sued, that such lawsuits will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

3. FIXED ASSETS:

Fixed assets at December 31, 1995 and 1996 consist of the following (in thousands):

                                                                                   1995          1996
                                                                                -----------   -----------
Furniture and fixtures.......................................................      $129          $136
Computer and office equipment................................................       146           194
                                                                                -----------   -----------
                                                                                    275           330
Less accumulated depreciation................................................       127           189
                                                                                -----------   -----------
                                                                                   $148          $141
                                                                                -----------   -----------
                                                                                -----------   -----------

                            NATC HOLDINGS USA, INC.

4. INTANGIBLE ASSETS:

Intangible assets at December 31, 1995 and 1996 consist of the following (in thousands):


                                                                              1995             1996
                                                                         --------------   --------------
Royalty payments......................................................      $36,308          $45,124
Covenant not-to-compete...............................................       15,000           15,000
Customer list.........................................................        2,235            2,235
                                                                         --------------   --------------
                                                                             53,543           62,359
Less accumulated amortization.........................................       12,186           17,263
                                                                         --------------   --------------
                                                                            $41,357          $45,096
                                                                         --------------   --------------
                                                                         --------------   --------------

Amortization expense charged to operations in the accompanying statements of operations was approximately $4,379,000, $4,710,000 and $5,078,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

5. DEFERRED FINANCING COSTS:

Deferred financing costs at December 31, 1995 and 1996 consist of the following (in thousands):

                                                                                1995           1996
                                                                            ------------   ------------
Debt refinancing costs...................................................     $4,757         $4,757
Interest rate cap agreements.............................................        258             99
                                                                            ------------   ------------
                                                                               5,015          4,856
Less accumulated amortization............................................      1,321          2,056
                                                                            ------------   ------------
                                                                              $3,694         $2,800
                                                                            ------------   ------------
                                                                            ------------   ------------

The amortization of deferred financing costs charged to operations, and included in interest expense in the accompanying statements of operations, was approximately $660,000, $833,000 and $894,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

6. ACQUISITION:

On March 31, 1993, the Company acquired certain assets and assumed certain liabilities relating to the cigarette paper business (the 'Business') of United States Tobacco Company ('UST'), including inventory and a license to use their trade name in the United States and Canada. The total purchase price including costs of the transaction was approximately $44,400,000. In addition, the Company is obligated to pay UST additional consideration during the ten-year period immediately following the acquisition date equal to 30% of the annual gross profits attributable to the product sales of the Business. These contingent royalty payments are being capitalized as additional purchase consideration and amortized over the remaining life assigned to this intangible asset. For the years ended December 31, 1994 and 1995, and 1996 approximately $7,394,000, $8,134,000, and $8,816,000 respectively, of such royalties were capitalized. At December 31, 1995 and 1996, the amount payable to UST for contingent royalties was $2,400,000 and $3,010,000, respectively.

The funds used to acquire the Business were provided by proceeds from the issuance of common stock and long-term debt financing. The acquisition has been accounted for under the purchase method.

                            NATC HOLDINGS USA, INC.

7. LONG-TERM DEBT:

Long-term debt at December 31, 1995 and 1996 consists of the following (in thousands):

                                                                              1995             1996
                                                                         --------------   --------------
Term loan (NationsBank)...............................................      $14,400           $9,483
Note Purchase Agreement...............................................       22,500           22,500
                                                                         --------------   --------------
                                                                             36,900           31,983
Less current maturities...............................................        4,918            6,124
                                                                         --------------   --------------
                                                                            $31,982          $25,859
                                                                         --------------   --------------
                                                                         --------------   --------------

On April 28, 1995, the Company altered its existing debt obligations. NationsBank, pursuant to a credit agreement, provided the Company with a term loan in the principal amount of $16,000,000 and a $2,000,000 working capital facility. The Company used the proceeds of the term loan to satisfy the obligation outstanding with Banque Nationale de Paris ('BNP') and to redeem common shares from minority stockholders of the Company. In addition, the Company amended and restated the terms and conditions of its Note Purchase Agreement. The Company has recorded an extraordinary loss of $762,000 (net of income tax benefit of $411,000), consisting of fees paid to BNP and the write-off of deferred financing costs, related to the early extinguishment of debt with BNP.


The Term Loan is payable in quarterly installments of $800,000 commencing July 1995, with the balance due April 30, 2000, and is collateralized by substantially all of the Company's assets. In addition, the Company is required, under the terms of the agreement, to reduce its outstanding borrowings by an amount equal to 40% of excess cash flows, as defined, for the fiscal year ending December 31, 1995 and 60% of excess cash flows, as defined, for each fiscal year thereafter, in two equal payments on April 30 and on October 31 of each such fiscal year. Working capital advances are payable in full on or before April 15 and October 15 of each calendar year. During a period of at least thirty consecutive days commencing on April 15 and October 15 of each calendar year, no amounts can be outstanding under the working capital note. As of December 31, 1996, the Company had $2,000,000 of unused borrowings under the working capital facility. Outstanding borrowings are subject to interest at the Libor Rate as defined (London Interbank Offered Rate plus margin of 3.25%, 9.097% as of December 31, 1996). The credit agreement contains various covenants which, among other things, require the Company to maintain specific levels of net worth, leverage, interest coverage, fixed charge coverage, and limits capital expenditures, as defined.

Borrowings under the Note Purchase Agreement are payable in full on April 30, 2000 and bear interest at 14.0% per annum. The notes are subordinate to the Term Loan, and are collateralized by a second lien on substantially all of the Company assets. The note purchase agreement contains various covenants which, among other things, requires the Company to maintain specific levels of interest coverage, as defined. Aggregate maturities of long-term debt in each of the years subsequent to December 31, 1996 are as follows (in thousands):

1997.........................................................................      $ 6,124
1998.........................................................................        3,200
1999.........................................................................          159
2000.........................................................................       22,500
                                                                                --------------
                                                                                   $31,983
                                                                                --------------
                                                                                --------------

During 1993, the Company entered into a three-year interest rate cap agreement whereby the Company will effectively pay the lesser of Libor plus 3%, or 8% on the first $9,000,000 of borrowings under the Term Loan. This agreement terminated during 1996.

                            NATC HOLDINGS USA, INC.

During 1995, the Company entered into a three-year interest rate cap agreement whereby the Company will effectively pay the lesser of the rate stated above or 10.50% on borrowings under the Term Loan.

8. COMMITMENTS AND CONTINGENCIES:

During November 1992, the Company entered into an exclusive licensing agreement with Bollore Technologies S.A. ('Bollore'), whereby Bollore will be the exclusive supplier of finished product to the Company for 20 years, renewable in 20 year increments and at specified prices through December 2001.

Pursuant to the Credit Agreement with NationsBank dated April 28, 1995, the Company is obligated to pay an annual working capital facility fee of $10,000 each year.

During 1995, the Company settled a lawsuit in the amount of $285,000 related to the funding of the acquisition of the Business.

The Company's tax returns are currently under examination by the IRS for the years ending December 31, 1993, 1994 and 1995. In the opinion of management, adequate provision has been made for all income taxes and interest, and any liability that may arise for prior periods, as a result of the examination, will not have a material effect on the financial condition or results of operations of the Company.

9. INCOME TAXES:

The components of the income tax provision (benefit) for the years ended December 31, 1994, 1995 and 1996 are as follows (in thousands):

                                                             1994             1995             1996
                                                        --------------   --------------   --------------
Current:
  Federal............................................      $ 5,460           $4,281           $4,872
  State..............................................        1,040              188              216
                                                        --------------   --------------   --------------
                                                             6,500            4,469            5,088
                                                        --------------   --------------   --------------
Deferred:
  Federal............................................      (1,007)            (159)               40
  State..............................................         (58)              (9)                2
                                                        --------------   --------------   --------------
                                                           (1,065)            (168)               42
                                                        --------------   --------------   --------------
                                                           $ 5,435           $4,301           $5,130
                                                        --------------   --------------   --------------
                                                        --------------   --------------   --------------

Reconciliation of expected income tax at the statutory federal rate with income tax expense for the years ended December 31, 1994, 1995 and 1996 is as follows

(in thousands):

                                                                1994            1995            1996
                                                            -------------   -------------   -------------
Income tax at statutory rates applied to pretax income...      $4,499          $4,214          $4,921
State taxes, net of federal tax benefit..................         131             123             143
Other....................................................         805            (36)              66
                                                            -------------   -------------   -------------
     Total...............................................      $5,435          $4,301          $5,130
                                                            -------------   -------------   -------------
                                                            -------------   -------------   -------------

                            NATC HOLDINGS USA, INC.

The significant components of the Company's deferred income tax asset as of December 31, 1995 and 1996 are as follows (in thousands):

                                                                                 1995           1996
                                                                             ------------   ------------
Inventory.................................................................      $ 129          $ 168
Depreciation of fixed assets..............................................        (8)            (5)
Amortization of intangible assets.........................................      1,112          1,028
                                                                             ------------   ------------
                                                                               $1,233         $1,191
                                                                             ------------   ------------
                                                                             ------------   ------------

10. RELATED PARTY TRANSACTIONS:

The Company and Drake, Goodwin and Graham ('DGG'), a company related through common ownership, have a financial advisory agreement which was amended in 1995. Pursuant to the amended financial advisory agreement the Company pays an annual financial advisory fee of $500,000 to DGG.

During the years ended December 31, 1994, 1995 and 1996 the Company paid DGG $291,000, $376,000 and $673,000, respectively, for the financial advisory fee above and other expenses.


In connection with the refinancing during 1995, the Company paid an investment banking fee to Drake, Goodwin Corporation, a related company, of $1,000,000, which was capitalized and is included in deferred financing costs.

11. CONCENTRATION OF CREDIT RISK:

Historically, the Company has experienced bad debts of less than 1/10th of 1% of net sales. For the years ended December 31, 1994, 1995 and 1996 the Company's top customer accounted for approximately 12% of net sales. The Company performs ongoing credit evaluations of these customers' financial conditions and generally requires no collateral from its customers.

12. EMPLOYEE BENEFIT PLAN:

In July 1996 the Company adopted a 401(k) plan for all employees who have completed three months of service and are 21 years of age.

The Company is required to make matching contributions equal to 25% of the first 6% of employee contributions. In addition, the Company can make discretionary contributions. During the year ended December 31, 1996, the Company recorded expenses under this plan of $6,102.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS:

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosure About Fair Value of Financial Instruments, as amended by Statement of Financial Accounting Standards No. 126. The estimated fair value amounts have been determined by the Company using the methods and assumptions described below. However, considerable judgment is required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

                            NATC HOLDINGS USA, INC.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents are by definition short-term and the carrying amount is a reasonable estimate of fair value.

LONG-TERM DEBT: The fair value of long term debt has been estimated by discounting the future cash flows using the current rates offered for debt issues with similar characteristics.


At December 31, 1996 the estimated fair value and carrying value of long-term debt is $32,221,000 and $31,983,000, respectively.

14. SUBSEQUENT EVENT:


On June 25, 1997, 100% of the outstanding common stock of NATC Holdings, USA, Inc. was sold to NTC Holding, L.L.C. for an aggregate purchase price of $162.6 million.

                    REVIEW REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
NATC Holdings USA, Inc.

     We have reviewed the accompanying consolidated condensed balance sheet of NATC Holdings USA, Inc. as of March 31, 1997, and the related consolidated condensed statements of operations, stockholder's equity and cash flows for the three-month periods ended March 31, 1996 and 1997. These consolidated condensed financial statements are the responsibility of the management of NATC Holdings USA, Inc.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated condensed financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated condensed financial statements in order for them to be in conformity with generally accepted accounting principles.

                                               COOPERS & LYBRAND L.L.P.

Raleigh, North Carolina
April 29, 1997

                            NATC HOLDINGS USA, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEET
                                  (Unaudited)

                                                                                                       March 31,
(Dollars in thousands, except par value amounts)                                                          1997
-----------------------------------------------------------------------------------------------------------------
ASSETS:
Current assets:
  Cash and cash equivalents.........................................................................   $ 7,611
  Accounts receivable...............................................................................     2,036
  Inventory.........................................................................................     4,310
  Other current assets..............................................................................        99
                                                                                                       ----------
Total current assets................................................................................    14,056
                                                                                                       ----------
Deferred income taxes...............................................................................     1,191
Fixed assets, net...................................................................................       155
Intangible assets, net..............................................................................    45,793
Deferred financing costs, net.......................................................................     2,583
Other assets, net...................................................................................       300
                                                                                                       ----------
Total assets........................................................................................   $64,078
                                                                                                       ----------
                                                                                                       ----------

LIABILITIES AND STOCKHOLDER'S EQUITY:
Current liabilities:
  Current maturities of long-term debt..............................................................   $ 6,124
  Accounts payable, trade...........................................................................       396
  Payable to United States Tobacco Company..........................................................     2,027
  Accrued interest..................................................................................     1,451
  Accrued expenses..................................................................................       340
  Income taxes payable..............................................................................     1,321
                                                                                                       ----------
Total current liabilities...........................................................................    11,659
                                                                                                       ----------
Long-term debt, less current maturities.............................................................    25,058
                                                                                                       ----------
Commitments and contingencies (Note 3)..............................................................      ----
Stockholder's equity:
  Class A voting common stock, $.01 par value; 50,000 shares authorized, 20,300 shares issued;
     13,334 shares outstanding at March 31, 1997....................................................      ----
  Class B non voting common stock, $.01 par value; 50,000 shares authorized; none issued and
     outstanding....................................................................................      ----
  Additional paid-in capital........................................................................     7,725
  Retained earnings.................................................................................    27,541
  Treasury stock, 6,666 shares at cost at March 31, 1997............................................   (7,905)

                                                                                                       ----------
Total stockholder's equity..........................................................................    27,361
                                                                                                       ----------
Total liabilities and stockholder's equity..........................................................   $64,078
                                                                                                       ----------
                                                                                                       ----------

   The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

                            NATC HOLDINGS USA, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                        Three Months Ended
                                                                                            March 31,
                                                                                   ----------------------------
(Dollars in thousands, except per share data)                                          1996            1997
---------------------------------------------------------------------------------------------------------------
Net sales.......................................................................   $  12,439       $  10,244
Cost of goods sold..............................................................       4,572           3,386
                                                                                   ------------    ------------
     Gross profit...............................................................       7,867           6,858
Operating expenses:
  Selling, general and administrative...........................................         927           1,159
  Amortization of intangible assets.............................................       1,230           1,330
                                                                                   ------------    ------------
     Income from operations.....................................................       5,710           4,369
Other expenses:
  Interest expense..............................................................       1,321           1,151
  Financial advisory fee and other expenses.....................................         219             481
                                                                                   ------------    ------------
     Income before provision for income taxes...................................       4,170           2,737
Provision for income taxes......................................................       1,460             903
                                                                                   ------------    ------------
     Net income.................................................................   $   2,710       $   1,834
                                                                                   ------------    ------------
                                                                                   ------------    ------------
Earnings per common share.......................................................   $     174.50    $     137.54
Weighted average number of common shares outstanding (000)......................          15.5            13.3

   The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

                            NATC HOLDINGS USA, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                                         Three Months Ended
                                                                                              March 31,
                                                                                    -----------------------------
(Dollars in thousands)                                                                  1996            1997
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................................      $2,710          $1,834
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation................................................................          21              16
     Amortization of intangible assets...........................................       1,230           1,330
     Amortization of deferred financing costs....................................         232             223
  Changes in operating assets and liabilities:
     Accounts receivable.........................................................     (3,637)         (1,032)
     Inventory...................................................................       2,845             977
     Other current assets........................................................          31             (5)
  Accounts payable, trade........................................................        (59)           (193)
     Accrued interest and expenses...............................................         792              52
     Income taxes payable........................................................       1,008           (517)
                                                                                    -------------   -------------
       Net cash provided by operating activities.................................       5,173           2,685
                                                                                    -------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Royalty payments to United States Tobacco Company..............................     (2,400)         (3,010)
  Capital expenditures...........................................................        (10)            (30)
                                                                                    -------------   -------------
       Net cash used in investing activities.....................................     (2,410)         (3,040)
                                                                                    -------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt....................................................       (800)           (800)
  Acquisition of treasury stock..................................................       (225)            ----
                                                                                    -------------   -------------
       Net cash used in financing activities.....................................     (1,025)           (800)
                                                                                    -------------   -------------
       Increase (decrease) in cash and cash equivalents..........................       1,738         (1,155)
Cash and cash equivalents at beginning of year...................................       3,693           8,766
                                                                                    -------------   -------------
Cash and cash equivalents at end of year.........................................      $5,431          $7,611
                                                                                    -------------   -------------
                                                                                    -------------   -------------
Supplemental disclosure of cash paid during the year:
  Cash paid for interest.........................................................        $338            $220
  Cash paid for income taxes.....................................................      $2,252          $1,498


Non-cash financing activities:
     During 1996, the Company acquired 300 shares of its common stock from an officer of the Company for $405. The Company offset $180 of the purchase price by reducing the officers note receivable and accrued interest on that note receivable, which amounted to $150 and $30, respectively.

   The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

                            NATC HOLDINGS USA, INC.

      CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                                  (Unaudited)

                          Class A        Class A
                           Voting         Voting       Additional                                        Note
(Dollars in                Common         Common        Paid-in        Retained        Treasury      Receivable,
thousands)                 Shares         Stock         Capital        Earnings          Stock         Officer          Total
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,
  1995...............     13,634          $----         $7,725         $16,363        $(7,500)         $(150)         $16,438
Net income...........       ----           ----           ----           2,710            ----           ----           2,710
Repurchase of Company
  Class A Voting
  Common Stock.......      (300)           ----           ----            ----           (405)            150           (255)
                        ------------   ------------   ------------   -------------   -------------   ------------   -------------

Balance, March 31,
  1996...............     13,334          $----         $7,725         $19,073        $(7,905)          $----         $18,893
                        ------------   ------------   ------------   -------------   -------------   ------------   -------------
                        ------------   ------------   ------------   -------------   -------------   ------------   -------------

Balance, December 31,
  1996...............     13,334          $----         $7,725         $25,707        $(7,905)          $----         $25,527
Net income...........       ----           ----           ----           1,834            ----           ----           1,834
                        ------------   ------------   ------------   -------------   -------------   ------------   -------------

Balance, March 31,
  1997...............     13,334          $----         $7,725         $27,541        $(7,905)          $----         $27,361
                        ------------   ------------   ------------   -------------   -------------   ------------   -------------
                        ------------   ------------   ------------   -------------   -------------   ------------   -------------

   The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals and reserves) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results that may be realized for the full year. These unaudited consolidated condensed financial statements should be read in conjunction with the consolidated financial statements of the Company for the years ended December 31, 1995 and 1996, respectively.

2. NOTES PAYABLE AND LONG-TERM DEBT:

Notes payable and long-term debt at March 31, 1997 consist of the following (in thousands):

Term loan (NationsBank)...........................................................................    $ 8,682
Note purchase agreement...........................................................................     22,500
                                                                                                     ------------
                                                                                                       31,182
Less current maturities...........................................................................      6,124
                                                                                                     ------------
                                                                                                      $25,058
                                                                                                     ------------
                                                                                                     ------------

3. SUBSEQUENT EVENT:


     On June 25, 1997, 100% of the outstanding Common Stock of NATC Holdings, USA, Inc. was sold to NTC Holding, L.L.C. for an aggregage purchase price of $162.6 million.

            ------------------------------------------------------
            ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE UNREGISTERED SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                 PAGE
                                                 ----
Available Information...........................   4
Forward-Looking Statements......................   5
Certain Market Information......................   5
Trademarks......................................   5
Prospectus Summary..............................   7
Summary of Historical and Unaudited
  Pro Forma Financial Data......................  22
Risk Factors....................................  25
Use of Proceeds.................................  33
Capitalization..................................  34
Unaudited Pro Forma Condensed Consolidated
  Financial Statements..........................  35
Selected Financial Data.........................  40
Selected Consolidated Financial Data............  42
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................  44
Business........................................  54
Management......................................  68
Certain Relationships and Related
  Transactions..................................  75
Recent Transactions.............................  76
Principal Stockholders..........................  78
The Exchange Offer..............................  80
Description of Notes............................  89
Description of Other Indebtedness............... 113
Description of Capital Stock.................... 114
Description of New Preferred Stock.............. 117

Plan of Distribution............................ 127
Certain U.S. Federal Tax Considerations......... 128
Book-Entry; Delivery and Form................... 136
Legal Proceedings............................... 138
Legal Matters................................... 139
Independent Public Accountants.................. 139
Index to Financial Statements................... F-1

            ------------------------------------------------------
            ------------------------------------------------------

            ------------------------------------------------------
            ------------------------------------------------------

                           $155,000,000 SENIOR NOTES

                             136,000,000 SHARES OF
                           SENIOR PIK PREFERRED STOCK

                                 NORTH ATLANTIC
                             TRADING COMPANY, INC.
                               OFFER TO EXCHANGE

                      11% SENIOR NOTES DUE 2004, SERIES B
                                      FOR
                      11% SENIOR NOTES DUE 2004, SERIES A

                              12% SENIOR EXCHANGE
                        PAYMENT-IN-KIND PREFERRED STOCK
                                      FOR
                                   12% SENIOR
                        PAYMENT-IN-KIND PREFERRED STOCK

                         ------------------------------

                                   PROSPECTUS

                         ------------------------------




                               SEPTEMBER   , 1997


            ------------------------------------------------------
            ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     North Atlantic Trading Company, Inc. (the 'Registrant') is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the 'DGCL'), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Article 5 of the Registrant's Certificate of Incorporation has eliminated the personal liability of directors to the fullest extent permitted by law.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding; provided that such director, officer, employee or agent acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits in defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Article 5 of the Registrant's Certificate of Incorporation states that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing such indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a) Exhibits


EXHIBIT
NUMBER                                                       DESCRIPTION
------              ---------------------------------------------------------------------------------------------
  3.1 (a)(i)   --   Restated Certificate of Incorporation of North Atlantic Trading Company, Inc., filed June 25,
                    1997.**


  3.1 (a)(ii)  --   Certificate of Amendment of Certificate of Incorporation of North Atlantic Trading Company,
                    Inc., filed June 25, 1997.**

  3.1 (a)(iii)  --  Certificate of Amendment of Certificate of Incorporation of North Atlantic Trading Company,
                    Inc., filed July 21, 1997.**

  3.1 (b)(i)   --   Certificate of Incorporation of North Atlantic Operating Company, Inc., filed June 9, 1997.**

  3.1 (b)(ii)  --   Certificate of Amendment of Certificate of Incorporation of North Atlantic Operating Company,
                    Inc., filed June 17, 1997.**

  3.1 (c)      --   Restated Certificate of Incorporation of National Tobacco Finance Corporation, filed April
                    24, 1996.**

  3.1 (d)      --   Amended and Restated Certificate of Limited Partnership of National Tobacco Company, L.P.,
                    filed May 17, 1996.**

  3.2 (a)      --   Bylaws of North Atlantic Trading Company, Inc.***

  3.2 (b)      --   Bylaws of North Atlantic Operating Company, Inc.***

  3.2 (c)      --   Bylaws of National Tobacco Finance Corporation.***

  3.2 (d)(i)   --   Third Amended and Restated Agreement of Limited Partnership of National Tobacco Company,
                    L.P., effective May 17, 1996.**

  3.2 (d)(ii)  --   Amendment No. 1 to Third Amended and Restated Agreement of Limited Partnership of National
                    Tobacco Company, L.P., effective June 25, 1997.**

  3.3 (a)      --   Certificate of Designation of 12% Senior Payment-In-Kind Preferred Stock of North Atlantic
                    Trading Company, Inc., filed June 25, 1997.**

  3.3 (b)      --   Certificate of Designation of 12% Senior Exchange Payment-In-Kind Preferred Stock of North
                    Atlantic Trading Company, Inc., filed July 22, 1997.**

EXHIBIT
NUMBER                                                       DESCRIPTION
------              ---------------------------------------------------------------------------------------------
  4.1          --   Indenture, dated as of June 25, 1997, among North Atlantic Trading Company, Inc., as issuer,
                    National Tobacco Company, L.P., North Atlantic Operating Company, Inc. and National Tobacco
                    Finance Corporation, as guarantors, and United States Trust Company of New York, as trustee.*

  4.2          --   Form of Notes (included in Exhibit 4.1).*


  5            --   Opinion of Weil, Gotshal & Manges LLP.*

  9            --   Exchange and Stockholders' Agreement, dated as of June 25, 1997, by and between North
                    Atlantic Trading Company, Inc. and those stockholders signatory thereto.**

 10.1          --   Third Amended and Restated Purchasing and Processing Agreement, dated as of June 25, 1997, between National Tobacco Company, L.P. and Lancaster Leaf Tobacco Company of Pennsylvania.**

 10.2          --   Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, between Bollore Technologies, S.A. and North Atlantic Trading Company, Inc., a Delaware
                    corporation and predecessor to North Atlantic Operating Company, Inc. [United States]+

 10.3          --   Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, between Bollore Technologies, S.A. and North Atlantic Trading Company, Inc., a Delaware
                    corporation and predecessor to North Atlantic Operating Company, Inc. [Asia]+

 10.4          --   Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, between Bollore Technologies, S.A. and North Atlantic Trading Company, Inc., a Delaware
                    corporation and predecessor to North Atlantic Operating Company, Inc. [Canada]+

 10.5          --   Restated Amendment, dated as of June 25, 1997, between Bollore Technologies, S.A. and North
                    Atlantic Operating Company, Inc.+

 10.6          --   Registration Rights Agreement, dated as of June 25, 1997, by and among North Atlantic Trading
                    Company, Inc. and the subsidiary guarantors named therein and NatWest Capital Markets Limited and CIBC Wood Gundy Securities Corp., as initial purchase.*

 10.7          --   Preferred Stock Registration Rights Agreement, dated as of June 25, 1997, among North
                    Atlantic Trading Company, Inc. and NatWest Capital Markets Limited, as initial purchaser.*

 10.8          --   Common Stock Registration Rights and Stockholders' Agreement, dated as of June 25, 1997, among North Atlantic Trading Company, Inc. and NatWest Capital Markets Limited, as initial purchaser.*

 10.9          --   Purchase Agreement, dated as of June 18, 1997, among North Atlantic Trading Company, Inc. and certain of its subsidiaries, as guarantors, and NatWest Capital Markets Limited and CIBC Wood
                    Gundy Securities Corp., as initial purchasers.*

 10.10         --   Purchase Agreement, dated as of June 18, 1997, between North Atlantic Trading Company, Inc.
                    and NatWest Capital Markets Limited, as initial purchaser.*

 10.11         --   Unit Agreement, dated as of June 25, 1997, between North Atlantic Trading Company, Inc. and
                    United States Trust Company of New York.*

EXHIBIT

NUMBER                                                       DESCRIPTION
------              ---------------------------------------------------------------------------------------------
 10.12         --   Warrant Agreement, dated as of June 25, 1997, between North Atlantic Trading Company, Inc.
                    and United States Trust Company of New York, as warrant agent.*

 10.13         --   Stock Purchase Agreement, dated as of March 17, 1997, between NATC Holding Company, Ltd. and
                    NTC Holding, LLC.**

 10.14         --   Assignment and Assumption, dated as of June 25, 1997, between NTC Holding, LLC and North
                    Atlantic Trading Company, Inc.**

 10.15         --   Assignment and Assumption of Stock Purchase Agreement, dated as of June 25, 1997, between
                    North Atlantic Trading Company, Inc. and North Atlantic Operating Company, Inc.**

 10.16         --   1997 Share Incentive Plan of North Atlantic Trading Company, Inc.*

 10.17         --   Employment Agreement, dated May 17, 1996, between North Atlantic Trading Company, Inc. and
                    Thomas F. Helms, Jr.**

 10.18(a)      --   Employment Agreement, dated April 14, between North Atlantic Trading Company, Inc. and David
                    I. Brunson.**

 10.18(b)      --   Employment Agreement, dated April 23, 1997, between North Atlantic Trading Company, Inc. and
                    David I. Brunson.**

 10.18(c)      --   Nonqualified Stock Option Agreement, dated as of June 25, 1997, between North Atlantic
                    Trading Company, Inc. and David I. Brunson.*

 10.18(d)      --   Amendment No. 1, dated and effective September 2, 1997, to the Nonqualified Stock Option Agreement,
                    dated as of June 25, 1997, between North Atlantic Trading Company, Inc. and David I. Brunson.*

 10.19         --   Employment Agreement, dated January 1, 1997, between North Atlantic Trading Company, Inc. and
                    Jay Martin.**

 10.20         --   Consulting Agreement, dated as of June 25, 1997, between North Atlantic Trading Company, Inc.
                    and Jack Africk.**

 10.21         --   Credit Agreement, dated as of June 25, 1997, among North Atlantic Trading Company, Inc., the various lending institution referenced therein, Gleacher NatWest, Inc., as arranging agent, and National Westminster Bank plc, as agent.**

 10.22         --   Subsidiary Guaranty, dated as of June 25, 1997, made by North Atlantic Operating Company,
                    Inc., National Tobacco Finance Corporation and National Tobacco Company, L.P. in favor of
                    National Westminster Bank plc, as administrative agent for certain lending institutions.**

 10.23         --   Security Agreement, dated as of June 25, 1997, among North Atlantic Trading Company, Inc.,
                    North Atlantic Operating Company, Inc., National Tobacco Finance Corporation, National
                    Tobacco Company, L.P., and National Westminster Bank plc, as collateral agent for certain secured creditors.**

 10.24         --   Pledge Agreement, dated as of June 25, 1997, made by North Atlantic Trading Company, Inc.,
                    North Atlantic Operating Company, Inc., National Tobacco Finance Corporation and National
                    Tobacco Company, L.P., in favor of National Westminster Bank plc, as collateral agent for certain secured creditors.**

 10.25         --   National Tobacco Company Management Bonus Program.*


 12            --   Ratio of Earnings to Fixed Charges.**

 15   (a)      --   Letter re Unaudited Interim Financial Information.*

 15   (b)      --   Letter re Unaudited Interim Financial Information.*

EXHIBIT
NUMBER                                                       DESCRIPTION
------              ---------------------------------------------------------------------------------------------
 21            --   Subsidiaries of Registrants.***

 23.1 (a)      --   Consent of Coopers & Lybrand L.L.P.*

 23.1 (b)      --   Consent of Coopers & Lybrand L.L.P.*

 23.2          --   Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).*

 24            --   Power of Attorney (included on signature pages).***

 25            --   Statement of Eligibility on Form T-1 of United States Trust Company of New York.***

 27.1          --   Financial Data Schedule.*

 27.2          --   Financial Data Schedule.***

 99.1          --   Form of Letter of Transmittal (New Preferred Stock).**

 99.2          --   Form of Letter of Transmittal (New Notes).**

 99.3          --   Form of Notice of Guaranteed Delivery (New Preferred Stock).**

 99.4          --   Form of Notice of Guaranteed Delivery (New Notes).**


------------------
  * Filed herewith.

 ** Refiled as executed or otherwise revised and marked to show changes from the preliminary filing.


*** Previously filed.



  + Refiled as executed and marked to show changes from the preliminary filing.
    Portions of this agreement have been omitted pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended, and have been filed confidentially with the Securities and Exchange Commission.


     (B) SCHEDULES

     All schedules are omitted as the required information is presented in the Registrant's consolidated financial statements or related notes or such schedules are not applicable.

ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



     The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.



     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 perecent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and


             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10 (a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, North Atlantic Trading Company, Inc., has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York.


Date: September 3, 1997                NORTH ATLANTIC TRADING COMPANY, INC.

                                            By: /s/ THOMAS F. HELMS, JR.
                                                ------------------------------
                                                Thomas F. Helms, Jr.
                                                President and Chief
                                                Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                 SIGNATURE                                       TITLE                              DATE
--------------------------------------------  --------------------------------------------   ------------------
          /s/ THOMAS F. HELMS, JR.            Chairman of the Board,                          September 3, 1997
--------------------------------------------  President and Chief Executive Officer
            Thomas F. Helms, Jr.              (Principal Executive Officer)

            /s/ DAVID I. BRUNSON              Director, Executive Vice President-- Finance    September 3, 1997
--------------------------------------------  and Administration, Chief Financial Officer
              David I. Brunson                (Principal Financial
                                              and Accounting Officer)

                    *                         Director                                        September 3, 1997
--------------------------------------------
            Maurice R. Langston

                    *                         Director                                        September 3, 1997
--------------------------------------------
           Alan R. Minsterketter

                    *                         Director                                        September 3, 1997
--------------------------------------------
              Arnold Sheiffer


                    *                         Director                                        September 3, 1997
--------------------------------------------
              Mark F. Secrest


* By David I. Brunson, as Attorney-in-Fact.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, North Atlantic Operating Company, Inc., has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York.



Date: September 3, 1997                 NORTH ATLANTIC OPERATING COMPANY, INC.

                                               By: /s/ THOMAS F. HELMS, JR.
                                                   ---------------------------
                                                   Thomas F. Helms, Jr.
                                                   President



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                 SIGNATURE                                       TITLE                              DATE
--------------------------------------------  --------------------------------------------   -------------------

          /s/ THOMAS F. HELMS, JR.            Director and President                           September 3, 1997
--------------------------------------------  (Principal Executive Officer)
            Thomas F. Helms, Jr.

            /s/ DAVID I. BRUNSON              Director and Chief Financial                     September 3, 1997
--------------------------------------------  Officer (Principal Financial and
              David I. Brunson                Accounting Officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, National Tobacco Finance Corporation has duly caused this Amendment to the Registration Statement to be signed on its behalf, and as general partner on behalf of National Tobacco Company, L.P., by the undersigned, thereunto duly authorized, in the City of New York, State of New York.


Date: September 3, 1997                NATIONAL TOBACCO FINANCE CORPORATION
                                       By: /s/ THOMAS F. HELMS, JR.
                                           ----------------------------------
                                           Thomas F. Helms, Jr.
                                           President

                                       NATIONAL TOBACCO COMPANY, L.P.

                                       By: National Tobacco Finance Corporation,
                                             General Partner

                                       By: /s/ THOMAS F. HELMS, JR.
                                           ----------------------------------
                                           Thomas F. Helms, Jr.
                                           Director
                                       By: /s/ DAVID I. BRUNSON
                                           ----------------------------------
                                           David I. Brunson
                                           Director




     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                 SIGNATURE                                       TITLE                              DATE
--------------------------------------------  --------------------------------------------   -------------------
          /s/ THOMAS F. HELMS, JR.            Director and President                           September 3, 1997
--------------------------------------------  (Principal Executive Officer)
            Thomas F. Helms, Jr.

            /s/ DAVID I. BRUNSON              Director and Chief Financial Officer             September 3, 1997
--------------------------------------------  (Principal Financial Officer)

              David I. Brunson

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                                       DESCRIPTION
------              ---------------------------------------------------------------------------------------------
  3.1 (a)(i)   --   Restated Certificate of Incorporation of North Atlantic Trading Company, Inc., filed June 25,
                    1997.**

  3.1 (a)(ii)  --   Certificate of Amendment of Certificate of Incorporation of North Atlantic Trading Company,
                    Inc., filed June 25, 1997.**

  3.1 (a)(iii)  --  Certificate of Amendment of Certificate of Incorporation of North Atlantic Trading Company,
                    Inc., filed July 21, 1997.**

  3.1 (b)(i)   --   Certificate of Incorporation of North Atlantic Operating Company, Inc., filed June 9, 1997.**

  3.1 (b)(ii)  --   Certificate of Amendment of Certificate of Incorporation of North Atlantic Operating Company,
                    Inc., filed June 17, 1997.**

  3.1 (c)      --   Restated Certificate of Incorporation of National Tobacco Finance Corporation, filed April
                    24, 1996.**

  3.1 (d)      --   Amended and Restated Certificate of Limited Partnership of National Tobacco Company, L.P.,
                    filed May 17, 1996.**

  3.2 (a)      --   Bylaws of North Atlantic Trading Company, Inc.***

  3.2 (b)      --   Bylaws of North Atlantic Operating Company, Inc.***

  3.2 (c)      --   Bylaws of National Tobacco Finance Corporation.***

  3.2 (d)(i)   --   Third Amended and Restated Agreement of Limited Partnership of National Tobacco Company,
                    L.P., effective May 17, 1996.**

  3.2 (d)(ii)  --   Amendment No. 1 to Third Amended and Restated Agreement of Limited Partnership of National
                    Tobacco Company, L.P., effective June 25, 1997.***

  3.3 (a)      --   Certificate of Designation of 12% Senior Payment-In-Kind Preferred Stock of North Atlantic
                    Trading Company, Inc., filed June 25, 1997.**

  3.3 (b)      --   Certificate of Designation of 12% Senior Exchange Payment-In-Kind Preferred Stock of North
                    Atlantic Trading Company, Inc., filed July 22, 1997.**

  4.1          --   Indenture, dated as of June 25, 1997, among North Atlantic Trading Company, Inc., as issuer,
                    National Tobacco Company, L.P., North Atlantic Operating Company, Inc. and National Tobacco
                    Finance Corporation, as guarantors, and United States Trust Company of New York, as trustee.*

  4.2          --   Form of Notes (included in Exhibit 4.1).*


  5            --   Opinion of Weil, Gotshal & Manges LLP.*

  9            --   Exchange and Stockholders' Agreement, dated as of June 25, 1997, by and between North
                    Atlantic Trading Company, Inc. and those stockholders signatory thereto.**

 10.1          --   Third Amended and Restated Purchasing and Processing Agreement, dated as of June 25, 1997, between National Tobacco Company, L.P. and Lancaster Leaf Tobacco Company of Pennsylvania.**

EXHIBIT
NUMBER                                                       DESCRIPTION
------              ---------------------------------------------------------------------------------------------
 10.2          --   Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, between Bollore Technologies, S.A. and North Atlantic Trading Company, Inc., a Delaware
                    corporation and predecessor to North Atlantic Operating Company, Inc. [United States]+

 10.3          --   Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, between Bollore Technologies, S.A. and North Atlantic Trading Company, Inc., a Delaware
                    corporation and predecessor to North Atlantic Operating Company, Inc. [Asia]+

 10.4          --   Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, between Bollore Technologies, S.A. and North Atlantic Trading Company, Inc., a Delaware
                    corporation and predecessor to North Atlantic Operating Company, Inc. [Canada]+

 10.5          --   Restated Amendment, dated as of June 25, 1997, between Bollore Technologies, S.A. and North
                    Atlantic Operating Company, Inc.+

 10.6          --   Registration Rights Agreement, dated as of June 25, 1997, by and among North Atlantic Trading
                    Company, Inc. and the subsidiary guarantors named therein and NatWest Capital Markets Limited and CIBC Wood Gundy Securities Corp., as initial purchase.*

 10.7          --   Preferred Stock Registration Rights Agreement, dated as of June 25, 1997, among North
                    Atlantic Trading Company, Inc. and NatWest Capital Markets Limited, as initial purchaser.*

 10.8          --   Common Stock Registration Rights and Stockholders' Agreement, dated as of June 25, 1997, among North Atlantic Trading Company, Inc. and NatWest Capital Markets Limited, as initial purchaser.*

 10.9          --   Purchase Agreement, dated as of June 18, 1997, among North Atlantic Trading Company, Inc. and certain of its subsidiaries, as guarantors, and NatWest Capital Markets Limited and CIBC Wood
                    Gundy Securities Corp., as initial purchasers.*

 10.10         --   Purchase Agreement, dated as of June 18, 1997, between North Atlantic Trading Company, Inc.
                    and NatWest Capital Markets Limited, as initial purchaser.*

 10.11         --   Unit Agreement, dated as of June 25, 1997, between North Atlantic Trading Company, Inc. and

                    United States Trust Company of New York.*

 10.12         --   Warrant Agreement, dated as of June 25, 1997, between North Atlantic Trading Company, Inc.
                    and United States Trust Company of New York, as warrant agent.*

 10.13         --   Stock Purchase Agreement, dated as of March 17, 1997, between NATC Holding Company, Ltd. and
                    NTC Holding, LLC.**

 10.14         --   Assignment and Assumption, dated as of June 25, 1997, between NTC Holding, LLC and North
                    Atlantic Trading Company, Inc.**

 10.15         --   Assignment and Assumption of Stock Purchase Agreement, dated as of June 25, 1997, between
                    North Atlantic Trading Company, Inc. and North Atlantic Operating Company, Inc.**

 10.16         --   1997 Share Incentive Plan of North Atlantic Trading Company, Inc.*

 10.17         --   Employment Agreement, dated May 17, 1996, between North Atlantic Trading Company, Inc. and
                    Thomas F. Helms, Jr.**

EXHIBIT
NUMBER                                                       DESCRIPTION
------              ---------------------------------------------------------------------------------------------
 10.18(a)      --   Employment Agreement, dated April 14, between North Atlantic Trading Company, Inc. and David
                    I. Brunson.**

 10.18(b)      --   Employment Agreement, dated April 23, 1997, between North Atlantic Trading Company, Inc. and
                    David I. Brunson.**

 10.18(c)      --   Nonqualified Stock Option Agreement, dated as of June 25, 1997, between North Atlantic
                    Trading Company, Inc. and David I. Brunson.*

 10.18(d)      --   Amendment No. 1, dated and effective September 2, 1997, to the Nonqualified Stock Option Agreement,
                    dated as of June 25, 1997, between North Atlantic Trading Company, Inc. and David I. Brunson.*

 10.19         --   Employment Agreement, dated January 1, 1997, between North Atlantic Trading Company, Inc. and
                    Jay Martin.**

 10.20         --   Consulting Agreement, dated as of June 25, 1997, between North Atlantic Trading Company, Inc.
                    and Jack Africk.**

 10.21         --   Credit Agreement, dated as of June 25, 1997, among North Atlantic Trading Company, Inc., the various lending institution referenced therein, Gleacher NatWest, Inc., as arranging agent, and National Westminster Bank plc, as agent.**

 10.22         --   Subsidiary Guaranty, dated as of June 25, 1997, made by North Atlantic Operating Company,
                    Inc., National Tobacco Finance Corporation and National Tobacco Company, L.P. in favor of
                    National Westminster Bank plc, as administrative agent for certain lending institutions.**


 10.23         --   Security Agreement, dated as of June 25, 1997, among North Atlantic Trading Company, Inc.,
                    North Atlantic Operating Company, Inc., National Tobacco Finance Corporation, National
                    Tobacco Company, L.P., and National Westminster Bank plc, as collateral agent for certain secured creditors.**

 10.24         --   Pledge Agreement, dated as of June 25, 1997, made by North Atlantic Trading Company, Inc.,
                    North Atlantic Operating Company, Inc., National Tobacco Finance Corporation and National
                    Tobacco Company, L.P., in favor of National Westminster Bank plc, as collateral agent for certain secured creditors.*

 10.25         --   National Tobacco Company Management Bonus Program.*

 12            --   Ratio of Earnings to Fixed Charges.*

 15   (a)      --   Letter re Unaudited Interim Financial Information.*

 15   (b)      --   Letter re Unaudited Interim Financial Information.*

 21            --   Subsidiaries of Registrants.***

 23.1 (a)      --   Consent of Coopers & Lybrand L.L.P.*

 23.1 (b)      --   Consent of Coopers & Lybrand L.L.P.*

 23.2          --   Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).*

 24            --   Power of Attorney (included on signature pages).***

 25            --   Statement of Eligibility on Form T-1 of United States Trust Company of New York.***

 27.1          --   Financial Data Schedule.*

 27.2          --   Financial Data Schedule.***

 99.1          --   Form of Letter of Transmittal (New Preferred Stock).**

 99.2          --   Form of Letter of Transmittal (New Notes).**

EXHIBIT
NUMBER                                                       DESCRIPTION
------              ---------------------------------------------------------------------------------------------
 99.3          --   Form of Notice of Guaranteed Delivery (New Preferred Stock).**

 99.4          --   Form of Notice of Guaranteed Delivery (New Notes).**



------------------
  * Filed herewith.

 ** Refiled as executed or otherwise revised and marked to show changes from the preliminary filing.


*** Previously filed.


  + Refiled as executed and marked to show changes from the preliminary filing.
    Portions of this agreement have been omitted pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended, and have been filed confidentially with the Securities and Exchange Commission.